     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                          MOTIVEPOWER INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               Pennsylvania                            3743                             82-0461010
     (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER IDENTIFICATION NO.)
      INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)

                         Two Gateway Center, 14th Floor
                         Pittsburgh, Pennsylvania 15222
                                 (412) 201-1101
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                            Jeannette Fisher-Garber
                 Vice President, General Counsel and Secretary
                          MotivePower Industries, Inc.
                         Two Gateway Center, 14th Floor
                         Pittsburgh, Pennsylvania 15222
                                 (412) 201-1101
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------

                                   Copies to:

 Leo A. Keevican, Jr., Esq.   Frederick C. Lowinger, Esq.      David L. DeNinno, Esq.       Michael Movsovich, Esq.
   David J. Hirsch, Esq.            Sidley & Austin            Reed Smith Shaw McClay           Kirkland & Ellis
  Doepken Keevican & Weiss      One First National Plaza          435 Sixth Avenue            153 East 53rd Street
   58th Floor, USX Tower        Chicago, Illinois 60603       Pittsburgh, Pennsylvania      New York, New York 10022
      600 Grant Street               (312) 853-7000                    15219                     (212) 446-4800
  Pittsburgh, Pennsylvania        (312) 853-7036 (fax)             (412) 288-3214             (212) 446-4900 (fax)
            15219                                               (412) 288-3218 (fax)
       (412) 355-2600
    (412) 355-2609 (fax)

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger described in this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed under the Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE         PROPOSED MAXIMUM         PROPOSED MAXIMUM         AMOUNT OF
          TO BE REGISTERED                REGISTERED      OFFERING PRICE PER SHARE AGGREGATE OFFERING PRICE REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value........ 48,514,837 shares(1)       $18.469(2)             $896,020,525(2)         $249,094(3)
-----------------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights..... 48,514,837 rights(1)         (2)(4)                   (2)(4)                  (4)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Consists of (a) 44,297,412 shares of common stock, $.01 par value, of MotivePower Industries, Inc. issuable pursuant to the Agreement and Plan of Merger between MotivePower and Westinghouse Air Brake Company upon the exchange of 34,074,932 shares of common stock of Westinghouse Air Brake Company outstanding as of July 16, 1999 and (b) 4,217,425 shares of MotivePower common stock issuable in respect of options of Westinghouse Air Brake outstanding as of July 16, 1999 converted into options of MotivePower pursuant to the Agreement and Plan of Merger.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the average of the high and low prices of the MotivePower common stock on the New York Stock Exchange on July 16, 1999 ($18.469).

(3) Pursuant to Rule 457(b), $170,832.70 of the registration fee is offset by the filing fee previously paid by MotivePower in connection with the filing of preliminary proxy materials on June 17, 1999. Accordingly, a registration fee of $78,261.30 is being paid herewith.

(4) The preferred stock purchase rights are evidenced by certificates for shares of MotivePower common stock and automatically trade with MotivePower common stock. Value attributable to such preferred stock purchase rights, if any, is reflected in the market price of the MotivePower common stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION DATED JULY 19, 1999

                               [MOTIVEPOWER LOGO]
                                  [WABCO LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of MotivePower Industries, Inc. and Westinghouse Air Brake Company have approved a merger agreement which provides for the combination of the two companies. We believe the combined company will be able to create greater shareholder value than could be achieved by the companies individually.

     Our combined company would be named MotivePower Industries, Inc., with its headquarters in the Pittsburgh, Pennsylvania area.

     If the merger is completed, holders of WABCO common stock will receive, for each WABCO share, 1.3 shares of MotivePower common stock. MotivePower shareholders will continue to own their existing shares after the merger.

     MotivePower will issue approximately 44 million shares of MotivePower common stock to WABCO shareholders in the merger, based on outstanding shares on
July 19, 1999. These shares will represent approximately      % of the
outstanding MotivePower common stock after the merger. MotivePower shares held by MotivePower shareholders before the merger will represent approximately
     % of the outstanding MotivePower shares after the merger.

     We are asking shareholders of each of MotivePower and WABCO to approve and adopt the merger agreement and the merger. We cannot complete the merger unless shareholders of both companies approve it.

     The dates, times and places of the meetings are:

For MOTIVEPOWER shareholders:
Monday, August 23, 1999
11:00 a.m., Eastern Time
Two Gateway Center, Lobby Conference Center
Pittsburgh, Pennsylvania

For WABCO shareholders:

Monday, August 23, 1999
10:00 a.m., Eastern Time
Westin William Penn
530 William Penn Place
Pittsburgh, Pennsylvania

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE MERGER THAT WE DESCRIBE STARTING ON PAGE I-13 OF THIS JOINT PROXY STATEMENT/ PROSPECTUS.

John C. Pope

Chairman of the Board
MotivePower Industries, Inc.
LOGO
William E. Kassling
Chairman of the Board and Chief Executive Officer
Westinghouse Air Brake Company

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE MOTIVEPOWER COMMON STOCK TO BE ISSUED TO WABCO SHAREHOLDERS UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             Joint Proxy Statement/Prospectus dated July   , 1999,
               and first mailed to shareholders on July 26, 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                              [MotivePower Logo]

                          MOTIVEPOWER INDUSTRIES, INC.
                         TWO GATEWAY CENTER, 14TH FLOOR
                         PITTSBURGH, PENNSYLVANIA 15222

    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 23, 1999

To the Shareholders:

     A special meeting of shareholders of MotivePower Industries, Inc. will be held on Monday, August 23, 1999, at 11:00 a.m., at Two Gateway Center, Lobby Conference Center, Pittsburgh, Pennsylvania 15222 for the purpose of considering and voting upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 2, 1999, between Westinghouse Air Brake Company and MotivePower, and the merger, as described in the attached joint proxy statement/prospectus.

     The close of business on July 19, 1999 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting, or any adjournments thereof, and only shareholders of record on that date are entitled to receive notice of and to vote at the meeting.

     If you hold MotivePower common stock directly, you will find enclosed a proxy card which must be completed and returned in order to vote all of the common stock that you hold.

                                          By the Order of the Board of
                                          Directors,

                                          Jeannette Fisher-Garber
                                          Vice President, General Counsel
                                          and Secretary

Pittsburgh, Pennsylvania
July   , 1999

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MOTIVEPOWER MEETING, PLEASE COMPLETE, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY.

                                                                      WABCO LOGO

                         WESTINGHOUSE AIR BRAKE COMPANY
                             1001 AIR BRAKE AVENUE
                         WILMERDING, PENNSYLVANIA 15148

    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 23, 1999

To the Shareholders:

     A special meeting of shareholders of Westinghouse Air Brake Company will be held on Monday, August 23, 1999, at 10:00 a.m., at Westin William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania, 15219 for the purpose of considering and voting upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 2, 1999, between WABCO and MotivePower Industries, Inc. and the merger, as described in the attached joint proxy statement/prospectus.

     The close of business on July 19, 1999 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting, or any adjournments thereof, and only shareholders of record on that date are entitled to receive notice of and to vote at the meeting.

     If you hold WABCO common stock directly, you will find enclosed a proxy card which must be completed and returned in order to vote all of the common stock that you hold.

     Please do not send any certificates for your stock at this time.

                                          By the Order of the Board of
                                          Directors,
                                          /s/ Robert J. Brooks
                                          Robert J. Brooks
                                          Chief Financial Officer and Secretary

Wilmerding, Pennsylvania
July   , 1999

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE WABCO MEETING, PLEASE COMPLETE, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY.

                               TABLE OF CONTENTS

CHAPTER ONE -- THE MERGER

  QUESTIONS AND ANSWERS ABOUT THE
     MERGER..........................    I-1

  SUMMARY............................    I-2
       The Companies.................    I-2
       Reasons for the Merger........    I-2
       Merger Recommendations to
          Shareholders...............    I-2
       The Merger....................    I-3

  HISTORICAL AND PRO FORMA SELECTED
     FINANCIAL DATA..................    I-7
       Selected Historical Financial
          Data of MotivePower........    I-8
       Selected Historical Financial
          Data of WABCO..............   I-10
       Selected Unaudited Pro Forma
          Condensed Combined
          Financial Data.............   I-11
       Comparative Per Share Data....   I-12

  RISK FACTORS.......................   I-13

  CAUTIONARY STATEMENT CONCERNING
     FORWARD-LOOKING STATEMENTS......   I-19

  INFORMATION ABOUT THE MEETINGS AND
     VOTING..........................   I-21
       Matters Relating to the
          Meetings...................   I-21
       Vote Necessary to Approve
          MotivePower and WABCO
          Proposals..................   I-23
       Proxies.......................   I-23
       Other Business;
          Adjournments...............   I-24
       Presence of Auditors..........   I-25

  THE MERGER TRANSACTION.............   I-26
       General.......................   I-26
       Background of the Merger......   I-26
       MotivePower's Senior
          Management Team............   I-29
       Factors Considered by, and
          Recommendation of, the
          MotivePower Board..........   I-29
       Factors Considered by, and
          Recommendation of, the
          WABCO Board................   I-32
       Accounting Treatment..........   I-35
       Material United States Federal
          Income Tax Consequences of
          the Merger.................   I-35
       Regulatory Matters............   I-36
       Appraisal Rights..............   I-37
       Federal Securities Laws
          Consequences; Stock
          Transfer Restriction
          Agreements.................   I-37

  COMPARATIVE PER SHARE MARKET PRICE
     AND DIVIDEND INFORMATION........   I-38

  UNAUDITED PRO FORMA CONDENSED
     COMBINED FINANCIAL STATEMENTS...   I-39

  NOTES TO UNAUDITED PRO FORMA
     CONDENSED COMBINED FINANCIAL
     STATEMENTS......................   I-46

  OPINIONS OF FINANCIAL ADVISORS.....   I-47
       Opinion of MotivePower
          Financial Advisor..........   I-47
       Opinion of WABCO Financial
          Advisor....................   I-52

  INTERESTS OF CERTAIN PERSONS IN THE
     MERGER..........................   I-57
       Board of Directors............   I-57
       Advisory Agreements...........   I-57
       Indemnification; Directors'
          and Officers' Insurance....   I-58
       Stock Options.................   I-58
       Employment Agreements.........   I-60
       Employment Continuity
          Agreements.................   I-62
       Executive Incentive Plan......   I-63

  THE MERGER AGREEMENT...............   I-64
       Structure of the Merger.......   I-64
       Timing of Closing.............   I-64
       Merger Consideration..........   I-64
       Treatment of WABCO Stock
          Options....................   I-64
       Exchange of Shares............   I-64
       MotivePower Board and Related
          Matters....................   I-64
       Covenants.....................   I-65
       Representations and
          Warranties.................   I-68
       Conditions to the Completion
          of the Merger..............   I-68
       Termination of the Merger
          Agreement..................   I-69
       Expenses......................   I-71
       Amendments....................   I-71
       Stock Option Agreements.......   I-71

CHAPTER TWO -- LEGAL INFORMATION

  COMPARISON OF SHAREHOLDER RIGHTS.............       II-1
       Summary of Material Differences Between
          Current Rights of WABCO Shareholders
          and Rights Those Shareholders Will
          Have as MotivePower Shareholders
          Following the Merger.................       II-1
       Summary of Functions and Powers of
          MotivePower and WABCO Board
          Committees...........................      II-11

  DESCRIPTION OF MOTIVEPOWER CAPITAL STOCK.....      II-15
       Authorized Capital Stock................      II-15
       Common Stock............................      II-15
       Preferred Stock.........................      II-15
       Shareholder Rights Plan.................      II-15
       Transfer Agent and Registrar............      II-16
       Stock Exchange Listing; Delisting and
          Deregistration of WABCO Common
          Stock................................      II-16

  LEGAL MATTERS................................      II-17

  EXPERTS......................................      II-17

CHAPTER THREE -- ADDITIONAL INFORMATION FOR SHAREHOLDERS

  FUTURE SHAREHOLDER PROPOSALS.................      III-1
       MotivePower.............................      III-1
       WABCO...................................      III-1

  WHERE YOU CAN FIND MORE INFORMATION..........      III-1

ANNEXES

  Annex A Agreement and Plan of Merger, As Amended (Including Exhibits) Annex B WABCO Stock Option Agreement
  Annex C  MotivePower Stock Option Agreement
  Annex D  Opinion of Wasserstein Perella & Co., Inc.
  Annex E  Opinion of Credit Suisse First Boston Corporation

                                  CHAPTER ONE

                                   THE MERGER

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: When and where are the shareholder meetings?

A: Each company's meeting will take place on Monday, August 23, 1999 in the Pittsburgh, Pennsylvania area. The address of each meeting is on page I-21.

Q: What do I need to do now?

A: Just mail your signed proxy card in the enclosed return envelope, as soon as possible, so that your shares may be represented at your meeting. In order to assure that your vote is obtained, please give your proxy as instructed on your proxy card even if you currently plan to attend a meeting in person. The board of directors of each of MotivePower and WABCO recommends that its shareholders vote in favor of approval and adoption of the merger agreement and the merger.

Q: What do I do if I want to change my vote?

A: Just send in a later-dated, signed proxy card to your company's corporate secretary. Or, you can attend your meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company's corporate secretary at the address under "The Companies" on page I-2.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares.

If you are a MotivePower shareholder and do not give voting instructions to your broker, you will not be counted as voting for purposes of the merger vote unless you appear in person at the MotivePower meeting.

If you are a WABCO shareholder and do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you appear in person at the WABCO meeting and vote in favor of the merger.

Q: Should I send in my stock certificates now?

A: No. If the merger is completed, we will send WABCO shareholders written instructions for exchanging their share certificates. MotivePower shareholders will keep their existing certificates.

Q: What will WABCO common shareholders receive for their shares?

A: WABCO shareholders will receive 1.3 shares of MotivePower common stock for each of their shares of WABCO common stock. This exchange ratio will not change even if the market price of MotivePower or WABCO common stock increases or decreases between now and the date the merger is completed. Accordingly, WABCO shareholders will not be able to determine the precise value of the shares of MotivePower common stock they would receive in the merger at the time they vote on the merger at their meeting. MotivePower will not issue any fractional shares in the merger. Instead, WABCO shareholders will receive cash for any fractional shares of MotivePower common stock owed to them in an amount based on the market value of MotivePower common stock on the date on which the merger occurs.

Q: When do you expect the merger to be completed?

A: We are working towards completing the merger as quickly as possible. We hope to complete the merger shortly after the meetings, assuming the required shareholder approvals are obtained at the meetings.

Q: Who do I call if I have questions about the meetings or the merger?

A: MotivePower shareholders may call investor relations at (412) 201-1101.

WABCO shareholders may call investor relations at (412) 825-1000.

                                    SUMMARY

     This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page III-1.

THE COMPANIES

MOTIVEPOWER INDUSTRIES, INC.
Two Gateway Center
14th Floor
Pittsburgh, Pennsylvania 15222
(412) 201-1101

MotivePower is a leader in the manufacturing and distribution of products for rail and other power-related industries, and also provides a variety of related contract services. MotivePower provides products and services to freight and passenger railroads, including every Class I railroad in North America, metropolitan transit and commuter rail authorities, original equipment manufacturers, industrial power-related markets and other customers internationally. MotivePower has its headquarters in Pittsburgh, Pennsylvania and approximately 3,000 employees at strategically located facilities in the United States, Canada and Mexico.

WESTINGHOUSE AIR BRAKE COMPANY
1001 Air Brake Avenue
Wilmerding, Pennsylvania 15148
(412) 825-1000

WABCO is one of North America's largest manufacturer of value-added equipment for locomotives, railway freight cars and passenger transit vehicles. WABCO believes that it maintains a market share in North America in excess of 50% for its primary braking related equipment and a significant market share in North America for its other principal products. WABCO also sells products in Europe, Africa, Australia, South America and Asia. WABCO's major products are intended to enhance safety, improve productivity and reduce maintenance costs for its customers. WABCO's major product offerings include electronic controls and monitors, air brakes, couplers, door controls, draft gears and brake shoes. WABCO aggressively pursues technological advances with respect to both new product development and product enhancements.

REASONS FOR THE MERGER

We believe the merger will:

- create a premier supplier of products and services for the railroad industry, with combined revenues, based on 1998 results, exceeding $1 billion;

- create significant revenue enhancement opportunities;

- create a company with an improved cost structure that will allow for operating cost savings;

- create opportunities for significant financial cost savings;

- enable us to provide our customers with a "one-stop shop" for a more complete package of locomotive and freight car components and services;

- create a combined company with increased financial strength to invest in new products and technologies;

- combine two complementary companies with leading shares of their respective rail market segments and minimal product overlap; and

- improve the combined company's position to make further acquisitions.

You should note, however, that achieving these objectives is subject to the risks described on page I-13. These risks include, among others, possible difficulties in integrating two companies that have previously operated independently and in achieving anticipated synergies from the merger.

To review the reasons for the merger in greater detail, see pages I-29 through I-35.

MERGER RECOMMENDATIONS TO SHAREHOLDERS

TO MOTIVEPOWER SHAREHOLDERS:

The MotivePower Board believes that the merger is fair to you and in your best interest and recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

TO WABCO SHAREHOLDERS:

The WABCO Board believes that the merger is fair to you and in your best interest and recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

THE MERGER

The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

WHAT WABCO SHAREHOLDERS WILL RECEIVE (SEE PAGE I-64)

As a result of the merger, WABCO shareholders will receive, for each share of WABCO common stock, 1.3 shares of MotivePower common stock.

MotivePower will not issue any fractional shares. WABCO shareholders will receive cash for any fractional shares of MotivePower common stock owed to them in an amount based on the market value of MotivePower common stock on the date on which the merger occurs.

Example:

- If you currently own 75 shares of WABCO common stock, then after the merger you will receive 97 shares of MotivePower common stock and a check in an amount equal to .5 multiplied by the closing price of the MotivePower common stock on the date of the merger, rounded to the nearest one cent. The value of the stock that you will receive will fluctuate as the price of MotivePower common stock changes prior to and after the merger.

On July 19, 1999 the last per share price of MotivePower common stock reported on the New York Stock Exchange was $18.06. Applying the 1.3 exchange ratio to the MotivePower last reported price on that date, each holder of WABCO common stock would be entitled to receive MotivePower common stock with a market value of approximately $23.48 for each share of WABCO common stock. However, the market prices for WABCO and MotivePower common stock are likely to change between now and the merger. You are urged to obtain current price quotes for WABCO and MotivePower common stock.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION
MotivePower and WABCO common stock are both listed on the New York Stock Exchange. On June 2, 1999, the last full trading day prior to the public announcement of the proposed merger, MotivePower closed at $16.63 and WABCO closed at $23.31. On July 19, 1999, MotivePower closed at $18.06 and WABCO closed at $23.13.

LISTING OF MOTIVEPOWER COMMON STOCK

The shares of MotivePower common stock will be listed on the New York Stock Exchange under the ticker symbol "MPO".

OWNERSHIP OF MOTIVEPOWER AFTER THE MERGER

MotivePower will issue approximately 44 million shares of MotivePower common stock to WABCO shareholders in the merger. This includes 12 million shares to WABCO's Employee Stock Ownership Plan, which we sometimes refer to in this joint proxy statement/prospectus as "WABCO's ESOP". The shares of MotivePower common stock to be issued to WABCO shareholders in the merger will represent
approximately      % of the outstanding MotivePower common stock after the
merger. This information is based on the number of MotivePower and WABCO shares outstanding on July 19, 1999 and does not take into account stock options or other equity-based awards.

SHARE OWNERSHIP OF OFFICERS AND DIRECTORS (SEE PAGE I-23)

On the record date, directors and executive officers of MotivePower and their affiliates owned and were entitled to vote approximately 2,511,268 shares of MotivePower common stock, or approximately 9.28% of the shares of MotivePower common stock outstanding on the record date.

On the record date, directors and executive officers of WABCO and their
affiliates beneficially owned and were entitled to vote           shares of
WABCO common stock, or approximately 30.21% of the shares of WABCO common stock outstanding on the record date.

SHAREHOLDER VOTE REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE
MERGER

For MotivePower shareholders: Approval and adoption of the merger agreement and the merger requires a majority of the votes cast at the meeting by holders of MotivePower common stock.

For WABCO shareholders: Approval and adoption of the merger agreement and the merger requires a majority of the votes represented by the outstanding shares of WABCO common stock.

APPRAISAL RIGHTS (SEE PAGE I-37)

The holders of MotivePower and WABCO common stock do not have any "dissenters' rights" or rights to an appraisal of the value of their shares in connection with the merger.

BOARD OF DIRECTORS OF MOTIVEPOWER AND RELATED MATTERS AFTER THE MERGER (SEE PAGE I-64)

Following the merger, the board of directors of MotivePower will have fourteen members, including seven directors designated by MotivePower and seven directors designated by WABCO.

INTEREST OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE I-57)

MotivePower and WABCO shareholders should note that a number of directors and executive officers and certain shareholders of MotivePower and WABCO may have interests in the merger that are different from, or in addition to, the interests of shareholders generally.

ACCOUNTING TREATMENT (SEE PAGE I-35)

We expect the merger to qualify as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE I-35)

It is a condition of the merger that MotivePower and WABCO each receive an opinion to the effect that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that, among other things, for federal income tax purposes, no gain or loss will be recognized by MotivePower or WABCO as a result of the merger and no gain or loss will be recognized by the shareholders of WABCO upon the conversion of their shares of WABCO common stock into shares of MotivePower common stock pursuant to the merger, except with respect to cash, if any, received in lieu of fractional shares of MotivePower common stock.

The federal income tax consequences of the merger are discussed more fully on pages I-35 through I-36. The consequences described herein do not address tax consequences which may vary with, or are contingent upon, individual circumstances. In particular, the federal income tax consequences described herein may not apply to individuals who received WABCO common stock as compensation or to shareholders who or which for United States federal income tax purposes are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates. Also, special rules not discussed herein might apply to WABCO's ESOP. We strongly urge each shareholder of WABCO to consult the shareholder's tax advisor to determine the shareholder's particular United States federal, state, local or foreign income or other tax consequences resulting from the merger, in light of individual circumstances.

CONDITIONS TO THE COMPLETION OF THE MERGER (SEE PAGE I-68)

The completion of the merger depends upon meeting a number of conditions, including the following:

- approval and adoption of the merger agreement and the merger by the shareholders of MotivePower and WABCO;

- absence of legal prohibition on completion of the merger;

- receipt of letters from the independent public accountants of MotivePower and WABCO to the effect that the merger will qualify for "pooling of interests" accounting treatment;

- receipt of opinions of MotivePower's and WABCO's legal counsel that, for federal income tax purposes, the merger will qualify as a reorganization; and

- material accuracy as of closing of the representations and warranties made by each party.

REGULATORY APPROVALS (SEE PAGE I-36)

The merger is subject to regulatory approval. On June 22, 1999, MotivePower and WABCO each filed notification and report forms under the Hart-Scott-Rodino Antitrust Improvement Act with the FTC and the Antitrust Division of the U.S.

Department of Justice. On July 19, 1999, MotivePower and WABCO received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE I-69)

The Board of Directors of both our companies can jointly agree to terminate the merger agreement at any time without completing the merger. Either company can terminate the merger agreement if:

- the merger is not completed by November 30, 1999;

- the shareholders of either company fail to adopt and approve the merger agreement and the merger;

- there is a permanent legal prohibition to closing the merger;

- the other party materially breaches any of the representations or warranties it made or materially fails to comply with any of its obligations under the merger agreement;

- the other party's Board does not recommend or modifies its recommendation of its merger proposal to its shareholders in a manner materially adverse to the company seeking to terminate the merger agreement;

- the other party materially and knowingly breaches the covenant restricting its ability to negotiate with a third party concerning an alternative transaction; or

- on or prior to July 17, 1999, either company's Board shall have determined to recommend an acquisition proposal made by a third party and to enter into a written agreement concerning the takeover proposal after determining that the proposal is more favorable than the merger.

TERMINATION FEES (SEE PAGE I-70)

WABCO must pay MotivePower up to $2 million of its out-of-pocket fees and expenses incurred in connection with the merger plus a termination fee of $15 million in cash if the merger agreement is terminated because (1) the WABCO Board has not recommended or has modified in a manner materially adverse to MotivePower its recommendation of the merger agreement or merger, (2) WABCO has materially and knowingly breached the covenant restricting its ability to negotiate with a third party concerning an alternative transaction or (3) the WABCO Board has determined on or prior to July 17, 1999 to recommend a more favorable proposal and to enter into an agreement with respect to that proposal.

WABCO must also pay MotivePower up to $2 million of its out-of-pocket fees and expenses incurred in connection with the merger plus a termination fee of $15 million in cash if its shareholders do not approve and adopt the merger agreement and the merger after either a third party has made an acquisition proposal to WABCO or the WABCO Board has not recommended or has modified in a manner materially adverse to MotivePower its recommendation of the merger agreement or the merger.

MotivePower must pay WABCO up to $2 million of its out-of-pocket fees and expenses incurred in connection with the merger plus a termination fee of $15 million in cash if the merger agreement is terminated because (1) the MotivePower Board has not recommended or has modified in a manner materially adverse to WABCO its recommendation of the merger agreement or merger, (2) MotivePower has materially and knowingly breached the covenant restricting its ability to negotiate with a third party concerning an alternative transaction or
(3) the MotivePower Board has determined on or prior to July 17, 1999 to recommend a more favorable proposal and to enter into an agreement with respect to that proposal.

MotivePower must also pay WABCO up to $2 million of its out-of-pocket fees and expenses incurred in connection with the merger plus a termination fee of $15 million in cash if its shareholders do not approve and adopt the merger agreement and the merger after either a third party has made an acquisition proposal to MotivePower or the MotivePower Board has not recommended or has modified in a manner materially adverse to WABCO its recommendation of the merger agreement and the merger.

STOCK OPTION AGREEMENTS

In connection with the merger agreement, MotivePower and WABCO entered into the WABCO stock option agreement under which WABCO granted to MotivePower an option to purchase approximately 19% of WABCO's outstanding common stock, at a price of $21.6125 per share which is adjustable in specified events. The option is exercisable under the same circumstances in which WABCO is required to pay to MotivePower the $15 million termination fee referred to above. MotivePower and WABCO also entered into the MotivePower stock option agreement under which MotivePower granted to WABCO an option to purchase approximately 19% of MotivePower's outstanding common stock, at a price of $16.625 per share which is adjustable in specified events. The option is exercisable under the same circumstances in which MotivePower is required to pay to WABCO the $15 million termination fee referred to above. These stock option agreements are attached as Annex B and Annex C. We encourage you to read these agreements.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES I-47 AND I-52)

In deciding to approve the merger, each board considered the opinion of its financial advisor. MotivePower received an opinion from Wasserstein Perella & Co., Inc. as to the fairness from a financial point of view of the exchange ratio to MotivePower as of June 2, 1999, and WABCO received an opinion from Credit Suisse First Boston Corporation (which we sometimes refer to as CSFB) as to the fairness from a financial point of view of the exchange ratio to the holders of WABCO common stock as of June 2, 1999. These opinions are attached as Annex D and Annex E. We encourage you to read these opinions.

                HISTORICAL AND PRO FORMA SELECTED FINANCIAL DATA

HOW WE PREPARED THE FINANCIAL STATEMENTS

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the MotivePower and WABCO audited financial statements for the years ended December 31, 1994 through 1998 and the unaudited financial statements for the three months ended March 31, 1999 and 1998. The information is only a summary and you should read it together with our historical financial statements and related notes contained in the annual and quarterly reports and other information that we have filed with the SEC. See "Where You Can Find More Information" on page III-1.

POOLING OF INTERESTS ACCOUNTING TREATMENT

     We expect that the merger will be accounted for as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been combined. For a more detailed description of pooling of interests accounting, see "The Merger Transaction -- Accounting Treatment" on page I-35.

     We have presented unaudited pro forma condensed combined financial information that reflects the pooling of interests method of accounting to give you a better picture of what our businesses might have looked like had they been combined since the beginning of the periods presented. We prepared the unaudited pro forma condensed combined statements of income and unaudited pro forma condensed combined balance sheet by adding or combining the historical amounts of each company. The accounting policies of MotivePower and WABCO are substantially comparable. However, adjustments were made to conform the classification of amortization expense and income taxes receivable in the unaudited pro forma condensed combined financial statements. The WABCO and MotivePower combined company may have performed differently had they always been combined. The unaudited pro forma condensed combined financial information may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. See "Unaudited Pro Forma Condensed Combined Financial Statements" on page I-39.

MERGER-RELATED EXPENSES

     We estimate that merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, will be approximately $20-25 million. See note 5 on page I-47.

INTEGRATION-RELATED EXPENSES

     We estimate that costs of approximately $35-40 million will be incurred for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, operational realignment and related workforce reductions. See note 5 on page I-47.

PERIODS COVERED

     The selected unaudited pro forma condensed combined financial data combines MotivePower's and WABCO's results for the years ended December 31, 1996 through 1998 and the three months ended March 31, 1999 and 1998, and give effect to the merger as if it had occurred at the beginning of the periods presented. The combined balance sheet data in the table below combines the balance sheets of MotivePower and WABCO as of December 31, 1996 through 1998 and as of March 31, 1999 and 1998.

                HISTORICAL AND PRO FORMA SELECTED FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA OF MOTIVEPOWER

     The following selected historical financial data for each of the years ended December 31, 1994 through 1998 has been derived from MotivePower's audited consolidated financial statements. The following selected historical financial data for the three months ended March 31, 1999 and 1998 has been derived from MotivePower's unaudited consolidated financial statements. This information is only a summary and you should read it together with MotivePower's historical financial statements and related notes contained in the Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other information that we have filed with the SEC. See "Where You Can Find More Information" on page III-1.

                          THREE MONTHS
                         ENDED MARCH 31,                    YEAR ENDED DECEMBER 31,
                       -------------------   -----------------------------------------------------
                         1999       1998       1998        1997       1996       1995       1994
                       --------   --------   ---------   --------   --------   --------   --------
                       (UNAUDITED) (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL DATA:
Net sales............  $107,274   $ 82,853   $ 365,218   $305,930   $291,407   $263,718   $368,537
Gross profit
  (loss).............    27,523     21,356      81,322     72,342     56,847     (5,167)    (5,478)
Operating income
  (loss).............    14,805     11,003      40,363     34,618     24,232    (51,113)   (49,977)
Net income (loss)....     7,878      6,648      32,197     20,276     11,509    (40,414)   (42,793)
Diluted earnings per
  share(1)(2)........     $0.28      $0.24       $1.15      $0.74      $0.44     $(1.56)    $(1.65)
Cash flow provided by
  (used in) operating
  activities.........    13,169     (5,265)     31,344     35,452     43,368    (21,743)   (85,141)
Cash flow provided by
  (used in) investing
  activities.........   (36,150)    (6,139)   (102,324)   (22,472)    12,407    (15,408)   (36,941)
Cash flow provided by
  (used in) financing
  activities.........    28,491        490      59,743     (1,319)   (56,235)    30,388    120,463
Cash dividends per
  share(1)(3)........      0.00       0.00        0.00       0.00       0.00       0.03       2.21
OTHER DATA:
EBITDA(4)............    18,619     13,482      51,770     44,585     34,589    (39,781)   (38,345)

                             MARCH 31,                            DECEMBER 31,
                        -------------------   ----------------------------------------------------
                          1999       1998       1998       1997       1996       1995       1994
                        --------   --------   --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Total assets..........  $407,812   $285,607   $371,198   $283,102   $234,044   $280,948   $311,297
Total debt............   134,164     50,833    105,798     50,507     49,592    120,118    108,176
Shareholders'
  equity..............   186,637    151,441    177,929    144,548    120,980     94,527    114,124

---------------

(1) Reflects a three-for-two common stock split in the form of a 50 percent stock dividend effective April 2, 1999.

(2) The diluted loss per share for 1994 is a supplemental Pro Forma amount.

(3) Includes a special dividend to Morrison Knudsen Corporation of $2.13 per share on 16,724,000 shares paid in 1994.

(4) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net income, or cash flow from operating activities, for the purpose of analyzing operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. EBITDA has been presented because it is commonly used by investors to analyze companies on the basis of operating performance and to determine a company's ability to service debt.

SELECTED HISTORICAL FINANCIAL DATA OF WABCO

     The following selected historical financial data for each of the years ended December 31, 1994 through 1998 has been derived from WABCO's audited consolidated financial statements. The following selected historical financial data for the three months ended March 31, 1999 and 1998 has been derived from WABCO's unaudited consolidated financial statements. This information is only a summary and you should read it together with WABCO's historical financial statements and related notes contained in the Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other information that we have filed with the SEC. See "Where You Can Find More Information" on page III-1.

                          THREE MONTHS
                         ENDED MARCH 31,                    YEAR ENDED DECEMBER 31,
                       -------------------   -----------------------------------------------------
                         1999       1998       1998        1997       1996       1995       1994
                       --------   --------   ---------   --------   --------   --------   --------
                           (UNAUDITED)         (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL DATA:
Net sales............  $191,204   $158,136   $ 670,909   $564,441   $453,512   $424,959   $347,469
Gross profit.........    61,545     51,796     219,179    186,118    153,349    146,058    117,925
Operating income.....    28,897     24,755     104,666     89,975     79,718     89,302     73,638
Net income...........    11,920     10,858      41,654     37,263     32,725     33,725     36,841
Diluted earnings per
  share..............     $0.46      $0.42       $1.62      $1.42      $1.15      $1.27      $0.92
Cash flow provided by
  operating
  activities.........     5,915     12,467      42,067     66,974     58,911     45,881     43,711
Cash flow used in
  investing
  activities.........    (7,493)    (9,229)   (141,471)   (42,688)   (91,745)   (71,105)   (12,853)
Cash flow provided by
  (used in) financing
  activities.........     2,953        285     102,198    (22,439)    32,507     24,261    (29,810)
Cash dividends per
  share..............      0.01       0.01        0.04       0.04       0.04       0.01       0.00
OTHER DATA:
EBITDA(1)............    35,682     31,139     129,874    114,599    101,967    107,936     89,695

                            MARCH 31,                            DECEMBER 31,
                       -------------------   -----------------------------------------------------
                         1999       1998       1998        1997       1996       1995       1994
                       --------   --------   ---------   --------   --------   --------   --------
BALANCE SHEET DATA:
Total assets.........  $609,460   $434,339   $ 596,184   $410,879   $363,236   $263,407   $187,728
Total debt...........   470,490    364,946     467,817    364,934    341,690    305,935     78,060
Shareholders' equity
  (deficit)..........   (19,362)   (66,731)    (33,853)   (79,263)   (76,195)  (108,698)    46,797

---------------

(1) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net income, or cash flow from operating activities, for the purpose of analyzing operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. EBITDA has been presented because it is commonly used by investors to analyze companies on the basis of operating performance and to determine a company's ability to service debt.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following selected unaudited pro forma condensed combined financial data has been derived from and should be read with the Unaudited Pro Forma Condensed Combined Financial Statements and related notes on page I-39 through page I-47. This information is based on the historical consolidated balance sheets and related historical consolidated statements of income of MotivePower and WABCO giving effect to the merger using the pooling of interests method of accounting for business combinations. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. The selected unaudited pro forma condensed combined financial data may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                             THREE MONTHS
                                            ENDED MARCH 31,             YEAR ENDED DECEMBER 31,
                                        -----------------------   -----------------------------------
                                           1999         1998         1998         1997        1996
                                        -----------   ---------   -----------   ---------   ---------
                                        (UNAUDITED) (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL DATA:
Net sales.............................  $  298,478    $240,989    $1,036,127    $870,371    $744,919
Gross profit..........................      89,068      73,152       300,501     258,460     210,196
Operating income......................      43,702      35,758       145,029     124,593     103,950
Income before extraordinary item......      20,267      17,978        79,196      57,539      45,298
Diluted earnings per common share
  before extraordinary item(1)(2).....       $0.33       $0.29         $1.29       $0.94       $0.72
Cash flow provided by operating
  activities..........................      19,084       7,202        73,411     102,426     102,279
Cash flow used in investing
  activities..........................     (43,643)    (15,368)     (243,795)    (65,160)    (79,338)
Cash flow provided by (used in)
  financing activities................      31,444         775       161,941     (23,758)    (23,728)
Cash dividends per share(1)(2)........        0.00        0.00          0.02        0.02        0.02
OTHER DATA:
EBITDA(3).............................      54,301      44,621       181,644     159,184     136,556

                                              MARCH 31,                   DECEMBER 31,
                                        ---------------------   --------------------------------
                                           1999        1998        1998        1997       1996
                                        ----------   --------   ----------   --------   --------
BALANCE SHEET DATA:
Total assets..........................  $1,015,052   $719,946   $  967,382   $693,981   $597,280
Total debt............................     604,654    415,779      573,615    415,441    391,282
Shareholders' equity..................     126,275     84,710      144,076     65,285     44,785

---------------

(1) Reflects a three-for-two common stock split of MotivePower common stock in the form of a 50 percent stock dividend effective April 2, 1999.

(2) Reflects the exchange of 1.3 shares of MotivePower common stock for each share of WABCO common stock outstanding.

(3) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net income, or cash flow from operating activities, for the purpose of analyzing operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. EBITDA has been presented because it is commonly used by investors to analyze companies on the basis of operating performance and to determine a company's ability to service debt.

COMPARATIVE PER SHARE DATA

     Set forth below are the net income, cash dividends and book value per common share data separately for MotivePower and WABCO on a historic basis, for MotivePower on a pro forma combined basis and on a pro forma combined basis per WABCO equivalent share for each of the years ended December 31, 1998, 1997 and 1996 and for the three months ended March 31, 1999 and 1998. The exchange ratio for the business combination is 1.3 shares of MotivePower common stock for each share of WABCO common stock.

     The MotivePower pro forma data was derived by combining the historic consolidated financial information of MotivePower and WABCO using the pooling of interests method of accounting for business combinations as described under "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page I-39. The MotivePower historic per share information is restated to reflect a three-for-two common stock split in the form of a 50 percent stock dividend effective April 2, 1999.

     The WABCO equivalent share pro forma information shows the effect of the merger from the perspective of an owner of WABCO common stock. The information was computed by multiplying the MotivePower pro forma information by the exchange ratio of 1.3.

     You should read the information below together with our historical financial statements and related notes contained in the annual and quarterly reports and other information that we have filed with the SEC. See "Where You Can Find More Information" on page III-1. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. This information may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                                             THREE MONTHS
                                                 YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                                 ------------------------   ---------------
                                                  1998     1997     1996     1999     1998
                                                 ------   ------   ------   ------   ------
MotivePower Historic per Common Share Data:
  Income before extraordinary item--basic......  $ 1.28   $ 0.76   $ 0.48   $ 0.29   $ 0.27
  Income before extraordinary item--assuming
     dilution..................................    1.23     0.74     0.48     0.28     0.26
  Cash dividends...............................    0.00     0.00     0.00     0.00     0.00
  Book value...................................    6.70     5.42     4.59     6.98     5.67
MotivePower Pro Forma Combined per Common Share
  Data:
  Income before extraordinary item--basic......  $ 1.33   $ 0.96   $ 0.72   $ 0.34   $ 0.30
  Income before extraordinary item--assuming
     dilution..................................    1.29     0.94     0.72     0.33     0.29
  Cash dividends...............................    0.02     0.02     0.02     0.00     0.00
  Book value(1)................................    2.42     1.11     0.71     2.11     1.43
WABCO Historic per Common Share Data:
  Income before extraordinary item--basic......  $ 1.79   $ 1.45   $ 1.15   $ 0.49   $ 0.43
  Income before extraordinary item--assuming
     dilution..................................    1.75     1.42     1.15     0.48     0.42
  Cash dividends...............................    0.04     0.04     0.04     0.01     0.01
  Book value...................................   (1.34)   (3.18)   (2.67)   (0.76)   (2.66)
WABCO Pro Forma Combined Equivalent Common
  Share Data:
  Income before extraordinary item--basic......  $ 1.73   $ 1.25   $ 0.94   $ 0.44   $ 0.39
  Income before extraordinary item--assuming
     dilution..................................    1.68     1.22     0.94     0.43     0.38
  Cash dividends...............................    0.03     0.03     0.03     0.01     0.01
  Book value(1)................................    3.15     1.44     0.92     2.74     1.86

---------------

(1) A one-time pooling-related charge of $41 million has been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1999. See Note 5 on page I-47. The book value per share calculation at March 31, 1999 includes the effect on shareholders' equity of the $41 million charge.

                                  RISK FACTORS

     In addition to the information included or incorporated by reference in this joint proxy statement/ prospectus, you should consider the following matters in considering whether to vote in favor of the merger proposal.

WABCO AND MOTIVEPOWER SHAREHOLDERS WILL NOT BE ABLE TO DETERMINE THE VALUE OF MOTIVEPOWER STOCK AT THE TIME THAT THEY VOTE ON THE MERGER.

     Each share of WABCO common stock, other than shares owned directly or indirectly by MotivePower or WABCO, will be converted at the effective time of the merger into 1.3 shares of MotivePower common stock. Cash will be paid in lieu of any fractional shares of MotivePower common stock that would otherwise be issuable. The exchange ratio is a fixed number and will not be adjusted in the event of any increases or decreases in the price of either MotivePower common stock or WABCO common stock. Accordingly, WABCO shareholders will not be able to determine the value of the MotivePower common stock they would receive in the merger at the time they vote on the merger, and MotivePower shareholders will not be able to determine the value of the MotivePower common stock to be issued to the WABCO shareholders. In addition, neither party will have the right to terminate the merger agreement or elect not to consummate the merger as a result of changes in the market prices of either company's common stock. The prices of MotivePower common stock and WABCO common stock at the effective time may vary from their respective prices at the date of this joint proxy statement/prospectus and at the date of the shareholder meetings, each to be held on August 23, 1999. These variations may be the result of:

          - changes in the business, operations or prospects of MotivePower or WABCO,

          - market assessments of the likelihood that the merger will be consummated,

          - the timing of the merger and the prospects of the merger and post-merger operations,

          - regulatory considerations, and

          - general market and economic conditions and other factors.

     Because the effective time of the merger may occur at a date later than the date on which the shareholder meetings occur, the prices of MotivePower common stock and WABCO common stock on the date of the shareholder meetings may not be indicative of their respective prices at the effective time of the merger. MotivePower and WABCO shareholders are urged to obtain current market quotations for MotivePower common stock and WABCO common stock. See "The Merger
Agreement -- Merger Consideration" on page I-64.

TERMINATION FEES AND RECIPROCAL STOCK OPTION AGREEMENTS COULD DETER ALTERNATIVE TRANSACTIONS BY MAKING THEM MORE DIFFICULT OR EXPENSIVE.

     MotivePower or WABCO must pay to the other a termination fee of $15 million plus up to $2 million in expenses if the merger agreement terminates under specified circumstances. MotivePower and WABCO have also entered into reciprocal stock option agreements which provide MotivePower and WABCO the right to acquire up to 19% of the other's outstanding common stock under specified conditions, with the profit either party can derive from the option limited to $15 million. The termination fees and the stock option agreements could deter either MotivePower or WABCO from entering into an alternative transaction by making an alternative transaction more difficult or expensive. Among other effects, the stock option agreements could prevent an alternative business combination with WABCO or MotivePower from being accounted for as a "pooling of interests." The stock option agreements may therefore discourage proposals for alternative business combinations with WABCO or MotivePower, even if a third party were prepared to offer shareholders of WABCO or MotivePower consideration with a higher market value than the value of the MotivePower stock to be exchanged for WABCO stock in the merger. For a further discussion of these matters, see "Summary -- Termination Fees" on page I-5 and "Summary -- Stock Option Agreements" on page I-5.

THE COMBINED COMPANY MAY NOT BE ABLE TO REALIZE THE COST SAVINGS AND OTHER SYNERGIES OF THE MERGER OR SUCCESSFULLY INTEGRATE THE OPERATIONS OF MOTIVEPOWER AND WABCO.

     The merger involves the integration of two companies that have previously operated independently. WABCO and MotivePower expect to realize significant cost savings and other synergies from the merger, but the combined company may not be able to achieve these synergies or cost savings. Further, the costs of achieving these synergies may be significantly greater than we anticipate. MotivePower and WABCO estimate that the direct costs of the merger will be approximately $20-25 million. These costs are not included in the unaudited pro forma condensed combined statements of income. See note 5 on page I-47. MotivePower and WABCO also estimate that MotivePower will incur integration-related expenses, including severance, of approximately $35-40 million. These costs are not included in the unaudited pro forma condensed combined statements of income. See note 5 on page I-47. These expenses may impact the combined company going forward. In addition, if these costs and expenses are higher than estimated, the merger benefits may be reduced. MotivePower and WABCO will also need to integrate numerous systems, including management information, purchasing, accounting and finance, sales, billing and payroll, which will require substantial attention from management. MotivePower and WABCO do not expect that they will complete their systems integration before the end of 1999. Diversion of management attention to and difficulties associated with integrating MotivePower and WABCO could harm the operating results of the combined company and impact the value of its common stock.

THE COMBINED COMPANY'S ABILITY TO EXPAND ITS INTERNATIONAL OPERATIONS MAY BE LIMITED BY THE NEED TO OBTAIN ADDITIONAL REGULATORY APPROVALS IN FOREIGN JURISDICTIONS AND THE NEED TO MEET LOCAL EQUIPMENT REQUIREMENTS.

     MotivePower and WABCO conduct international operations through a variety of wholly-owned subsidiaries, majority-owned subsidiaries and equity interests located in the United States, Canada, Mexico, Europe, Australia and Asia. MotivePower and WABCO are also exploring the possibility of expansion into other international markets. The combined company's ability to expand sales of its products internationally, in particular its locomotive and freight braking products, is limited by the necessity of obtaining regulatory approval in new jurisdictions. For example, local regulatory approval is required in order to market WABCO's brake shoes in India. The combined company's international growth strategy can also be hampered by the additional expense of modifying products to comply with local railroad equipment requirements.

THE COMBINED COMPANY'S FINANCIAL PERFORMANCE ON A U.S. DOLLAR-DENOMINATED BASIS MAY BE SIGNIFICANTLY AFFECTED BY FLUCTUATIONS IN CURRENCY EXCHANGE RATES.

     The combined company's international operations also pose risks due to currency exchange rates. The combined company's financial performance is reported on a U.S. dollar-denominated basis. However, MotivePower's and WABCO's international operations are generally conducted in the currencies of the countries in which such operations are located. Fluctuations in currency exchange rates can negatively impact the combined company's financial results.

FLUCTUATIONS IN CUSTOMER ORDERS IN THE RAILWAY INDUSTRY DUE TO ECONOMIC CONDITIONS AND ALTERNATE FORMS OF TRANSPORTATION CAN REDUCE THE COMBINED COMPANY'S REVENUES AND HARM ITS FINANCIAL RESULTS.

     The railway industry has historically been subject to significant fluctuations due to overall economic conditions and the level of use of alternate methods of transportation. In economic downturns, railroads may defer some expenditures in order to conserve cash in the short term and reductions in freight traffic may reduce demand for the combined company's products. This could reduce the combined company's revenues without a corresponding decrease in its fixed costs. This can negatively impact the combined company's financial results. We cannot assure you that the economic conditions will remain favorable or that there will not be significant fluctuations adversely affecting the industry as a whole and, as a result, the combined company.

CYCLICALITY IN THE PASSENGER TRANSIT INDUSTRY CAN REDUCE THE COMBINED COMPANY'S REVENUES AND HARM ITS FINANCIAL RESULTS.

     Although many industries tend to be cyclical, the passenger transit railway industry is particularly so. New passenger transit car orders vary from year to year and are influenced greatly by major replacement programs and by the construction or expansion of transit systems by transit authorities. Although the combined company's revenues may be reduced at any time due to lack of orders from the passenger transit industry, its fixed costs which are necessary to be prepared for busy periods may stay the same. This can negatively impact the combined company's financial results.

BECAUSE A MATERIAL PORTION OF THE COMBINED COMPANY'S FUTURE NET SALES WILL DERIVE FROM GOVERNMENTAL OR OTHER PUBLIC ENTITIES, AND NOT PRIVATE COMPANIES, IT CAN BE NEGATIVELY AFFECTED BY CHANGES IN POLITICAL, ECONOMIC OR SIMILAR CONDITIONS.

     A substantial portion of WABCO's net sales have been, and WABCO and MotivePower expect that a substantial portion of the combined company's future net sales may be, derived from contracts with metropolitan transit and commuter rail authorities and Amtrak. To the extent that future funding for proposed public projects is curtailed or withdrawn altogether as a result of changes in political, economic, fiscal or other conditions beyond the combined company's control, these projects may be delayed or canceled, resulting in a potential loss of new business.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS MAY REQUIRE THE COMBINED COMPANY TO USE ITS CASH TO PAY FOR LEGAL FEES AND SETTLEMENTS OR JUDGMENTS.

     The combined company may be the subject of intellectual infringement claims by third parties. Any infringement claims, even if meritless, will be costly and time-consuming to defend. GE Harris Railway Electronics, LLC and GE Harris Railway Electronic Services, LLC have brought suit against WABCO for alleged patent infringement and unfair competition related to a communications system installed in one of WABCO's products. These GE Harris entities are seeking to prohibit WABCO from future infringement and are seeking an unspecified amount of money damages to recover, in part, royalties. WABCO is defending, and the combined company will continue to defend, these claims. However, if the combined company is not successful, it may require the combined company to use its cash to pay for legal fees and settlements or judgments.

YEAR 2000 ISSUES MAY NEGATIVELY AFFECT THE COMBINED COMPANY'S OPERATIONS AND THE COMBINED COMPANY'S SUPPLIERS OR CUSTOMERS IN A MANNER WHICH COULD IMPACT THE COMBINED COMPANY'S BUSINESS.

     The Year 2000 problem is the result of computer programs using two digits rather than four to define the applicable year. Any of MotivePower's and WABCO's computer programs that use two digits rather than four digits to specify the year will be unable to interpret dates beyond December 31, 1999. This problem could result in a system failure or miscalculations causing disruptions of operations. The three major areas that could be critically affected are financial and information system applications, manufacturing operations and third-party relationships with vendors and with customers. MotivePower and WABCO have developed plans to address this exposure. MotivePower and WABCO have assessed financial and operational systems and manufacturing equipment, developed and continue to develop detailed plans and have commenced conversion efforts. Each of MotivePower and WABCO believes that its present remediation and replacement programs will adequately address the Year 2000 problems with respect to their internal systems in all material respects. However, the combined company may experience minor disruptions with respect to the remediation and replacement programs that are currently operating. In addition, MotivePower's and WABCO's vendors, suppliers and other service providers may not successfully resolve their own Year 2000 problems in a manner which avoids significant impact to MotivePower and WABCO. MotivePower and WABCO have received written assurances from some of their suppliers and customers and other providers acknowledging the Year 2000 problems and stating their present intention to be compliant. MotivePower and WABCO have not received assurances from all of their suppliers and other providers and one or more key suppliers and other providers could fail to become compliant in time to avoid a disruption to the combined company's business.

A Year 2000 failure of the combined company's systems, or those of key suppliers or other providers, could cause disruptions of its business. These disruptions could include a slowdown or shutdown of production, an inability to invoice or collect from customers, an inability to receive critical supplies or a reduction in customer orders. Any one or more of these could harm the combined company's financial results.

     MotivePower's and WABCO's products are generally sold with a limited warranty for defects. MotivePower and WABCO have reviewed their products currently in use by their customers or being sold and do not believe that there will be material increases in warranty or liability claims arising out of Year 2000 non-compliance. However, a material increase in such claims could require the combined company to apply substantial amounts of money or time to correct any defects.

FOLLOWING THE MERGER THE COMBINED COMPANY WILL HAVE SUBSTANTIAL LEVERAGE AND SERVICING DEBT WILL REQUIRE A SUBSTANTIAL PORTION OF THE COMBINED COMPANY'S CASH FLOWS.

     Following the merger, MotivePower's leverage will increase as a result of the assumption of WABCO's indebtedness. On a pro forma basis, after giving effect to the merger, total indebtedness of the combined company as of December 31, 1998 would have been $573.6 million resulting in pro forma total capitalization of the combined company of approximately 80% debt and 20% equity, exclusive of the effect of any prepayment premiums, costs of refinancing or costs of the merger, compared with actual company total indebtedness of $105.8 million and total capitalization of 37% debt and 63% equity as of December 31, 1998. The additional indebtedness will require the combined company to dedicate a substantial portion of its future cash flow to the payment of principal and interest on this indebtedness, thereby reducing funds available for capital expenditures and future business opportunities. The combined company may choose to refinance a significant portion of WABCO's and MotivePower's outstanding long-term debt. In addition, management has plans to reduce indebtedness, but we cannot be certain that we will be successful in either refinancing or reducing the indebtedness of the combined company. The high level of debt may

     - limit the combined company's ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements,

     - increase the combined company's vulnerability to adverse economic and industry conditions,

     - limit the combined company's flexibility in planning for, or reacting to, changes in the combined company's business and the industry,

     - place the combined company at a competitive disadvantage compared to its competitors that have less debt, and

     - limit the combined company's ability to borrow additional funds.

WABCO'S CURRENT CREDIT FACILITIES LIMIT ITS ABILITY TO TAKE CERTAIN ACTIONS WHICH MAY REQUIRE ACCELERATED REPAYMENT OF INDEBTEDNESS AFTER THE MERGER AND WILL LIMIT THE COMBINED COMPANY'S ABILITY TO ENTER INTO SOME TRANSACTIONS AND TO INCUR ADDITIONAL INDEBTEDNESS AFTER THE MERGER.

     Indebtedness under WABCO's current credit agreement is guaranteed by all of WABCO's domestic subsidiaries and secured by substantially all of WABCO's and its domestic subsidiaries' assets. WABCO's current credit agreement contains covenants that, among other things, limit the payment of dividends and the incurrence of additional debt and restricts mergers, acquisitions and sales of assets or sales of the stock of WABCO's subsidiaries. WABCO is also required to maintain specified financial ratios and meet other financial tests. Although WABCO and MotivePower believe that the combined company will be able to maintain compliance with the financial tests contained in WABCO's current credit agreement, there can be no assurance that it will be able to do so. The restrictions imposed by these covenants may adversely affect the combined company's ability to make acquisitions or take advantage of favorable business opportunities.

     WABCO believes that the proposed merger with MotivePower will constitute an event of default under WABCO's credit agreement but not directly under either of its indentures. WABCO anticipates receiving a waiver or renegotiating its credit agreement prior to the merger. However, WABCO may not receive this waiver or renegotiate the credit agreement on favorable terms. If WABCO does not receive a waiver or successfully renegotiate the credit agreement prior to the merger, a portion of WABCO's indebtedness would be payable.

     The indentures under which WABCO's 9 3/8% Notes due 2005 were issued also contain covenants that, among other things, limit the ability of WABCO and some of its subsidiaries to:

     - incur indebtedness,

     - pay dividends on and redeem capital stock,

     - create restrictions on investments in unrestricted subsidiaries,

     - make distributions from some subsidiaries,

     - use proceeds from the sale of assets and subsidiary stock,

     - enter into transactions with affiliates,

     - create liens and

     - enter into sale/leaseback transactions.

WABCO's requirement to meet the foregoing covenants impacts the manner in which it operates its business and will limit the manner in which the combined company operates after the merger. It could limit the combined company's ability to spend money on capital projects, research and development costs, or similar items. It could also make the combined company unable to complete acquisitions or to take advantage of favorable business opportunities. Further, the combined company's failure to meet any of the foregoing covenants could trigger defaults under the WABCO credit facilities. The documents for the WABCO credit facilities are cross-defaulted, so that defaults in one document would trigger defaults in others and could cause the related indebtedness to become payable.

WABCO IS CURRENTLY INVOLVED IN ASBESTOS LITIGATION WHICH COULD, UNDER CERTAIN CIRCUMSTANCES, REQUIRE THE COMBINED COMPANY TO USE SUBSTANTIAL AMOUNTS OF CASH FOR LEGAL FEES AND SETTLEMENTS OR JUDGMENTS.

     WABCO and Railroad Friction Products Corporation and Vapor Corporation, each wholly-owned subsidiaries of WABCO, are defendants in asbestos bodily injury actions pending in various state and federal jurisdictions. WABCO believes that pursuant to the asset purchase agreement by which it acquired the North American operations of the railway products group of American Standard, Inc., American Standard remains liable for all asbestos claims filed against WABCO. Although WABCO believes that American Standard is willing and able to fulfill its indemnity obligation, there can be no assurance that American Standard will not dispute or become unable to perform its obligations. If this occurs, the combined company would be required to use its cash to pay for legal fees and settlements or judgments related to the asbestos claims.

     With respect to asbestos claims against Railroad Friction Products Corporation, WABCO believes that the American Standard asset purchase agreement requires American Standard to indemnify WABCO and Railroad Friction Products Corporation for 50% of any liability and defense costs Railroad Friction Products Corporation may incur with respect to asbestos claims. The remaining costs are covered by insurance. American Standard's indemnity obligation with respect to Railroad Friction Products Corporation claims expires in March 2000 in connection with claims that are initiated after that date. Again, although WABCO believes that American Standard is willing and able to fulfill its indemnity obligation with respect to Railroad Friction Products Corporation asbestos claims, there can be no assurance that American Standard will not dispute or become unable to perform its obligations. In addition, claims may be made after American Standard's indemnification obligations expire and/or the coverage afforded by insurance may at some time in the future be exhausted or unavailable. If this occurs, the combined company would be required to use its cash to pay for legal fees and settlements or judgments related to the asbestos claims.

     Finally, WABCO believes that Mark IV Industries, Inc., the former owner of Vapor is obligated to indemnify WABCO and Vapor for asbestos claims against Vapor. Although WABCO believes that Mark IV is willing and able to fulfill its indemnity obligation with respect to Vapor asbestos claims, there can be no assurance that Mark IV will not dispute or become unable to perform its obligations. If this occurs, the combined company would be required to use its cash to pay for legal fees and settlements or judgments related to the asbestos claims.

MOTIVEPOWER'S ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRORS AND MAY DEPRESS ITS STOCK PRICE.

     MotivePower's articles of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of MotivePower. These provisions allow MotivePower to issue preferred stock with rights senior to those of its common stock and impose various procedural and other requirements that could make it more difficult for MotivePower shareholders to effect some corporate actions.

     In addition, under MotivePower's shareholder rights plan, holders of MotivePower common stock are entitled to one preferred share purchase right for each outstanding share of common stock they hold, exercisable under specified circumstances involving a potential change of control, as discussed in "Description of MotivePower Capital Stock -- Shareholder Rights Plan" on page II-15. The preferred share purchase rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire MotivePower on terms not approved by the MotivePower Board. The foregoing provisions could reduce the premium that potential acquirors might be willing to pay in an acquisition or that investors might be willing to pay in the future for shares of MotivePower common stock.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information in this document regarding:

        - synergies

        - efficiencies

        - cost savings

        - revenue enhancements

        - capital productivity

        - capital spending

        - the timetable for closing the merger

     The sections of this document which contain forward-looking statements include "Questions and Answers About the Merger," "Summary," "Historical and Pro Forma Selected Financial Data -- Merger-Related Expenses," "Historical and Pro Forma Selected Financial Data -- Integration Related Expenses," "The Merger Transaction -- Background of the Merger," "The Merger Transaction -- Factors Considered by, and Recommendation of, the Motive Power Board," "The Merger Transaction -- Factors Considered by, and Recommendation of, the WABCO Board," "Unaudited Pro Forma Condensed Combined Financial Statements," "Notes to Unaudited Pro Forma Condensed Combined Financial Statements -- Merger-Related and Integration-Related Expenses" and "Opinions of Financial Advisors." Our forward-looking statements are also identified by words such as "believes," "expects," "anticipates," "intends," "estimates" or similar expressions.

     For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of MotivePower and WABCO, and of the combined company after the closing, and could cause those results or other outcomes to differ materially from those expressed in our forward-looking statements:

     Economic and Industry Conditions

        - materially adverse changes in economic or industry conditions generally or in the markets served by our companies, including North America, South America, Europe, Australia and Asia

        - demand for services in the freight and passenger rail industry

        - consolidations in the rail industry

        - demand for our products and services

        - continued outsourcing by our customers

        - demand for freight cars, locomotives, passenger transit cars and buses

        - industry demand for faster and more efficient braking equipment

        - fluctuations in interest rates

     Operating Factors

        - supply disruptions

        - technical difficulties

        - changes in operating conditions and costs

        - successful introduction of new products

        - labor relations

          - completion and integration of additional acquisitions

          - the development and use of new technology

          - year 2000 disruptions

     Competitive Factors

          - the actions of competitors

     Political/Governmental Factors

          - political stability in relevant areas of the world

          - future regulation/deregulation of our customers and/or the rail industry

          - governmental funding for some of our customers

          - political developments and laws and regulations, such as forced divestiture of assets, restrictions on production, imports or exports, price controls, tax increases and retroactive tax claims, expropriation of property, cancellation of contract rights, and environmental regulations

     Transaction or Commercial Factors

          - the outcome of negotiations with partners, governments, suppliers, customers or others

          - our ability to integrate the businesses of MotivePower and WABCO successfully after the merger

                   INFORMATION ABOUT THE MEETINGS AND VOTING

     MotivePower's Board is using this joint proxy statement/prospectus to solicit proxies from the holders of MotivePower common stock for use at the MotivePower meeting. WABCO's Board is also using this document to solicit proxies from the holders of WABCO common stock and for use at the WABCO meeting. We are first mailing this joint proxy statement/prospectus and accompanying form of proxy to MotivePower and WABCO shareholders on or about July 26, 1999.

MATTERS RELATING TO THE MEETINGS


-------------------------------------------------------------------------------------------------------------
                                   MOTIVEPOWER MEETING                             WABCO MEETING
-------------------------------------------------------------------------------------------------------------
  Time and Place:        August 23, 1999                              August 23, 1999
                         11:00 a.m., Eastern Time                     10:00 a.m., Eastern Time
                         Two Gateway Center,                          Westin William Penn
                         Lobby Conference Center                      530 William Penn Place
                         Pittsburgh, PA 15222                         Pittsburgh, PA 15219
-------------------------------------------------------------------------------------------------------------

  Purpose of             To approve and adopt the merger              To approve and adopt the merger
  Meeting is to          agreement and the merger, as described       agreement and the merger, as described
  Vote on the            under "The Merger                            under "The Merger
  Following Item:        Transaction -- General" on page I-26.        Transaction -- General" on page I-26.
-------------------------------------------------------------------------------------------------------------

  Record Date:           The record date for shares entitled to       The record date for shares entitled to
                         vote is July 19, 1999.                       vote is July 19, 1999.
-------------------------------------------------------------------------------------------------------------

  Outstanding            As of July 19, 1999, there were              As of July 19, 1999, there were
  Shares Held on         27,019,235 shares of MotivePower common      34,074,932 shares of WABCO common stock
  Record Date:           stock outstanding.                           outstanding.
-------------------------------------------------------------------------------------------------------------

  Shares Entitled        Shares entitled to vote are MotivePower      Shares entitled to vote are WABCO
  to Vote:               common stock held at the close of            common stock held at the close of
                         business on the record date, July 19,        business on the record date, July 19,
                         1999.                                        1999.

                         Each share of MotivePower common stock       Each share of WABCO common stock that
                         that you own entitles you to one vote.       you own entitles you to one vote.
-------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                            MOTIVEPOWER MEETING                      WABCO MEETING
------------------------------------------------------------------------------------------------------------
  Shares Entitled                     Shares held by MotivePower in         Each participant in WABCO's ESOP
  to Vote:                            its treasury are not voted.           has the right, subject to
  (continued)                                                               applicable law, to instruct the
                                                                            trustee of WABCO's ESOP how to
                                                                            vote the shares allocated to his
                                                                            or her account in WABCO's ESOP.
                                                                            As to unallocated shares, the
                                                                            trustee, pursuant to WABCO's
                                                                            ESOP Trust Agreement, and
                                                                            subject to applicable law, votes
                                                                            these shares in the same
                                                                            proportion as it votes all the
                                                                            allocated shares as to which it
                                                                            has timely received voting
                                                                            instructions. As to the
                                                                            allocated shares with respect to
                                                                            which the trustee does not
                                                                            timely receive voting
                                                                            instructions, the WABCO ESOP
                                                                            Committee, pursuant to WABCO's
                                                                            ESOP Trust Agreement, has the
                                                                            right, subject to applicable
                                                                            law, to instruct the trustee how
                                                                            to vote these shares, and this
                                                                            committee intends to instruct
                                                                            the trustee to vote these shares
                                                                            in the same proportion as it
                                                                            votes all of the allocated
                                                                            shares as to which it has timely
                                                                            received voting instructions.

                                                                            Shares held by WABCO in its
                                                                            treasury are not voted.
------------------------------------------------------------------------------------------------------------

  Quorum Requirement:                 A quorum of shareholders is           A quorum of shareholders is
                                      necessary to hold a valid             necessary to hold a valid
                                      meeting.                              meeting.

                                      The presence in person or by          The presence in person or by
                                      proxy at the meeting of holders       proxy at the meeting of holders
                                      of shares representing a              of shares representing a
                                      majority of the votes of the          majority of the votes of the
                                      MotivePower common stock              WABCO common stock entitled to
                                      entitled to vote at the meeting       vote at the meeting is a quorum.
                                      is a quorum. Abstentions count        Abstentions count as present for
                                      as present for establishing a         establishing a quorum. Broker
                                      quorum. Broker "non-votes" and        "non-votes" and shares held by
                                      shares held by MotivePower in         WABCO in its treasury do not
                                      its treasury, if any, do not          count toward a quorum.
                                      count toward a quorum.

                                      A broker non-vote occurs on an        A broker non-vote occurs on an
                                      item when a broker is not             item when a broker is not
                                      permitted to vote on that item        permitted to vote on that item
                                      without instruction from the          without instruction from the
                                      beneficial owner of the shares        beneficial owner of the shares
                                      and no instruction is given.          and no instruction is given.
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                            MOTIVEPOWER MEETING                      WABCO MEETING
------------------------------------------------------------------------------------------------------------
  Shares Beneficially Owned by        941,805 shares of MotivePower         10,279,856 shares of WABCO com-
  MotivePower and WABCO               common stock or 2,511,268 shares      mon stock or 10,397,606 shares
  Directors and Executive             of MotivePower common stock,          of WABCO common stock, including
  Officers as of July 19, 1999:       including exercisable options.        exercisable options. These
                                      These shares represent in total       shares represent in total
                                      approximately 3.48% of the            approximately 30.21% of the
                                      voting power of MotivePower's         voting power of WABCO's voting
                                      voting securities or 9.28%            securities or 30.55% including
                                      including exercisable options.        exercisable options.

                                      We believe these individuals          We believe these individuals
                                      intend to vote in favor of            intend to vote in favor of
                                      approval and adoption of the          approval and adoption of the
                                      merger agreement and other            merger agreement and the merger
                                      proposals recommended by the          and the merger and other
                                      MotivePower Board.                    proposals recommended by the
                                                                            WABCO Board.
------------------------------------------------------------------------------------------------------------

VOTE NECESSARY TO APPROVE MOTIVEPOWER AND WABCO PROPOSALS

----------------------------------------------------------------------------------------------------------
                   ITEM                                               VOTE NECESSARY*
----------------------------------------------------------------------------------------------------------
  Merger Proposals                               MotivePower:  Approval and adoption of the merger
                                                               agreement and the merger requires a
                                                               majority of the votes cast by holders of
                                                               the MotivePower common stock present in
                                                               person or by proxy at the special meeting.
                                                               Abstentions and broker "non-votes" have no
                                                               effect on the vote to approve the merger
                                                               and the merger agreement.

                                                 WABCO:        Approval and adoption of the merger
                                                               agreement and the merger requires the
                                                               affirmative vote of a majority of the votes
                                                               of all outstanding shares of WABCO common
                                                               stock, whether or not present in person or
                                                               by proxy at the special meeting.
                                                               Abstentions and broker "non-votes" have the
                                                               same effect as a vote against the merger
                                                               and the merger agreement.
----------------------------------------------------------------------------------------------------------

---------------

* Under NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares on the merger proposals if it does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur on the merger proposals, which will (1) have no effect on the vote to approve and adopt the merger agreement and the merger in the case of MotivePower and (2) have the effect of a vote against approval and adoption of the merger agreement and the merger in the case of WABCO. The differences in the effect of abstentions and broker "non-votes" for MotivePower and WABCO are due to differences in state corporate law in Pennsylvania, where MotivePower is incorporated, and Delaware, where WABCO is incorporated.

PROXIES

     Voting Your Proxy. You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

                              How to Vote by Proxy

--------------------------------------------------------------------------------------------------------
                   MOTIVEPOWER                                               WABCO
--------------------------------------------------------------------------------------------------------
  Complete, sign, date and return your proxy card      Complete, sign, date and return your proxy card
  in the enclosed envelope.                            in the enclosed envelope.
--------------------------------------------------------------------------------------------------------

     If you submit your proxy but do not make specific choices, your proxy will follow the Board's recommendations and vote your shares:

--------------------------------------------------------------------------------------------------------
                   MOTIVEPOWER                                               WABCO
--------------------------------------------------------------------------------------------------------
  - "FOR" approval and adoption of the merger          - "FOR" approval and adoption of the merger
    agreement and the merger.                            agreement and the merger.

  - In its discretion as to any other business as      - In its discretion as to any other business as
    may properly come before the MotivePower             may properly come before the WABCO meeting.
    meeting.
--------------------------------------------------------------------------------------------------------

     Revoking Your Proxy. You may revoke your proxy before it is voted by:

          - submitting a new proxy with a later date,

          - notifying your company's corporate secretary in writing before the meeting that you have revoked your proxy, or

          - voting in person at the meeting.

     Voting in person. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on July 19, 1999, the record date for voting.

     People with disabilities. We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write the corporate secretary of your company at least two weeks before your meeting at the number or address under "The Companies" on page I-2.

     Proxy solicitation. We will pay our own costs of soliciting proxies.

     In addition to this mailing, MotivePower and WABCO employees may solicit proxies personally, electronically or by telephone.

     The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy by mail without delay. We reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

     Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for WABCO common stock to former WABCO shareholders as soon as practicable after the completion of the merger.

OTHER BUSINESS; ADJOURNMENTS

     We are not currently aware of any other business to be acted upon at either meeting.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither of us currently intends to seek an adjournment of our meeting.

PRESENCE OF AUDITORS

     Representatives of Deloitte & Touche LLP will be present at the MotivePower meeting to respond to appropriate questions from those of you attending the meeting and to make statements as they may desire.

     Representatives of Arthur Andersen LLP will be present at the WABCO meeting to respond to appropriate questions from those of you attending the meeting and to make statements as they may desire.

                             THE MERGER TRANSACTION

GENERAL

     MotivePower's Board is using this joint proxy statement/prospectus to solicit proxies from the holders of MotivePower common stock for use at the MotivePower meeting. WABCO's Board is also using this document to solicit proxies from the holders of WABCO common stock for use at the WABCO meeting.

  MotivePower Proposal

     At the MotivePower meeting, holders of MotivePower common stock will be asked to vote upon approval and adoption of the merger agreement and the merger.

  WABCO Proposal

     At the WABCO meeting, holders of WABCO common stock will be asked to vote upon approval and adoption of the merger agreement and the merger.

BACKGROUND OF THE MERGER

     The management of each of MotivePower and WABCO continually review their company's respective positions as leaders in the rail products and service industry with the objective of determining what alternatives are available to further enhance shareholder value in the competitive environment of the industry. While both companies believe they have positive future prospects on a stand-alone basis, in recent years, the managements of both MotivePower and WABCO have had conversations with a number of other companies regarding a range of options to improve their competitive positions, including acquisitions or dispositions of assets, possible partnerships, alliances or other significant transactions.

     In March 1998, WABCO and MotivePower formed a joint venture in Mexico to build locomotive and railcar components. In September 1998, WABCO and MotivePower expanded their joint venture to include the repair and maintenance of some of the electronics equipment manufactured by WABCO. On October 26 and 27, 1998, John C. Pope, Chairman of the Board of MotivePower, Michael A. Wolf, President and Chief Executive Officer of MotivePower, Joseph S. Crawford, Executive Vice President and Chief Operating Officer of MotivePower, William E. Kassling, Chairman and Chief Executive Officer of WABCO, and Gregory T.H. Davies, President and Chief Operating Officer of WABCO, attended a ribbon cutting ceremony for the Mexican joint venture. At the ribbon cutting ceremony, the parties discussed the positive aspects of their joint venture and agreed to explore the possibility of expanding and enhancing the joint venture product offerings and pursuing joint opportunities.

     On March 15 and 16, 1999, Messrs. Kassling and Davies participated in tours of MotivePower's plants in Chicago and Boise with Messrs. Pope, Wolf and Crawford. The primary purpose of these tours was to allow Messrs. Kassling and Davies to obtain a better understanding of MotivePower's business, including obtaining an understanding of existing commercial arrangements with customers and suppliers and the products and services offered by MotivePower in order to consider the addition of new product lines to the joint venture.

     On March 19, 1999, Messrs. Pope and Kassling met to discuss the cultural and philosophical differences and similarities of each of the companies.

     On April 8 and 9, 1999, Messrs. Pope, Wolf and Crawford participated in tours of WABCO's plants in Spartanburg, Germantown, Hamilton and Chicago with Messrs. Kassling and Davies. The primary purpose of these tours was to allow Messrs. Pope, Wolf and Crawford to obtain a better understanding of WABCO's business, including obtaining an understanding of existing commercial arrangements with customers and suppliers and the products and services offered by WABCO in order to consider the addition of new product lines to the joint venture.

     At a special meeting of the MotivePower Board on April 12, 1999, Mr. Pope briefed the MotivePower Board on the WABCO and MotivePower plant tours and the possibility of a combination transaction between

MotivePower and WABCO. The MotivePower Board discussed the issues regarding a possible merger and authorized Mr. Pope to continue to pursue discussions with WABCO. At the April 12 meeting, the MotivePower Board created a special committee comprised of James P. Miscoll, Lee B. Foster II and Mr. Pope to investigate, analyze and negotiate any potential business combination.

     On April 13, 1999, Messrs. Pope, Wolf, Crawford, Kassling, William Fabrizio, Chief Financial Officer of MotivePower, Alvaro Garcia-Tunon, Vice President-Treasurer of WABCO, and George Socher, Vice President-Corporate Controller of WABCO, attended a meeting where presentations relating to the businesses of each of MotivePower and WABCO were made by each company. A reciprocal confidentiality agreement was entered effective March 15, 1999.

     On April 14, 1999, MotivePower entered into an engagement letter relating to the retention of Wasserstein Perella as MotivePower's financial advisor for the proposed transaction with WABCO.

     On April 26, 1999, the special committee of the MotivePower Board met to discuss strategic issues related to a possible merger between MotivePower and WABCO. Also, on April 26, 1999, at a regular meeting of the MotivePower Board, Mr. Pope updated the MotivePower Board on the discussions with WABCO.

     On April 29,1999, MotivePower management and MotivePower's financial and legal advisors and independent accountants met with WABCO management and WABCO's financial and legal advisors and independent accountants. At the meeting, MotivePower management and WABCO management each gave a presentation relating to their respective businesses and strategic plans. At the meeting, the parties discussed the legal, business, accounting and financial due diligence process and general structuring issues.

     On May 5 and 6, 1999, senior members of MotivePower management and MotivePower's financial advisors met with senior members of WABCO management and WABCO's financial advisors to discuss some due diligence issues.

     On May 10, 1999, the special committee of the MotivePower Board met to discuss the progress WABCO and MotivePower had made in their discussions during the last few weeks.

     On May 12, 1999, the special committee of the MotivePower Board met to discuss issues relating to the structuring of a combination between MotivePower and WABCO. In addition, the special committee discussed some of the terms of the first draft of a merger agreement prepared by MotivePower's legal counsel, including provisions relating to termination, break-up fees and the right of MotivePower to consider and enter into an alternate transaction.

     On May 13, 1999, MotivePower's legal counsel delivered a first draft of the merger agreement to WABCO and its advisors. On May 21, WABCO's legal counsel provided written comments on this draft to MotivePower and its advisors. Thereafter, until the execution of the merger agreement on June 2, MotivePower and WABCO and their advisors continued to negotiate the provisions of this agreement. On May 25, a draft of a form of stock option agreement was provided to WABCO and its advisors.

     On May 13, 1999, WABCO entered into an engagement letter relating to the retention of CSFB as WABCO's financial advisor for the proposed transaction with MotivePower.

     At a special meeting of the MotivePower Board on May 18, 1999, MotivePower's directors were briefed on the objectives and strategic benefits, both near-term and longer-term, from a merger with WABCO and the possibility of further enhancing shareholder value over what could be achieved on a stand-alone basis, as well as on the status of the discussions with WABCO. MotivePower management and MotivePower's financial and legal advisors and its independent accountants reported on their due diligence review of WABCO. MotivePower's financial advisor then presented its preliminary financial analysis of the merger. MotivePower's independent public accountants discussed accounting matters relating to the merger. MotivePower's legal counsel reviewed legal matters pertaining to the proposed transaction. The MotivePower Board authorized MotivePower management to continue discussions with WABCO.

     On May 18, 1999, WABCO's financial, accounting and legal counsel made a presentation to all WABCO directors regarding the proposed transaction and the status of due diligence. After this presentation, the WABCO Board held a special meeting to discuss the proposed transaction. At this meeting the WABCO Board discussed the status of due diligence, corporate governance issues and the proposed transaction structure. Management of WABCO was authorized and directed to continue to finalize due diligence and to further negotiate corporate governance, transaction structure and pricing issues.

     On May 19, 1999, Messrs. Pope and Kassling spoke by telephone to discuss strategic and corporate governance issues.

     On May 20, 1999, Mr. Pope and Mr. Kassling spoke by telephone and continued their discussion regarding strategic and corporate governance issues.

     At a meeting of the MotivePower special committee held on May 25, 1999, MotivePower management and MotivePower's financial and legal advisors and its independent accountants updated the special committee on further due diligence performed with respect to WABCO and the status of the discussions pertaining to the proposed merger.

     On May 26, 1999, MotivePower's financial and legal advisors had a telephone conference with WABCO's financial and legal advisors. On the telephone conference the parties discussed due diligence issues and some of the open issues in the merger agreement.

     On May 27, 1999, the MotivePower Board held a special meeting at which it was updated on due diligence performed with respect to WABCO, the status of discussions between MotivePower and WABCO and various financial, accounting and legal considerations of the proposed transaction.

     On May 27, 1999, the WABCO Board held a special meeting to discuss the status of due diligence, deal structure and the progress of the negotiations. At this meeting, WABCO's legal counsel made a presentation about the terms and conditions of the merger agreement and the stock option agreements.

     On the evening of May 27, Messrs. Kassling, Pope and James P. Kelley, a director of WABCO, met and discussed some unresolved terms of the merger, including board composition and the exchange ratio.

     On June 1, 1999, Messrs. Kassling and Pope had telephone conversations where they discussed board representation and the composition and function of some of the committees of the MotivePower Board. Messrs. Kassling and Pope also discussed Mr. Pope's duties, responsibilities and powers as Chairman of MotivePower and Mr. Kassling's future duties, responsibilities and powers as Chief Executive Officer of MotivePower.

     On June 1, 1999, the WABCO Board held a special meeting to discuss the status of due diligence, corporate governance issues, acceptable exchange ratios and the proposed transaction generally.

     At a special meeting held on the morning of June 2, 1999, the MotivePower Board was updated on due diligence performed with respect to WABCO and reviewed with its legal and financial advisors the principal terms of the merger agreement and stock option agreements and various financial, legal, accounting and other issues relating to the merger. The MotivePower Board discussed possible exchange ratios.

     At a special meeting of the WABCO Board on June 2, 1999, WABCO's legal counsel reviewed legal matters pertaining to the proposal transaction. The WABCO Board also discussed and identified the parameters of the exchange ratio within which it would be prepared to authorize WABCO to enter into the merger agreement and stock option agreements. CSFB orally delivered its fairness opinion to the WABCO Board. After due consideration, the WABCO Board unanimously approved the merger agreement, the stock option agreements and the related merger matters described in this document and determined to recommend that the WABCO shareholders adopt and approve the merger agreement and the merger, all subject to negotiation of an exchange ratio within the parameters specified by the WABCO Board. The WABCO Board authorized WABCO's financial advisor and some of the members of management to negotiate an exchange ratio within the approved parameters.

     Promptly after the conclusion of the special meeting of the WABCO Board, WABCO's financial advisor telephoned MotivePower's financial advisor to further negotiate the exchange ratio. The result of these negotiations was that WABCO's financial advisor and Mr. Kassling advised MotivePower's financial advisors and Mr. Pope, respectively, that WABCO would not be willing to enter into the proposed transactions at an exchange ratio of less than 1.3, which ratio was within the parameters approved by the WABCO Board and was consistent with CSFB's fairness opinion.

     At a special meeting of the MotivePower Board held late in the afternoon on June 2, 1999 to consider the merger, the MotivePower Board discussed the exchange ratio that had been proposed by the WABCO Board. The MotivePower Board then reviewed the terms of the proposed merger agreement and stock option agreements. MotivePower's legal advisors reviewed various legal considerations relating to the proposed merger. The MotivePower Board then received a financial presentation from and the oral fairness opinion of Wasserstein Perella. Following these presentations, and a discussion regarding the strategic benefits of the proposed merger and of the terms and conditions of the merger agreement and the stock option agreements, the MotivePower Board unanimously approved the merger agreement and the stock option agreements and determined to recommend that the MotivePower shareholders adopt and approve the merger agreement and merger.

     Following the approval of their Boards, MotivePower and WABCO executed the merger agreement and the stock option agreements, and issued a joint press release promptly thereafter prior to the opening of NYSE trading.

     On July 19, 1999, MotivePower and WABCO amended the merger agreement in certain minor respects.

MOTIVEPOWER'S SENIOR MANAGEMENT TEAM

     Our senior management team is expected to consist of the 6 individuals named below.

    John C. Pope                                  Chairman of the Board
    William E. Kassling                           Chief Executive Officer
    Gregory T.H. Davies                           President and Chief Operating Officer
    Joseph S. Crawford, Jr.                       Executive Vice President, Railroad
    Robert J. Brooks                              Senior Vice President, Chief Financial
                                                  Officer and Secretary
    William F. Fabrizio                           Senior Vice President, Mergers and
                                                  Acquisitions

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE MOTIVEPOWER BOARD

     At a meeting of the MotivePower Board held on June 2, 1999, after due consideration, the MotivePower Board unanimously:

          (1) determined that the merger agreement, the merger, the MotivePower stock option agreement, the WABCO stock option agreement and the related transactions are advisable, consistent with, in furtherance of and otherwise in the best interests of MotivePower and its shareholders,

          (2) approved the merger agreement, the merger, the stock option agreements and the related transactions, and

          (3) determined to recommend that the shareholders of MotivePower approve and adopt the merger agreement and the merger.

     Accordingly, the MotivePower Board recommends that the MotivePower shareholders vote "FOR" the approval and adoption of the merger agreement and the merger.

     In approving the transaction and making these recommendations, the MotivePower Board consulted with MotivePower's management as well as its outside legal counsel and financial advisor, and considered, among other things, the following material factors:

          (1) the business, operations, financial condition, earnings and prospects of each of MotivePower and WABCO; in making its determination, the MotivePower Board took into account its familiarity with, and the results of MotivePower's due diligence review of, WABCO's business, operations, financial condition, earnings and prospects;

          (2) the scale, scope and strength of the operations of the combined company, which will create a premier supplier of products and services for the railroad industry;

          (3) the competitive advantage that the combined company could achieve through the combination of WABCO's technological strengths as a designer and producer of electronic controls, monitors and air brakes with MotivePower's strengths as a producer and servicer of locomotives along with the minimal product overlap between the two companies;

          (4) the further competitive advantage that the combined company would have as a result of incorporating WABCO's considerable process technology and know-how in production of products made by MotivePower;

          (5) the benefits that the combined company could achieve by cross-selling products and services to the customers of the other with minimal existing product overlap;

          (6) the anticipated financial impact of the proposed transaction on the combined company's future financial performance;

          (7) the expectation that the merger would create opportunities for significant operational and financial cost savings, including significant operating advantages relative to competitors and to MotivePower on a stand-alone basis;

          (8) the possibility, as alternatives to the merger, of pursuing an acquisition of or a business combination or joint venture with an entity other than WABCO and the MotivePower Board's conclusion that a transaction with WABCO is more feasible, and is expected to yield greater benefits, than the likely alternatives; the MotivePower Board reached this conclusion for reasons such as WABCO's interest in pursuing a transaction with MotivePower, and MotivePower management's assessment of the alternatives and the expected benefits of the merger and compatibility of the companies as described above;

          (9) the fact that WABCO shareholders would hold approximately 55% of the outstanding stock of the combined company after the merger, on a fully diluted basis, excluding shares held by the WABCO ESOP;

          (10) the intended accounting of the merger as a pooling of interests which results in combined financial statements prepared on a basis consistent with the underlying view that shareholder interests in the two companies have simply been combined, and in the preservation of the historical cost approach for both MotivePower and WABCO;

          (11) the ability to complete the merger as a tax-free reorganization for U.S. federal income tax purposes;

          (12) the terms and conditions of the merger agreement, including the fact that shares of MotivePower common stock are being issued in the merger, that, subject to specified limitations, each company may provide information to interested third-party bidders if its board determines in good faith after consultation with legal counsel that it is necessary to do so to avoid a breach of its fiduciary duties to the company or its shareholders, that although the merger agreement may be terminated after November 30, 1999 due to the failure of the conditions to the merger to be met, the merger agreement provides for its earlier termination on or prior to July 17, 1999 to enable either party to enter into an alternative transaction, and each party's agreement to pay the other a $15 million break-up fee and specified out-of-pocket expenses under specified circumstances and to enter into the stock option agreements (see "The Merger Agreement -- Conditions to the Completion of the Merger" on page I-68, "The Merger Agreement -- Termination of the Merger Agreement" on page I-69 and "The Merger Agreement -- Stock Option Agreements" on page I-71);

          (13) the grant to MotivePower of an option to acquire WABCO common stock exercisable under specified circumstances pursuant to the WABCO stock option agreement (see "The Merger Agreement -- Stock Option Agreements" on page I-71);

          (14) the grant to WABCO of an option to acquire MotivePower common stock exercisable under specified circumstances pursuant to the MotivePower stock option agreement (see "The Merger Agreement -- Stock Option Agreements");

          (15) that while the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination with MotivePower and that the MotivePower stock option agreement could prevent an alternative business combination with MotivePower from being accounted for as a pooling of interests, these provisions would not preclude bona fide alternative proposals, and that the size of the termination fee was reasonable in light of the size and benefits of the transaction;

          (16) the role that MotivePower's current management is expected to have in the management of the combined company, in particular MotivePower management's participation in the transition and the intention of MotivePower and WABCO to capitalize on the best management resources of both companies in the combined company;

          (17) the corporate governance structure reflected in the merger agreement, including that immediately after the merger the MotivePower Board would be comprised of an equal number of directors from MotivePower and WABCO and that seven of the WABCO Board's members would become directors of MotivePower, as described under "The Merger
     Agreement -- MotivePower Board and Related Matters" on page I-64, and that deadlocks on the MotivePower Board would be referred to an Executive Committee of MotivePower, a majority of members of which would be former WABCO directors and the Chairman of which would initially be the former Chief Executive Officer of WABCO;

          (18) the interests that executive officers and directors of MotivePower may have with respect to the merger in addition to their interests as shareholders of MotivePower generally (see "Interests of Certain Persons in the Merger" on page I-57);

          (19) the analyses and presentations of Wasserstein Perella, and Wasserstein Perella's written opinion to the effect that, as of June 2, 1999, and based upon and subject to the various considerations set forth in its opinion, the exchange ratio was fair from a financial point of view to MotivePower;

          (20) the challenges of combining the businesses and cultures of two corporations of this size and the attendant risk of not achieving the expected cost savings and revenue synergies, as discussed under "Risk Factors" on page I-13 and "Cautionary Statement Concerning Forward-Looking Statements" on page I-19, and of diverting management focus and resources from other strategic opportunities and operational matters for an extended period of time;

          (21) the amount of WABCO's outstanding indebtedness and the fact that the combined company would be more highly leveraged than MotivePower on a stand-alone basis;

          (22) the fact that the number of shares of MotivePower common stock to be issued to the shareholders of WABCO in the merger is a fixed number of shares per share of WABCO common stock that will not fluctuate due to changes in the share price of MotivePower;

          (23) the increased market capitalization and public stockholding that the combined company would have in contrast to that of either company individually which should provide greater liquidity to each company's shareholders;

          (24) the lack of availability of dissenters' rights; and

          (25) the likelihood of consummation of the merger.

     In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the MotivePower Board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The MotivePower Board relied on the experience and expertise of Wasserstein Perella, its financial advisor, for quantitative analysis of the financial terms of the merger. See "Opinions of Financial Advisors -- Opinion of MotivePower Financial Advisor" on page I-47. In addition, the MotivePower Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the MotivePower Board's ultimate determination, but rather the MotivePower Board conducted an overall analysis of the factors described above, including through discussions with and questioning of MotivePower's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the MotivePower Board may have given different weight to different factors.

     The MotivePower Board considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination. However, the general view of the MotivePower Board was that items 9, 14, 17, 20, 21 and 24 above were unfavorable factors relating to the transaction, and that the other reasons and factors described above were generally considered favorable.

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE WABCO BOARD

     At a meeting of the WABCO Board held on June 2, 1999, after due consideration, the WABCO Board unanimously:

          (1) determined that the merger agreement, the merger, the MotivePower stock option agreement, the WABCO stock option agreement and the related transactions are advisable, consistent with, in furtherance of and otherwise in the best interests of WABCO and its shareholders,

          (2) approved the merger agreement, the merger, the stock option agreements and the related transactions, and

          (3) determined to recommend that the shareholders of WABCO approve and adopt the merger agreement and the merger.

     Accordingly, the WABCO Board recommends that the WABCO shareholders vote "FOR" the approval and adoption of the merger agreement and the merger.

     In approving the transaction and making these recommendations, the WABCO Board consulted with WABCO's management as well as its outside legal counsel and financial advisor, and considered the following material factors:

          (1) the business, operations, financial condition, earnings and prospects of each of MotivePower and WABCO; in making its determination, the WABCO Board took into account its familiarity with, and the results of WABCO's due diligence review of, MotivePower's business, operations, financial condition, earnings and prospects;

          (2) the anticipated scale, scope and strength of the operations of the combined company, which will create a premier supplier of products and services for the railroad industry;

          (3) the competitive advantage that the combined company could achieve through the combination of WABCO's technological strengths as a designer and producer of electronic controls, monitors and air brakes with MotivePower's strengths as a producer and servicer of locomotives along with the minimal product overlap between the two companies;

          (4) the further competitive advantage that the combined company would have as a result of incorporating WABCO's considerable process technology and know-how in production of products made by MotivePower;

          (5) the benefits that the combined company could achieve by marketing the combined company's products and services to the customers of the other with minimal existing product overlap;

          (6) the anticipated financial impact of the proposed transaction on the combined company's future financial performance;

          (7) the expectation that the merger would create opportunities for significant operational and financial cost savings, including significant operating advantages relative to competitors and to WABCO on a stand-alone basis;

          (8) the possibility, as alternatives to the merger, of pursuing an acquisition of or a business combination or joint venture with an entity other than MotivePower and the WABCO Board's conclusion that a transaction with MotivePower is more feasible, and is expected to yield greater benefits, than the likely alternatives; the WABCO Board reached this conclusion for reasons including MotivePower's interest in pursuing a transaction with WABCO, and WABCO management's assessment of the alternatives and the expected benefits of the merger and compatibility of the companies as described above;

          (9) the fact that WABCO shareholders would hold approximately 55% of the outstanding stock of the combined company after the merger, on a fully diluted basis, excluding shares held by the WABCO ESOP;

          (10) the intended accounting of the merger as a pooling of interests which results in combined financial statements prepared on a basis consistent with the underlying view that shareholder interests in the two companies have simply been combined, and in the preservation of the historical cost approach for both MotivePower and WABCO;

          (11) the ability to complete the merger as a tax-free reorganization for U.S. federal income tax purposes;

          (12) the terms and conditions of the merger agreement, including the fact that MotivePower would be the surviving corporation in the merger, that, subject to specified limitations, each company may provide information to interested third-party bidders if its board determines in good faith after consultation with legal counsel that it is necessary to do so to avoid a breach of its fiduciary duties to the company or its shareholders, that although the merger agreement may be terminated after November 30, 1999 due to the failure of the conditions to the merger to be met, the merger agreement provides for its earlier termination on or prior to July 17, 1999 to enable either party to enter into an alternative transaction, and each party's agreement to pay the other a $15 million break-up fee and specified out-of-pocket expenses under specified circumstances and to enter into the stock option agreements (see "The Merger Agreement -- Conditions to the Completion of the Merger" on page I-68, "The Merger Agreement -- Termination of the Merger Agreement" on page I-69 and "The Merger Agreement -- Stock Option Agreements" on page I-71);

          (13) the grant to MotivePower of an option to acquire WABCO common stock exercisable under specified circumstances pursuant to the WABCO stock option agreement (see "The Merger Agreement -- Stock Option Agreements" on page I-71);

          (14) the grant to WABCO of an option to acquire MotivePower common stock exercisable under specified circumstances pursuant to the MotivePower stock option agreement (see "The Merger Agreement -- Stock Option Agreements" on page I-71);

          (15) that while the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination with WABCO and that the WABCO stock option agreement could prevent an alternative business combination with WABCO from being accounted for as a pooling of interests, these provisions would not preclude bona fide alternative proposals, and that the size of the termination fee was reasonable in light of the size and benefits of the transaction;

          (16) the role that WABCO's and MotivePower's current management is expected to have in the management of the combined company, in particular WABCO management's participation in the senior management of the surviving corporation, the continuation of Mr. Pope as Chairman of MotivePower, and the intention of WABCO and MotivePower to capitalize on the best management resources of both companies in the combined company;

          (17) the corporate governance structure reflected in the merger agreement, including that immediately after the merger the MotivePower Board would be comprised of an equal number of directors from MotivePower and WABCO and that seven of the WABCO Board's members would become directors of MotivePower, as described under "The Merger
     Agreement -- MotivePower Board and Related Matters" on page I-64, that specified deadlocks on the MotivePower Board would be referred to an Executive Committee of MotivePower, a majority of members of which would be former WABCO directors and the Chairman of which would initially be Mr. Kassling, Chief Executive Officer of WABCO, and the other provisions of MotivePower's corporate governance documents that will become effective upon consummation of the Merger;

          (18) the interests that some executive officers and directors of WABCO may have with respect to the merger in addition to their interests as shareholders of WABCO generally (see "Interests of Certain Persons in the Merger" on page I-57);

          (19) the analyses and presentations of Credit Suisse First Boston, and Credit Suisse First Boston's written opinion to the effect that, as of June 2, 1999, and based upon and subject to the various considerations set forth in its opinion, the exchange ratio was fair from a financial point of view to WABCO;

          (20) the challenges of combining the businesses and cultures of two corporations of this size and the attendant risk of not achieving the expected cost savings and revenue synergies, as discussed under "Risk Factors" on page I-13 and "Cautionary Statement Concerning Forward-Looking Statements" on page I-19 and of diverting management focus and resources from other strategic opportunities and operational matters for an extended period of time;

          (21) the amount of WABCO's outstanding indebtedness and the fact that the combined company would be less highly leveraged than WABCO on a stand-alone basis;

          (22) the fact that the number of shares of MotivePower common stock to be issued to the shareholders of WABCO in the merger is a fixed number of shares per share of WABCO common stock that will not fluctuate due to changes in the share price of MotivePower;

          (23) the increased market capitalization and public stockholding that the combined company would have in contrast to that of either company individually which should provide greater liquidity to each company's shareholders;

          (24) the necessity to terminate prior to the merger the existing voting trust arrangements and stockholders agreement among various of the WABCO stockholders in order to facilitate the intended accounting as a pooling of interests;

          (25) the lack of availability of dissenters' rights; and

          (26) the likelihood of consummation of the merger.

     In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the WABCO Board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The WABCO Board relied on the experience and expertise of Credit Suisse First Boston, its financial advisor, for quantitative analysis of the financial terms of the merger. See "Opinions of Financial Advisors -- Opinion of WABCO Financial Advisor" on page I-52. In addition, the WABCO Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the WABCO Board's ultimate determination, but rather the WABCO Board conducted an overall analysis of the factors described above, including thorough discussions with and questioning of WABCO's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the WABCO Board may have given different weight to different factors.

     The WABCO Board considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination. However, the general view of the WABCO Board was that items 13, 20, 24 and 25 above were unfavorable factors relating to the transaction, and that the other reasons and factors described above were generally considered favorable.

ACCOUNTING TREATMENT

     MotivePower and WABCO intend for the merger to be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

     Management of MotivePower and WABCO expect that the merger will be treated as a pooling of interests transaction for accounting purposes.

     The receipt of letters from Deloitte & Touche LLP and Arthur Andersen LLP dated as of the closing date of the merger to the effect that the merger will qualify for pooling of interests accounting treatment is a condition to the closing of the merger.

     Under the pooling of interests accounting method, the reported balance sheet amounts and results of operations of the separate companies for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined financial position and results of operations for MotivePower. See "Unaudited Pro Forma Condensed Combined Financial Statements."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material United States federal income tax consequences of the merger. The discussion that follows is based on and subject to the Internal Revenue Code, Treasury Regulations under the Internal Revenue Code, existing administrative interpretations and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect, and all of which are subject to differing interpretation. The following discussion does not address the effects of the merger under any state, local or foreign tax laws.

     The tax treatment of a WABCO shareholder may vary depending upon the shareholder's particular situation, and certain WABCO shareholders, including insurance companies, tax-exempt organizations, financial institutions, broker dealers, persons who do not hold WABCO common stock as capital assets, employees of WABCO, and individuals who hold WABCO common stock as part of a straddle or conversion transaction, may be subject to special rules not discussed below. For example, special rules not discussed below might apply to WABCO's ESOP. Each WABCO shareholder is urged to consult his or her tax advisor with respect to the specific tax consequences of the merger, including the effect of United States federal, state and local, and foreign and other tax rules, and the effect of possible changes in tax laws.

     It is a condition to the obligation of MotivePower to effect the merger that MotivePower receive an opinion from its counsel, Sidley & Austin, and it is a condition to the obligation of WABCO to effect the merger that WABCO receive an opinion from its counsel, Kirkland & Ellis, in each case to the effect that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes, and in each case to the following effect:

        Tax Consequences to MotivePower and WABCO. For federal income tax purposes, no gain or loss will be recognized by MotivePower or WABCO as a result of the merger.

          Tax Consequences to WABCO Shareholders. For federal income tax purposes, (1) no gain or loss will be recognized by the shareholders of WABCO upon the conversion of their shares of WABCO common stock into shares of MotivePower common stock pursuant to the merger, except with respect to cash, if any, received in lieu of fractional shares of MotivePower common stock, (2) the aggregate tax basis of the shares of MotivePower common stock received in exchange for shares of WABCO common stock pursuant to the merger, including a fractional share of MotivePower common stock for which cash is paid, will be the same as the aggregate tax basis of those shares of WABCO common stock, (3) the holding period for shares of MotivePower common stock received in exchange for shares of WABCO common stock pursuant to the merger will include the holder's holding period for those shares of WABCO common stock, provided those shares of WABCO common stock were held as capital assets by the holder at the effective time of the merger, and
     (4) a shareholder of WABCO who receives cash in lieu of a fractional share of MotivePower common stock will recognize gain or loss equal to the difference, if any, between that shareholder's basis in the fractional share (determined under clause (2) above) and the amount of cash received.

     The opinions described above may not apply to individuals who received WABCO common stock as compensation or to shareholders who or which, for United States federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates.

     Moreover, the opinions described above will be based on some assumptions, and both Sidley & Austin and Kirkland & Ellis will receive and rely upon representations, unverified by counsel, contained in certificates of MotivePower, WABCO and possibly others. The inaccuracy of any of those assumptions or representations might jeopardize the validity of the opinions rendered. Those opinions will neither bind the IRS nor preclude the IRS from adopting positions contrary to those expressed above, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Neither MotivePower nor WABCO intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

     Under the merger agreement, WABCO or, after the effective time of the merger, MotivePower, as the surviving corporation, on behalf of WABCO, will pay or cause to be paid any real property transfer, gains or similar taxes imposed as a result of the merger. Although the matter is not free from doubt, because of the absence of legislative, judicial or administrative, or other authority directly on point, in the event that the WABCO shareholders are held to be liable for any transfer and gains taxes, payment of such taxes by WABCO or MotivePower, as the surviving corporation, on behalf of WABCO might be characterized as a dividend taxable to the WABCO shareholders for federal income tax purposes.

     WE INTEND THIS DISCUSSION TO PROVIDE ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. WE DO NOT INTEND THAT IT BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, AS NOTED ABOVE, WE DO NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.

REGULATORY MATTERS

     U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules, the merger may not be completed until notifications have been given, required information has been furnished to the FTC and specified waiting period requirements have been satisfied. On June 22, 1999 MotivePower and WABCO each filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division of the United States Department of Justice. On July 19, 1999, MotivePower and WABCO received notice of early termination of the waiting period under the HSR Act. At any time before or after the consummation of the merger, the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of MotivePower and WABCO. At any time before or after the consummation of the merger and notwithstanding that the HSR Act waiting period has expired, any state could take action under the antitrust laws as it deems necessary or desirable for the public interest. This action could include seeking to enjoin the consummation of the merger or seeking divestiture of WABCO or businesses of MotivePower or WABCO. Private parties may also seek to take legal action under the antitrust laws under specified circumstances.

     Other Laws. MotivePower and WABCO conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. MotivePower and WABCO are currently in the process of reviewing whether other filings or approvals may be required or desirable in these other jurisdictions. We recognize that some of these filings may not be completed before the closing, and that some of these approvals, which are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction, may not be obtained prior to the closing.

APPRAISAL RIGHTS

     Holders of MotivePower common stock are not entitled to dissenters' appraisal rights under Pennsylvania law in connection with the merger. Holders of WABCO common stock are not entitled to dissenters' appraisal rights under Delaware law in connection with the merger because the shares of MotivePower common stock that they will be entitled to receive in the merger will be listed on the NYSE at the closing. See " -- Comparison of Shareholder
Rights -- Appraisal Rights" on page II-8.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

     This joint proxy statement/prospectus does not cover any resales of the MotivePower common stock to be received by the shareholders of WABCO upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

     All shares of MotivePower common stock received by WABCO shareholders in the merger will be freely transferable, except that shares of MotivePower common stock received by persons who are deemed to be "affiliates" of WABCO under the Securities Act of 1933, as amended, at the time of the WABCO meeting may be resold by them only in transactions permitted by Rule 145 under the 1933 Act or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of WABCO for these purposes generally include individuals or entities that control, are controlled by or are under common control with WABCO and include directors and executive officers of WABCO. The merger agreement requires WABCO to use its reasonable best efforts to cause each affiliate to execute a written agreement to the effect that they will not offer, sell or otherwise dispose of any of the shares of MotivePower common stock issued to them in the merger in violation of the 1933 Act or the related SEC rules.

     In addition, each of the directors and some of the executive officers of MotivePower and WABCO have executed written agreements prohibiting them from selling, transferring or otherwise disposing of, or acquiring or selling any options or other securities relating to, securities of MotivePower or WABCO that would be intended to reduce the individual's risk relative to any shares of MotivePower common stock or WABCO common stock beneficially owned by him or her during the period beginning 30 days prior to the closing and ending at the time when financial results covering at least 30 days of combined operations of MotivePower and WABCO have been publicly released by MotivePower after the merger.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     MotivePower common stock and WABCO common stock are each listed on the NYSE. MotivePower's ticker symbol on the NYSE is "MPO" and WABCO's ticker symbol on the NYSE is "WAB." The following table shows, for the periods indicated, the high and low of the last reported closing prices per share of MotivePower common stock and WABCO common stock, as reported on the Consolidated Tape, and the dividends per share. The MotivePower information has been restated to reflect the effects of a three-for-two common stock split in the form of a 50 percent stock dividend effective April 2, 1999.

                                           MOTIVEPOWER COMMON STOCK        WABCO COMMON STOCK
                                          --------------------------   --------------------------
                                           HIGH     LOW     DIVIDEND    HIGH     LOW     DIVIDEND
                                          ------   ------   --------   ------   ------   --------
1997
  First Quarter.........................  $ 7.59   $ 5.17      $--     $14.25   $12.25   $   0.01
  Second Quarter........................   10.75     7.17      --       20.00    12.75       0.01
  Third Quarter.........................   18.17    10.17      --       23.13    17.88       0.01
  Fourth Quarter........................   19.25    13.17      --       27.88    21.88       0.01
1998
  First Quarter.........................  $18.67   $13.17      $--     $29.81   $23.00   $   0.01
  Second Quarter........................   19.33    18.71      --       29.81    24.00       0.01
  Third Quarter.........................   19.92    13.17      --       26.75    17.13       0.01
  Fourth Quarter........................   21.50    11.04      --       24.81    19.25       0.01
1999
  First Quarter.........................  $21.54   $15.09      $--     $23.63   $17.75   $   0.01
  Second Quarter........................   20.13    14.38      --       25.94    20.31       0.01
  Third Quarter (through July 19,
     1999)..............................

---------------

     On June 2, 1999, the last full trading day before the public announcement of the proposed merger, the last reported closing price was $16.63 for MotivePower common stock and $23.31 for WABCO common stock. On July 19, 1999, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the last reported closing price was $18.06 for MotivePower common stock and $23.13 for WABCO common stock. We urge you to obtain current market quotations prior to making any decision with respect to the merger.

     Following the merger, MotivePower common stock will be traded on the NYSE under the ticker symbol "MPO."

     The merger agreement permits WABCO to pay, prior to the closing, regular quarterly cash dividends to shareholders. MotivePower has not historically paid a dividend.

     After completion of the merger, the combined company's Board will review and vote on whether to pay a quarterly dividend on the combined company's common stock. We advise WABCO shareholders that the Board may choose to no longer pay a dividend on your shares.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of income of MotivePower and WABCO giving effect to the merger using the pooling of interests method of accounting for a business combination.

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited consolidated financial statements of MotivePower for the years ended December 31, 1998, 1997 and 1996 and the unaudited consolidated financial statements for the three months ended March 31, 1999 and 1998 and from the audited consolidated financial statements of WABCO for the years ended December 31, 1998, 1997 and 1996 and the unaudited consolidated financial statements for the three months ended March 31, 1999 and 1998. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC. See "Where You Can Find More Information" on page III-1.

     The unaudited pro forma condensed combined statements of income for the years ended December 31, 1998, 1997 and 1996 and for the three months ended March 31, 1999 and 1998 assume the merger was effected on January 1, 1996. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on March 31, 1999. The accounting policies of MotivePower and WABCO are substantially comparable. However, adjustments were made to conform the classification of amortization expense and income taxes receivable in the unaudited pro forma condensed combined financial statements.

     The unaudited pro forma combined financial information is for illustrative purposes only. The MotivePower and WABCO combined company may have performed differently had they always been combined. The unaudited pro forma condensed combined financial information may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              AS OF MARCH 31, 1999

                                            MOTIVEPOWER         WABCO         PRO FORMA     PRO FORMA
                                           (AS REPORTED)    (AS REPORTED)    ADJUSTMENTS     COMBINED
                                           -------------    -------------    -----------    ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
  Cash...................................    $  11,170        $   4,627       $             $   15,797
  Accounts receivable....................       56,615          137,921                        194,536
  Inventories............................       99,539          107,703                        207,242
  Deferred taxes.........................        7,639           12,842                         20,481
  Other..................................        7,661            8,731          (2,220)        14,172
                                             ---------        ---------       ---------     ----------
          Total current assets...........      182,624          271,824          (2,220)       452,228

Property, plant and equipment............      154,726          223,849                        378,575
Accumulated depreciation.................      (58,249)         (95,783)                      (154,032)
                                             ---------        ---------       ---------     ----------
  Property, plant and equipment, net.....       96,477          128,066                        224,543

Other assets
  Goodwill and other intangibles.........       87,571          196,535                        284,106
  Underbillings..........................       26,868               --                         26,868
  Other noncurrent assets................       14,272           13,035                         27,307
                                             ---------        ---------       ---------     ----------
          Total other assets.............      128,711          209,570                        338,281
                                             ---------        ---------       ---------     ----------
          Total assets...................      407,812          609,460          (2,220)     1,015,052
                                             =========        =========       =========     ==========
LIABILITIES
  Current portion of long-term debt......          557           20,264                         20,821
  Accounts payable.......................       32,780           51,347                         84,127
  Accrued income taxes...................           --           10,039          (2,220)         7,819
  Customer deposits......................          282           17,310                         17,592
  Other accrued liabilities..............       33,453           51,802          41,000        126,255
                                             ---------        ---------       ---------     ----------
          Total current liabilities......       67,072          150,762          38,780        256,614
Long-term debt...........................      133,607          450,226                        583,833
Accrued pension and postretirement
  costs..................................           --           20,454                         20,454
Commitments and contingencies............       17,692               --                         17,692
Deferred income taxes....................        1,419            3,533                          4,952
Other long-term liabilities..............        1,385            3,847                          5,232
                                             ---------        ---------       ---------     ----------
          Total liabilities..............      221,175          628,822          38,780        888,777

SHAREHOLDERS' EQUITY
Preferred stock..........................           --               --                             --
Common stock.............................          260              474             148            882
Additional paid-in capital...............      207,418          108,066        (187,162)       128,322
Treasury stock, at cost..................       (5,986)        (187,014)        187,014         (5,986)
Unearned ESOP shares, at cost............           --         (127,397)                      (127,397)
Retained earnings........................      (15,368)         193,965         (41,000)       137,597
Deferred compensation....................        5,634             (103)                         5,531
Accumulated other comprehensive income
  (loss).................................       (5,321)          (7,353)                       (12,674)
                                             ---------        ---------       ---------     ----------
          Total shareholders' equity.....      186,637          (19,362)        (41,000)       126,275
                                             ---------        ---------       ---------     ----------
  Liabilities and shareholders' equity...    $ 407,812        $ 609,460       $  (2,220)    $1,015,052
                                             =========        =========       =========     ==========

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                            MOTIVEPOWER         WABCO         PRO FORMA     PRO FORMA
                                           (AS REPORTED)    (AS REPORTED)    ADJUSTMENTS     COMBINED
                                           -------------    -------------    -----------    ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales................................    $ 365,218        $ 670,909       $             $1,036,127
Cost of sales............................     (283,896)        (451,730)                      (735,626)
                                             ---------        ---------       ---------     ----------
     Gross profit........................       81,322          219,179                        300,501
Selling, general and administrative
  expenses...............................      (40,959)         (76,048)          3,426       (113,581)
Engineering expenses.....................           --          (30,436)                       (30,436)
Amortization expense.....................           --           (8,029)         (3,426)       (11,455)
                                             ---------        ---------       ---------     ----------
     Total operating expenses............      (40,959)        (114,513)             --       (155,472)
                                             ---------        ---------       ---------     ----------
     Operating income....................       40,363          104,666              --        145,029
Other income (expense):
     Interest expense....................       (5,894)         (31,217)                       (37,111)
     Other income -- Argentina...........       10,362               --                         10,362
     Other income (expense), net.........        3,950             (919)                         3,031
                                             ---------        ---------       ---------     ----------
     Income before income taxes and
       extraordinary item................       48,781           72,530              --        121,311
Income taxes.............................      (14,554)         (27,561)             --        (42,115)
                                             ---------        ---------       ---------     ----------
Income before extraordinary item.........    $  34,227        $  44,969       $      --     $   79,196
                                             =========        =========       =========     ==========
Earnings per common share-basic:
     Income before extraordinary item....    $    1.28        $    1.79       $      --     $     1.33
                                             =========        =========       =========     ==========
Earnings per common share-diluted:
     Income before extraordinary item....    $    1.23        $    1.75       $      --     $     1.29
                                             =========        =========       =========     ==========
Weighted average shares outstanding:
     Basic...............................       26,771           25,081           7,524         59,376
     Diluted.............................       27,929           25,708           7,712         61,349

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                            MOTIVEPOWER         WABCO         PRO FORMA     PRO FORMA
                                           (AS REPORTED)    (AS REPORTED)    ADJUSTMENTS     COMBINED
                                           -------------    -------------    -----------    ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales................................    $ 305,930        $ 564,441       $             $  870,371
Cost of sales............................     (233,588)        (378,323)                      (611,911)
                                             ---------        ---------       ---------     ----------
     Gross profit........................       72,342          186,118                        258,460
Selling, general and administrative
  expenses...............................      (37,724)         (63,517)          3,333        (97,908)
Engineering expenses.....................           --          (24,386)                       (24,386)
Amortization expense.....................           --           (8,240)         (3,333)       (11,573)
                                             ---------        ---------       ---------     ----------
     Total operating expenses............      (37,724)         (96,143)             --       (133,867)
                                             ---------        ---------       ---------     ----------
     Operating income....................       34,618           89,975              --        124,593
Other income (expense):
     Interest expense....................       (5,163)         (29,729)                       (34,892)
     Other income -- Argentina...........        2,003               --                          2,003
     Other income (expense), net.........          531              344                            875
                                             ---------        ---------       ---------     ----------
     Income before income taxes and
       extraordinary item................       31,989           60,590              --         92,579
Income taxes.............................      (11,713)         (23,327)             --        (35,040)
                                             ---------        ---------       ---------     ----------
Income before extraordinary item.........    $  20,276        $  37,263       $      --     $   57,539
                                             =========        =========       =========     ==========
Earnings per common share-basic:
     Income before extraordinary item....    $    0.76        $    1.45       $      --     $     0.96
                                             =========        =========       =========     ==========
Earnings per common share-diluted:
     Income before extraordinary item....    $    0.74        $    1.42       $      --     $     0.94
                                             =========        =========       =========     ==========
Weighted average shares outstanding:
     Basic...............................       26,541           25,693           7,708         59,942
     Diluted.............................       27,314           26,173           7,851         61,338

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                            MOTIVEPOWER         WABCO         PRO FORMA     PRO FORMA
                                           (AS REPORTED)    (AS REPORTED)    ADJUSTMENTS     COMBINED
                                           -------------    -------------    -----------    ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales................................    $ 291,407        $ 453,512       $             $  744,919
Cost of sales............................     (234,560)        (300,163)                      (534,723)
                                             ---------        ---------       ---------     ----------
     Gross profit........................       56,847          153,349                        210,196
Selling, general and administrative
  expenses...............................      (32,615)         (47,533)          3,407        (76,741)
Engineering expenses.....................           --          (18,244)                       (18,244)
Amortization expense.....................           --           (7,854)         (3,407)       (11,261)
                                             ---------        ---------       ---------     ----------
     Total operating expenses............      (32,615)         (73,631)             --       (106,246)
                                             ---------        ---------       ---------     ----------
     Operating income....................       24,232           79,718              --        103,950
Other income (expense):
     Interest expense....................       (9,143)         (26,152)                       (35,295)
     Other income -- Argentina...........        1,565               --                          1,565
     Other income (expense), net.........        3,633               82                          3,715
                                             ---------        ---------       ---------     ----------
     Income before income taxes and
       extraordinary item................       20,287           53,648              --         73,935
Income taxes.............................       (7,714)         (20,923)             --        (28,637)
                                             ---------        ---------       ---------     ----------
Income before extraordinary item.........    $  12,573        $  32,725       $      --     $   45,298
                                             =========        =========       =========     ==========
Earnings per common share-basic:
     Income before extraordinary item....    $    0.48        $    1.15       $      --     $     0.72
                                             =========        =========       =========     ==========
Earnings per common share-diluted:
     Income before extraordinary item....    $    0.48        $    1.15       $      --     $     0.72
                                             =========        =========       =========     ==========
Weighted average shares outstanding:
     Basic...............................       26,345           28,473           8,542         63,360
     Diluted.............................       26,349           28,473           8,542         63,364

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                            MOTIVEPOWER         WABCO         PRO FORMA     PRO FORMA
                                           (AS REPORTED)    (AS REPORTED)    ADJUSTMENTS     COMBINED
                                           -------------    -------------    -----------    ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales................................    $ 107,274        $ 191,204       $             $  298,478
Cost of sales............................      (79,751)        (129,659)                      (209,410)
                                             ---------        ---------       ---------     ----------
     Gross profit........................       27,523           61,545                         89,068
Selling, general and administrative
  expenses...............................      (12,718)         (21,331)            971        (33,078)
Engineering expenses.....................           --           (8,907)                        (8,907)
Amortization expense.....................           --           (2,410)           (971)        (3,381)
                                             ---------        ---------       ---------     ----------
     Total operating expenses............      (12,718)         (32,648)             --        (45,366)
                                             ---------        ---------       ---------     ----------
     Operating income....................       14,805           28,897              --         43,702
Other income (expense):
     Interest expense....................       (2,194)          (9,096)                       (11,290)
     Other income (expense), net.........         (201)             (66)                          (267)
                                             ---------        ---------       ---------     ----------
     Income before income taxes and
       extraordinary item................       12,410           19,735              --         32,145
Income taxes.............................       (4,532)          (7,346)             --        (11,878)
                                             ---------        ---------       ---------     ----------
Income before extraordinary item.........    $   7,878        $  12,389       $      --     $   20,267
                                             =========        =========       =========     ==========
Earnings per common share-basic:
     Income before extraordinary item....    $    0.29        $    0.49       $      --     $     0.34
                                             =========        =========       =========     ==========
Earnings per common share-diluted:
     Income before extraordinary item....    $    0.28        $    0.48       $      --     $     0.33
                                             =========        =========       =========     ==========
Weighted average shares outstanding:
     Basic...............................       26,986           25,371           7,611         59,968
     Diluted.............................       28,146           25,776           7,733         61,655

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                            MOTIVEPOWER         WABCO         PRO FORMA     PRO FORMA
                                           (AS REPORTED)    (AS REPORTED)    ADJUSTMENTS     COMBINED
                                           -------------    -------------    -----------    ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales................................    $  82,853        $ 158,136       $             $  240,989
Cost of sales............................      (61,497)        (106,340)                      (167,837)
                                             ---------        ---------       ---------     ----------
     Gross profit........................       21,356           51,796                         73,152
Selling, general and administrative
  expenses...............................      (10,353)         (18,498)            826        (28,025)
Engineering expenses.....................           --           (6,438)                        (6,438)
Amortization expense.....................           --           (2,105)           (826)        (2,931)
                                             ---------        ---------       ---------     ----------
     Total operating expenses............      (10,353)         (27,041)             --        (37,394)
                                             ---------        ---------       ---------     ----------
     Operating income....................       11,003           24,755              --         35,758
Other income (expense):
     Interest expense....................       (1,213)          (7,373)                        (8,586)
     Other income (expense), net.........          957              131                          1,088
                                             ---------        ---------       ---------     ----------
     Income before income taxes and
       extraordinary item................       10,747           17,513              --         28,260
Income taxes.............................       (3,627)          (6,655)             --        (10,282)
                                             ---------        ---------       ---------     ----------
Income before extraordinary item.........    $   7,120        $  10,858       $      --     $   17,978
                                             =========        =========       =========     ==========
Earnings per common share-basic:
     Income before extraordinary item....    $    0.27        $    0.43       $      --     $     0.30
                                             =========        =========       =========     ==========
Earnings per common share-diluted:
     Income before extraordinary item....    $    0.26        $    0.42              --     $     0.29
                                             =========        =========       =========     ==========
Weighted average shares outstanding:
     Basic...............................       26,709           24,962           7,489         59,160
     Diluted.............................       27,824           25,669           7,701         61,194

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

Note 1.  Basis of Presentation

     The unaudited pro forma condensed combined statements of income are based on the consolidated financial statements of MotivePower and WABCO for the years ended December 31, 1998, 1997 and 1996 and for the three months ended March 31, 1999 and 1998. The unaudited pro forma condensed combined balance sheet is based on the consolidated financial statements of MotivePower and WABCO at March 31, 1999.

     MotivePower and WABCO consolidated financial statements are prepared in conformity with generally accepted accounting principles and require MotivePower and WABCO management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. In the opinion of MotivePower and WABCO, the unaudited pro forma condensed combined financial statements include all adjustments necessary to present fairly the results of the periods presented. Actual results are not expected to differ materially from these estimates.

Note 2.  Accounting Policies and Financial Statement Classifications

     The accounting policies of MotivePower and WABCO are substantially comparable. The unaudited pro forma combined condensed statements of income reflect reclassification adjustments to conform to the presentation of amortization expense. The unaudited pro forma combined condensed balance sheet reflects a reclassification adjustment to conform the presentation of income taxes receivable and payable.

     Certain revenues, costs and other deductions in the consolidated statements of income for MotivePower and WABCO have been reclassified to conform to the line item presentation in the pro forma condensed combined statements of income. Certain assets and liabilities in the consolidated balance sheets for MotivePower and WABCO have been reclassified to conform to the line item presentation in the pro forma condensed combined balance sheet.

Note 3. Earnings Per Share (as reported), Pro Forma Earnings Per Share and Dividends Per Share

     The MotivePower earnings per share (as reported) have been restated to reflect a three-for-two common stock split in the form of a 50 percent stock dividend effective April 2, 1999.

     The pro forma combined income before extraordinary item per common share is based on income before extraordinary item and the weighted average number of outstanding common shares. Income before extraordinary item per common share - diluted includes the dilutive effect of stock options and restricted stock awards. The pro forma combined weighted average number of outstanding common shares has been adjusted to reflect the exchange ratio of 1.3 shares of MotivePower common stock for each share of WABCO common stock.

     The pro forma combined dividends per share reflect the sum of the dividends paid by MotivePower and WABCO divided by the number of shares that would have been outstanding for the periods, after adjusting the WABCO shares for the exchange ratio of 1.3 shares of MotivePower common stock.

Note 4.  Intercompany Transactions

     Intercompany sales and purchase transactions were not material between the two companies and therefore are not reflected as adjustments to the unaudited pro forma condensed combined financial statements.

Note 5.  Merger-Related and Integration-Related Expenses

     Merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, are estimated to be approximately $20-25 million.

     We estimate that costs of approximately $35-40 million will be incurred for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, operational realignment and related workforce reductions. These expenditures are necessary to reduce costs and operate efficiently. The unaudited pro forma condensed combined financial statements do not reflect the benefits from the expected synergies.

     A one-time pooling-related charge of $41 million has been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1999 and is not reflected in the Unaudited Pro Forma Condensed Combined Statements of Income due to its non-recurring nature. The $41 million charge was based on the maximum estimate of the costs of merger-related and integration-related expenses, net of a 37% tax effect.

Note 6.  Other Pro Forma Adjustments

     A pro forma adjustment has been made to reflect the cancellation of WABCO common stock accounted for as treasury stock and the assumed issuance of MotivePower common stock in exchange for all of the outstanding WABCO common stock based on the exchange ratio of 1.3. The actual number of shares of MotivePower common stock to be issued in connection with the merger will be based on the number of shares of WABCO common stock issued and outstanding at the effective time.

                         OPINIONS OF FINANCIAL ADVISORS

     We each retained our own financial advisor to assist us and our Boards in our consideration of valuation, financial and other matters relating to the merger. MotivePower retained Wasserstein Perella & Co., Inc. as its financial advisor, and WABCO retained Credit Suisse First Boston Corporation as its financial advisor.

OPINION OF MOTIVEPOWER FINANCIAL ADVISOR

     The MotivePower Board retained Wasserstein Perella to provide requested investment banking advice and services in connection with a possible business combination between MotivePower and WABCO, including rendering its opinion as to the fairness, from a financial point of view, of the exchange ratio to MotivePower. Wasserstein Perella was not requested to recommend the amount of consideration to be paid; it was requested to evaluate, among other things, the fairness of the exchange ratio which MotivePower and WABCO negotiated.

     On June 2, 1999, Wasserstein Perella orally delivered its opinion to the MotivePower Board, which it later confirmed in a written opinion dated June 2, 1999, to the effect that, as of the date of the opinion and based upon specified assumptions, the exchange ratio in the merger is fair, from a financial point of view, to MotivePower. Wasserstein Perella also presented to the MotivePower Board the analyses described below.

     A COPY OF WASSERSTEIN PERELLA'S OPINION IS ATTACHED AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS ARE URGED TO READ THE WASSERSTEIN PERELLA OPINION IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY WASSERSTEIN PERELLA IN RENDERING ITS OPINION. REFERENCES TO WASSERSTEIN PERELLA'S OPINION IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE SUMMARY OF WASSERSTEIN PERELLA'S OPINION IN THIS SECTION OF THE JOINT PROXY STATEMENT/PROSPECTUS ARE QUALIFIED BY REFERENCE TO THE FULL TEXT OF WASSERSTEIN PERELLA'S OPINION. WASSERSTEIN PERELLA'S OPINION ONLY ADDRESSES THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO MOTIVEPOWER AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER. WASSERSTEIN PERELLA'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO SHAREHOLDERS TO VOTE IN FAVOR OF THE MERGER AND SHAREHOLDERS SHOULD NOT RELY UPON IT AS A RECOMMENDATION.

     In arriving at its opinion, Wasserstein Perella reviewed, among other things,

     - the merger agreement;

     - certain publicly available business and financial information relating to MotivePower and WABCO which Wasserstein Perella deemed to be relevant;

     - certain internal non-public financial and operating information, including certain budgeted cashflow information and analyses prepared by or on behalf of MotivePower and WABCO and provided orally or in writing by or on behalf of the managements of MotivePower and WABCO to Wasserstein Perella for purposes of its analysis;

     - certain financial and stock market data relating to MotivePower and WABCO, and compared this data with similar data for certain other companies, the securities of which are publicly traded, that Wasserstein Perella deemed to be relevant;

     - the financial terms of the merger, and compared these terms with the financial terms of certain other transactions in the rail supply and service industry which Wasserstein Perella deemed to be relevant to its inquiry; and

     - the potential pro forma impact of the merger.

     Wasserstein Perella had discussions with the managements of MotivePower and WABCO and their representatives about the respective businesses, operations, assets, financial condition and future prospects of MotivePower and WABCO. Wasserstein Perella also performed such studies, analyses and investigations and reviewed other information as it considered appropriate for purposes of arriving at and preparing its opinion.

     In conducting its analysis and arriving at its opinion, Wasserstein Perella assumed and relied upon the accuracy and completeness of all financial and other information that was provided to or discussed with it or was publicly available, and did not assume any responsibility for independently verifying this information. Wasserstein Perella also relied upon the reasonableness and accuracy of the financial information and analyses provided to them and assumed that all financial information and analyses provided by MotivePower and WABCO were prepared in good faith and on bases reflecting the best currently available judgments and estimates of the respective managements of MotivePower and WABCO. Wasserstein Perella did not express any opinion with respect to such financial information and analyses or the assumptions upon which they are based. In addition, Wasserstein Perella did not review any of the books and records of MotivePower or WABCO, except as described above, or assume any responsibility for conducting a physical inspection of the properties or facilities of MotivePower or WABCO, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of MotivePower or WABCO, and Wasserstein Perella was not provided with any such independent valuation or appraisal. Wasserstein Perella noted that the merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and Wasserstein Perella assumed that the merger will qualify as such a reorganization. Wasserstein Perella also assumed that the transactions described in the merger agreement would be consummated on the terms set forth in the merger agreement, without material waiver or modification.

     Wasserstein Perella's opinion was necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by Wasserstein Perella on the date of its opinion. In addition, Wasserstein Perella did not express any opinion as to the price or trading range at which the MotivePower common stock will trade following the merger.

     Summary and Analysis of the Merger

     During a June 2, 1999 teleconference with the MotivePower Board, and supported by materials presented to the MotivePower Board dated June 1, 1999, Wasserstein Perella reviewed with the members of the MotivePower Board certain financial, industry and market information with respect to MotivePower and WABCO, and the procedures used in arriving at, and the analyses underlying, Wasserstein Perella's opinion. The following summary is not a complete description of Wasserstein Perella's opinion or of Wasserstein Perella's analyses relating to its opinion. The preparation of a fairness opinion is a complex process that is not purely mathematical and is not necessarily susceptible to partial analyses or summary description. Shareholders are encouraged to review Wasserstein Perella's opinion in its entirety.

     Wasserstein Perella presented a summary of the material terms of the merger, including:

     - the fact that the merger was a stock-for-stock transaction intended to be a tax-free exchange of common stock;

     - the exchange ratio;

     - the conversion of WABCO options into options to purchase MotivePower common stock;

     - the merger's effect on WABCO's ESOP;

     - the increase of the MotivePower Board from seven members to fourteen, with MotivePower and WABCO each designating seven members; and

     - customary conditions to closing.

     MotivePower and WABCO Historical Stock Price Ratios and Trading Analysis

     Wasserstein Perella reviewed the ratio of the closing price per share of WABCO common stock to the closing price per share of MotivePower common stock over the 90-day period, the 60-day period, the 30-day period and the 7-day period before May 28, 1999, based on actual trading days. Wasserstein Perella noted that the mean of the ratios of the closing price per share of WABCO common stock to the closing price per share of MotivePower common stock for these periods were 1.13x, 1.22x, 1.20x and 1.28x, respectively. Wasserstein Perella also noted that the ratio of the closing price per share of WABCO common stock to the closing price per share of MotivePower common stock for May 28, 1999 was 1.35x.

     Wasserstein Perella also performed an analysis of the market trading multiples as of May 28, 1999 for MotivePower and WABCO based on (1) their enterprise values as a multiple of 1999 estimated sales, earnings before interest, taxes, amortization and depreciation ("EBITDA") and earnings before interest and taxes ("EBIT") and (2) their equity values as a multiple of 1999 estimated net income and book value.

     Based on these calculations, Wasserstein Perella noted that (1) the enterprise value market multiples for MotivePower were 1.3x for 1999 estimated sales, 7.3x for 1999 estimated EBITDA and 9.2x for 1999 estimated EBIT; and (2) the equity value market multiples were 12.7x for 1999 estimated net income and 2.2x for 1999 estimated book value. For WABCO, (1) the enterprise value market multiples were 1.5x for 1999 estimated sales, 7.0x for 1999 estimated EBITDA and 8.6x for 1999 estimated EBIT; and (2) the equity value market multiples were 10.8x for 1999 estimated net income and 25.4x for 1999 estimated book value.

     Wasserstein Perella analyzed the historical daily ratios and market trading multiples of MotivePower and WABCO as part of its analysis of the fairness of the exchange ratio from a financial point of view to MotivePower. Wasserstein Perella did not determine a range of implied public market equity values for either MotivePower or WABCO based on these analyses.

     Analysis of the Exchange Ratio

     On June 2, 1999, Wasserstein Perella orally updated the materials which it previously presented to MotivePower's Board and noted that the calculation of the exchange ratio, based on the closing price of MotivePower common stock on June 2, 1999, implied a consideration of $21.6125 per share of WABCO common stock, a discount of 7.3% to the closing price of WABCO common stock on June 2, 1999, a market equity value of $557 million and an enterprise value of $1.02 billion and would result in a pro forma direct ownership of MotivePower following the completion of the merger by the current shareholders of MotivePower of 45.2%, excluding shares of common stock held by WABCO's ESOP, and 38.3% including shares of common stock held by WABCO's ESOP. Wasserstein Perella reviewed the structure of the exchange ratio with the MotivePower Board. Wasserstein Perella also noted that increases or decreases in the price of MotivePower common stock before the completion of the merger would not affect the pro forma percentage ownership of MotivePower after the completion of the merger by the current shareholders of MotivePower.

     Pro Forma Transaction Analysis

     Wasserstein Perella analyzed the potential pro forma effect of the merger on earnings per share with respect to the shareholders of MotivePower for the fiscal years 1999 through 2001, using the MotivePower management case and the WABCO management case, assuming qualification of the merger for pooling-of-interests accounting treatment and the achievement of the per-year synergy levels estimated by MotivePower and WABCO managements. This analysis suggested that, with respect to MotivePower's shareholders, the merger would be accretive to earnings per share in fiscal years 1999, 2000 and 2001. The actual results that the combined company achieves may, however, vary from projected results and these variations may be material.

     Contribution Analysis

     Wasserstein Perella compared the relative contributions of the implied equity value of MotivePower and WABCO to the combined entity based on the last twelve months ("LTM") and 1999 estimated net income, EBITDA and EBIT. Based on the median LTM comparable trading multiples, financial data and the implied equity values, MotivePower's relative contributions were 41.1%, 41.7% and 39.7%, respectively, and based on the median 1999 estimated comparable trading multiples, financial data and the implied equity values, MotivePower's relative contributions were 40.3%, 43.7% and 42.1%, respectively.

     Selected Rail Supply and Services Company Trading Analysis

     To analyze the relative public market valuations of selected comparable rail supply and services companies, Wasserstein Perella analyzed the stock price performance and operating performance of MotivePower, WABCO, ABC-NACO Inc., Greenbrier Companies, Harmon Industries, Inc., L.B. Foster Co., Trinity Industries, Inc. and Varlen Corp. Wasserstein Perella calculated market trading multiples for each of these companies based on their (1) enterprise values as a multiple of LTM sales, next fiscal year ("NFY") sales, LTM EBITDA, NFY EBITDA, LTM EBIT and NFY EBIT and (2) equity values as a multiple of LTM net income, NFY net income, LTM book value and NFY book value.

     Based on these calculations, Wasserstein Perella noted that the range of enterprise value market multiples was 0.4x to 1.1x for LTM sales, 0.5x to 1.1x for NFY sales, 4.4x to 10.4x for LTM EBITDA, 4.0x to 8.2x for NFY EBITDA, 5.2x to 14.3x for LTM EBIT and 5.1x to 15.1x for NFY EBIT. The range of equity value market multiples was 6.8x to 19.4x for LTM net income, 7.3x to 24.1x for NFY net income, 0.7x to 2.8x for LTM book value and 1.0x to 2.6x for NFY book value. Based on this range of enterprise value market multiples and equity value market multiples, Wasserstein Perella noted that the exchange ratio was within or above the foregoing valuation range and that this fact supported a determination that the exchange ratio was fair to MotivePower.

     Review of Selected Rail Supply and Services Company Acquisitions

     Wasserstein Perella reviewed certain publicly available financial and other information relating to the following recently announced business combinations in the rail supply and services business: Amsted Industries/Varlen Corp. (pending), MotivePower/Young Radiator Company, Trinity Industries, Inc./MCT Holding, WABCO/Rockwell Collins, ABC Rail Products/NACO, Rail Acquisition Corp./Portec Inc., Finmeccanica S.p.A./Union Switch & Signal, WABCO/Vapor Corp., Varlen Corp./Brenco, Trinity Industries, Inc./Transcisco Industries, Inc., Trinity plc/ML Douglas & Schopf Maschinenbau, ABC Rail Products Corp./ GE Railcar Wheel & Parts Services Corp., Harmon Industries, Inc./Transportation Division and Dimeling, Schreiber & Park/VMV Enterprise Inc. In conducting its review of each of these transactions, Wasserstein Perella calculated the equity purchase price transaction multiple as a multiple of LTM net income for the calendar year in which the applicable transaction was announced, based on the latest publicly available information as of the date of each such transaction.

     Based on these calculations, Wasserstein Perella noted that the range of implied enterprise value market multiples was 0.5x to 1.8x of LTM sales, 4.6x to 21.0x of LTM EBITDA and 7.5x to 11.8x of LTM EBIT for the calendar year in which the applicable transaction was announced. The range of implied equity value market multiples was 9.7x to 33.1x of LTM net income for the calendar year in which the applicable transaction was announced. Based on this range of implied enterprise value market multiples and implied equity value market multiples, Wasserstein Perella noted that the exchange ratio was within or above the foregoing valuation range and that this fact supported a determination that the exchange ratio was fair to MotivePower.

     Discounted Cash Flow Analysis

     Wasserstein Perella performed discounted cash flow analyses for MotivePower and WABCO using financial projections for fiscal years 1999 through 2003 provided by the respective management of MotivePower and WABCO. MotivePower's and WABCO's respective management each prepared a set of financial projections which were based on each management's base assumptions for future performance. Wasserstein Perella aggregated the present value of the cash flows from 1999 through 2003 with the present value of a range of terminal values. All cash flows were discounted at rates of 10.0%, 11.0% and 12.0%. The terminal values were computed using multiples of 6.0x. 7.0x and 8.0x for fiscal year 2003 EBITDA. Wasserstein Perella arrived at these discount rates based on its judgment of the weighted average cost of capital of selected publicly-traded rail supply and service companies, and arrived at these terminal values based on its review of the trading characteristics of the common stock of selected publicly-traded rail supply and service companies. This analysis indicated a range of values for the MotivePower common stock of $15.09 and $21.21 per share with a midpoint of $18.15 per share, and a range of values for WABCO common stock of $25.68 and $39.75 per share with a midpoint of $32.72 per share. Based on this range of implied share prices, Wasserstein Perella noted that the exchange ratio was within or above the foregoing valuation range and that this fact supported a determination that the exchange ratio was fair to MotivePower.

     Premiums Analysis

     Wasserstein Perella reviewed 25 announced transactions from January 22, 1996 through January 18, 1999 involving mergers of equals of publicly-held companies where transaction values were greater than $500 million to derive a range of premiums paid over the public trading prices one day, one week and four weeks before the announcement of each transaction. In connection with this analysis, Wasserstein Perella noted, among other things, that (1) the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse, (2) the characteristics of the companies involved were not necessarily comparable to those of MotivePower and WABCO and (3) premiums fluctuate based on perceived growth, synergies, strategic value, the type of consideration utilized in the transaction, information in the securities markets and other factors.

     Wasserstein Perella's premiums analyses indicated that the medians of premiums paid in the transactions over the public per share trading prices one day, one week and four weeks before the announcement were 6.4%, 10.7% and 13.8%, respectively, and that the means of premiums paid in the transactions over the public per share trading prices one day, one week and four weeks before the announcement were 8.1%, 11.5%, and 15.2%. Based on this range of implied premiums, Wasserstein Perella noted that the exchange ratio was within or above the foregoing valuation range and that this fact supported a determination that the exchange ratio was fair to MotivePower.

     Summary

     The preceding summary is not a complete description of the analyses performed by Wasserstein Perella or its presentations to the MotivePower Board. Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying its analyses set forth in its opinion. In performing its analyses, Wasserstein Perella made numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of MotivePower and WABCO. Any estimates incorporated in the analyses performed by Wasserstein Perella are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than these estimates.

Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which rail supply and services companies may be sold. Since these estimates are inherently subject to uncertainty, Wasserstein Perella does not assume any responsibility for their accuracy. No company analyzed for comparative purposes is identical to MotivePower or WABCO. Accordingly, an analysis of comparative companies and comparative business combinations is not simply mathematical, but rather involves complex considerations and judgments concerning financial and operating characteristics of the companies involved and other factors that affect value.

     In addition to the analyses outlined above, Wasserstein Perella performed other valuation analyses which it deemed appropriate in determining the fairness of the exchange ratio from a financial point of view to MotivePower. Wasserstein Perella concluded that, in its judgment, including the full range of its analyses described above, the exchange ratio is fair, from a financial point of view, to MotivePower.

     Wasserstein Perella is an investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The MotivePower Board selected Wasserstein Perella as its financial advisor because Wasserstein Perella is an internationally recognized investment banking firm, and members of Wasserstein Perella have substantial experience in transactions such as the merger and in the valuation of companies.

     MotivePower agreed to pay Wasserstein Perella (1) a monthly financial advisory fee of $20,000 as of April 14, 1999 through the date of either the termination or successful consummation of the merger and (2) a fee of $5.24 million contingent upon the successful consummation of the merger, against which the monthly financial advisory fee will be credited. In addition, MotivePower agreed to reimburse Wasserstein Perella for its reasonable out-of-pocket expenses related to its engagement, including the reasonable fees and expenses of counsel, whether or not the merger is consummated. MotivePower also has agreed to indemnify Wasserstein Perella and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. In the past, Wasserstein Perella has provided financial advisory services to MotivePower and received compensation for its services.

     In the ordinary course of its business, Wasserstein Perella may actively trade the securities of MotivePower and, before completion of the merger, WABCO for the accounts of Wasserstein Perella and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF WABCO FINANCIAL ADVISOR

     CSFB has acted as financial advisor to WABCO in connection with the merger. WABCO selected CSFB based on CSFB's experience, expertise and familiarity with WABCO and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     At meetings of the WABCO Board on May 18, 1999 and June 1, 1999, representatives of CSFB made presentations regarding the valuation analyses performed by it in connection with the merger. On June 2, 1999, CSFB orally delivered its opinion, subsequently delivered in writing, that, as of June 2, 1999 and based upon and subject to the matters set forth in that opinion, the exchange ratio was fair from a financial point of view to the WABCO shareholders. CSFB has consented to the inclusion of the CSFB opinion as Annex E to this joint proxy statement/prospectus.

     WE HAVE ATTACHED THE FULL TEXT OF THE CSFB OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE CSFB OPINION IS DIRECTED TO THE WABCO BOARD AND RELATES ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO THE WABCO SHAREHOLDERS, DOES

NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY WABCO SHAREHOLDER AS TO WHETHER SUCH WABCO SHAREHOLDER SHOULD APPROVE THE MERGER. THIS SECTION INCLUDES ONLY A SUMMARY OF THE CSFB OPINION AND, AS A SUMMARY, IT IS NOT A SUBSTITUTE FOR THE FULL TEXT OF THE OPINION. WE URGE THE WABCO SHAREHOLDERS TO READ THE CSFB OPINION IN ITS ENTIRETY.

     In arriving at its opinion, CSFB reviewed certain publicly available business and financial information relating to WABCO and MotivePower, as well as the merger agreement. CSFB also reviewed certain other information, including financial forecasts and estimates of the cost savings and other potential synergies anticipated to result from the merger, provided to it by WABCO and MotivePower, and met with the managements of WABCO and MotivePower to discuss the business and prospects of WABCO and MotivePower. CSFB also relied upon the views of WABCO's and MotivePower's managements concerning the business, operational and strategic benefits and implications of the merger.

     CSFB also considered certain financial and stock market data of WABCO and MotivePower and compared that data with similar data for other publicly held companies in businesses similar to that of WABCO and MotivePower. CSFB also considered the financial terms of certain other business combinations and other transactions that have recently been effected. CSFB also considered such other information, financial studies, analyses, and investigations and financial, economic and market criteria as CSFB deemed relevant.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of WABCO and MotivePower as to the future financial performance of their respective companies and as to the cost savings and other potential synergies anticipated to result from the merger. In addition, CSFB was not requested to make and did not make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of WABCO or MotivePower, nor was CSFB furnished with any such evaluation or appraisal. Furthermore, CSFB assumed that the merger will qualify for pooling of interests accounting treatment and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     CSFB was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of WABCO.

     CSFB necessarily based its opinion upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the CSFB opinion. CSFB did not express any opinion as to what the actual value of MotivePower common stock will be when issued to shareholders of WABCO pursuant to the merger or the prices at which such shares of MotivePower common stock will trade subsequent to the merger.

     In preparing the CSFB opinion, CSFB performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying those analyses and the CSFB opinion. In its analyses, CSFB made numerous assumptions with respect to WABCO, MotivePower, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of WABCO and MotivePower.

     The following is a summary of the material analyses and methodologies used by CSFB to render its fairness opinion.

     Valuation Analyses Used to Derive Implied Exchange Ratios

     CSFB prepared separate valuations of WABCO and MotivePower before considering the pro forma impact of any cost savings, operating synergies or strategic benefits resulting from the merger. In determining valuation, CSFB used the following methodologies: Discounted Cash Flow Analysis, Comparable Companies Analysis, Comparable Acquisitions Analysis, Contribution Analysis and Historical Exchange Ratio Analysis. Each of these methodologies was used to generate an implied exchange ratio reference range. CSFB has also analyzed the potential pro forma effect of the merger on earnings per share. These various valuation analyses are summarized below.

     The valuation methodologies noted above and the implied exchange ratio ranges derived therefrom are described below. In applying the various valuation methodologies to the particular businesses, operations and prospects of WABCO and MotivePower, and the particular circumstances of the merger, CSFB made qualitative judgments as to the significance and relevance of each analysis. Moreover, no company, transaction or business used in the analyses as a comparison is identical to WABCO or MotivePower or the merger, nor is an evaluation of the results of the analyses entirely mathematical. Rather, those analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments, or transactions being analyzed. The estimates contained in those analyses and the ranges of valuations and implied exchange ratios resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, those analyses and estimates are inherently subject to substantial uncertainty. CSFB's financial analyses were only one of many factors the WABCO Board considered in its evaluation of the merger and should not be viewed as determinative of the views of the WABCO Board or management with respect to the exchange ratio or the merger. ACCORDINGLY, THE METHODOLOGIES AND THE IMPLIED EXCHANGE RATIOS DERIVED THEREFROM DESCRIBED BELOW MUST BE CONSIDERED AS A WHOLE AND IN THE CONTEXT OF THE NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE ASSUMPTIONS UNDERLYING THESE ANALYSES. CONSIDERING THE IMPLIED EXCHANGE RATIOS SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE ASSUMPTIONS UNDERLYING THESE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF THE PROCESS UNDERLYING, AND CONCLUSIONS REPRESENTED BY, CSFB'S OPINION.

     Discounted Cash Flow Analysis

     WABCO Discounted Cash Flow Analysis. CSFB performed a discounted cash flow ("DCF") analysis of WABCO by calculating the present value of the sum of a ten-year stream of unlevered free cash flows and a 2008 terminal value. CSFB's analysis was based on two cases of WABCO management's projections for the years 1999 through 2001, the management case and a more conservative alternative case, and an extension of those forecasts through 2008, developed on the basis of projected growth rates. CSFB utilized a ten year forecast to perform the DCF analysis in order to reflect the general business cycles. For both cases, CSFB applied multiples which were based on companies and transactions in WABCO's industry segments of EBITDA that ranged from 6.0 to 7.0 and discount rates, based on the weighted average cost of capital for WABCO's industry segments, of 9.0% to 9.5%. CSFB did not consider cost savings and other potential synergies anticipated to result from the merger.

     MotivePower Discounted Cash Flow Analysis. CSFB performed a DCF analysis of MotivePower by calculating the present value of the sum of a ten-year stream of unlevered free cash flows and a 2008 terminal value. MotivePower's analysis was based on two cases of MotivePower managements' projections for the years 1999 through 2001, the management case and a more conservative alternative case, and an extension of those forecasts through 2008, developed on the basis of projected growth rates. CSFB utilized a ten year forecast to perform the DCF analysis in order to reflect the general business cycles. For both cases, CSFB applied multiples which were based on companies and transactions in MotivePower's industry segments of EBITDA that ranged from 6.0 to 7.0 and discount rates of 9.0% to 9.5%, based on the weighted average cost of capital for MotivePower's industry segments. CSFB did not consider cost savings and other potential synergies anticipated to result from the merger.

     Based on the foregoing, the DCF analysis for WABCO and MotivePower resulted in an implied exchange ratio reference range of 1.09 to 1.47.

     Comparable Companies Analysis

     CSFB compared certain financial information for WABCO and MotivePower businesses to that of selected public companies, all of which CSFB selected because, among other reasons, each serves markets generally similar to markets WABCO and MotivePower serve, each had a meaningful number of published earnings estimates, and each is considered to be reasonably comparable to the respective WABCO and MotivePower business segments. CSFB considered the companies set forth in the table below.

                               SELECTED COMPANIES

    COMPONENTS                                                              CAR BUILDERS
    Westinghouse Air Brake Company                                          Greenbrier Companies
    ABC-NACO                                                                Johnstown America
    Harmon Industries                                                       Trinity Industries
    MotivePower Industries
    Varlen Corporation

     CSFB compared the enterprise values, for purposes of this analysis, the sum of market equity value and net debt, of the selected companies as multiples of estimated fiscal 1999 EBITDA and EBIT and market equity values as multiples of estimated fiscal 1999 net income. CSFB based estimated financial data for the selected companies on estimates of equity research analysts. Based on these analyses, CSFB derived a range of enterprise values as multiples of 1999 estimated EBITDA of 5.9 to 7.7 and a range of enterprise values as multiples of 1999 estimated EBIT of 8.6 to 9.4. The range of market equity values as multiples of 1999 estimated net income was 10.9 to 14.1. These ranges were derived from the selected components companies, as CSFB determined that the business characteristics of the selected car builders were less comparable to WABCO and MotivePower.

     CSFB then applied these multiples to the 1999 management estimates for EBITDA and EBIT for each of WABCO and MotivePower. CSFB's analysis resulted in an implied exchange ratio reference range of 1.13 to 1.80.

     Comparable Acquisitions Analysis

     CSFB analyzed the purchase prices and implied transaction multiples paid or proposed to be paid in selected merger and acquisition transactions in the rail, automotive and other electronic control and instrumentation segments, all of which CSFB considered to be reasonably comparable to the respective WABCO and MotivePower business segments. CSFB selected the acquisition transitions, among other reasons, because the target of each transaction served markets generally similar to markets WABCO and MotivePower serve. CSFB considered rail, automotive and other electronic control and instrumentation transactions, including those transactions set forth in the table below.

                  ACQUIROR COMPANY                    TARGET COMPANY
Rail              ABC Rail Products Corp............  Naco Inc.
                  Varlen Corporation................  Brenco Inc.
                  Trinity Industries Inc............  Transcisco Industries, Inc.

Automotive        Dura Automotive...................  Adwest Automotive plc
(Mid-market)      Dura Automotive...................  Excel Industries
                  Borg-Warner Automotive............  Kuhlman Corporation
                  Stoneridge, Inc...................  Hi-Stat Manufacturing
                  Meritor Automotive................  LucasVarity Heavy Duty Brakes
                  Hayes Lemmerz.....................  CMI International

Other Electronic  EG&G Inc..........................  Perkin-Elmer Instrumentation
Control and       JF Lehman.........................  Special Devices
Instrumentation   Dura Automotive...................  Trident Automotive
                  Breed Technologies................  Allied Signal

     CSFB compared enterprise values for the selected acquisitions as multiples of revenues, EBITDA and EBIT. CSFB based all multiples on historical financial information available at the time of the announcement of the selected acquisitions. The table below sets forth the median, mean, high and low multiples for the selected acquisitions.

                                MULTIPLE RANGES

                                                              LOW    HIGH    MEAN    MEDIAN
                                                              ---    ----    ----    ------
Revenues....................................................  0.4     2.3    1.1       1.0
EBITDA......................................................  5.8    11.5    8.0       7.6
EBIT........................................................  8.1    14.9    11.3     10.9

     CSFB applied selected ranges of multiples based on these multiples to 1999 estimated revenues, EBITDA and EBIT for each of WABCO and MotivePower. CSFB's analysis resulted in an implied exchange ratio range of 1.15 to 1.96.

     Contribution Analysis

     CSFB analyzed the relative contributions of WABCO and MotivePower to the estimated revenues, EBITDA, EBIT and net income of the pro forma combined company for fiscal years 1999 and 2000. This analysis indicated that based on the WABCO management case and the MotivePower management case and without consideration of potential synergies, WABCO's and MotivePower's contributions would be as set forth in the following table:

                                           WABCO    MPO
                                           -----    ---
1999 estimated        Revenues              63%     37%
1999 estimated        EBITDA                65%     35%
1999 estimated        EBIT                  66%     34%
1999 estimated        Net Income            60%     40%
2000 estimated        Revenues              65%     35%
2000 estimated        EBITDA                66%     34%
2000 estimated        EBIT                  67%     33%
2000 estimated        Net Income            63%     37%

     In summary, CSFB's analysis resulted in an implied exchange ratio range of
1.30 to 1.80.

     Historical Exchange Ratio Analysis

     CSFB compared the historical stock prices of WABCO and MotivePower over various periods and derived the implied exchange ratios from those prices. Based on the average exchange ratios over periods ranging from 30 days to two years, ending on May 25, 1999, the implied exchange ratio range was 1.12 to 1.37.

     Pro Forma Transaction Analysis

     CSFB analyzed the potential pro forma effect of the merger on earnings per share with respect to the shareholders of WABCO for the fiscal years 1999 through 2001, using the WABCO management case and the MotivePower management case, assuming qualification of the merger for pooling of interests accounting treatment and the achievement of the per-year synergy levels estimated by WABCO and MotivePower managements. This analysis suggested that, with respect to WABCO's shareholders, the merger would be dilutive to earnings per share in fiscal years 1999 and 2000 and accretive to earnings per share in fiscal year 2001. The actual results that the combined company achieves may, however, vary from projected results and these variations may be material.

     Miscellaneous

     Pursuant to the terms of CSFB's engagement, WABCO has agreed to pay CSFB a fee of $4,700,000, $150,000 of which was payable upon CSFB's engagement and the remainder of which will be payable upon consummation of the merger. WABCO will also reimburse CSFB for certain out-of-pocket expenses incurred by CSFB in connection with its services to WABCO, including fees and expenses of legal counsel. WABCO has agreed to indemnify CSFB, its affiliates, the respective directors, officers, partners, agents and employees of CSFB and its affiliates, and each person, if any, controlling CSFB or any of its affiliates, against certain liabilities, including liabilities under the federal securities laws.

     CSFB has in the past performed certain investment banking services for WABCO, for which CSFB has received customary fees. In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of WABCO and MotivePower for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As of June 2, 1999, CSFB owned approximately 581,300 shares of MotivePower common stock.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the WABCO Board and the MotivePower Board with respect to the merger agreement and the merger, shareholders should be aware that certain members of the WABCO Board and the MotivePower Board and certain members of the management of WABCO and MotivePower have interests in the merger that may be different from, or in addition to, the interests of the other shareholders of WABCO and MotivePower generally.

BOARD OF DIRECTORS

     MotivePower has agreed that, as of the closing, it will cause James C. Huntington, Jr., James V. Napier, Kim G. Davis, William E. Kassling, Gregory T.
H. Davies, Emilio A. Fernandez and James P. Kelley, to be elected to the MotivePower Board, each of whom were directors of WABCO prior to the merger. In addition, at the closing Michael A. Wolf, chief executive officer of MotivePower, will resign from the MotivePower Board and Robert S. Miller will fill the vacancy created by Mr. Wolf's resignation. See "The Merger
Agreement -- MotivePower Board and Related Matters" on page I-64.

ADVISORY AGREEMENTS

     In connection with the merger, WABCO entered into agreements with Vestar Capital Partners and Charlesbank Capital Partners, LLC providing for the payment by WABCO to Vestar of a fee of $1,400,000 and to Charlesbank of a fee of $250,000 for their respective assistance in the evaluation, negotiation and consummation of the merger. Both agreements were approved by a disinterested majority of the WABCO Board. Vestar Capital Partners is affiliated with Vestar Equity Partners, L.P. which owned 2,400,000 shares of WABCO common stock, or 7.08% of the outstanding WABCO common stock, and Vestar Capital Partners, Inc. which owned 40,000 shares of WABCO common stock, in each case, as of March 31, 1999. Mr. James P. Kelley is affiliated with Vestar Capital Partners and Vestar Equity Partners, L.P. and serves as a director of WABCO and will serve as a director of MotivePower following the merger. Charlesbank Capital Partners, LLC acts as the investment advisor to Harvard Private Capital Holdings, which owned 2,401,000 shares of WABCO common stock, or 7.08% of the outstanding WABCO common stock, as of March 31, 1999. Mr. Kim G. Davis is a Managing Director and Co-founder of Charlesbank and serves as a director of WABCO and will serve as a director of MotivePower following the merger.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     MotivePower has agreed to indemnify, to the extent provided under WABCO's charter and by-laws in effect on June 2, 1999, the individuals who on or before the closing were officers or directors of WABCO or its subsidiaries with respect to all acts or omissions before the closing by these individuals in these capacities. MotivePower has also agreed to provide, for six years after the closing, a directors' and officers' liability insurance and indemnification policy that provides WABCO's officers and directors in office immediately prior to the closing coverage substantially equivalent to WABCO's policy in effect on June 2, 1999. See "The Merger Agreement -- Covenants -- Indemnification and Insurance of WABCO Directors and Officers" on page I-68.

STOCK OPTIONS

     WABCO Stock Options. At the effective time, each outstanding option granted by WABCO to purchase shares of WABCO common stock will be assumed by MotivePower and will, after the effective time, constitute an option to acquire, on the same terms and subject to the same conditions as applied to the WABCO stock option prior to the effective time, the number, rounded down to the nearest whole number, of shares of MotivePower common stock determined by multiplying:

     - the number of shares of WABCO common stock subject to the option immediately before the effective time by

     - the exchange ratio.

     The exercise price of each of these options will be a price per share of MotivePower common stock, rounded up to the nearest cent, equal to:

     - the per share exercise price for WABCO common stock that otherwise could have been purchased under the WABCO stock option divided by

     - the exchange ratio.

     Except as described above with regard to the conversion of WABCO options into options to purchase MotivePower common stock, the merger will not materially affect options granted to WABCO employees, including WABCO executive officers, or non-employee directors of WABCO. The WABCO 1995 Stock Incentive Plan and the WABCO 1995 Non-Employee Directors' Fee and Stock Option Plan will continue to govern those outstanding options. Options granted to these individuals that are not exercisable prior to the effective time of the merger will become exercisable at the same times, on the same terms and subject to the same conditions as applied to the options prior to the effective time of the merger.

     WABCO also has performance-based options outstanding to some management employees. The performance targets are based upon fully-diluted earnings per share of WABCO. It is our present intention to continue to measure the vesting of these performance options by the earnings per share of the WABCO businesses as calculated prior to the merger. These arrangements will be administered in accordance with the past practices and interpretations of the WABCO Board and Compensation Committee. Any question regarding the past practices and interpretations of the WABCO Board and the WABCO Compensation

Committee and the application of these past practices and interpretations to the facts and circumstances in a given case after the merger will be referred to the Compensation Committee of the combined company for a final decision. This decision may not be inconsistent with the intention of the merger agreement and the merger.

     Other WABCO Stock Plans. The WABCO 1998 Employee Stock Purchase Plan was terminated effective immediately following the purchase period under that plan ending June 30, 1999. There will be no additional purchase periods in which WABCO employees may participate and purchase shares of WABCO stock through the use of payroll deductions.

     We anticipate that the WABCO 1997 Executive Retirement Plan will continue in effect for eligible employees and shares of MotivePower common stock will be substituted under the plan for shares of WABCO common stock at the effective time of the merger.

     MotivePower Stock Options, Restricted Stock and Stock Appreciation
Rights. Each outstanding option granted by MotivePower to purchase shares of MotivePower common stock will, after the effective time, continue to be an option to purchase the same number of shares of MotivePower common stock at the same exercise price per share.

     The merger will have no effect upon options granted to nonemployee directors of MotivePower. Thus, options granted to these nonemployee directors that are not exercisable prior to the effective time will become exercisable at the same times, on the same terms and subject to the same conditions as applied to the options prior to the effective time.

     The merger will affect the stock options, shares of restricted stock and stock appreciation rights granted to MotivePower employees, including MotivePower executive officers, as follows:

     - Options granted to MotivePower employees, including MotivePower executive officers, that are not exercisable prior to the effective time will become exercisable if and at the time that the MotivePower shareholders approve the merger agreement.

     - Restrictions on shares of restricted stock granted by MotivePower to Messrs. Pope and Wolf that will not have lapsed prior to the effective time will lapse if and at the time that the MotivePower shareholders approve the merger agreement. The numbers of shares of restricted stock held by Messrs. Pope and Wolf with respect to which restrictions will lapse as a result of the merger are 37,500 and 75,000 respectively.

     - Stock appreciation rights granted to Mr. Wolf that are not exercisable prior to the effective time will become exercisable for shares of MotivePower common stock immediately prior to the effective time. The aggregate market value of the shares of MotivePower common stock issuable upon the exercise of these stock appreciation rights is $303,750.

     The following table shows the options to purchase shares of MotivePower common stock that will become exercisable as a result of the merger held by each of the executive officers of MotivePower, assuming the merger is effective August 31, 1999. All references in the table and elsewhere in this joint proxy statement/prospectus to shares that may be purchased upon the exercise of MotivePower stock options and their exercise price per share and to shares of restricted stock and stock appreciation rights granted by

MotivePower reflect the three-for-two split of the shares of MotivePower common stock effective April 2, 1999.

                          OPTIONS BECOMING EXERCISABLE
                           AS A RESULT OF THE MERGER

                                                                        NUMBER OF
                                                                        SHARES OF
                                                        DATE OF        MOTIVEPOWER       EXERCISE
NAME AND PRINCIPAL POSITION                              GRANT        COMMON STOCK       PRICE ($)
---------------------------                             -------       ------------       ---------
John C. Pope
Chairman of the Board                                         --              --              --
Michael A. Wolf
President, Chief Executive Officer and Director          5/13/96         180,000          $ 5.19
Joseph S. Crawford, Jr.                                  4/10/96          18,750          $ 3.33
Executive Vice President and Chief Operating             2/10/97          37,500          $ 7.17
  Officer
                                                         8/27/98          22,500          $15.94
William F. Fabrizio                                     10/29/96          56,250          $ 5.17
Senior Vice President and Chief Financial Officer        2/10/97          18,750          $ 7.17
David L. Bonvenuto                                       11/6/97           5,625          $16.77
Vice President, Controller and Principal                  9/8/98          15,000          $15.44
  Accounting Officer
Jeannette Fisher-Garber                                 10/29/96          18,750          $ 5.17
Vice President, General Counsel and Secretary            2/10/97           3,750          $ 7.17
Thomas P. Lyons                                          4/10/96             937          $ 3.33
Vice President and Treasurer                             2/10/97           7,500          $ 7.17
Jeffrey A. Plut                                          2/10/97           3,750          $ 7.17
Vice President, Corporate Development                    11/6/97          11,250          $16.77
                                                         8/27/98           5,625          $15.94
Scott E. Wahlstrom                                       4/10/96           3,750          $ 3.33
Vice President, Human Resources and Administration       2/10/97           7,500          $ 7.17
Timothy R. Wesley                                        4/10/96           1,875          $ 3.33
Vice President, Investor and Public Relations            2/10/97           7,500          $ 7.17

EMPLOYMENT AGREEMENTS

     John C. Pope. John C. Pope serves as Chairman of the Board of MotivePower pursuant to the terms of an employment agreement between Mr. Pope and MotivePower. Under the agreement, Mr. Pope is entitled to a base salary of $350,000 per year, which may be increased from time to time and which currently is $372,000. The agreement also provides for secretarial assistance for Mr. Pope for a maximum of 25 hours per week, the provision of office equipment not to exceed $10,000 and medical and dental benefits. Mr. Pope is required to devote not more than an average of three days per week to the business and affairs of MotivePower. The agreement further provides for the grant of 450,000 stock appreciation rights. A maximum value was fixed for these rights at $4.60 per right in connection with the grant to Mr. Pope of options to purchase 450,000 shares of MotivePower common stock. These rights were exercised and the resulting amount was deferred into the MotivePower common stock account under MotivePower's Deferred Compensation Plan. In addition, the agreement provides for the grant of 75,000 shares of restricted stock. The restrictions on one-half of these shares of restricted stock have lapsed and the restrictions on the remaining shares of restricted stock will lapse pursuant to MotivePower's Stock Incentive Plan if and at the time that the MotivePower shareholders approve the merger agreement. If the merger agreement is not approved, these restrictions will lapse upon the earliest of (1) January 1, 2007 so long as Mr. Pope is employed by MotivePower on that date, (2) the occurrence of a change in control of MotivePower, (3) Mr. Pope's termination of employment due to death or disability or (4) Mr. Pope's termination of employment by MotivePower other than for cause.

     The initial term of Mr. Pope's employment agreement was two years and is subject to annual automatic one-year extensions, unless notice of the automatic extension provision is terminated by MotivePower. Currently, the term of the agreement ends on January 2, 2000. If Mr. Pope terminates his employment at any time within a period of two years, which period was 90 days prior to an amendment to the employment agreement dated as of May 27, 1999, following the effective time of the merger, or if MotivePower terminates Mr. Pope's employment following the effective time of the merger, Mr. Pope will be entitled, in lieu of any further salary and bonus payments, to the following payments and benefits:

     - a lump sum payment equal to two times the sum of the following amounts: the amount of Mr. Pope's annual base salary, at the rate in effect immediately preceding his termination of employment or the rate in effect immediately preceding the effective time of the merger, whichever is greater, and the amount of Mr. Pope's annual bonus received for the year prior to his termination of employment or the year prior to the effective time of the merger, or the amount of Mr. Pope's target bonus for either of those years, whichever is greatest;

     - for a period of two years after Mr. Pope's employment is terminated, health insurance substantially similar to that provided to Mr. Pope during his employment, secretarial assistance for a maximum of 25 hours per week and reimbursement for reasonable computer support, telephone, postage and other out-of-pocket expenses incurred by Mr. Pope in connection with the operation of his office;

     - the restrictions on all shares of restricted stock shall lapse and all stock options shall become exercisable, as described above; and

     - if any payment or benefit received or to be received by Mr. Pope in connection with the merger or the termination of his employment is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, MotivePower will reimburse Mr. Pope in an amount such that Mr. Pope receives actual payments or benefits in an amount not less than that which he would have received if no obligation for the excise tax, or any additional tax on tax reimbursements received including income tax, had arisen.

     Michael A. Wolf. Michael A. Wolf serves as President and Chief Executive Officer of MotivePower pursuant to the terms of an employment agreement between Mr. Wolf and MotivePower. Under the agreement, Mr. Wolf is entitled to a base salary of $475,000 per year, which amount was $398,000 prior to an amendment to the employment agreement dated May 13, 1999, and a bonus under MotivePower's Executive Incentive Plan. The agreement also provides for participation in a deferred compensation plan and participation in all perquisites and health and welfare benefits consistent with MotivePower's policies for other executive personnel. In addition, the agreement provides for a term life insurance policy on the life of Mr. Wolf having a death benefit of up to $1,000,000.

     In addition, MotivePower granted to Mr. Wolf 150,000 shares of restricted stock pursuant to the agreement. The restrictions on 75,000 of these shares lapsed on June 30, 1999. The restrictions on the remaining 75,000 shares will lapse pursuant to MotivePower's Stock Incentive Plan if and at the time that the MotivePower shareholders approve the merger agreement. If the merger agreement is not approved, these restrictions will lapse upon the earliest of (1) June 30, 2000 so long as Mr. Wolf is employed by MotivePower on that date, (2) the occurrence of a change in control of MotivePower, (3) Mr. Wolf's termination of employment due to death or disability or (4) Mr. Wolf's termination of employment by MotivePower other than for cause. Also pursuant to the agreement, MotivePower granted to Mr. Wolf 600,000 stock appreciation rights. A maximum value was fixed for these rights at $1.69 per right in connection with the grant to Mr. Wolf of options to purchase 600,000 shares of MotivePower common stock. As of the date of this Joint Proxy Statement/Prospectus 420,000 of the rights have been exercised and the resulting amounts were deferred into the MotivePower common stock account under MotivePower's Deferred Compensation Plan, and 180,000 of the rights become exercisable for shares of MotivePower common stock immediately prior to the effective time if the merger is consummated. If the merger is not consummated, these rights become exercisable for shares of MotivePower common stock on July 1, 2000, provided that Mr. Wolf has not voluntarily terminated his employment before then, or if earlier, immediately prior to a change in control of MotivePower, upon Mr. Wolf's termination of employment due to death or disability or Mr. Wolf's termination of employment by MotivePower other than for cause.

     The initial term of Mr. Wolf's employment agreement was 24 months and is subject to monthly automatic one-month extensions through June 30, 1999, so that there remains a 24-month term at all times through June 30, 1999. Thereafter, the term of the agreement expires on July 1, 2001. If Mr. Wolf terminates his employment at any time within a period of 90 days following the effective time of the merger, or if MotivePower terminates Mr. Wolf's employment following the effective time of the merger or in contemplation of or within 90 days prior to the effective time of the merger, Mr. Wolf will be entitled, in lieu of any further salary and bonus payments, to the following payments and benefits:

     - a lump sum payment equal to three times, two times prior to the amendment to the employment agreement dated May 13, 1999, the sum of the following amounts: the amount of Mr. Wolf's annual base salary, at the rate in effect immediately preceding his termination of employment or the rate in effect immediately preceding the effective time, whichever is greater, and the amount of Mr. Wolf's annual bonus received for the year prior to his termination of employment or the year prior to the effective time, or the amount of Mr. Wolf's maximum target bonus for either of those years, whichever is greatest;

     - for a period of 12 months after Mr. Wolf's employment is terminated or until Mr. Wolf finds new employment, whichever occurs first, perquisites, health and welfare benefits and life insurance similar to that provided to Mr. Wolf during his employment, which benefit was added by the amendment to the employment agreement dated May 13, 1999;

     - the restrictions on all shares of restricted stock shall lapse and all stock options and stock appreciation rights shall become exercisable, as described above; and

     - if any payment or benefit received or to be received by Mr. Wolf in connection with the merger or the termination of his employment is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, MotivePower will reimburse Mr. Wolf in an amount such that Mr. Wolf receives actual payments or benefits in an amount not less than that which he would have received if no obligation for the excise tax, or any additional tax on tax reimbursements received including income tax, had arisen.

     The agreement also generally restricts Mr. Wolf from competing with MotivePower for two years following the termination of his employment.

EMPLOYMENT CONTINUITY AGREEMENTS

     MotivePower entered into Employment Continuity Agreements with 13 of its executives and key employees, including Joseph S. Crawford, Jr., Executive Vice President and Chief Operating Officer, William F. Fabrizio, Senior Vice President and Chief Financial Officer, David L. Bonvenuto, Vice President, Controller and Principal Accounting Officer, Jeannette Fisher-Garber, Vice President, General Counsel and Secretary, Thomas P. Lyons, Vice President and Treasurer, Jeffrey A. Plut, Vice President, Corporate Development, Scott E. Wahlstrom, Vice President, Human Resources and Administration and Timothy R. Wesley, Vice President, Investor and Public Relations, effective April 1, 1999. In accordance with the intent of the MotivePower Board when adopting the agreements, amendments to the agreements were approved by the MotivePower Board on May 18, 1999 to confirm that the change in control covered by the agreements included a transaction of the type contemplated by the merger. Pursuant to each agreement, the employee agrees to continue the employee's employment by MotivePower for the period which began on June 3, 1999 and will continue until the effective time of the merger or until the merger is abandoned. Each agreement provides that MotivePower will pay a retention bonus to the employee promptly following the end of that period if the employee remains employed by MotivePower until the end of the period or MotivePower terminates the employee's employment before the end of the period other than for good cause, as defined in the agreement. The retention bonus is in the form of a lump sum cash amount equal to six months of the employee's monthly base salary in effect on June 3, 1999 and is in addition to all other compensation to which the employee may be entitled.

     In addition, each agreement provides that if within 24 months after the effective time of the merger MotivePower terminates the employee's employment other than for good cause or the employee voluntarily terminates employment for good reason, as defined in the agreement, the employee will be entitled to the following payments and benefits, in addition to all other compensation to which the employee may be entitled:

     - within 30 days following termination, a lump sum cash amount equal to 18 months of the employee's monthly base salary in effect upon the date of termination in the case of William F. Fabrizio, Jeannette Fisher-Garber and Joseph S. Crawford, 15 months of the employee's monthly base salary in effect upon the date of termination in the case of seven employees, including Timothy R. Wesley and Scott E. Wahlstrom, and 12 months of the employee's monthly base salary in effect upon the date of termination in the case of Jeffrey A. Plut, Thomas P. Lyons and David L. Bonvenuto;

     - for the number of months following termination that is equal to the number of months of base salary payable to the employee, the continuation of the participation of the employee and the employee's dependents in MotivePower's health, life, disability and other employee welfare benefit plans, programs and arrangements or the provision of substantially similar benefits; and

     - if any payment or benefit received or to be received by the employee in connection with the merger or the termination of the employee's employment is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, MotivePower will reimburse the employee in an amount such that the employee receives actual payments or benefits in an amount not less than that which the employee would have received if no obligation for the excise tax, or any additional tax on tax reimbursements received including income tax, had arisen.

     Each agreement also generally restricts the employee from competing with MotivePower for the number of months following the termination of the employee's employment that is equal to the number of months of base salary payable to the employee.

EXECUTIVE INCENTIVE PLAN

     MotivePower's Executive Incentive Plan provides annual cash awards to 45 key senior management employees, including all of the executive officers. Awards are based on specific and measurable employee performance, as well as on the performance and contribution to MotivePower's overall results of the business unit, division or subsidiary of MotivePower for which the employee performs services. Pursuant to an amendment to the plan adopted on June 2, 1999, the plan was clarified to provide that if an employee's employment is terminated by MotivePower without cause or by the employee for good reason following a change in control of MotivePower during the award year of the change in control, or the subsequent year and prior to making of awards for that award year, the employee would be deemed to have remained employed at the time awards are made for the award year of the change in control and be deemed to have achieved all individual goals for that year. The amendment also added clarifying language specifying that the award for the award year in which a change in control of MotivePower occurs would be calculated based on the results of operations of MotivePower's business units, divisions and subsidiaries without giving effect to the transaction that gives rise to the change in control. In addition, the amendment deleted language which prohibited the amendment or termination of the plan following a change in control until the beginning of the third fiscal year following the fiscal year of the change in control and replaced that language with the requirement that any such amendment or termination not adversely affect the award fund for the award year of the change in control, or the preceding year if the awards for that year have not been paid, or any employee's rights with respect thereto. The amendment is applicable to change in control transactions of the type contemplated by the merger.

                              THE MERGER AGREEMENT

     The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A.

STRUCTURE OF THE MERGER

     Under the merger agreement, WABCO will merge into MotivePower.

TIMING OF CLOSING

     The closing will occur no later than two business days after the day on which the last of the conditions set forth in the merger agreement has been satisfied or waived, unless MotivePower and WABCO agree to a different date. We expect that, immediately upon the closing of the merger, we will file a certificate of merger with the Secretary of State of the State of Delaware and file articles of merger with the Department of State of the Commonwealth of Pennsylvania, at which time the merger will be effective.

MERGER CONSIDERATION

     The merger agreement provides that each share of WABCO common stock outstanding immediately prior to the effective time will, at the effective time, be converted into the right to receive 1.3 shares of MotivePower common stock. However, any shares of WABCO common stock held by WABCO as treasury stock or by any wholly-owned subsidiary of WABCO or owned by MotivePower or any wholly-owned subsidiary of MotivePower will be canceled without any payment for those shares.

TREATMENT OF WABCO STOCK OPTIONS

     At the effective time, each outstanding option granted by WABCO to purchase shares of WABCO common stock will be converted into an option to acquire MotivePower common stock having the same terms and conditions as the WABCO stock option had before the effective time. The number of shares that the new MotivePower option will be exercisable for and the exercise price of the new MotivePower option will reflect the exchange ratio in the merger. See "Interests of Certain Persons in the Merger -- Stock Options" on page I-57.

EXCHANGE OF SHARES

     We will appoint an exchange agent to handle the exchange of WABCO common stock certificates in the merger for MotivePower common stock and the payment of cash for fractional shares of WABCO common stock. Soon after the closing, the exchange agent will send to each holder of WABCO stock a letter of transmittal for use in the exchange and instructions explaining how to surrender WABCO common stock certificates to the exchange agent. Holders of WABCO common stock that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of WABCO common stock will not be entitled to receive any dividends or other distributions payable by MotivePower after the closing until their certificates are surrendered.

     MotivePower will not issue any fractional shares in the merger. Holders of WABCO common stock will receive cash for any fractional shares of MotivePower common stock owed to them in an amount based on the market value of MotivePower common stock on the date on which the merger occurs.

MOTIVEPOWER BOARD AND RELATED MATTERS

     The merger agreement provides that as of the effective time:

     - The MotivePower Board size will be increased from 7 to 14.

     - Two employee directors of WABCO will become directors of MotivePower. They are William E. Kassling and Gregory T.H. Davies.

     - Five non-employee directors of WABCO will become directors of MotivePower. They are Kim G. Davis, Emilio A. Fernandez, James C. Huntington, Jr., James V. Napier and James P. Kelley.

     - Michael A. Wolf will resign from the MotivePower Board at the closing and Robert S. Miller will fill the vacancy created by Mr. Wolf's resignation. Mr. Miller has served as a director of Waste Management Inc. since May 1997. He served as Chairman of the Board of Waste Management from October 1997 until May 1999. He served as Acting Chief Executive Officer from October 1997 until March 1998. On March 10, 1998, Mr. Miller was named Chief Executive Officer of Waste Management. Mr. Miller is serving as Vice Chairman of Morrison Knudsen Corporation, an engineering and construction firm. He also served as Chief Executive Officer of Federal-Mogul Corporation, an automotive parts manufacturing firm, from September until November 1996 and as Chairman of Morrison Knudsen Corporation from April 1995 until September 1996. He was a member of the Board of Directors of MotivePower from April 1995 until September 1996. In addition, since 1993 he has served as Vice President and Treasurer of Moore Mill and Lumber, a privately-held forest products firm, and from 1992 to 1993, he served as Senior Partner of James D. Wolfensohn, Inc., an investment banking firm. From 1979 to 1992, Mr. Miller worked at Chrysler Corporation, an automobile and truck manufacturing firm, rising to become Vice Chairman of the Board after serving as Chrysler's Chief Financial Officer. Mr. Miller is a director of Federal-Mogul Corporation, Fluke Corporation, Morrison Knudsen Corporation, Pope & Talbot, Inc., and Symantec Corporation.

     - Mr. Pope will remain Chairman of the MotivePower Board.

     - Ernesto Fernandez-Hurtado has indicated his intention to step down as a director of MotivePower prior to the completion of his term. The Board of the combined company intends to appoint a Mexican national to fill this vacancy in light of the significant amount of business the combined company will have in Mexico.

     - The MotivePower Board will have the following Committees:

          - Executive Committee -- comprised of Messrs. Kassling (Chairman), Kelley and Pope.

          - Audit Committee -- comprised of Messrs. Miscoll (Chairman), Davis, Fernandez-Hurtado and Stanley.

          - Nominating Committee -- comprised of Messrs. Huntington (Chairman), Kassling and Carmichael.

          - Compensation Committee -- comprised of Messrs. Napier (Chairman), Fernandez and Miller. Mr. Fernandez will not participate in determinations relating to (1) compensation of the Chief Executive Officer or its other four highest compensated employees, to the extent such compensation could exceed $1,000,000, in any one year for any such employee and MotivePower intends the compensation to qualify for the performance-based exception to the limitation on deductibility of compensation in excess of $1,000,000 as provided in
            Section 162(m) of the Internal Revenue Code, or (2) compensation for persons subject to Section 16 of the Securities Exchange Act of 1934, should such matters be presented to the Compensation Committee.

          - Operations Committee -- comprised of Messrs. Kassling (Chairman), Davies, Davis, Pope and Foster.

     See a description of the functions of the committees, including the Executive Committee's ability to resolve deadlocks of the MotivePower Board and its Committees, in "Summary of Functions and Powers of the MotivePower and WABCO Board Committees" on page II-11.

COVENANTS

     Each of MotivePower and WABCO has undertaken covenants in the merger agreement. The following summarizes the more significant of these covenants.

     No Solicitation. Each of WABCO and MotivePower has agreed that it and its subsidiaries and their respective officers, directors, employees and advisers, as the case may be, will not (1) solicit, initiate or knowingly encourage an offer for an alternative acquisition transaction involving WABCO or MotivePower, as the case may be, of a nature defined in the merger agreement, (2) enter into any agreement with respect to any alternative transaction, or (3) participate in any discussions or negotiations regarding, or furnish any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any alternative transaction. However, until July 17, 1999, the foregoing actions are permitted in response to an unsolicited bona fide offer so long as prior to doing so: (1) a majority of the members of the WABCO Board or MotivePower Board, as the case may be, in good faith determines, after consultation with outside legal counsel, that it is necessary to do so to comply with the fiduciary obligations of the WABCO Board or MotivePower Board, as the case may be, and (2) WABCO or MotivePower, as the case may be, receives an executed confidentiality agreement from this offeror with terms no less favorable to WABCO or MotivePower, as the case may be, than those contained in the existing confidentiality agreement between MotivePower and WABCO.

     WABCO and MotivePower must keep the other party informed of the identity of any potential bidder and the terms and status of any offer.

     WABCO Board's Covenant to Recommend. The WABCO Board has agreed to recommend the approval and adoption of the merger agreement and the merger to WABCO's shareholders. However, the WABCO Board is permitted to withdraw or to modify in a manner adverse to MotivePower, this recommendation, and to approve or recommend an alternative acquisition transaction of a nature defined in the merger agreement or withdraw or modify its approval or recommendation of the merger agreement or the merger, if a majority of the members of the WABCO Board determines in good faith, after consultation with its outside legal counsel, that it is necessary to do so to comply with its fiduciary obligations.

     MotivePower Board's Covenant to Recommend. The MotivePower Board has agreed to recommend the approval and adoption of the merger agreement and the merger to MotivePower's shareholders. However, the MotivePower Board is permitted to withdraw or to modify in a manner adverse to WABCO, this recommendation, and to approve or recommend an alternative acquisition transaction of a nature defined in the merger agreement or withdraw or modify its approval or recommendation of the merger agreement or the merger, if a majority of the members of the MotivePower Board determines in good faith, after consultation with its outside legal counsel, that it is necessary to do so to comply with its fiduciary obligations.

     Interim Operations of MotivePower and WABCO. Each of MotivePower and WABCO has undertaken a separate covenant that places restrictions on it and its subsidiaries until either the effective time or the merger agreement is terminated. In general, MotivePower and its subsidiaries and WABCO and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their reasonable best efforts to preserve intact their business organizations, relationships with third parties and to keep available the services of their present officers and employees. The companies have also agreed to some specific restrictions which are subject to exceptions described in the merger agreement. The following are summaries of the more significant of these restrictions undertaken by each company:

     - amending its organizational documents

     - amending material terms of its outstanding securities

     - entering into any merger or consolidation

     - issuing, disposing of or encumbering any equity securities, options or other securities convertible into or exercisable for equity securities, except to a limited extent to employees or directors

     - selling, deposing of or encumbering any property or assets outside the ordinary course of business, except dispositions that in the aggregate do not exceed $1,000,000

     - creating or incurring any material lien on any material assets other than in the ordinary course of business

     - making any material loan, advance or capital contribution to or investments in any person other than in the ordinary course of business

     - declaring or paying any dividend or other distribution, except for the payment to the WABCO shareholders of their regular cash quarterly dividend of $.01 per share

     - reclassifying, splitting or redeeming any of its capital stock

     - acquiring any assets, other than acquisitions in the ordinary course of business and acquisitions that do not in the aggregate exceed $25 million

     - incurring any indebtedness for borrowed money or selling any debt securities, except for indebtedness for borrowed money incurred in the ordinary course of business or that has a term of less than one year and does not exceed $5 million in the aggregate

     - making capital expenditures in excess of $15,000,000 in the aggregate during any calendar quarter commencing after June 30, 1999

     - terminating, waiving any rights under or requesting any material change in any material contract

     - changing its accounting policies or making any material tax election inconsistent with any prior election or position taken

     - increasing officer or employee compensation or benefits except for ordinary course increases in employee wages consistent with past practice

     - taking any other action that would reasonably be expected to make any representation or warranty by it inaccurate in any material respect

     Reasonable Best Efforts Covenant. MotivePower and WABCO have agreed to use their reasonable best efforts to (1) take all actions and do all things necessary or advisable under applicable laws to complete the merger and the other transactions contemplated by the merger agreement as promptly as practicable, (2) obtain from any governmental entity any consents, approvals or authorizations required to be obtained or made by MotivePower and WABCO in connection with the execution of the merger agreement and the transactions contemplated by the merger agreement and (3) make all necessary filings and all other submissions required under the securities laws of the United States and any other applicable law. In connection with seeking any approval of a governmental entity, neither MotivePower nor WABCO shall be required to commit to any divestiture transaction, agree to sell or hold separate any of MotivePower's or WABCO's businesses, or agree to any changes or restrictions in the operation of those businesses, if the divestiture or these restrictions would be reasonably expected to have a material adverse effect on MotivePower, WABCO and their subsidiaries, taken as a whole. However, MotivePower and WABCO have each agreed to dispose of businesses with a fair market value of no more than $25 million or revenues for the most recently completed 12 months of no more than $25 million in order to settle or resolve some antitrust actions.

     Employee Benefits Matters. The merger agreement provides that MotivePower will honor all MotivePower and WABCO employee benefit plans and employment agreements.

     The merger agreement provides that all individuals who are employees of WABCO or any of its subsidiaries at the effective time shall be given credit for all service with WABCO and its subsidiaries under all employee benefit plans and arrangements currently maintained by MotivePower in which they become participants for purposes of eligibility, vesting and certain other matters to the same extent as if rendered to MotivePower.

     Please see "Interests of Certain Persons in the Merger," beginning on page I-57, for additional information on employee benefits matters covered in the merger agreement.

     Indemnification and Insurance of WABCO Directors and Officers. MotivePower has agreed that:

     - It will indemnify WABCO directors and officers for liabilities from their acts or omissions in those capacities occurring prior to closing to the extent provided under WABCO's charter and by-laws as in effect on June 2, 1999.

     - For six years after closing, it will provide to WABCO's directors and officers liability insurance protection substantially equivalent in kind and scope as the coverage provided by WABCO's current officers' and directors' liability insurance policies, except that, subject to limitations, MotivePower will not be obligated to pay in any one year an amount in excess of 150% of the annual premium paid by WABCO for this insurance on June 2, 1999.

     Other Covenants. The merger agreement contains mutual covenants of the parties, the most significant of which are:

     - that each party agrees to take all actions reasonably necessary to obtain a favorable determination (if required) from the SEC that the merger may be accounted for as a pooling of interests; and

     - that WABCO agrees to have the stockholders agreement and voting trust to which it is a party terminated prior to the closing.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains substantially reciprocal representations and warranties made by MotivePower and WABCO to each other. The representations and warranties relate to:

      o corporate organization o capitalization o corporate authorization to enter into the contemplated transaction o absence of any breach of organizational documents, law or specified material agreements as a result of the contemplated transaction o governmental approvals required in connection with the contemplated transaction o filings with the SEC o information provided by it for inclusion in this joint proxy statement/prospectus o absence of specified material changes since a specified balance sheet date o compliance with laws o tax matters o litigation o employee benefits matters o labor matters
      o intellectual property matters o environmental and safety matters o insurance matters o the shareholder votes required to approve the contemplated transaction o absence of circumstances inconsistent with the intended accounting or tax treatment of the merger o brokers' or advisors' fees o real property matters o product warranty matters o foreign corrupt practices o material contracts and o the receipt of accountant's letters regarding accounting treatment of the merger.

     In addition, WABCO represents and warrants to MotivePower as to certain other matters, including the inapplicability of the Delaware anti-takeover statute to the merger, the merger agreement and the WABCO stock option agreement. In addition, MotivePower represents and warrants to WABCO as to some other matters, including the inapplicability of provisions of MotivePower's articles of incorporation and MotivePower's shareholder rights plan to the merger, the merger agreement and the MotivePower stock option agreement. For information about the anti-takeover statute and the rights plan, see "Legal Information -- Comparison of Shareholder Rights -- Shareholder Rights Plan" on page II-7.

     The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Mutual Closing Conditions. The obligations of MotivePower and WABCO to complete the merger are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

     - approval and adoption of the merger agreement and the merger by the MotivePower and WABCO shareholders

     - expiration or termination of the HSR Act waiting period and the receipt of any other approvals required under applicable analogous foreign laws shall have been obtained

     - absence of legal prohibition on completion of the merger

     - receipt of letters from the independent public accountants of MotivePower and WABCO to the effect that the merger will qualify for "pooling of interests" accounting treatment

     - MotivePower's registration statement on Form S-4, which includes this proxy statement/prospectus, being effective and not subject to any stop order by the SEC

     - approval for the listing on the NYSE of the shares of MotivePower common stock to be issued in the merger

     - accuracy as of closing of the representations and warranties made by the other party to the extent specified in the merger agreement

     - performance in all material respects by the other party of the obligations required to be performed by it at or prior to closing

     - receipt of opinions of MotivePower's and WABCO's counsel that the merger will qualify as a tax-free reorganization

TERMINATION OF THE MERGER AGREEMENT

     Right to Terminate. The merger agreement may be terminated at any time prior to the closing in any of the following ways:

     (a) The merger agreement may be terminated by mutual written consent of MotivePower and WABCO.

     (b) The merger agreement may be terminated by either MotivePower or WABCO if:

          (1) the merger has not been completed by November 30, 1999,

          (2) there is a permanent legal prohibition to closing the merger,

          (3) MotivePower or WABCO shareholders fail to adopt and approve the merger agreement and the merger at a duly held meeting,

          (4) - on or prior to July 17, 1999, the MotivePower Board has determined to recommend an acquisition proposal to its shareholders and to enter into an agreement concerning the acquisition proposal after determining, subject to complying with the merger agreement, that the acquisition proposal is more favorable to MotivePower shareholders than the merger, and MotivePower has delivered to WABCO a written notice of MotivePower's intent to enter into an agreement, attaching the most current version of the agreement to the notice,

              - five business days have elapsed following delivery to WABCO of the written notice by MotivePower and during the five business day-period MotivePower has fully cooperated with WABCO with the intent of enabling WABCO to agree to a modification of the terms of the merger agreement so that the transactions contemplated by the merger agreement may be effected,

              - at the end of the five business day-period the MotivePower Board continues reasonably to believe that the acquisition proposal is more favorable to MotivePower shareholders than the merger, and

              - MotivePower has paid WABCO the cash termination fee described under "-- Termination Fees Payable by MotivePower" on page I-71, or

          (5) - on or prior to July 17, 1999, the WABCO Board has determined to recommend an acquisition proposal to its shareholders and to enter into an agreement concerning the acquisition proposal after determining, subject to complying with the merger agreement, that the acquisition proposal is more favorable to WABCO shareholders than the merger, and

            WABCO has delivered to MotivePower written notice of WABCO's intent to enter into an agreement, attaching the most current version of the agreement to the notice,

              - five business days have elapsed following delivery to
                MotivePower of the written notice by WABCO and during the five business day-period WABCO has fully cooperated with MotivePower with the intent of enabling MotivePower to agree to a modification of the terms of the merger agreement so that the transactions contemplated by the merger agreement may be effected,

              - at the end of the five business day-period the WABCO Board continues reasonably to believe that the acquisition proposal is more favorable to WABCO shareholders than the merger, and

              - WABCO has paid MotivePower the cash termination fee described under "-- Termination Fees Payable by WABCO" below.

     (c) The merger agreement may be terminated by WABCO if:

          (1) the MotivePower Board has not recommended or has modified in a manner materially adverse to WABCO its recommendation of the merger agreement and the merger,

          (2) MotivePower shall have materially and knowingly breached the covenants described under " -- Covenants -- No Solicitation" on page I-65 or " -- Covenants -- MotivePower Board's Covenant to Recommend" on page I-66, or

          (3) if a material breach of or failure to perform any representation, warranty or covenant on the part of MotivePower set forth in the merger agreement has occurred which would cause some of the conditions under " -- Conditions to the Completion of the Merger" on page I-68 not to be satisfied, and these conditions are incapable of being satisfied by November 30, 1999.

     (d) The merger agreement may be terminated by MotivePower if:

          (1) the WABCO Board has not recommended or has modified in a manner materially adverse to MotivePower its recommendation of the merger agreement and the merger,

          (2) WABCO has materially and knowingly breached the covenants described under " -- Covenants -- No Solicitation" on page I-65 or " -- Covenants -- WABCO Board's Covenant to Recommend" on page I-66, or

          (3) if a material breach of or failure to perform any representation, warranty or covenant on the part of WABCO set forth in the merger agreement has occurred which would cause some of the conditions under " -- Conditions to the Completion of the Merger" on page I-68 not to be satisfied, and these conditions are incapable of being satisfied by November 30, 1999.

     Neither MotivePower nor WABCO can terminate the merger agreement for the reasons described in paragraph (b)(1) above if its failure to fulfill its obligations under the merger agreement has resulted in the failure to complete the merger on or before November 30, 1999.

     If the merger agreement is validly terminated, there will be no liability or obligation on the part of MotivePower, WABCO or their respective officers, directors, shareholders or affiliates unless this party is in willful breach thereof. However, the provisions of the merger agreement relating to expenses and termination fees, as well as the confidentiality agreement and the MotivePower and WABCO stock option agreements entered into between MotivePower and WABCO, will continue in effect notwithstanding termination of the merger agreement.

     Termination Fees Payable by WABCO. WABCO has agreed to pay MotivePower a cash amount equal to $15 million plus reimburse MotivePower for up to $2 million of its out-of-pocket fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement in any of the following circumstances:

     - the merger agreement is terminated as described in paragraph (b)(5),
       (d)(1) or (d)(2) under " -- Right to Terminate" above

     - the merger agreement terminates in circumstances where the following two conditions are met:

          - WABCO's shareholders fail to adopt and approve the merger agreement and the merger at a duly held meeting, and

          - either (1) a third party has made a proposal for an alternative transaction after June 2, 1999 and prior to the WABCO shareholders meeting or (2) the WABCO Board has not recommended or has modified in a manner materially adverse to MotivePower its recommendation of the merger agreement and the merger.

     Termination Fees Payable by MotivePower. MotivePower has agreed to pay WABCO a cash amount equal to $15 million plus reimburse WABCO for up to $2 million of its out-of-pocket fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement in any of the following circumstances:

     - the merger agreement is terminated as described in paragraph (b)(4),
       (c)(1) or (c)(2) under " -- Right to Terminate" on page I-69

     - the merger agreement terminates in circumstances where the following two conditions are met:

          - MotivePower's shareholders fail to adopt and approve the merger agreement and the merger at a duly held meeting, and

          - either (1) a third party has made a proposal for an alternative transaction after June 2, 1999 and prior to the MotivePower shareholders meeting or (2) the MotivePower Board has not recommended or has modified in a manner materially adverse to WABCO its recommendation of the merger agreement and the merger.

EXPENSES

     Except as described above and subject to an exception relating to the payment of transfer taxes, all costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring these costs or expenses. However, MotivePower and WABCO will share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of this joint proxy statement/prospectus. We estimate that merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, will total approximately $20-25 million assuming the merger is completed.

AMENDMENTS

     Any provision of the merger agreement may be amended prior to closing if the amendment is in writing and signed by WABCO and MotivePower and authorized by our boards of directors. After the approval and adoption of the merger agreement and the merger by the shareholders of WABCO or MotivePower, no amendment that by law requires further approval by shareholders may be made without the further approval of the shareholders.

STOCK OPTION AGREEMENTS

     The following summary of the WABCO stock option agreement and the MotivePower stock option agreement is qualified by reference to the complete text of the agreements, which are incorporated by reference and attached as Annex B and Annex C.

     General. At the same time that MotivePower and WABCO entered into the merger agreement, they also entered into the WABCO stock option agreement and the MotivePower stock option agreement. Under the WABCO stock option agreement, WABCO granted MotivePower an irrevocable option to purchase up to 6,453,710 shares of WABCO common stock at a price per share of $21.6125. Under the MotivePower stock option agreement, MotivePower granted WABCO an irrevocable option to purchase up to 5,133,655 shares of MotivePower common stock at a price per share of $16.625. The options are exercisable in the circumstances described below.

     Exercise of the Stock Options. MotivePower can exercise the WABCO option in whole or in part at any time after the occurrence of any event entitling MotivePower to receive the cash termination fee payable by WABCO pursuant to the merger agreement (see " -- Termination of the Merger Agreement -- Termination Fees Payable by WABCO" on page I-70) and prior to termination of the option. WABCO can exercise the MotivePower option in whole or in part at any time after the occurrence of any event entitling WABCO to receive the cash termination fee payable by MotivePower pursuant to the merger agreement (see "-- Termination of the Merger Agreement -- Termination Fees Payable by MotivePower" on page I-71) and prior to termination of the option.

     The options terminate upon the earliest to occur of

          - the effective time of the merger,

          - subject to some limitations, 12 months after first becoming exercisable, or

          - 30 days after termination of the merger agreement if the option is not exercisable.

     The exercise price and number of option shares are also subject to the anti-dilution and other adjustments specified in the stock option agreements.

     Any purchase of option shares is subject to specified closing conditions, including receipt of applicable regulatory approvals.

     Cash Election. Each of the WABCO and MotivePower stock option agreements further provides that, so long as the option is exercisable, the grantee of the option may, instead of exercising the option, elect to require the grantor of the option to pay to the grantee in exchange for the cancellation of the relevant portion of the option an amount in cash equal to the "spread", as defined below, multiplied by the number of option shares as to which this cash election is made.

     "Spread" means the excess, if any, over the exercise price of the higher of
(1) the highest price per share of WABCO common stock or MotivePower common stock, as the case may be, paid or proposed to be paid by any third party pursuant to an alternative acquisition proposal and (2) the closing price of the WABCO common stock or the MotivePower common stock, as the case may be, on the NYSE on the last trading day immediately preceding the date on which MotivePower or WABCO, as the case may be, notifies the other party of this cash election.

     Repurchase of Option Shares. If by the date that is the first anniversary of the date of a termination of the merger agreement, neither the grantee of the option nor any other person has acquired more than fifty percent of the shares of outstanding common stock of the grantor of the option, then the grantor of the option has the right to purchase all of the option shares acquired upon exercise of the option at the greater of (1) the purchase price for these option shares or (2) the average of the last sales prices for these shares on the five trading days ending five days prior to the date the grantor gives written notice of the exercise of this repurchase right.

     Sale of Shares. At any time prior to the first anniversary of a termination of the merger agreement, the grantee of the option will have the right to sell to the grantor all of the shares acquired upon exercise of the option at the greater of (1) the purchase price for these option shares or (2) the average of the last sales prices for these shares on the five trading days ending five days prior to the date the grantee gives written notice of its intention to exercise its sale right.

     Listing and Registration Rights. Each of WABCO and MotivePower has agreed to list the option shares on the NYSE and to grant customary rights to require registration by the grantor of the option shares for sale by the grantee under the securities laws.

     Limitation on Total Profit. The stock option agreement provides that, notwithstanding any other provision of that agreement or the merger agreement, the total profit, as defined below, that the grantee may derive will not exceed $30 million in the aggregate. If a grantee's total profit otherwise would exceed this amount, the grantee shall repay the excess to the grantor in cash so that the grantee's actually realized total profit does not exceed $30 million.

     "Total profit" as used in the stock option agreements means the sum, before taxes, of the following: (1) (x) the amount of the termination fee under the merger agreement received by the grantee, not including out-of-pocket expenses that the grantor pays to the grantee, and the aggregate amount that the grantee receives from exercising its cash election right described under " -- Cash Election" above, less (y) any amount that the grantee repays to the grantor; plus (2)(x) the amount that the grantee receives from exercising the put or call right described under " -- Repurchase of Option Shares" or " -- Sale of Shares" above, less (y) the grantee's purchase price for these shares; plus (3)(x) the net cash amounts that the grantee receives from the sale of option shares (or of any other securities into or for which such option shares are converted or exchanged), less (y) the grantee's purchase price for these option shares.

     The stock option agreements also provide that the options may not be exercised for a number of option shares that would, as of the date of exercise, result in a notional total profit, as described below, exceeding $15 million. As used in the stock option agreements, the "notional total profit" with respect to the option shares for which the grantee of the option may propose to exercise the option means the total profit determined as of the date the grantee notifies the grantor of its intent to exercise the option and assuming that the applicable option shares, together with all other option shares previously acquired upon exercise of the option and held by the grantee or its affiliates as of that date, were sold for cash at the closing market price on the preceding trading day, less customary brokerage commissions.

     Effect of Options. The options are intended to make it more likely that the merger will be completed on the agreed terms and to compensate WABCO or MotivePower, as the case may be, for its efforts and costs in case the merger is not completed under circumstances generally involving a third party proposal for a business combination with WABCO or MotivePower. Among other effects, the option could prevent an alternative business combination with WABCO or MotivePower from being accounted for as a "pooling of interests." The option may therefore discourage proposals for alternative business combinations with WABCO or MotivePower, even if a third party were prepared to offer shareholders of WABCO or MotivePower consideration with a higher market value than the value of the MotivePower stock to be exchanged for WABCO stock in the merger.

                                  CHAPTER TWO
                               LEGAL INFORMATION

                        COMPARISON OF SHAREHOLDER RIGHTS

     The rights of WABCO shareholders under Delaware law, the WABCO charter and the WABCO by-laws prior to the merger are similar to the rights they will have following the merger as MotivePower shareholders under Pennsylvania law, the MotivePower charter and the MotivePower by-laws, with the principal exceptions summarized in the chart below. Copies of the WABCO charter, the WABCO by-laws, the MotivePower charter and the MotivePower by-laws are incorporated by reference and will be sent to holders of shares of WABCO common stock upon request. See "Where You Can Find More Information" on page III-1. The merger agreement provides that at the effective time, the MotivePower by-laws will be amended and restated as described in Exhibit 1.4(a) of the merger agreement. The primary amendments made to the MotivePower by-laws relate to the establishment of Board Committees of the MotivePower Board. The functions and powers of the MotivePower and WABCO Board Committees are summarized in the chart below. The summaries contained in the following charts are not intended to be complete and are qualified by reference to Delaware law, Pennsylvania law, the WABCO charter, the WABCO by-laws, the MotivePower charter, the MotivePower by-laws and the shareholders' agreement and the voting trust agreement referenced herein.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF WABCO SHAREHOLDERS AND RIGHTS THOSE SHAREHOLDERS WILL HAVE AS MOTIVEPOWER SHAREHOLDERS FOLLOWING THE MERGER


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                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Corporate Governance:               The rights of WABCO shareholders      The rights of MotivePower
                                      are currently governed by             shareholders are currently
                                      Delaware law and the charter and      governed by Pennsylvania law and
                                      by-laws of WABCO.                     the charter and by-laws of
                                                                            MotivePower.

                                      Upon completion of the merger,        Upon completion of the merger,
                                      the rights of WABCO shareholders      the rights of MotivePower
                                      who become MotivePower                shareholders will be governed by
                                      shareholders in the merger will       Pennsylvania law, the
                                      be governed by Pennsylvania law,      MotivePower charter and the
                                      the MotivePower charter and the       MotivePower by-laws. The charter
                                      MotivePower by-laws. The charter      and by-laws of MotivePower after
                                      and by-laws of MotivePower after      the merger will be identical in
                                      the merger will be identical in       all material respects to those
                                      all material respects to those        in effect prior to the merger
                                      in effect prior to the merger         with the exception of the
                                      with the exception of the             amendments contemplated by the
                                      amendments contemplated by the        merger agreement, some of which
                                      merger agreement, some of which       are material, described in this
                                      are material, described in this       chart and under "Summary of
                                      chart and under "Summary of           Functions and Powers of the
                                      Functions and Powers of the           MotivePower and WABCO Board
                                      MotivePower and WABCO Board           Committees" on page II-11.
                                      Committees" on page II-11.
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


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Corporate Governance:               As of March 31, 1999, ownership
  (continued)                         of WABCO's common stock was held
                                      in the following approximate
                                      percentages: by management and
                                      WABCO ESOP (58%), Vestar Equity
                                      Partners, L.P. (7%), Harvard
                                      Private Capital Holdings, Inc.
                                      (7%), American Industrial
                                      Partners Capital Fund II, L.P.
                                      (3%), and all others including
                                      public shareholders (25%). A
                                      stockholders agreement exists
                                      among some members of
                                      management, Vestar, Harvard
                                      Private Capital Holdings,
                                      American Industrial Partners
                                      Capital and WABCO that provides
                                      for, among other things, the
                                      composition of the WABCO Board
                                      as long as minimum stock
                                      percentages are maintained. The
                                      stockholders agreement will be
                                      terminated at the effective
                                      time.

                                      Those shareholders comprising
                                      the active original management
                                      owners are parties to the
                                      amended voting trust agreement.
                                      The amended voting trust
                                      agreement provides for, among
                                      other matters, the WABCO common
                                      stock subject to the amended
                                      voting trust agreement to be
                                      voted as one block and
                                      restrictions on the sale or
                                      transfer of such stock subject
                                      to the voting trust. The amended
                                      voting trust agreement expires
                                      on January 1, 2000 and can be
                                      terminated by an affirmative
                                      vote of two-thirds of the shares
                                      held by the trust. The voting
                                      trust will be terminated at the
                                      effective time of the merger.
------------------------------------------------------------------------------------------------------------
  Authorized Capital Stock:           The authorized capital stock of       The authorized capital stock of
                                      WABCO consists of 100 million         MotivePower consists of
                                      shares of common stock and 1          55,000,000 shares of common
                                      million shares of preferred           stock and 10,000,000 shares of
                                      stock.                                preferred stock. The merger
                                                                            agreement provides that at the
                                                                            effective time there will be an
                                                                            increase in the authorized
                                                                            capital stock of MotivePower to
                                                                            165,000,000 shares, consisting
                                                                            of 150,000,000 shares of common
                                                                            stock and 15,000,000 shares of
                                                                            preferred stock. See a more
                                                                            comprehensive discussion under
                                                                            "Description of MotivePower
                                                                            Capital Stock" on page II-15.
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


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Number of Directors:                WABCO's by-laws provide that the      MotivePower's charter provides,
                                      number of directors will be as        subject to the rights, if any,
                                      determined by the WABCO Board         of the holders of any series of
                                      subject to the requirements           MotivePower preferred stock
                                      contained in the by-laws. The         specified in a certificate of
                                      WABCO Board currently consists        designation, that the number of
                                      of 8 directors.                       directors be not less than 3 and
                                                                            not more than 15. The
                                                                            MotivePower Board currently
                                                                            consists of 7 directors.

                                                                            If the merger is completed, the
                                                                            MotivePower by-laws will be
                                                                            amended to provide that the
                                                                            MotivePower Board shall consist
                                                                            of 14 directors, subject to the
                                                                            rights, if any, of any series of
                                                                            preferred stock specified in a
                                                                            certificate of designation and
                                                                            to the minimum and maximum
                                                                            number of authorized directors
                                                                            provided in the charter.
------------------------------------------------------------------------------------------------------------
  Classification of Board of          WABCO's Board is divided into         MotivePower's Board is divided
  Directors:                          three classes, with each class        into three classes, with each
                                      serving a staggered three-year        class serving a staggered
                                      term.                                 three-year term.
------------------------------------------------------------------------------------------------------------
  Removal of Directors:               Delaware law provides that a          In general, unless otherwise
                                      company with a classified board       provided in the charter, the
                                      may remove a director only for        shareholders of a Pennsylvania
                                      cause, unless its charter             corporation that has a
                                      provides otherwise, which the         classified board may remove a
                                      WABCO charter does not.               director only for cause.

                                                                            The MotivePower charter requires
                                                                            that, subject to the rights, if
                                                                            any, of the holders of any
                                                                            series of MotivePower preferred
                                                                            stock specified in a certificate
                                                                            of designation, directors may be
                                                                            removed only for cause and only
                                                                            at annual or special meetings by
                                                                            the affirmative vote of the
                                                                            holders of at least 66 2/3% of
                                                                            the shares entitled to vote,
                                                                            voting as a single class. The
                                                                            MotivePower by-laws contain a
                                                                            substantially similar provision.
                                                                            No changes will be made to these
                                                                            provisions in connection with
                                                                            the merger.
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Quorum at Shareholders              The WABCO by-laws provide that,       The MotivePower by-laws provide
  Meeting:                            except as otherwise provided by       that, except as otherwise
                                      law or the WABCO charter, the         provided by law or in a
                                      presence in person or by proxy        certificate of designation with
                                      at a meeting of the holders of        respect to any MotivePower
                                      shares representing a majority        preferred stock, the presence in
                                      of WABCO capital stock entitled       person or by proxy at a meeting
                                      to vote at the meeting is a           of the holders of shares
                                      quorum.                               representing a majority of the
                                                                            MotivePower stock entitled to
                                                                            vote at the meeting is a quorum.
                                                                            No changes will be made to these
                                                                            provisions in connection with
                                                                            the merger.
------------------------------------------------------------------------------------------------------------
  Vote Required for Certain           The WABCO by-laws provide that,       The MotivePower by-laws provide
  Shareholder Actions:                except as otherwise required by       that the affirmative vote of the
                                      law, the WABCO charter, the           holders of a majority of the
                                      WABCO by-laws or any certificate      stock represented at a
                                      of designation with respect to        shareholder meeting at which a
                                      any WABCO preferred stock, the        quorum is present and which is
                                      affirmative vote of a majority        actually voted shall be deemed
                                      of the stock represented and          the act of the shareholders,
                                      entitled to vote on the matter        except in the election of
                                      shall be deemed the act of the        directors or as otherwise
                                      shareholders.                         provided in the MotivePower
                                                                            by-laws, the MotivePower charter
                                      Under Delaware law, the approval      or a certificate of designation
                                      of any merger or consolidation        with respect to any MotivePower
                                      or a sale of all or                   preferred stock or by law. No
                                      substantially all of a                changes will be made to these
                                      corporation's assets requires         provisions in connection with
                                      the affirmative vote of a             the merger.
                                      majority of the total votes
                                      represented by the outstanding        Under Pennsylvania law, unless
                                      stock of the corporation              required by the by-laws of a
                                      entitled to vote on the matter.       constituent corporation,
                                                                            shareholder approval is not
                                                                            required for a plan of merger or
                                                                            consolidation if: (1) (A) the
                                                                            surviving or new corporation is
                                                                            a domestic corporation whose
                                                                            articles of incorporation as
                                                                            defined under Pennsylvania law
                                                                            are identical to the articles of
                                                                            incorporation of the constituent
                                                                            corporation; (B) each share of
                                                                            the constituent corporation
                                                                            outstanding immediately prior to
                                                                            the merger or consolidation will
                                                                            continue as or be converted
                                                                            into, except as otherwise agreed
                                                                            to by the holder of the share,
                                                                            an identical share of the
                                                                            surviving or new corporation;
                                                                            and (C) such plan provides that
                                                                            the shareholders of the
                                                                            constituent corporation will
                                                                            hold in the aggregate shares of
                                                                            the surviving or new corporation
                                                                            having a majority of the votes
                                                                            entitled to be cast generally
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------

  Vote Required for Certain                                                 in an election of directors; or
  Shareholder Actions:                                                      (2) prior to the adoption of the
  (continued)                                                               plan, another corporation that
                                                                            is a party to the plan owns 80%
                                                                            or more of the outstanding
                                                                            shares of each class of the
                                                                            constituent corporation. The
                                                                            MotivePower by-laws do not
                                                                            contain this requirement and no
                                                                            change will be made in
                                                                            connection with the merger.

                                                                            Under Pennsylvania law,
                                                                            shareholder approval is required
                                                                            for the sale, lease, exchange or
                                                                            other disposition of all, or
                                                                            substantially all, of the
                                                                            property and assets of a
                                                                            corporation when not made in the
                                                                            usual or regular course of the
                                                                            business of that corporation or
                                                                            for the purpose of relocating
                                                                            the business of that
                                                                            corporation.

                                                                            In cases where shareholder
                                                                            approval is required, a merger,
                                                                            consolidation, sale, lease,
                                                                            exchange or other disposition
                                                                            must be approved by a majority
                                                                            of the votes cast by the holders
                                                                            of the securities entitled to
                                                                            vote on the matter.
------------------------------------------------------------------------------------------------------------
  Shareholder Action by               Under Delaware law, unless            Under Pennsylvania law, unless
  Written Consent:                    otherwise provided in a               otherwise provided in a
                                      corporation's charter,                corporation's by-laws,
                                      shareholders may act by written       shareholders may act by
                                      consent. The WABCO charter and        unanimous written consent.
                                      by-laws allow shareholder action      Pennsylvania law provides that
                                      by written consent.                   shareholders may act by less
                                                                            than unanimous consent only if
                                                                            expressly authorized in the
                                                                            charter. The MotivePower charter
                                                                            provides that, subject to the
                                                                            rights of the holders of any
                                                                            series of preferred stock, any
                                                                            action required or permitted to
                                                                            be taken by the shareholders
                                                                            must be effected at a duly
                                                                            called annual or special meeting
                                                                            of shareholders and not by
                                                                            written consent. No changes will
                                                                            be made to these provisions in
                                                                            connection with the merger.
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Amendment of Charter                Generally, the WABCO by-laws may      MotivePower's by-laws provide
  and By-laws:                        be amended or adopted by either       that, except as otherwise
                                      the holders of a majority of the      provided by law or by the
                                      capital stock entitled to vote        MotivePower charter or by-laws,
                                      thereon or by a majority of the       the MotivePower by-laws may be
                                      entire WABCO Board.                   amended by either the holders of
                                                                            a majority of the capital stock
                                      However, the WABCO charter            entitled to vote thereon or by a
                                      provides that any adoption of         majority of the entire
                                      new by-laws by shareholders           MotivePower Board, provided that
                                      cannot invalidate any prior act       no amendment adopted by the
                                      of the WABCO Board which would        Board varies or conflicts with
                                      have been valid if such by-laws       any amendment adopted by the
                                      had not been adopted.                 shareholders.

                                      Under Delaware law, the WABCO         However, the MotivePower charter
                                      charter may be amended by the         provides that the amendment of
                                      affirmative vote of a majority        specified by-law provisions by
                                      of the outstanding stock              the shareholders requires the
                                      entitled to vote thereon at the       affirmative vote of at least
                                      shareholders meeting and a            66 2/3% of the voting power of
                                      majority of the outstanding           MotivePower's outstanding voting
                                      stock of each class entitled to       stock voting as a single class.
                                      vote thereon as a class.              These include by-law provisions
                                                                            relating to shareholder
                                                                            meetings, the number, election
                                                                            and removal of directors,
                                                                            indemnification of directors and
                                                                            officers and procedures for
                                                                            amending the by-laws.
------------------------------------------------------------------------------------------------------------
  Voting Stock:                       The outstanding voting                The outstanding voting
                                      securities of WABCO are the           securities of MotivePower are
                                      shares of WABCO common stock.         the shares of MotivePower common
                                                                            stock.
------------------------------------------------------------------------------------------------------------
  Repurchase of Shares:               Under Delaware law, a                 Under Pennsylvania law, a
                                      corporation may generally redeem      corporation may acquire its own
                                      or repurchase shares of its           shares so long as payment of the
                                      stock unless the capital of the       purchase price does not render
                                      corporation is impaired or the        the corporation insolvent or
                                      redemption or repurchase would        cause the value of its assets,
                                      impair the capital of the             as determined by the Board using
                                      corporation. On March 3, 1999,        reasonable valuation methods, to
                                      WABCO announced an open market        be less than its total
                                      stock repurchase program which        liabilities and amounts payable
                                      was terminated upon signing of        to holders of preferred
                                      the merger agreement. No shares       securities.
                                      were repurchased pursuant to the
                                      program.
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Exculpation of Directors            The WABCO charter provides that       The MotivePower charter provides
  and Officers:                       no director shall be personally       that, to the fullest extent
                                      liable to the corporation or any      permitted by Pennsylvania law,
                                      of its shareholders for monetary      no director will be personally
                                      damages for breaches of               liable to the corporation for or
                                      fiduciary duty except as              with respect to any acts or
                                      follows:                              omissions in the performance of
                                                                            his or her duties.
                                      A director would be liable under
                                      Section 174 of the Delaware           Pennsylvania law permits a
                                      Corporation Law, which creates        corporation to include in its
                                      liability for unlawful payment        by-laws a provision, adopted by
                                      of dividends and unlawful stock       a vote of its shareholders,
                                      purchases or redemptions.             which eliminates the personal
                                                                            liability of its directors for
                                      A director would also be liable       monetary damages for any action
                                      by reason that the director           taken or failure to take any
                                                                            action unless:
                                      - breached the director's duty
                                        of loyalty to the corporation or    - the directors have breached or
                                        its shareholders,                     failed to perform their
                                                                              duties; and
                                      - acted or failed to act in a
                                        manner that was not in good         - the breach or failure to
                                        faith or acted in a manner            perform constitutes
                                        that involved intentional             self-dealing, willful
                                        misconduct or a knowing               misconduct or recklessness.
                                        violation of law, or
                                                                            However, a Pennsylvania
                                      - derived an improper personal        corporation is not empowered to
                                        benefit.                            eliminate personal liability
                                                                            where the responsibility or
                                      The WABCO charter does not            liability of a director is
                                      contain a provision limiting the      pursuant to any criminal statute
                                      liability of officers in this         or is for the payment of taxes
                                      manner.                               pursuant to any federal, state
                                                                            or local law.

                                                                            The MotivePower charter and by-
                                                                            laws do not contain a provision
                                                                            limiting the liability of
                                                                            officers.
------------------------------------------------------------------------------------------------------------
  Shareholder Rights Plan:            WABCO does not have a                 MotivePower has entered into a
                                      shareholder rights plan. While        rights agreement, dated as of
                                      WABCO has no present intention        January 19, 1996, with
                                      to adopt a shareholder rights         ChaseMellon Shareholder
                                      plan, the WABCO Board pursuant        Services, L.L.C., as rights
                                      to its authority to issue             agent, as amended, pursuant to
                                      preferred stock, could do so          which MotivePower has issued
                                      without shareholder approval at       rights to purchase its Series C
                                      any time.                             Preferred Stock. MotivePower has
                                                                            taken all actions necessary to
                                                                            render the rights issued
                                                                            pursuant to the rights agreement
                                                                            inapplicable to the merger and
                                                                            the related agreements and
                                                                            transactions. The rights
                                                                            agreement will continue to be in
                                                                            effect after the merger. See
                                                                            "Description of MotivePower
                                                                            Capital Stock--Preferred Stock"
                                                                            on II-15.
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Appraisal Rights:                   Under Delaware law, the rights        Under Pennsylvania law,
                                      of dissenting shareholders to         appraisal rights are available
                                      obtain the fair value for their       in connection with specified
                                      shares--so-called "appraisal          corporate actions including a
                                      rights"--may be available in          merger or consolidation, a share
                                      connection with a statutory           exchange or conversion, a sale
                                      merger or consolidation in            or transfer of all or
                                      specific situations. Appraisal        substantially all of a
                                      rights are not available to a         corporation's assets or a
                                      corporation's shareholders under      corporate action in which
                                      Delaware law when the                 disparate treatment is accorded
                                      corporation is to be the              to the holders of shares of the
                                      surviving corporation and no          same class or series. However,
                                      vote of its shareholders is           appraisal rights are not
                                      required to approve the merger.       provided to the holders of
                                                                            shares of any class that is
                                      In addition, unless otherwise         listed on a national securities
                                      provided in the charter, no           exchange in the case of sales or
                                      appraisal rights are available        transfers of all or
                                      under Delaware law to holders of      substantially all of the assets
                                      shares of any class of stock          of the corporation and are not
                                      which is either (1) listed on a       provided in the case of other
                                      national securities exchange or       such transactions to the holders
                                      designated as a national market       of shares of any class that is
                                      system security on an                 either (1) listed on a national
                                      interdealer quotation systems by      securities exchange or (2) held
                                      the NASD or (2) held of record        of record by more than 2,000
                                      by more than 2,000 shareholders,      shareholders unless:
                                      unless those shareholders are
                                      required by the terms of the          - the shares are not converted
                                      merger to accept anything other         solely into shares of the
                                      than:                                   acquiring, surviving, new or
                                                                              other corporation and cash in
                                      - shares of stock of the                lieu of fractional shares;
                                        surviving corporation
                                                                            - if the shares constitute a
                                      - shares of stock of another            preferred or special class of
                                        corporation which, as of the          stock, the charter of the
                                        effective date of the merger          corporation, the corporate
                                        or consolidation, are of the          action under consideration or
                                        kind described in clause (1)          the express terms of the
                                        or (2), above; or                     transaction encompassed in the
                                                                              corporate action do not
                                      - cash instead of fractional            entitle all holders of the
                                        shares                                shares of the class to vote on
                                                                              the matter and require for the
                                      - any combination of the above          adoption of the matter the
                                        three bullets.                        affirmative vote of a majority
                                                                              of the votes cast by all
                                      Appraisal rights are not                shareholders of the class; or
                                      available under Delaware law in
                                      the event of the sale of all or       - if the shares constitute a
                                      substantially all of a                  group of a class or series which
                                      corporation's assets or the             are to receive the same
                                      adoption of an amendment to its         special treatment in the
                                      charter, unless the rights are          corporate action under
                                      granted in the corporation's            consideration, the holders in
                                      charter. The WABCO charter does         that group are not entitled to
                                      not grant such rights.                  vote as a special class in
                                                                              respect of the corporate
                                                                              action.
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------

  Business Combinations:              Section 203 of the Delaware           Pennsylvania law restricts the
                                      General Corporation Law provides      ability of some persons to
                                      that, if a person acquires 15%        acquire control of a
                                      or more of the stock of a             Pennsylvania corporation.
                                      Delaware corporation without the      However, MotivePower has chosen
                                      approval of the board of              to opt out of these
                                      directors of that corporation,        anti-takeover provisions as
                                      thereby becoming an "interested       allowed under Pennsylvania law.
                                      shareholder," that person may         In lieu of these provisions,
                                      not engage in specified               MotivePower's charter
                                      transactions with the                 incorporates the provisions of
                                      corporation for a period of           Section 203 of the Delaware
                                      three years unless one of the         General Corporation Law.
                                      following three exceptions            However, the MotivePower Board
                                      applies:                              has taken the necessary action
                                                                            to make the provisions of
                                      - the board of directors              Section 203 incorporated in its
                                        approved the acquisition of         charter inapplicable to the
                                        stock or the transaction prior      merger and the related
                                        to the time that the person         transactions. A summary of
                                        became an interested                Section 203 is provided in the
                                        stockholder;                        adjacent column. No changes will
                                                                            be made to these provisions in
                                      - the person became an                connection with the merger.
                                        interested shareholder and 85%
                                        owner of the voting stock of
                                        the corporation in the
                                        transaction, excluding voting
                                        stock owned by directors who
                                        are also officers and some
                                        employee stock plans, or

                                      - after the person becomes an
                                        interested stockholder, if the
                                        transaction is approved by the
                                        board of directors and
                                        authorized by the affirmative
                                        vote of two-thirds of the
                                        outstanding voting stock which
                                        is not owned by the interested
                                        stockholder.
                                      A Delaware corporation may elect
                                      not to be governed by Section
                                      203. WABCO has not so elected,
                                      but the WABCO Board has taken
                                      the necessary action to make
                                      Section 203 inapplicable to the
                                      merger and the related
                                      transactions.
------------------------------------------------------------------------------------------------------------
  Annual Meeting Notices:             The WABCO by-laws and Delaware        The MotivePower by-laws require
                                      law require that the written          that the written notice of an
                                      notice of an annual meeting of        annual meeting of shareholders
                                      shareholders specify the place,       specify the place, date and hour
                                      date and hour of the meeting.         of the meeting. Notices of
                                      Notices of special meetings must      special meetings must also state
                                      also state the purpose or             the purpose or purposes of the
                                      purposes of the meeting.              meeting. No changes will be made
                                                                            to these provisions in
                                                                            connection with the merger.
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                      WABCO                                 MOTIVEPOWER
------------------------------------------------------------------------------------------------------------
  Fiduciary Duties of Directors:      Directors of a Delaware               Directors of a Pennsylvania
                                      corporation owe fiduciary duties      corporation owe fiduciary duties
                                      of care and loyalty to the            of care and loyalty to the
                                      corporation's shareholders.           corporation. Pennsylvania law
                                      Delaware law does not expressly       expressly permits the board and
                                      permit a director of a Delaware       its committees and members, when
                                      corporation to consider the           discharging their duties, in
                                      interest of any constituencies        considering what is in the best
                                      other than the corporation or         interests of the corporation, to
                                      its shareholders.                     consider, among other things,
                                                                            the interests of the
                                                                            shareholders, employees,
                                                                            suppliers, customers or
                                                                            creditors of the corporation or
                                                                            the interests of the communities
                                                                            served by the corporation.
                                                                            Consequently, boards of
                                                                            Pennsylvania corporations may
                                                                            have broader discretion, and
                                                                            increased protections from
                                                                            liability, than directors of
                                                                            Delaware corporations,
                                                                            particularly in the context of a
                                                                            threatened change in control.
------------------------------------------------------------------------------------------------------------

SUMMARY OF FUNCTIONS AND POWERS OF THE MOTIVEPOWER AND WABCO BOARD COMMITTEES


--------------------------------------------------------------------------------------------------------------------------
COMMITTEE                 WABCO                             MOTIVEPOWER BEFORE MERGER         MOTIVEPOWER AFTER MERGER*
--------------------------------------------------------------------------------------------------------------------------
  Audit Committee         The Audit Committee (1)           The Audit and Corporate           The Audit Committee will:
                          makes recommendations to the      Responsibility Committee          (1) make recommendations to
                          Board regarding the               reviews the activities of         the Board regarding the
                          engagement of independent         the internal auditors and         engagement of the
                          accountants; (2) reviews the      independent accountants to        MotivePower's independent
                          plan, scope and results of        determine whether                 accountants, (2) review the
                          the annual audit, the             MotivePower's organization,       plan, scope and results of
                          independent accountants'          internal controls and             the annual audit, the
                          letter of comments and            policies are reasonably           independent accountants'
                          management's response             designed to assure the            letter of comments and
                          thereto and the scope of any      adequacy of MotivePower's         management's response
                          non-audit services performed      financial statements and          thereto and the scope of any
                          by the independent                records and to provide for        non-audit services which may
                          accountants; (3) manages          the safekeeping of the            be performed by the
                          policies and procedures with      assets of MotivePower. This       independent accountants, (3)
                          respect to internal               Committee has other               manage MotivePower's
                          accounting and financial          responsibilities focused on       policies and procedures with
                          controls; (4) reviews             corporate compliance and          respect to internal
                          changes in accounting             ethics.                           accounting and financial
                          policy; and (5) reviews                                             controls and (4) review any
                          possible violations of                                              changes in accounting
                          WABCO's business ethics and                                         policy. See "The Merger
                          conflicts of interest                                               Agreement--MotivePower Board
                          policies.                                                           and Related Matters" on page
                                                                                              I-64 for information about
                                                                                              the composition of the Audit
                                                                                              Committee after the
                                                                                              effective time of the
                                                                                              merger.
--------------------------------------------------------------------------------------------------------------------------

---------------

* The by-law provision establishing the various MotivePower Board Committees and their responsibilities terminates immediately after the conclusion of the 2002 annual meeting of shareholders. Upon the termination, the by-law provision relating to the establishment of the MotivePower Board Committees reverts to the language effective prior to the merger which provides, generally, that there will be an Executive and Finance Committee which will have the authority to exercise the powers of the Board, subject to exceptions, and any other committees as shall be established by the entire Board.

--------------------------------------------------------------------------------------------------------------------------

COMMITTEE                 WABCO                             MOTIVEPOWER BEFORE MERGER         MOTIVEPOWER AFTER MERGER
--------------------------------------------------------------------------------------------------------------------------
  Compensation            The Compensation Committee        The Compensation and              The Compensation Committee
                          (1) establishes compensation      Management Development            will: (1) have sole
                          levels for WABCO officers;        Committee has the primary         authority to establish the
                          (2) reviews management            responsibility for                compensation for, and
                          organization and                  establishing and                  reimbursement of expenses
                          development; (3) reviews          administering MotivePower's       of, the Directors; (2)
                          significant employee benefit      compensation program for          determine the compensation
                          programs; and (4)                 some highly paid executive        of senior management based
                          establishes and administers       officers and other key            upon recommendations of the
                          executive compensation            personnel and for other           Chief Executive Officer and
                          programs and WABCO's 1995         matters involving                 establish on an annual basis
                          Stock Incentive Plan. The         compensation and benefit          the compensation of the
                          Stock Option Subcommittee of      policies.                         Chairman and the Chief
                          the Compensation Committee                                          Executive Officer subject to
                          administers the 1995 Stock                                          a majority vote of the whole
                          Incentive Plan and                                                  Board to change or modify
                          determines eligibility for                                          its actions; (3) have the
                          stock options and grants.                                           authority to administer the
                                                                                              existing option and benefit
                                                                                              plans; and (4) have the
                                                                                              exclusive authority to
                                                                                              resolve deadlocks of the
                                                                                              board regarding the
                                                                                              termination, replacement of,
                                                                                              or any other matter
                                                                                              regarding, the Chief
                                                                                              Executive Officer. See "The
                                                                                              Merger Agreement--
                                                                                              MotivePower Board and
                                                                                              Related Matters" on page
                                                                                              I-64 for information about
                                                                                              the composition of the
                                                                                              Compensation Committee after
                                                                                              the effective time of the
                                                                                              merger.
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
COMMITTEE                 WABCO                             MOTIVEPOWER BEFORE MERGER         MOTIVEPOWER AFTER MERGER
--------------------------------------------------------------------------------------------------------------------------
  Executive and           None                              To the extent permitted by        The Executive Committee will
  Finance                                                   law, the Executive and            have the power of the Board
                                                            Finance Committee has and         to resolve any matter
                                                            may exercise all the powers       considered by the Board,
                                                            of the MotivePower Board,         except as described in the
                                                            other than the power to           next sentence, including the
                                                            amend the MotivePower by-         power to resolve deadlocks
                                                            laws or charter, to fix           of the Board and of the
                                                            designations and other terms      other committees of the
                                                            of preferred stock, to            Board. The Executive
                                                            authorize the issuance of         Committee may not approve
                                                            stock or declare a dividend,      some fundamental changes,
                                                            to adopt an agreement of          matters not permitted by
                                                            merger or consolidation and       Pennsylvania law to be
                                                            to recommend to the               delegated to a board
                                                            shareholders some                 committee and matters
                                                            fundamental changes.              delegated to other
                                                                                              committees. See "The Merger
                                                                                              Agreement--MotivePower Board
                                                                                              and Related Matters" on page
                                                                                              I-64 for information about
                                                                                              the composition of the
                                                                                              Executive Committee after
                                                                                              the effective time of the
                                                                                              merger.
--------------------------------------------------------------------------------------------------------------------------

  Nominating              The Nominating Committee          The Nominating and Corporate      The Nominating Committee
                          nominates persons to be           Governance Committee has the      will have the sole authority
                          elected to the Board.             primary responsibility for        to recommend persons to be
                                                            monitoring and making             elected to the Board,
                                                            recommendations with respect      including filling vacancies
                                                            to developments in the area       or newly created
                                                            of corporate governance and       directorships. The
                                                            Board policies, including         Nominating Committee will
                                                            identifying, evaluating and       have the authority, subject
                                                            recommending candidates for       to the provisions of the
                                                            Board membership.                 MotivePower by-laws and
                                                                                              charter, to review and make
                                                                                              recommendations with respect
                                                                                              to the size and composition
                                                                                              of the Board. See "The
                                                                                              Merger Agreement--MotivePower
                                                                                              Board and Related Matters" on
                                                                                              page I-64 for information about
                                                                                              the composition of the
                                                                                              Nominating Committee after the
                                                                                              effective time of the merger.

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
COMMITTEE                 WABCO                             MOTIVEPOWER BEFORE MERGER         MOTIVEPOWER AFTER MERGER
--------------------------------------------------------------------------------------------------------------------------
  Operations              None                              None                              The Operations Committee
                                                                                              will communicate with
                                                                                              management regarding day-
                                                                                              to-day operations of the
                                                                                              MotivePower and
                                                                                              implementation of the
                                                                                              business plan as approved by
                                                                                              the Board. The Operations
                                                                                              Committee will have the
                                                                                              authority to approve
                                                                                              modifications to the
                                                                                              business plan that are not
                                                                                              material to the company's
                                                                                              business as a whole. See
                                                                                              "The Merger Agreement--
                                                                                              MotivePower Board and
                                                                                              Related Matters" on page
                                                                                              I-64 for information about
                                                                                              the composition of the
                                                                                              Operations Committee after
                                                                                              the effective time of the
                                                                                              merger.
--------------------------------------------------------------------------------------------------------------------------

                    DESCRIPTION OF MOTIVEPOWER CAPITAL STOCK

     The following summary of the current terms of the capital stock of MotivePower and the terms of the capital stock of MotivePower to be in effect after completion of the merger is not meant to be complete and is qualified by reference to the MotivePower charter and MotivePower by-laws. The MotivePower charter is incorporated by reference and a copy will be sent to holders of shares of MotivePower common stock and WABCO common stock upon request. See "Where You Can Find More Information" on page III-1. The MotivePower by-laws are incorporated by reference and included as an exhibit to the merger agreement attached as Annex A.

AUTHORIZED CAPITAL STOCK

     Prior to Completion of the Merger. Under the MotivePower charter, MotivePower's authorized capital stock consists of 55,000,000 shares of MotivePower common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

     Following Completion of the Merger. The merger agreement provides that at the effective time, the MotivePower charter will be amended to increase the authorized number of shares of MotivePower common stock to 150,000,000 and the authorized number of shares of MotivePower preferred stock to 15,000,000.

COMMON STOCK

     As of July 19, 1999, 27,019,235 MotivePower shares were issued and outstanding, no shares were issued and held in MotivePower's treasury and 4,848,750 shares were reserved for issuance upon the exercise of stock options. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, and there is no cumulative voting in the election of directors, nor are there preemptive rights upon the issuance of additional MotivePower shares. Upon dissolution of MotivePower, which does not include the merger, the holders of MotivePower common stock will be entitled to a ratable portion of any assets remaining after payment of all priority claims.

PREFERRED STOCK

     MotivePower currently has 1,600,000 shares of preferred stock which have been designated Series C Junior Participating Preferred Stock for issuance in connection with MotivePower's shareholder rights plan. The MotivePower board of directors is authorized to issue shares of preferred stock in classes or series and to determine for any such class or series its voting rights, preferences, limitations and any special rights. This action may be taken by the board at anytime and without shareholder approval. While MotivePower has no current understandings, plans or agreements for the issuance of preferred stock, the shares of preferred stock may be used in connection with the raising of additional capital, future acquisitions, and for other corporate purposes. In addition, some or all of the preferred stock could be used in connection with the shareholder rights plan described below.

SHAREHOLDER RIGHTS PLAN

     On January 19, 1996, the board of directors of MotivePower adopted a shareholder rights plan, which has been subsequently amended by the board, and declared that a dividend of one share purchase right be distributed on each outstanding share of common stock to shareholders of record as of the close of business on January 30, 1996. Each right entitles the registered holder to purchase from MotivePower one one-hundredth of a share of Series C Preferred Stock, par value $0.01 per share, or, in some circumstances, shares of common stock, other securities, and/or cash or other property, at a purchase price of $80 per share of Series C Preferred Stock or, when applicable, MotivePower common stock, securities, cash, and/or other property, subject to adjustment. The complete terms and conditions of the rights are set forth in a rights agreement dated as of January 19, 1996, as amended, between MotivePower and ChaseMellon Shareholder Services, L.L.C., as rights agent.

     All shares of MotivePower common stock currently outstanding have associated rights and all shares of MotivePower common stock issued at the effective time of the merger will have associated rights. Initially, the rights attached to the outstanding shares of common stock without a separate distribution of right certificates. The rights will detach from the outstanding shares of common stock and separate right certificates will be issued when there is a Distribution Date. A "Distribution Date" will occur on (1) the tenth day following a public announcement that a person has become an Acquiring Person, or
(2) if earlier, the tenth business day, or a later date as may be determined by the MotivePower board of directors prior to the time any person becomes an Acquiring Person, following the commencement or announcement of a tender or exchange offer that would result in a person or group of affiliated or associated persons becoming the beneficial owner of 10% or more of the outstanding shares of common stock. Subject to limitations and exceptions specified in the rights agreement, an "Acquiring Person" is a person or group of affiliated or associated persons that beneficially owns 10% or more of the outstanding shares of common stock. The rights are not exercisable until the Distribution Date and will expire at the close of business on August 22, 2007, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by MotivePower.

     Once a person has become an Acquiring Person, all rights that are, or, under circumstances specified in the rights agreement, were, beneficially owned by an Acquiring Person will be null and void. In the event that, at any time after a person becomes an Acquiring Person, (1) MotivePower is acquired in a merger or other business combination, or (2) 50% or more of the assets or earning power of MotivePower and its subsidiaries (taken as a whole) is sold or otherwise transferred, proper provision will be made so that each holder of a right, other than a right that is or was beneficially owned by an Acquiring Person that has become null and void pursuant to the terms of the rights agreement, shall thereafter have the right to receive upon exercise of that right, in lieu of shares of Series C Preferred Stock, shares of common stock of the acquiror then having a current market value equal to two times the then-current purchase price.

     At any time prior to the time any person becomes an Acquiring Person, the MotivePower board of directors may redeem the rights in whole, but not in part, at a price of $0.001 per right, subject to adjustment. The redemption of the rights may be made effective at such time, on such basis, and with such conditions as the MotivePower Board in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive $0.001 per right. Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of MotivePower, including, without limitation, the right to vote or to receive dividends.

     On June 2, 1999, MotivePower amended its rights agreement to render the rights agreement inapplicable with respect to the merger, to exclude WABCO's ESOP from the definition of Acquiring Person and to make additional amendments in connection with MotivePower's reincorporation from Delaware to Pennsylvania.

     The shareholder rights plan was primarily written to meet the standards established in Delaware case law. Pennsylvania law explicitly approves such rights plans, but specific plans will probably still be subject to evaluation on a case-by-case basis. In that regard, differences between Delaware's and Pennsylvania's court systems and legal precedents could potentially affect the outcome of any legal challenge to the shareholder rights plan.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for the MotivePower common stock.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF WABCO COMMON STOCK

     It is a condition to the merger that the shares of MotivePower common stock issuable in the merger be approved for listing on the NYSE at or prior to the closing, subject to official notice of issuance. If the merger is completed, WABCO common stock will cease to be listed.

                                 LEGAL MATTERS

     The validity of the MotivePower common stock to be issued to WABCO shareholders pursuant to the merger will be passed upon by Doepken Keevican & Weiss. It is a condition to the completion of the merger that MotivePower and WABCO receive opinions from Sidley & Austin and Kirkland & Ellis with respect to the tax treatment of the merger. See "The Merger Agreement--Conditions to the Completion of the Merger" and "The Merger Transaction--Material United States Federal Income Tax Consequences of the Merger."

                                    EXPERTS

     The consolidated financial statements of MotivePower Industries, Inc. and subsidiaries and the related financial statement schedule incorporated in this prospectus by reference from MotivePower's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The Westinghouse Air Brake Company consolidated financial statements and schedules as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 incorporated in this prospectus which is part of this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been so incorporated in reliance upon the authority of said firm as experts in giving said reports.

                                 CHAPTER THREE
                    ADDITIONAL INFORMATION FOR SHAREHOLDERS

                          FUTURE SHAREHOLDER PROPOSALS

MOTIVEPOWER

     Any shareholder proposal for MotivePower's annual meeting in 2000 must be sent to the Secretary at the address of MotivePower's principal executive office given under "The Companies" on page I-2. The deadline for receipt of a proposal to be considered for inclusion in MotivePower's proxy statement is November 20, 1999. In connection with the 2000 Annual Meeting of Shareholders, if MotivePower does not receive notice of a matter or proposal to be considered, whether or not the proponent thereof intends to include the matter or proposal in the proxy statement of MotivePower, on or before January 20, 2000 then the persons appointed by the MotivePower Board to act as the proxies for the annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting, if the matter or proposal is raised at the annual meeting. On request, the Secretary will provide detailed instructions for submitting proposals.

WABCO

     WABCO will hold an annual meeting in the year 2000 only if the merger has not already been completed. Any shareholder proposal for WABCO's annual meeting in 2000 must be sent to the Secretary at the following address: 1001 Air Brake Avenue, Wilmerding, Pennsylvania 15148. The deadline for receipt of a proposal to be considered for inclusion in WABCO's proxy statement is December 3, 1999. In connection with the 2000 Annual Meeting of Stockholders, if WABCO does not receive notice of a matter or proposal to be considered, whether or not the proponent thereof intends to include the matter or proposal in the proxy statement of WABCO, on or before February 2, 2000 then the persons appointed by the WABCO Board to act as the proxies for the annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting, if the matter or proposal is raised at the annual meeting. On request, the Secretary will provide detailed instructions for submitting proposals.

     SEC rules set forth standards for the exclusion of some shareholder proposals from a proxy statement for an annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     MotivePower and WABCO file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     MotivePower filed a registration statement on Form S-4 to register with the SEC the MotivePower common stock to be issued to WABCO shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of MotivePower in addition to being a proxy statement of MotivePower and WABCO for the meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the

                                      III-1
documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

MOTIVEPOWER SEC FILINGS (FILE NO. 001-13225)                      PERIOD
--------------------------------------------------------------------------------------------
Annual Report on Form 10-K                     Fiscal Year ended December 31, 1998
Quarterly Report Form 10-Q                     Filed on May 14, 1999
Current Report on Form 8-K                     Filed on May 14, 1999
Current Report on Form 8-K                     Filed on June 3, 1999
The description of MotivePower common stock
  set forth in the Registration
  Statement on Form 8-A as filed on
  May 4, 1999 and amended on June 3, 1999

WABCO SEC FILINGS (FILE NO. 001-13782)                            PERIOD
--------------------------------------------------------------------------------------------
Annual Report on Form 10-K                     Fiscal Year ended December 31, 1998
Quarterly Report on Form 10-Q                  Filed on May 5, 1999
Current Report on Form 8-K                     Filed on June 3, 1999

     We are also incorporating by reference additional documents that we file with the SEC between the date of this joint proxy statement/prospectus and the date of the meetings.

     MotivePower has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to MotivePower, and WABCO has supplied all such information relating to WABCO.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

        MOTIVEPOWER                           WABCO
        Two Gateway Center                    1001 Air Brake Avenue
        14th Floor                            Wilmerding, PA 15148
        Pittsburgh, PA 15222                  Tel: (412) 825-1000
        Tel: (412) 201-1101

     If you would like to request documents from us, please do so by August 16, 1999 to receive them before the meetings.

     You can also get more information by visiting MotivePower's web site at www.motivepower.com and WABCO's web site at www.wabco-rail.com. Web site materials are not part of this joint proxy statement/prospectus.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MOTIVEPOWER PROPOSALS AND THE WABCO PROPOSALS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY
STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JULY   ,
1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF MOTIVEPOWER COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                      III-2

                                                                         ANNEX A
                                                                  CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                          MOTIVEPOWER INDUSTRIES, INC.

                                      AND

                         WESTINGHOUSE AIR BRAKE COMPANY
                                ---------------

                            DATED AS OF JUNE 2, 1999

                        AND AMENDED AS OF JULY 19, 1999

                               TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

                                                                             PAGE
                                                                             ----
                                    ARTICLE I

                                   THE MERGER
Section 1.1.   The Merger..................................................    1
Section 1.2.   Effective Time..............................................    1
Section 1.3.   Effects of the Merger.......................................    2
Section 1.4.   Charter and By-Laws; Board of Directors; Management             2
               Succession..................................................
Section 1.5.   Conversion of Securities....................................    2
Section 1.6.   MotivePower to Make Certificates Available..................    2
Section 1.7.   Dividends; Transfer Taxes; Withholding......................    3
Section 1.8.   No Fractional Securities....................................    4
Section 1.9.   Return of Exchange Fund.....................................    4
Section 1.10.  No Further Ownership Rights in WABCO Common Stock...........    4
Section 1.11.  Closing of WABCO Transfer Books.............................    4
Section 1.12.  Lost Certificates...........................................    4
Section 1.13.  Further Assurances..........................................    4
Section 1.14.  Closing.....................................................    5

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF WABCO
Section 2.1.   Corporate Organization......................................    5
Section 2.2.   Capitalization..............................................    6
Section 2.3.   Authority; No Violation.....................................    6
Section 2.4.   Consents and Approvals......................................    7
Section 2.5.   SEC Documents and Other Reports.............................    7
Section 2.6.   Registration Statement and Joint Proxy Statement............    8
Section 2.7.   Absence of Certain Changes or Events........................    8
Section 2.8.   Permits and Compliance......................................    8
Section 2.9.   Tax Matters.................................................    9
Section 2.10.  Actions and Proceedings.....................................    9
Section 2.11.  Certain Agreements..........................................   10
Section 2.12.  ERISA.......................................................   10
Section 2.13.  Labor Matters...............................................   11
Section 2.14.  Intellectual Property; Year 2000 Compliance.................   12
Section 2.15.  Environmental and Safety Matters............................   12
Section 2.16.  Insurance...................................................   13
Section 2.17.  Parachute Payments to Disqualified Individuals..............   13
Section 2.18.  Required Vote of WABCO Stockholders.........................   13
Section 2.19.  State Takeover Laws.........................................   13
Section 2.20.  Pooling of Interests; Reorganization........................   13
Section 2.21.  Opinion of Financial Advisor................................   13
Section 2.22.  Broker's Fees...............................................   14
Section 2.23.  Unlawful Payments and Contributions.........................   14
Section 2.24.  Real Property...............................................   14
Section 2.25.  Material Contracts..........................................   14
Section 2.26.  Warranties..................................................   15
Section 2.27.  Pooling Letter..............................................   15

                                                                             PAGE
                                                                             ----
                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF MOTIVEPOWER
Section 3.1.   Corporate Organization......................................   15
Section 3.2.   Capitalization..............................................   16
Section 3.3.   Authority; No Violation.....................................   16
Section 3.4.   Consents and Approvals......................................   17
Section 3.5.   SEC Documents and Other Reports.............................   17
Section 3.6.   Registration Statement and Joint Proxy Statement............   18
Section 3.7.   Absence of Certain Changes or Events........................   18
Section 3.8.   Permits and Compliance......................................   18
Section 3.9.   Tax Matters.................................................   19
Section 3.10.  Actions and Proceedings.....................................   19
Section 3.11.  Certain Agreements..........................................   19
Section 3.12.  ERISA.......................................................   20
Section 3.13.  Labor Matters...............................................   21
Section 3.14.  Intellectual Property; Year 2000 Compliance.................   21
Section 3.15.  Environmental and Safety Matters............................   22
Section 3.16.  Insurance...................................................   22
Section 3.17.  Parachute Payments to Disqualified Individuals..............   22
Section 3.18.  Required Vote of MotivePower Stockholders...................   23
Section 3.19.  State Takeover Laws: Certain Charter Provisions.............   23
Section 3.20.  Pooling of Interests; Reorganization........................   23
Section 3.21.  Opinion of Financial Advisor................................   23
Section 3.22.  Broker's Fees...............................................   23
Section 3.23.  Rights Agreement; Other Matters.............................   23
Section 3.24.  Unlawful Payments and Contributions.........................   24
Section 3.25.  Real Property...............................................   24
Section 3.26.  Material Contracts..........................................   24
Section 3.27.  Warranties..................................................   25
Section 3.28.  Pooling Letter..............................................   25

                                   ARTICLE IV

                               CONDUCT OF BUSINESS
Section 4.1.   Conduct of WABCO............................................   25
Section 4.2.   Conduct of MotivePower......................................   27

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS
Section 5.1.   No Solicitation.............................................   29
Section 5.2.   Joint Proxy Statement; Registration Statement...............   30
Section 5.3.   Shareholders Meetings.......................................   31
Section 5.4.   Access to Information.......................................   31
Section 5.5.   Notices of Certain Events...................................   31
Section 5.6.   Appropriate Action; Consents; Filings.......................   32
Section 5.7.   Public Disclosure...........................................   33
Section 5.8.   Reorganization..............................................   34
Section 5.9.   Comfort Letters.............................................   34
Section 5.10.  Compliance with the Securities Act and Pooling of Interests    34
               Restrictions; Registration Rights; Termination of Voting
               Trust and Stockholder Agreement.............................
Section 5.11.  Listing or Quotation of Stock...............................   35

                                                                             PAGE
                                                                             ----
Section 5.12.  Indemnification of Directors and Officers...................   35
Section 5.13.  WABCO Stock Options.........................................   35
Section 5.14.  WABCO Employee Stock Purchase Plan..........................   36
Section 5.15.  Benefit Plans to be Honored.................................   36
Section 5.16.  State Takeover Laws.........................................   36
Section 5.17.  Transfer Taxes..............................................   36

                                   ARTICLE VI

                              CONDITIONS TO MERGER
Section 6.1.   Conditions to Each Party's Obligations......................   36
Section 6.2.   Additional Conditions to Obligations of MotivePower.........   37
Section 6.3.   Additional Conditions to Obligations of WABCO...............   38

                                   ARTICLE VII

                                   TERMINATION
Section 7.1.   Termination.................................................   39
Section 7.2.   Effect of Termination.......................................   40
Section 7.3.   Fees and Expenses...........................................   40
Section 7.4.   Amendment...................................................   41
Section 7.5.   Extension; Waiver...........................................   41

                                  ARTICLE VIII

                                  MISCELLANEOUS
Section 8.1.   Nonsurvival of Representations, Warranties and Agreements...   41
Section 8.2.   Notices.....................................................   42
Section 8.3.   Interpretation..............................................   42
Section 8.4.   Counterparts................................................   43
Section 8.5.   Entire Agreement; No Third Party Beneficiaries..............   43
Section 8.6.   Governing Law...............................................   43
Section 8.7.   Assignment..................................................   43

                             TABLE OF DEFINED TERMS

TERM                                                         SECTION
----                                                         -------
Affected Employees                                           5.15(b)
Agreement                                                    Preamble
AIP                                                          5.10(c)
Antitrust Laws                                               5.6(b)
Articles of Merger                                           1.2
Business Unit                                                5.6(b)
Certificate of Merger                                        1.2
Certificates                                                 1.6(b)
Closing                                                      1.14
Code                                                         Recitals
Computer Systems                                             2.14(b)
Confidentiality Agreement                                    5.4
Constituent Corporations                                     Preamble
DGCL                                                         1.1
Draft Letter                                                 3.28
Effective Time                                               1.2
End Date                                                     7.1(b)
Environmental Laws                                           2.15(a)
ERISA                                                        2.12(a)
ERISA Affiliate                                              2.12(d)(iii)
ESPP                                                         2.2(a)
Exchange Act                                                 2.5
Exchange Agent                                               1.6(a)
Exchange Fund                                                1.6(a)
Exchange Ratio                                               1.5(b)
GAAP                                                         2.5
Governmental Entity                                          2.4
Harvard                                                      5.11(c)
HSR Act                                                      2.4
Indemnified Parties                                          5.12(a)
Intellectual Property Rights                                 2.14(a)
IRS                                                          2.9
Joint Proxy Statement                                        2.4
Knowledge of MotivePower                                     3.8
Knowledge of WABCO                                           2.8
Liens                                                        2.2(b)
Material Adverse Effect                                      2.1(a)
Material Agreement                                           2.3(b)
MotivePower                                                  Preamble
MotivePower Articles of Incorporation                        3.1(a)
MotivePower Common Stock                                     Recitals
MotivePower Director Option Plan                             3.2(a)
MotivePower Disclosure Letter                                Article III
MotivePower Ex-U.S. Pension Plan                             3.12(e)
MotivePower Fees and Expenses                                7.3(b)
MotivePower Leased Property                                  3.25(b)

TERM                                                         SECTION
----                                                         -------
MotivePower Leases                                           3.25(b)
MotivePower Material Contracts                               3.26
MotivePower Multiemployer Plan                               3.12(d)(ii)
MotivePower Option Agreement                                 Recitals
MotivePower Option Plan                                      (a)
MotivePower Owned Real Property                              5(a)
MotivePower Permits                                          3.8
MotivePower Plan                                             3.12(d)(i)
MotivePower Preferred Stock                                  3.2(a)
MotivePower Real Property                                    3.25(b)
MotivePower Rights                                           3.2(a)
MotivePower Rights Agreement                                 3.2(a)
MotivePower Shareholders Meeting                             5.3
MotivePower SEC Documents                                    3.5
MotivePower Series C Preferred Stock                         3.2(a)
MotivePower Stock Plans                                      3.2(a)
MotivePower Tax Certificate                                  5.8
Merger                                                       Recitals
NYSE                                                         1.8
1995 Director Option Plan                                    2.2(a)
1995 Option Plan                                             2.2(a)
PBCL                                                         1.1
Permits                                                      2.8
Person                                                       4.1(c)
Registration Rights Agreement                                5.11(c)
Registration Statement                                       2.4
SEC                                                          2.4
Securities Act                                               2.1(a)
Shareholders Meetings                                        5.3
Significant Proposal                                         5.1(a)
State and Foreign Approvals                                  2.4
Subsidiary                                                   2.1(a)
Substitute Option                                            5.13
Superior Proposal                                            5.1(a)
Surviving Corporation                                        1.1
Takeover Proposal                                            5.1(a)
Tax Return                                                   2.9
Taxes                                                        2.9
Vestar                                                       5.10(c)
Voting Trust                                                 5.10(c)
wholly-owned Subsidiary                                      2.1(a)
WABCO                                                        Preamble
WABCO Certificate of Incorporation                           2.1(a)
WABCO Common Stock                                           Recitals
WABCO Disclosure Letter                                      Article II
WABCO Employee Stock Ownership Trust                         3.23
WABCO Ex-U.S. Pension Plan                                   2.12(e)
WABCO Leased Property                                        2.24(b)

TERM                                                         SECTION
----                                                         -------
WABCO Leases                                                 2.24(b)
WABCO Material Contracts                                     2.25
WABCO Multiemployer Plan                                     2.12(d)(ii)
WABCO Option Agreement                                       Recitals
WABCO Owned Property                                         2.24(a)
WABCO Permits                                                2.8
WABCO Plan                                                   2.12(d)(i)
WABCO Preferred Stock                                        2.2(a)
WABCO Real Property                                          2.24(b)
WABCO SEC Documents                                          2.5
WABCO Stock Options                                          2.2(a)
WABCO Stock Plans                                            2.2(a)
WABCO Stockholders Meeting                                   5.3
WABCO Tax Certificate                                        5.8
Worker Safety Laws                                           2.15(a)
Year 2000 Compliant                                          2.14(b)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 2, 1999 (this "Agreement"), as amended, between MotivePower Industries, Inc., a Pennsylvania corporation ("MotivePower"), and Westinghouse Air Brake Company, a Delaware corporation ("WABCO") (MotivePower and WABCO being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of MotivePower and WABCO have approved and declared advisable the merger of WABCO with and into MotivePower (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $.01 per share, of WABCO ("WABCO Common Stock") not owned directly or indirectly by MotivePower or WABCO will be converted into shares of Common Stock, par value $.01 per share, of MotivePower ("MotivePower Common Stock");

     WHEREAS, the respective Boards of Directors of MotivePower and WABCO have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

     WHEREAS, as a condition and inducement to WABCO entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, WABCO and MotivePower are entering into the MotivePower Stock Option Agreement (the "MotivePower Option Agreement") pursuant to which MotivePower has granted WABCO an option, exercisable under the circumstances specified therein, to purchase shares of MotivePower Common Stock;

     WHEREAS, as a condition and inducement to MotivePower entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, WABCO and MotivePower are entering into the WABCO Stock Option Agreement (the "WABCO Option Agreement") pursuant to which WABCO has granted MotivePower an option, exercisable under the circumstances specified therein, to purchase shares of WABCO Common Stock;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

     NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the Pennsylvania Business Corporation Law (the "PBCL") and the Delaware General Corporation Law (the "DGCL"), WABCO shall be merged with and into MotivePower at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of WABCO shall cease and MotivePower shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of WABCO in accordance with the PBCL and the DGCL.

     SECTION 1.2. EFFECTIVE TIME. As soon as practicable following the Closing (as defined in Section 1.14), MotivePower and WABCO will cause Articles of Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the PBCL, to be filed with the Department of State of the Commonwealth Pennsylvania and a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, to be filed with the Secretary of State of Delaware.

The Merger shall become effective on the date and at the time when the last of the following actions shall have been completed: (i) the Articles of Merger have been duly filed with the Department of State of the Commonwealth of Pennsylvania and (ii) the Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "Effective Time").

     SECTION 1.3. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 1929 of the PBCL and Section 259 of the DGCL.

     SECTION 1.4. CHARTER AND BY-LAWS; BOARD OF DIRECTORS; MANAGEMENT SUCCESSION. (a) At the Effective Time, the Articles of Incorporation of MotivePower, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit 1.4(a) and such Articles of Incorporation, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. Immediately prior to the Effective Time, the Board of Directors of MotivePower shall amend and restate the By-Laws of MotivePower as set forth in Exhibit 1.4(a). At the Effective Time, the By-Laws of MotivePower, as amended and restated immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Articles of Incorporation.

     (b) From and after the Effective Time, until duly changed in compliance with applicable law and the Articles of Incorporation and By-Laws of the Surviving Corporation, the Board of Directors of the Surviving Corporation shall consist of the persons listed on Exhibit 1.4(b). At the Effective Time, the persons set forth on Exhibit 1.4(b) shall be the initial members of the committees of the Board of Directors of the Surviving Corporation.

     (c) At the Effective Time, Mr. John C. Pope shall be Chairman of the Board of Directors of the Surviving Corporation and Mr. William E. Kassling shall be the Chief Executive Officer of the Surviving Corporation. The other officers of the Surviving Corporation shall include those persons listed on Exhibit 1.4(c) who shall hold the office set forth opposite their respective name.

     SECTION 1.5. CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of MotivePower, WABCO or the holders of any securities of the Constituent Corporations:

     (a) All shares of WABCO Common Stock that are held in the treasury of WABCO or by any wholly-owned Subsidiary of WABCO and any shares of WABCO Common Stock owned by MotivePower or by any wholly-owned Subsidiary of MotivePower shall be cancelled and no capital stock of MotivePower or other consideration shall be delivered in exchange therefor.

     (b) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of WABCO Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.5(a)) shall be converted into 1.30 (such number being the "Exchange Ratio") validly issued, fully paid and nonassessable shares of MotivePower Common Stock. All such shares of WABCO Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of MotivePower Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

     (c) All WABCO Stock Options (as defined in Section 2.2(a)) outstanding at the Effective Time shall become options to purchase MotivePower Common Stock pursuant to Section 5.13.

     SECTION 1.6. MOTIVEPOWER TO MAKE CERTIFICATES AVAILABLE. (a) Exchange of Certificates. MotivePower shall authorize ChaseMellon Shareholder Services, L.L.C. (or such other person or persons as shall be reasonably acceptable to MotivePower and WABCO) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, MotivePower shall deposit with the Exchange Agent, in trust for the holders of shares of WABCO Common Stock converted in the Merger, certificates representing the shares of MotivePower Common Stock issuable pursuant to Section 1.5(b) in exchange for outstanding shares of WABCO Common Stock and cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such cash and shares of MotivePower Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall deliver the MotivePower Common Stock contemplated to be issued pursuant to
Section 1.5(b) out of the Exchange Fund.

     (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of WABCO Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of MotivePower Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of all Certificates held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of MotivePower Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be cancelled.

     SECTION 1.7. DIVIDENDS; TRANSFER TAXES; WITHHOLDING. No dividends or other distributions that are declared on or after the Effective Time on MotivePower Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing MotivePower Common Stock until such person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.8 until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such MotivePower Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of MotivePower Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of MotivePower Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of MotivePower Common Stock to which such holder is entitled pursuant to Section
1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of MotivePower Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of MotivePower Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. MotivePower or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as MotivePower or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by MotivePower or the Exchange Agent and paid to the appropriate authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by MotivePower or the Exchange Agent.

     SECTION 1.8. NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of MotivePower Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no MotivePower dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of MotivePower. In lieu of any such fractional share, each holder of WABCO Common Stock who would otherwise have been entitled to a fraction of a share of MotivePower Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price on the New York Stock Exchange (the "NYSE") of MotivePower Common Stock (as reported in the NYSE Composite Transactions) on the date of the Effective Time (or, if the shares of MotivePower Common Stock do not trade on the NYSE on such date, the first date of trading of shares of MotivePower Common Stock on the NYSE after the Effective
Time) by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify MotivePower, and MotivePower shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

     SECTION 1.9. RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of WABCO for six months after the Effective Time shall be delivered to MotivePower, upon demand of MotivePower, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to MotivePower for payment of their claim for MotivePower Common Stock, any cash in lieu of fractional shares of MotivePower Common Stock and any dividends or distributions with respect to MotivePower Common Stock. MotivePower shall not be liable to any former holder of WABCO Common Stock for any such shares of MotivePower Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 1.10. NO FURTHER OWNERSHIP RIGHTS IN WABCO COMMON STOCK. All shares of MotivePower Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of WABCO Common Stock represented by such Certificates.

     SECTION 1.11. CLOSING OF WABCO TRANSFER BOOKS. At the Effective Time, the stock transfer books of WABCO shall be closed and no transfer of shares of WABCO Common Stock shall thereafter be made on the records of WABCO. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or MotivePower, such Certificates shall be cancelled and exchanged as provided in this Article I.

     SECTION 1.12. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by MotivePower or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as MotivePower or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of MotivePower Common Stock, any cash in lieu of fractional shares of MotivePower Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

     SECTION 1.13. FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

     SECTION 1.14. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Doepken Keevican & Weiss, 58th Floor, USX Tower, 600 Grant Street, Pittsburgh, Pennsylvania, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as MotivePower and WABCO shall agree.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF WABCO

     Except as disclosed in the letter delivered to MotivePower concurrently herewith and designated therein as the WABCO Disclosure Letter (the "WABCO Disclosure Letter"), in each case with specific reference to the Section to which exception is taken, WABCO hereby represents and warrants to MotivePower as follows:

     SECTION 2.1. CORPORATE ORGANIZATION. (a) WABCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WABCO has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on WABCO. As used in this Agreement, the term "Material Adverse Effect" means, with respect to MotivePower or WABCO, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which MotivePower or WABCO, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity, (ii) is a general partner, trustee or other entity or person performing similar functions or (iii) has control (as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act")). For all purposes of this Agreement, a "wholly-owned Subsidiary" shall be deemed to include those entities which, for regulatory or other local law purposes, have issued nominal ownership interests to persons other than WABCO or MotivePower or their respective Subsidiaries. True and complete copies of the Restated Certificate of Incorporation (the "WABCO Certificate of Incorporation") and Amended and Restated By-Laws of WABCO, as in effect as of the date of this Agreement, have previously been made available by WABCO to MotivePower.

     (b) Each WABCO Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on WABCO and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (c) The minute books of WABCO accurately reflect in all material respects all material corporate actions held or taken since January 1, 1997 of its stockholders and Board of Directors (including committees of the Board of Directors of WABCO).

     SECTION 2.2. CAPITALIZATION. (a) The authorized capital stock of WABCO consists of (i) 100,000,000 shares of WABCO Common Stock, of which, as of May 27, 1999, 33,966,897 shares were issued and outstanding and 13,459,703 shares were held in treasury, and (ii) 1,000,000 shares of Preferred Stock, par value $.01 per share, of WABCO (the "WABCO Preferred Stock"), none of which, as of the date hereof, were designated, issued and outstanding. All of the issued and outstanding shares of WABCO Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of options issued pursuant to the WABCO 1995 Stock Incentive Plan, as amended (the "1995 Option Plan"), or the 1995 Non-Employee Directors' Fee and Stock Option Plan (the "1995 Director Option Plan" and, together with the 1995 Option Plan, the "WABCO Stock Plans"), WABCO does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of WABCO Common Stock or any other equity securities of WABCO or any securities representing the right to purchase or otherwise receive any shares of WABCO Common Stock or WABCO Preferred Stock. As of the date of this Agreement, no shares of WABCO Common Stock or WABCO Preferred Stock are reserved for issuance, except for 4,800,000 shares of WABCO Common Stock reserved for issuance upon exercise of stock options granted pursuant to the WABCO Stock Plans (the "WABCO Stock Options") and 500,000 shares of WABCO Common Stock reserved for issuance in connection with the WABCO 1998 Employee Stock Purchase Plan (the "ESPP"). Since December 31, 1998, WABCO has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the ESPP and the exercise of WABCO Stock Options granted prior to such date. WABCO has previously provided MotivePower with a list of the option holders, the date of each option to purchase WABCO Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under an applicable WABCO Stock Plan. In no event will the aggregate number of shares of WABCO Common Stock outstanding at the Effective Time exceed the number specified in Section 2.2(a) of the WABCO Disclosure Letter.

     (b) WABCO owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the WABCO Subsidiaries as set forth in Section 2.2(b) of the WABCO Disclosure Letter, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens") other than as set forth in Section 2.2(b) of the WABCO Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No WABCO Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     SECTION 2.3. AUTHORITY; NO VIOLATION. (a) WABCO has full corporate power and authority to execute and deliver this Agreement and the WABCO Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the WABCO Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved and declared advisable by the Board of Directors of WABCO. The Board of Directors of WABCO has directed that this Agreement and the transactions contemplated hereby be submitted to WABCO's stockholders for adoption at the WABCO Stockholders Meeting (as defined in Section 5.3) and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of WABCO Common Stock, no other corporate proceedings on the part of WABCO are necessary to approve and adopt this Agreement and the WABCO Option Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the WABCO Option Agreement has been duly and validly executed and delivered by WABCO and (assuming due authorization, execution and delivery by MotivePower of this Agreement and the WABCO Option Agreement) constitutes a valid and binding obligation of WABCO, enforceable against WABCO in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement or the WABCO Option Agreement by WABCO nor the consummation by WABCO of the transactions contemplated hereby or thereby, nor compliance by WABCO with any of the terms or provisions hereof or thereof, will (i) violate any provision of the WABCO Certificate of Incorporation or the WABCO By-Laws or (ii) assuming that the consents and approvals referred to in Section 2.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to WABCO or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of WABCO or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other agreement, instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any license, lease or any other agreement or instrument ("Material Agreement") to which WABCO or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on WABCO.

     SECTION 2.4. CONSENTS AND APPROVALS. Except (i) in connection, or in compliance, with the provisions of the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) for the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the "State and Foreign Approvals"), (iii) for the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of MotivePower's shareholders and WABCO's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "Registration Statement") in which the Joint Proxy Statement will be included as a prospectus, (iv) for the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the filing of the Certificate of Merger with the Secretary of State of Delaware, (v) for such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or the NYSE in connection with the issuance or listing of the shares of MotivePower Common Stock pursuant to this Agreement, (vi) for the approval of this Agreement by the requisite vote of the shareholders of MotivePower and stockholders of WABCO and (vii) those consents listed in Section
2.4 of the WABCO Disclosure Letter, no material consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by WABCO of this Agreement and the WABCO Option Agreement and (B) the consummation by WABCO of the Merger and the other transactions contemplated by this Agreement and the WABCO Option Agreement.

     SECTION 2.5. SEC DOCUMENTS AND OTHER REPORTS. WABCO has filed all required documents with the SEC since January 1, 1997 (the "WABCO SEC Documents"). As of their respective dates, the WABCO SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), as the case may be, and, at the respective times they were filed, none of the WABCO SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of WABCO included in the WABCO SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of WABCO and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the WABCO SEC Documents or as required by GAAP, WABCO has not, since December 31, 1998, made any change in the accounting practices or policies applied in the preparation of its financial statements.

     SECTION 2.6. REGISTRATION STATEMENT AND JOINT PROXY STATEMENT. None of the information to be supplied by WABCO for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the respective times of the Shareholders Meetings (as defined in Section 5.3), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to WABCO, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of WABCO. The Registration Statement will comply (with respect to WABCO) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to WABCO) as to form in all material respects with the provisions of the Exchange Act.

     SECTION 2.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the WABCO SEC Documents filed prior to the date of this Agreement, since December 31, 1998, (A) WABCO and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would have a Material Adverse Effect on WABCO, (B) WABCO and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would have a Material Adverse Effect on WABCO, (C) there has been no change in the capital stock of WABCO and no dividend or distribution of any kind declared, paid or made by WABCO on any class of its stock, except for the regular quarterly dividend of not more than $.01 per share of WABCO Common Stock, (D) there has not been (y) any granting by WABCO or any of its Subsidiaries to any executive officer or material modification of any severance or termination benefits or (z) any entry by WABCO or any of its Subsidiaries into or material modification of any employment, severance or termination agreement with any such executive officer, (E) WABCO and its Subsidiaries have not prepared or filed any Tax Return (as defined in Section 2.9) inconsistent in any material respect with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, and (F) there has been no other event causing a Material Adverse Effect on WABCO, nor any development that would, individually or in the aggregate, have a Material Adverse Effect on WABCO. Set forth in
Section 2.7 of WABCO Disclosure Letter is a description of any material changes, between December 31, 1998 and the date of this Agreement (excluding any intervening fluctuations between such dates), to the amount and terms of the indebtedness of WABCO and its Subsidiaries as described in WABCO's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the SEC (other than any changes in, or the incurrence of, indebtedness of WABCO or any of its Subsidiaries with a principal amount not in excess of $1,000,000).

     SECTION 2.8. PERMITS AND COMPLIANCE. Each of WABCO and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, "Permits") necessary for WABCO or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "WABCO Permits"), except where the failure to have any of the WABCO Permits would not, individually or in the aggregate, have a Material Adverse Effect on WABCO, and, as of the date of this Agreement, no suspension or cancellation of any of the WABCO Permits is pending or, to the Knowledge of WABCO, threatened, except where the suspension or cancellation of any of the WABCO Permits, individually or in the aggregate, would not have a Material Adverse Effect on WABCO. Neither WABCO nor any of its Subsidiaries is in violation of (i) its charter, by-laws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over WABCO or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on WABCO. "Knowledge of WABCO" means the actual knowledge, after reasonable investigation, of the individuals identified in Section 2.8 of the WABCO Disclosure Letter.

     SECTION 2.9. TAX MATTERS. Except as otherwise set forth in Section 2.9 of the WABCO Disclosure Letter, (i) WABCO and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete, individually or in the aggregate, would not have a Material Adverse Effect on WABCO; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested, (iii) WABCO and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations, individually or in the aggregate, would not have a Material Adverse Effect on WABCO; (iv) neither WABCO nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes which waiver is currently in effect; (v) any Tax Returns referred to in clause (i) relating to federal and state income Taxes have been examined by the Internal Revenue Service (the "IRS") or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full. To the Knowledge of WABCO, the representations set forth in the WABCO Tax Certificate (as defined in Section 5.8), if made on the date hereof (assuming the Merger were consummated on the date hereof), would be true and correct. WABCO has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period (relative to the Effective Time) specified in Code Section 897(c)(1)(A)(ii). For purposes of this Agreement: (i) "Taxes" means (A) any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (B) any liability for the payment of amounts with respect to payments of a type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

     SECTION 2.10. ACTIONS AND PROCEEDINGS. Except as set forth in the WABCO SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving WABCO or any of its Subsidiaries, or against or involving any of the directors, officers or employees of WABCO or any of its Subsidiaries, as such, any of its or their properties, assets or business or any WABCO Plan that, individually or in the aggregate, would have a Material Adverse Effect on WABCO. Except as set forth in Section 2.10 of the WABCO Disclosure Letter, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of WABCO, threatened against or involving WABCO or any of its Subsidiaries or any of its or their directors, officers or employees as such, or any of its or their properties, assets or business or any WABCO Plan that, individually or in the aggregate, would have a Material Adverse Effect on WABCO. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of WABCO, threatened against or affecting WABCO or any of its Subsidiaries or any of its or their officers, directors or employees, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement or the WABCO Option Agreement.

     SECTION 2.11. CERTAIN AGREEMENTS. Except as set forth in Section 2.11 of WABCO Disclosure Letter, neither WABCO nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, retention agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated, or which will become payable or which at the participant's or holder's option may become payable, due to or by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will, or may at the option of the holder or participant, be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of WABCO Common Stock, or shares of WABCO Common Stock granted in connection with the performance of services for WABCO or its Subsidiaries, is or will be entitled to receive cash from WABCO or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement or the WABCO Option Agreement.

     SECTION 2.12. ERISA. (a) Section 2.12(a)(X) of WABCO Disclosure Letter contains a list of each WABCO Plan. With respect to each WABCO Plan, WABCO has made available to MotivePower a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such WABCO Plan and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to such WABCO Plan, (iv) the most recent summary plan description for each WABCO Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a WABCO Plan subject to Title IV of the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder ("ERISA"), (vi) the most recent determination letter, if any, issued by the IRS with respect to any WABCO Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Each WABCO Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations, except any failure to comply as would not have, individually or in the aggregate, a Material Adverse Effect on WABCO. Except as set forth in Section 2.12(a)(Y) of the WABCO Disclosure Letter, (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred within the past three years with respect to any WABCO Plan which could result in liability to WABCO, (ii) neither WABCO nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any WABCO Multiemployer Plan (as hereinafter defined) at any time or instituted, or is currently considering taking, any action to do so, and (iii) no action has been taken, or is currently being considered, to terminate any WABCO Plan subject to Title IV of ERISA.

     (b) There has been no failure to make any contribution or pay any amount due to any WABCO Plan as required by Section 412 of the Code, Section 302 of ERISA, or the terms of any such Plan, and no WABCO Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

     (c) With respect to WABCO Plans, no event has occurred and, to the Knowledge of WABCO, there exists no condition or set of circumstances in connection with which WABCO or any of its ERISA Affiliates would be subject to any liability under the terms of such WABCO Plans, ERISA, the Code or any other applicable law which has had, or would have, individually or in the aggregate, a Material Adverse Effect on WABCO. Except as listed on Section 2.12(c) of the WABCO Disclosure Letter, all WABCO Plans that are intended to be qualified under
Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or will be filed on a timely basis and, except as listed on Section 2.12(c) of the WABCO Disclosure Letter, to the Knowledge of WABCO there is no reason why any WABCO Plan is not so qualified in operation. Neither WABCO nor any of its ERISA Affiliates has been notified by any WABCO Multiemployer Plan that such WABCO Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such WABCO Multiemployer Plan intends to terminate or has been terminated under Section

4041A of ERISA. To the Knowledge of WABCO, neither the termination of any WABCO Multiemployer Plan nor the complete or partial withdrawal by WABCO or any of its ERISA Affiliates from any WABCO Multiemployer Plan would result in any liability of WABCO or any of its ERISA Affiliates that would have, individually or in the aggregate, a Material Adverse Effect on WABCO. Except as set forth in Section 2.12(c) of the WABCO Disclosure Letter, neither WABCO nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by (i) Part 6 of Title 1 of ERISA or (ii) the laws of a jurisdiction outside the United States.

     (d) As used in this Agreement, (i) "WABCO Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a WABCO Multiemployer Plan (as hereinafter defined))), a "welfare plan" (as defined in Section 3(1) of ERISA), or any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established or maintained or contributed to by WABCO or any of its ERISA Affiliates or as to which WABCO or any of its ERISA Affiliates or otherwise may have any liability, whether or not covered by ERISA (other than a WABCO Ex-U.S. Pension Plan (as hereinafter defined)), (ii) "WABCO Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which WABCO or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, "ERISA Affiliate" means any corporation or trade or business (whether or not incorporated) which is under common control, or otherwise would be considered a single employer with such person pursuant to
Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

     (e) Section 2.12(e) of the WABCO Disclosure Letter contains a list of each WABCO Ex-U.S. Pension Plan (as hereinafter defined) and WABCO has provided to MotivePower a copy of any written plan document. Except as would not have, individually or in the aggregate, a Material Adverse Effect on WABCO, each such plan has been maintained in compliance with all applicable laws, orders and regulations, and the fair market value of the assets of each such plan which is intended to be a funded WABCO Ex-U.S. Pension Plan or arrangement equals or exceeds the value of the accrued benefits. As used in this Agreement, the term "WABCO Ex-U.S. Pension Plan" shall mean any arrangement (other than a WABCO
Plan) providing retirement pension benefits that is established or maintained by WABCO or any Subsidiary for the benefit of employees who are or were employed outside the United States.

     (f) Section 2.12(f) of the WABCO Disclosure Letter contains a list, as of the date of this Agreement, of all (i) severance and employment agreements with officers of WABCO and each ERISA Affiliate, (ii) severance programs and policies of WABCO with or relating to its employees and (iii) plans, programs, agreements and other arrangements of WABCO with or relating to its employees which contain change of control or similar provisions, in each case involving a severance or employment agreement or arrangement with an individual officer or employee, only to the extent such agreement or arrangement provides for minimum annual payments in excess of $100,000. WABCO has provided to MotivePower a true and complete copy of each of the foregoing.

     SECTION 2.13. LABOR MATTERS. Except as disclosed in Section 2.13 of the WABCO Disclosure Letter, neither WABCO nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by WABCO or any of its Subsidiaries as an exclusive bargaining representative for employees of WABCO or any of its Subsidiaries. Neither WABCO nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of WABCO, threatened, nor has there been for the past three years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect on WABCO.

     SECTION 2.14. INTELLECTUAL PROPERTY; YEAR 2000 COMPLIANCE. (a) WABCO and its Subsidiaries own or have a valid, enforceable right to use free from any encumbrances, other than those that would not have a Material Adverse Effect on WABCO, all patents, patent rights, trademarks, trade names, service marks, trade secrets, copyrights, inventions, know-how, processes, procedures, customer and supplier lists, computer data, documentation and software, domain names, applications for registration of any of the foregoing and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") as are necessary in connection with the business of WABCO and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights, individually or in the aggregate, would not have a Material Adverse Effect on WABCO. Except as set forth in Section 2.14 of the WABCO Disclosure Letter, neither WABCO nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on WABCO. Neither WABCO nor its Subsidiaries are aware of any infringement or misappropriation by any person with respect to the Intellectual Property Rights owned or used by WABCO or its Subsidiaries other than any such infringement or misappropriation that would not have a Material Adverse Effect on WABCO. All Intellectual Property Rights owned or used by WABCO or its Subsidiaries as of the date hereof will be owned or available for use by WABCO and its Subsidiaries on terms and conditions immediately following the Effective Date that are not materially different from those existing prior to the Effective Date.

     (b) WABCO and each of its Subsidiaries have conducted a commercially reasonable inventory and assessment of the hardware, software and embedded microcontrollers in non-computer equipment (the "Computer Systems") used by WABCO and its Subsidiaries in its business, in order to determine which parts of the Computer System are not yet Year 2000 Compliant (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 Compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Based on the above inventory and assessment, the estimated cost of rendering the Computer Systems Year 2000 Compliant is $10 million, a portion of which has already been expended and the rest of which has been included in the current budget adopted by WABCO. For purposes of this Agreement, "Year 2000 Compliant" means that all of the Computer Systems will correctly recognize, manipulate and process (including calculating, comparing and sequencing) date information relating to dates before, on or after January 1, 2000 including leap year calculations, and that the operation and functionality of such Computer Systems will not be materially adversely affected by the advent of the year 2000 or any manipulation of data featuring date information relating to dates before, on or after January 1, 2000.

     SECTION 2.15. ENVIRONMENTAL AND SAFETY MATTERS. (a) Except as set forth in
Section 2.15 of the WABCO Disclosure Letter, the properties, assets and operations of WABCO and its predecessors and Subsidiaries have complied and are in compliance with all applicable federal, state, local, regional and foreign laws, rules and regulations, orders, decrees, common law, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and relating to the protection, regulation and clean-up of the indoor and outdoor environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous or toxic materials, substances, wastes, pollutants and contaminants including, without limitation, asbestos, petroleum, radon and polychlorinated biphenyls (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on WABCO. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of WABCO or any of its predecessors or Subsidiaries that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigatory, corrective or remedial obligations under applicable Worker Safety Laws and Environmental Laws, other than any such interference, prevention, liability or obligation that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on WABCO.

     (b) WABCO and its predecessors and Subsidiaries have not caused or permitted any property, asset, operation, including any previously owned property, asset or operation, to use, generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws and Worker Safety Laws, other than any such activity that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on WABCO. WABCO and its Subsidiaries have not reported to any Governmental Entity, or been notified by any Governmental Entity of the existence of, any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants, other than any such violation, release, discharge or emission that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on WABCO.

     (c) With respect to WABCO, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or third party, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws, other than any such obligations that, individually or in the aggregate, would not have a Material Adverse Effect on WABCO.

     (d) This Section sets forth the sole representations and warranties of WABCO with respect to environmental, health or safety matters, including without limitation all matters arising under Environmental Laws and Worker Safety Laws.

     SECTION 2.16. INSURANCE. WABCO and its Subsidiaries have in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies of comparable size and with similar operations.

     SECTION 2.17. PARACHUTE PAYMENTS TO DISQUALIFIED INDIVIDUALS. Except as set forth in Section 2.17 of the WABCO Disclosure Letter, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" (as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder) with respect to WABCO or any of its Subsidiaries, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future. The approximate aggregate amount of "parachute payments" related to the matters set forth in such Section 2.17 of the WABCO Disclosure Letter, assuming the Closing occurs on September 1, 1999 and termination of all listed individuals without cause on such date is set forth in such Section 2.17 of the WABCO Disclosure Letter.

     SECTION 2.18. REQUIRED VOTE OF WABCO STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of WABCO Common Stock is required to adopt this Agreement. No other vote of the stockholders of WABCO is required by law, the WABCO Certificate of Incorporation or the WABCO By-Laws or otherwise in order for WABCO to consummate the Merger and the transactions contemplated by this Agreement and the WABCO Stock Option Agreement.

     SECTION 2.19. STATE TAKEOVER LAWS. The Board of Directors of WABCO has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of WABCO) necessary to exempt MotivePower, its Subsidiaries and affiliates, the Merger, this Agreement, the WABCO Option Agreement and the transactions contemplated hereby and thereby from Section 203 of the DGCL. To the Knowledge of WABCO, no other state takeover statutes are applicable to the Merger, this Agreement, the WABCO Option Agreement or the transactions contemplated hereby or thereby.

     SECTION 2.20. POOLING OF INTERESTS; REORGANIZATION. To the Knowledge of WABCO, neither it nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 2.21. OPINION OF FINANCIAL ADVISOR. WABCO has received the written opinion of Credit Suisse First Boston Corporation, dated the date hereof, to the effect that, as of the date hereof, the Exchange

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Ratio is fair to WABCO's stockholders from a financial point of view, a copy of which opinion has been delivered to MotivePower.

     SECTION 2.22. BROKER'S FEES. Except as set forth in the engagement letter agreement between WABCO and Credit Suisse First Boston Corporation, a true and complete copy of which has previously been provided to MotivePower, neither WABCO nor any WABCO Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the WABCO Option Agreement.

     SECTION 2.23. UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the Knowledge of WABCO, neither WABCO, any Subsidiary nor any of their respective directors, officers or any of their respective employees or agents has (i) used any WABCO funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

     SECTION 2.24. REAL PROPERTY. (a) Section 2.24(a) of the WABCO Disclosure Letter lists each material parcel of real property owned by WABCO or any of its Subsidiaries (the "WABCO Owned Property"). WABCO or its applicable Subsidiary has good and marketable title in and to all of the WABCO Owned Property, subject to no Liens that would have a Material Adverse Effect on WABCO or materially impair WABCO's rights to or ability to use any such property, except as described on Section 2.24(a) of the WABCO Disclosure Letter.

     (b) Section 2.24(b) of the WABCO Disclosure Letter sets forth a list of all material leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "WABCO Leases") for real property (the "WABCO Leased Property"; the WABCO Owned Property and the WABCO Leased Property collectively the "WABCO Real Property") to which WABCO or any of its Subsidiaries is a party. WABCO or its applicable Subsidiary has a good and valid leasehold interest in and to all of the WABCO Leased Property, subject to no Liens except as described in Section 2.24(b) of the WABCO Disclosure Letter. Each WABCO Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any WABCO Lease in any case, that would have a Material Adverse Effect on WABCO or materially impair WABCO's rights to or ability to use any such property. WABCO has previously delivered to MotivePower true and complete copies of all the WABCO Leases. Except as described on Section 2.24(b) of the WABCO Disclosure Letter, no consent, waiver, approval or authorization is required from the landlord under any WABCO Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby the failure to obtain would have a Material Adverse Effect on WABCO or materially impair WABCO's rights to or ability to use any such property.

     SECTION 2.25. MATERIAL CONTRACTS. There have been made available to MotivePower, its affiliates and their representatives true and complete copies of all of the following contracts to which WABCO or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "WABCO Material Contracts"): (i) contracts with any current officer or director of WABCO or any of its Subsidiaries; (ii) contracts for the sale of any of the assets of WABCO or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets other than inventory in the ordinary course of business; (iii) contracts containing covenants of WABCO or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with WABCO or any of its Subsidiaries in any line of business or in any geographical area; (iv) material indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money; and (v) all other agreements contracts or instruments which, in the reasonable opinion of WABCO, are material to WABCO or any of its Subsidiaries. Except as set forth in Section 2.25 of the WABCO Disclosure Letter or as would not have a Material Adverse Effect on WABCO, all of the WABCO Material Contracts are in full force and effect and are the legal, valid and binding obligation of WABCO or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in Section 2.25 of the WABCO Disclosure Letter, neither WABCO nor any Subsidiary is in default in any material respect under any WABCO Material Contract nor, to the Knowledge of WABCO, is any other party to any WABCO Material Contract in default thereunder in any material respect except, in each case, for those defaults that, individually or in the aggregate, would not have a Material Adverse Effect on WABCO.

     SECTION 2.26. WARRANTIES. To WABCO's Knowledge, the accrual for warranty related expenses as of December 31, 1998 reported in WABCO's audited financial statement contained in WABCO's Form 10-K for the year ended December 31, 1998, adequately reflects an amount required for satisfaction of warranty claims due in respect of goods sold or services provided by WABCO or any of its Subsidiaries prior to such date. Such provision has been established in accordance with GAAP. Neither WABCO nor its Subsidiaries have agreed to provide any express product or service warranties other than (a) standard warranties, the terms of which have been provided to MotivePower and identified as WABCO's standard warranties, (b) warranties that (i) parts and components are free from defects in workmanship or comply with standard or agreed specifications that are extended for terms of no more than two (2) years each and that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (ii) original equipment is free from defects in workmanship or complies with standard or agreed specifications that are extended for terms of no more than seven (7) years each and that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (c) other warranties that, individually or in the aggregate, will not, if material claims are made thereunder, have a Material Adverse Effect on WABCO.

     SECTION 2.27. POOLING LETTER. WABCO has received a letter from Arthur Andersen LLP dated as of June 2, 1999 and addressed to WABCO, a copy of which has been delivered to MotivePower, in which Arthur Andersen LLP concurs with the WABCO management's conclusions that, as of June 2, 1999, no conditions exist related to WABCO that would preclude MotivePower from accounting for the Merger as a pooling of interests.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF MOTIVEPOWER

     Except as disclosed in the letter delivered to WABCO concurrently herewith and designated therein as the MotivePower Disclosure Letter (the "MotivePower Disclosure Letter"), in each case with specific reference to the Section to which exception is taken, MotivePower hereby represents and warrants to WABCO as follows:

     SECTION 3.1. CORPORATE ORGANIZATION. (a) MotivePower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. MotivePower has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on MotivePower. True and complete copies of the Articles of Incorporation (the "MotivePower Articles of Incorporation") and By-Laws of MotivePower, as in effect as of the date of this Agreement, have previously been made available by MotivePower to WABCO.

     (b) Each MotivePower Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material

Adverse Effect on MotivePower and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (c) The minute books of MotivePower accurately reflect in all material respects all material corporate actions held or taken since January 1, 1997 of its shareholders and Board of Directors (including committees of the Board of Directors of MotivePower).

     SECTION 3.2. CAPITALIZATION. (a) The authorized capital stock of MotivePower consists of (i) 55,000,000 shares of MotivePower Common Stock, of which, as of May 27, 1999, 27,019,235 shares were issued and outstanding and no shares were held in treasury, and (ii) 10,000,000 shares of Preferred Stock, par value $.01 per share, of MotivePower (the "MotivePower Preferred Stock"), 1,600,000 shares of which, as of the date hereof, have been designated Series C Junior Participating Preferred Stock (the "MotivePower Series C Preferred Stock") and none of which, as of the date hereof, were, issued and outstanding. All of the issued and outstanding shares of MotivePower Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to (i) the terms of options granted pursuant to MotivePower Stock Incentive Plan (the "MotivePower Option Plan") or MotivePower Stock Option Plan for Non-Employee Directors (the "MotivePower Director Option Plan" and, together with MotivePower Option Plan, the "MotivePower Stock Plans"), (ii) the rights to purchase MotivePower Series C Preferred Stock (the "MotivePower Rights"), issued pursuant to the Rights Agreement, dated as of January 19, 1996, as amended (the "MotivePower Rights Agreement"), between MotivePower and Chemical Mellon Shareholder Services, L.L.C., (iii) the Stock Appreciation Right Agreement, dated as of July 1, 1996, between MotivePower and Michael A. Wolf and (iv) this Agreement, MotivePower does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of MotivePower Common Stock or any other equity securities of MotivePower or any securities representing the right to purchase or otherwise receive any shares of MotivePower Common Stock or MotivePower Preferred Stock.

     As of the date of this Agreement, no shares of MotivePower Common Stock or MotivePower Preferred Stock are reserved for issuance, except for 3,205,000 shares of MotivePower Common Stock reserved for issuance upon exercise of stock options issued pursuant to the MotivePower Stock Plans. Since December 31, 1998, MotivePower has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date. MotivePower has previously provided WABCO with a list of the option holders, the date of each option to purchase MotivePower Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under an applicable MotivePower Stock Plan. In no event will the aggregate number of shares of MotivePower Common Stock outstanding immediately prior to the Effective Time exceed the number specified in Section 3.2(a) of the MotivePower Disclosure Letter.

     (b) MotivePower owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the MotivePower Subsidiaries as set forth in Section 3.2(b) of the MotivePower Disclosure Letter, free and clear of any Liens other than as set forth in Section 3.2(b) of the MotivePower Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     No MotivePower Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     SECTION 3.3. AUTHORITY; NO VIOLATION. (a) MotivePower has full corporate power and authority to execute and deliver this Agreement and the MotivePower Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the MotivePower Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of MotivePower. The Board of Directors of MotivePower has directed that this Agreement and the transactions contemplated hereby be submitted to MotivePower's shareholders for adoption at the MotivePower Shareholders Meeting (as defined in Section 5.3) and, except for the adoption of this Agreement by the affirmative vote of a majority of the votes cast by the holders of MotivePower Common Stock at the MotivePower Shareholders Meeting, no other corporate proceedings on the part of MotivePower are necessary to approve and adopt this Agreement and the MotivePower Option Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the MotivePower Option Agreement has been duly and validly executed and delivered by MotivePower and (assuming due authorization, execution and delivery by MotivePower of this Agreement and the MotivePower Option Agreement) constitutes a valid and binding obligation of MotivePower, enforceable against MotivePower in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement or the MotivePower Option Agreement by MotivePower nor the consummation by MotivePower of the transactions contemplated hereby or thereby, nor compliance by MotivePower with any of the terms or provisions hereof or thereof, will (i) violate any provision of the MotivePower Articles of Incorporation or the MotivePower By-Laws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MotivePower or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MotivePower or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Agreement to which MotivePower or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on MotivePower.

     SECTION 3.4. CONSENTS AND APPROVALS. Except (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) for the filing of any required State and Foreign Approvals, (iii) for the filing with the SEC of the Joint Proxy Statement and the Registration Statement, (iv) for the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the filing of the Certificate of Merger with the Secretary of State of Delaware, (v) for such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or the NYSE in connection with the issuance or listing of the shares of MotivePower Common Stock pursuant to this Agreement, (vi) for the approval of this Agreement by the requisite vote of the shareholders of MotivePower and stockholders of WABCO and (vii) those consents listed in Section 3.4 of the MotivePower Disclosure Letter, no material consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by MotivePower of this Agreement and the MotivePower Option Agreement and (B) the consummation by MotivePower of the Merger and the other transactions contemplated by this Agreement and the MotivePower Option Agreement.

     SECTION 3.5. SEC DOCUMENTS AND OTHER REPORTS. MotivePower has filed all required documents with the SEC since January 1, 1997 (the "MotivePower SEC Documents"). As of their respective dates, the MotivePower SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the MotivePower SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of MotivePower included in the MotivePower SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of MotivePower and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the MotivePower SEC Documents or as required by GAAP, MotivePower has not, since December 31, 1998, made any change in the accounting practices or policies applied in the preparation of its financial statements.

     SECTION 3.6. REGISTRATION STATEMENT AND JOINT PROXY STATEMENT. None of the information to be supplied by MotivePower for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the respective times of the Shareholders Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to MotivePower, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of MotivePower. The Registration Statement will comply (with respect to MotivePower) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to MotivePower) as to form in all material respects with the provisions of the Exchange Act.

     SECTION 3.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the MotivePower SEC Documents filed prior to the date of this Agreement, since December 31, 1998, (A) MotivePower and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would have a Material Adverse Effect on MotivePower, (B) MotivePower and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would have a Material Adverse Effect on MotivePower, (C) there has been no change in the capital stock of MotivePower and no dividend or distribution of any kind declared, paid or made by MotivePower on any class of its stock, (D) there has not been (y) any granting by MotivePower or any of its Subsidiaries to any executive officer or material modification of any severance or termination benefits or (z) any entry by MotivePower or any of its Subsidiaries into or material modification of any employment, severance or termination agreement with any such executive officer, (E) MotivePower and its Subsidiaries have not prepared or filed any Tax Return inconsistent in any material respect with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, and
(F) there has been no other event causing a Material Adverse Effect on MotivePower, nor any development that would, individually or in the aggregate, have a Material Adverse Effect on MotivePower. Set forth in Section 3.7 of MotivePower Disclosure Letter is a description of any material changes, between December 31, 1998 and the date of this Agreement (excluding any intervening fluctuations between such dates), to the amount and terms of the indebtedness of MotivePower and its Subsidiaries as described in MotivePower's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the SEC (other than any changes in, or the incurrence of, indebtedness of MotivePower or any of its Subsidiaries with a principal amount not in excess of $1,000,000).

     SECTION 3.8. PERMITS AND COMPLIANCE. Except as set forth in Section 3.8 of the MotivePower Disclosure Letter, each of MotivePower and its Subsidiaries is in possession of all Permits necessary for MotivePower or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "MotivePower Permits"), except where the failure to have any of the MotivePower Permits would not, individually or in the aggregate, have a Material Adverse Effect on MotivePower, and, as of the date of this Agreement, no suspension or cancellation of any of the MotivePower

Permits is pending or, to the Knowledge of MotivePower, threatened, except where the suspension or cancellation of any of the MotivePower Permits, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower. Neither MotivePower nor any of its Subsidiaries is in violation of (i) its charter, by-laws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over MotivePower or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower. "Knowledge of MotivePower" means the actual knowledge, after reasonable investigation, of the individuals identified in
Section 3.8 of the MotivePower Disclosure Letter.

     SECTION 3.9. TAX MATTERS. Except as otherwise set forth in Section 3.9 of the MotivePower Disclosure Letter, (i) MotivePower and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested, (iii) MotivePower and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower; (iv) neither MotivePower nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes which waiver is currently in effect; (v) any Tax Returns referred to in clause (i) relating to federal and state income Taxes have been examined by the IRS or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full. To the Knowledge of MotivePower, the representations set forth in the MotivePower Tax Certificate (as defined in Section 5.8), if made on the date hereof (assuming the Merger were consummated on the date hereof), would be true and correct.

     SECTION 3.10. ACTIONS AND PROCEEDINGS. Except as set forth in Section 3.10 of the MotivePower Disclosure Letter and in the MotivePower SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving MotivePower or any of its Subsidiaries, or against or involving any of the directors, officers or employees of MotivePower or any of its Subsidiaries, as such, any of its or their properties, assets or business or any MotivePower Plan that, individually or in the aggregate, would have a Material Adverse Effect on MotivePower. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of MotivePower, threatened against or involving MotivePower or any of its Subsidiaries or any of its or their directors, officers or employees as such, or any of its or their properties, assets or business or any MotivePower Plan that, individually or in the aggregate, would have a Material Adverse Effect on MotivePower. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of MotivePower, threatened against or affecting MotivePower or any of its Subsidiaries or any of its or their officers, directors or employees, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement or the MotivePower Option Agreement.

     SECTION 3.11. CERTAIN AGREEMENTS. Except as set forth in Section 3.11 of MotivePower Disclosure Letter, neither MotivePower nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, retention agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated, or which will become payable or which at the participant's or holder's option may become payable, due to or by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will, or may at the option of the holder or participant, be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of MotivePower Common Stock, or shares of MotivePower Common Stock granted in connection with the performance of services for MotivePower or its Subsidiaries, is or will be entitled to receive cash from MotivePower or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement or the MotivePower Option Agreement.

     SECTION 3.12. ERISA. (a) Section 3.12 (a) of MotivePower Disclosure Letter contains a list of each MotivePower Plan. With respect to each MotivePower Plan, MotivePower has made available to WABCO a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such MotivePower Plan and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to such MotivePower Plan, (iv) the most recent summary plan description for each MotivePower Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a MotivePower Plan subject to Title IV of ERISA, (vi) the most recent determination letter, if any, issued by the IRS with respect to any MotivePower Plan intended to be qualified under section 401(a) of the Code,
(vii) any request for a determination currently pending before the IRS and
(viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Each MotivePower Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations, except any failure to comply as would not have, individually or in the aggregate, a Material Adverse Effect on MotivePower. Except as set forth in Section 3.12 of the MotivePower Disclosure Letter, (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred within the past three years with respect to any MotivePower Plan which could result in liability to MotivePower, (ii) neither MotivePower nor any of its ERISA Affiliates has withdrawn from any MotivePower Multiemployer Plan (as hereinafter defined) at any time or instituted, or is currently considering taking, any action to do so, and (iii) no action has been taken, or is currently being considered, to terminate any MotivePower Plan subject to Title IV of ERISA.

     (b) There has been no failure to make any contribution or pay any amount due to any MotivePower Plan as required by Section 412 of the Code, Section 302 of ERISA, or the terms of any such Plan, and no MotivePower Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

     (c) With respect to MotivePower Plans, no event has occurred and, to the Knowledge of MotivePower, there exists no condition or set of circumstances in connection with which MotivePower or any of its ERISA Affiliates would be subject to any liability under the terms of such MotivePower Plans, ERISA, the Code or any other applicable law which has had, or would have, individually or in the aggregate, a Material Adverse Effect on MotivePower. Except as listed on
Section 3.12(c) of the MotivePower Disclosure Letter, all MotivePower Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or will be filed on a timely basis and, except as listed on Section 3.12(c) of the MotivePower Disclosure Letter, to the Knowledge of MotivePower there is no reason why any MotivePower Plan is not so qualified in operation. Neither MotivePower nor any of its ERISA Affiliates has been notified by any MotivePower Multiemployer Plan that such MotivePower Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such MotivePower Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. To the Knowledge of MotivePower, neither the termination of any MotivePower Multiemployer Plan nor the complete or partial withdrawal by MotivePower or any of its ERISA Affiliates from any MotivePower Multiemployer Plan would result in any liability of MotivePower or any of its ERISA Affiliates that would have, individually or in the aggregate, a Material Adverse Effect on MotivePower. Except as disclosed in Section 3.12(c) of the MotivePower Disclosure Letter, neither MotivePower nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by (i) Part 6 of Title 1 of ERISA or (ii) the laws of a jurisdiction outside the United States.

     (d) As used in this Agreement, (i) "MotivePower Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a MotivePower Multiemployer Plan (as hereinafter defined))), a "welfare plan" (as defined in
Section 3(1) of ERISA), or any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established or maintained or contributed to by MotivePower or any of its ERISA Affiliates or as to which MotivePower or any of its ERISA Affiliates or otherwise may have any liability, whether or not covered by ERISA (other than a MotivePower Ex-U.S. Pension Plan (as hereinafter defined)), and (ii) "MotivePower Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which MotivePower or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

     (e) Section 3.12(e) of the MotivePower Disclosure Letter contains a list of each MotivePower Ex-U.S. Pension Plan and MotivePower has provided to WABCO a copy of any written plan document. Except as would not have, individually or in the aggregate, a Material Adverse Effect on MotivePower, each such plan has been maintained in compliance with all applicable laws, orders and regulations, and the fair market value of the assets of each such plan which is intended to be a funded MotivePower Ex-U.S. Pension Plan or arrangement equals or exceeds the value of the accrued benefits. As used in this Agreement, the term "MotivePower Ex-U.S. Pension Plan" shall mean any arrangement (other than a MotivePower Plan) providing retirement pension benefits that is established or maintained by MotivePower or any Subsidiary for the benefit of employees who are or were employed outside the United States.

     (f) Section 3.12(f) of the MotivePower Disclosure Letter contains a list, as of the date of this Agreement, of all (i) severance and employment agreements with officers of MotivePower and each ERISA Affiliate, (ii) severance programs and policies of MotivePower with or relating to its employees and (iii) plans, programs, agreements and other arrangements of MotivePower with or relating to its employees which contain change of control or similar provisions, in each case involving a severance or employment agreement or arrangement with an individual officer or employee, only to the extent such agreement or arrangement provides for minimum annual payments in excess of $100,000. MotivePower has provided to WABCO a true and complete copy of each of the foregoing.

     SECTION 3.13. LABOR MATTERS. Except as disclosed in Section 3.13 of the MotivePower Disclosure Letter, neither MotivePower nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by MotivePower or any of its Subsidiaries as an exclusive bargaining representative for employees of MotivePower or any of its Subsidiaries. Other than as described in Section 3.13 of the MotivePower Disclosure Letter, neither MotivePower nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of MotivePower, threatened, nor has there been for the past three years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect on MotivePower.

     SECTION 3.14. INTELLECTUAL PROPERTY; YEAR 2000 COMPLIANCE. Except as set forth in Section 3.14 of the MotivePower Disclosure Letter, (a) MotivePower and its Subsidiaries own or have a valid, enforceable right to use free from any encumbrances, other than those that would not have a Material Adverse Effect on MotivePower, Intellectual Property Rights as are necessary in connection with the business of MotivePower and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower. Neither MotivePower nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower. Neither MotivePower nor its Subsidiaries are aware of any infringement or misappropriation by any person with respect to the Intellectual Property Rights owned or used by MotivePower or its Subsidiaries other than any such infringement or misappropriation that would not have a Material Adverse Effect on MotivePower. All Intellectual Property Rights owned or used by MotivePower or its Subsidiaries as of the date hereof will be owned or available for use by MotivePower and its Subsidiaries on terms and conditions immediately following the Effective Date that are not materially different from those existing prior to the Effective Date.

     (b) MotivePower and each of its Subsidiaries have conducted a commercially reasonable inventory and assessment of the Computer Systems used by MotivePower and its Subsidiaries in its business, in order to determine which parts of the Computer System are not yet Year 2000 Compliant and to estimate the cost of rendering such Computer Systems Year 2000 Compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Based on the above inventory and assessment, the estimated cost to be incurred after the date of this Agreement of rendering the Computer Systems Year 2000 Compliant is $300,000, which has been included in the current budget adopted by MotivePower.

     SECTION 3.15. ENVIRONMENTAL AND SAFETY MATTERS. (a) Except as set forth in
Section 3.15 of the MotivePower Disclosure Letter, the properties, assets and operations of MotivePower and its predecessors and Subsidiaries have complied and are in compliance with all Worker Safety Laws and Environmental Laws, except for any violations that, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on MotivePower. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, except as set forth in Section 3.15 of the MotivePower Disclosure Letter, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of MotivePower or any of its predecessors or Subsidiaries that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigatory, corrective or remedial obligations under applicable Worker Safety Laws and Environmental Laws, other than any such interference, prevention, liability or obligation that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on MotivePower.

     (b) Except as set forth in Section 3.15 of the MotivePower Disclosure Letter, MotivePower and its predecessors and Subsidiaries have not caused or permitted any property, asset, operation, including any previously owned property, asset or operation, to use, generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws and Worker Safety Laws, other than any such activity that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on MotivePower. Except as set forth in Section 3.15 of the MotivePower Disclosure Letter, MotivePower and its Subsidiaries have not reported to any Governmental Entity, or been notified by any Governmental Entity of the existence of, any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants, other than any such violation, release, discharge or emission that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on MotivePower.

     (c) With respect to MotivePower, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or third party, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws, other than any such obligations that, individually or in the aggregate, would not have, a Material Adverse Effect on MotivePower.

     (d) This Section sets forth the sole representations and warranties of MotivePower with respect to environmental, health or safety matters, including without limitation all matters arising under Environmental Laws and Worker Safety Laws.

     SECTION 3.16. INSURANCE. MotivePower and its Subsidiaries have in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies of comparable size and with similar operations.

     SECTION 3.17. PARACHUTE PAYMENTS TO DISQUALIFIED INDIVIDUALS. Except as set forth in Section 3.17 of the MotivePower Disclosure Letter, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" (as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder) with respect to MotivePower or any of its Subsidiaries, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future. The approximate aggregate amount of "parachute payments" related to the matters set forth in such Section 3.17 of the MotivePower Disclosure Letter, assuming the Closing occurs on September 1, 1999 and termination of all listed individuals without cause on such date is set forth in such Section 3.17 of the MotivePower Disclosure Letter.

     SECTION 3.18. REQUIRED VOTE OF MOTIVEPOWER STOCKHOLDERS. The affirmative vote of a majority of the votes cast by holders of MotivePower Common Stock at the MotivePower Shareholders Meeting is required to adopt this Agreement. No other vote of the shareholders of MotivePower is required by law, the MotivePower Articles of Incorporation or the MotivePower ByLaws or otherwise in order for MotivePower to consummate the Merger and the transactions contemplated by this Agreement and the MotivePower Option Agreement.

     SECTION 3.19. STATE TAKEOVER LAWS: CERTAIN CHARTER PROVISIONS. The Board of Directors of MotivePower has, to the extent such provision is applicable, taken all action (including appropriate approvals of the Board of Directors of MotivePower) necessary to exempt WABCO, its Subsidiaries and affiliates, the Merger, this Agreement, the MotivePower Option Agreement and the transactions contemplated hereby and thereby from Article 12 of the MotivePower Articles of Incorporation. To the Knowledge of MotivePower, no state takeover statutes are applicable to the Merger, this Agreement, the MotivePower Option Agreement or the transactions contemplated hereby or thereby.

     SECTION 3.20. POOLING OF INTERESTS; REORGANIZATION. To the Knowledge of MotivePower, neither it nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

     SECTION 3.21. OPINION OF FINANCIAL ADVISOR. MotivePower has received the written opinion of Wasserstein Perella & Co., Inc., dated the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to MotivePower's shareholders from a financial point of view, a copy of which opinion has been delivered to WABCO.

     SECTION 3.22. BROKER'S FEES. Except as set forth in the engagement letter agreement between MotivePower and Wasserstein Perella & Co., Inc., a true and complete copy of which has previously been provided to WABCO, neither MotivePower nor any MotivePower Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the MotivePower Option Agreement.

     SECTION 3.23. RIGHTS AGREEMENT; OTHER MATTERS. (a) MotivePower has amended the Rights Agreement to (i) render the MotivePower Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) provide that the WABCO Employee Stock Ownership Trust (the "Trust") shall not be deemed an Acquiring Person (as defined in the MotivePower Rights Agreement), the Distribution Date (as defined in the MotivePower Rights Agreement) shall not be deemed to occur and the rights issuable pursuant to the MotivePower Rights Agreement will not separate from the shares of MotivePower Common Stock, as a result of entering into this Agreement or consummating the Merger and the other transactions contemplated hereby.

     (b) On or prior to the date hereof, MotivePower has delivered to WABCO true and correct copies of certain waivers executed by each of the individuals who hold options with related limited stock appreciation rights ("LSAR") under the MotivePower Stock Incentive Plan, pursuant to which each such individual has waived his or her LSAR rights.

     SECTION 3.24. UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the Knowledge of MotivePower, neither MotivePower, any Subsidiary nor any of their respective directors, officers or any of their respective employees or agents has (i) used any MotivePower funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

     SECTION 3.25. REAL PROPERTY. (a) Section 3.25(a) of the MotivePower Disclosure Letter lists each parcel of real property owned by MotivePower or any of its Subsidiaries (the "MotivePower Owned Property"). MotivePower or its applicable Subsidiary has good and marketable title in and to all of the MotivePower Owned Property, subject to no Liens that would have a Material Adverse Effect on MotivePower or materially impair MotivePower's rights to or ability to use any such property, except as described on Section 3.25(a) of the MotivePower Disclosure Letter.

     (b) Section 3.25(b) of the MotivePower Disclosure Letter sets forth a list of all material leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "MotivePower Leases") for real property (the "MotivePower Leased Property"; the MotivePower Owned Property and the MotivePower Leased Property collectively the "MotivePower Real Property") to which MotivePower or any of its Subsidiaries is a party. MotivePower or its applicable Subsidiary has a good and valid leasehold interest in and to all of the MotivePower Leased Property, subject to no Liens except as described in Section 3.25(b) of the MotivePower Disclosure Letter. Each MotivePower Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any MotivePower Lease in any case, that would have a Material Adverse Effect on MotivePower or materially impair MotivePower's rights to or ability to use any such property. MotivePower has previously delivered to WABCO true and complete copies of all the MotivePower Leases. Except as described on Section 3.25(b) of the MotivePower Disclosure Letter, no consent, waiver, approval or authorization is required from the landlord under any MotivePower Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby the failure to obtain would have a Material Adverse Effect on MotivePower or materially impair MotivePower's rights to or ability to use any such property.

     SECTION 3.26. MATERIAL CONTRACTS. Except as set forth in Section 3.26 of the MotivePower Disclosure Letter, there have been made available to WABCO, its affiliates and their representatives true and complete copies of all of the following contracts to which MotivePower or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "MotivePower Material Contracts"): (i) contracts with any current officer or director of MotivePower or any of its Subsidiaries; (ii) contracts for the sale of any of the assets of MotivePower or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets other than inventory in the ordinary course of business; (iii) contracts containing covenants of MotivePower or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with MotivePower or any of its Subsidiaries in any line of business or in any geographical area; (iv) material indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money; and (v) all other agreements contracts or instruments which, in the reasonable opinion of MotivePower, are material to MotivePower or any of its Subsidiaries. Except as set forth or as would not have a Material Adverse Effect on MotivePower, all of the MotivePower Material Contracts are in full force and effect and are the legal, valid and binding obligation of MotivePower or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in Section 3.26 of the MotivePower Disclosure Letter, neither MotivePower nor any Subsidiary is in default in any material respect under any MotivePower Material Contract nor, to the Knowledge of MotivePower, is any other party to any MotivePower Material Contract in default thereunder in any material respect except, in each case, for those defaults that, individually or in the aggregate, would not have a Material Adverse Effect on MotivePower.

     SECTION 3.27. WARRANTIES. To MotivePower's Knowledge, the accrual for warranty related expenses as of December 31, 1998 reported in MotivePower's audited financial statement contained in MotivePower's Form 10-K for the year ended December 31, 1998, adequately reflects an amount required for satisfaction of warranty claims due in respect of goods sold or services provided by MotivePower or any of its Subsidiaries prior to such date. Such provision has been established in accordance with GAAP. Except as set forth in Section 3.27 of the MotivePower Disclosure Letter, neither MotivePower nor its Subsidiaries have agreed to provide any express product or service warranties other than (a) standard warranties, the terms of which have been provided to MotivePower and identified as MotivePower's standard warranties, (b) warranties that products are free from defects in workmanship or comply with standard or agreed specifications that are extended for terms of no more than two (2) years each and that expressly provide that cure is to be effected by repair or replacement of the defective or noncomplying products and (c) other warranties that, individually or in the aggregate, will not, if material claims are made thereunder, have a Material Adverse Effect on MotivePower.

     SECTION 3.28. POOLING LETTER. MotivePower has received a draft of a letter (the "Draft Letter") from Deloitte & Touche LLP and addressed to MotivePower, a copy of which has been delivered to WABCO, in which Deloitte & Touche LLP concurs with the MotivePower management's conclusions that no conditions exist related to MotivePower that would preclude MotivePower from accounting for the Merger as a pooling of interests. MotivePower has also received a letter from Deloitte & Touche LLP dated as of June 2, 1999 and addressed to MotivePower, a copy of which has been delivered to WABCO, whereby Deloitte & Touche LLP states, subject to certain conditions precedent, that it expects to able to issue the Draft Letter at the Closing.

                                   ARTICLE IV

                              CONDUCT OF BUSINESS

     SECTION 4.1. CONDUCT OF WABCO. WABCO agrees that from the date hereof until the Effective Time, except as set forth in Section 4.1 of the WABCO Disclosure Letter or as otherwise expressly contemplated by this Agreement or with the prior written consent of MotivePower, WABCO and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as set forth in the WABCO Disclosure Letter or as expressly contemplated by this Agreement, without the prior written consent of MotivePower, WABCO will not, and will not permit any of its Subsidiaries to:

     (a) adopt or propose any change in its charter, bylaws or equivalent documents;

     (b) amend any material term of any outstanding security of WABCO or any of its Subsidiaries;

     (c) merge or consolidate with any corporation, limited liability company, partnership, trust, association, individual or any other entity or organization ("Person");

     (d) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of WABCO or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of WABCO to WABCO or another wholly-owned Subsidiary of WABCO), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any stock appreciation rights or limited stock appreciation rights, or any other ownership interest of WABCO or any of its Subsidiaries or (ii) except in the ordinary course of business and in a manner consistent with past practice, any property or assets (tangible or intangible) (including, without limitation, by merger, consolidation, spinoff or other dispositions of stock or assets) of WABCO or any of its Subsidiaries, except in the case of either clause (i) or (ii) (A) the issuance of WABCO Common Stock upon the exercise of stock options issued pursuant to the WABCO Stock Plans prior to the date hereof, (B) the award of options in connection with new employee hires in the ordinary course of business and consistent with past practice; provided, however, that no such new employee shall receive options to purchase more than 5,000 shares of WABCO Common Stock,
(C) pursuant to existing obligations under contracts or agreements in force at the date of this Agreement and (D) sales or other dispositions of property and assets of WABCO and its Subsidiaries in an aggregate amount that does not exceed $1,000,000;

     (e) create or incur any material Lien on any material asset (tangible or intangible) other than in the ordinary course of business and consistent with past practice;

     (f) make any material loan, advance or capital contributions to or investments in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of WABCO made in the ordinary course and consistent with past practices;

     (g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary of WABCO to WABCO or to any other direct or indirect wholly-owned Subsidiary of WABCO and except for the regular quarterly cash dividend of $.01 per share of WABCO Common Stock with a record date consistent with prior record dates) or enter into any agreement with respect to the voting of its capital stock;

     (h) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (i) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof (other than a wholly-owned Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business and consistent with past practice and any other acquisitions for consideration that is not, in the aggregate, in excess of $25,000,000, (ii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of WABCO or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or in connection with transactions otherwise permitted under this Section 4.1, (B) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $5,000,000, and (C) other indebtedness for borrowed money incurred under WABCO's credit agreement for working capital purposes only, (iii) terminate, cancel, waive any rights under or request any material change in, or agree to any material change in, any material contract or agreement of WABCO or, except in connection with transactions permitted under this Section 4.1(i), enter into any contract or agreement material to the business, results of operations or financial condition of WABCO and its Subsidiaries, taken as a whole, in either case other than in the ordinary course of business and consistent with past practice, (iv) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $5,000,000 from the date of this Agreement through June 30, 1999 and $15,000,000 during any calendar quarter thereafter, for WABCO and its Subsidiaries, taken as a whole (provided that any capital expenditure allowance unused during any period may be carried forward to increase the capital expenditure allowance for the succeeding period), or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 4.1(i);

     (j) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in GAAP;

     (k) make any material Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

     (l) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date hereof, (i) increase the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of WABCO or any of its Subsidiaries), (ii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement, (iii) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements or (iv) take any affirmative action to accelerate the vesting of any stock-based compensation;

     (m) take any action that would, individually or in the aggregate, reasonably be expected to make any representation and warranty of WABCO hereunder untrue in any material respect at, or as of any time prior to, the Effective Time; or

     (n) agree or commit to do any of the foregoing.

     SECTION 4.2. CONDUCT OF MOTIVEPOWER. MotivePower agrees that from the date hereof until the Effective Time, except as set forth in Section 4.2 of the MotivePower Disclosure Letter or as otherwise expressly contemplated by this Agreement or with the prior written consent of WABCO, MotivePower and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as set forth in the MotivePower Disclosure Letter or as expressly contemplated by this Agreement, without the prior written consent of WABCO, MotivePower will not, and will not permit any of its Subsidiaries to:

     (a) adopt or propose any change in its charter, bylaws or equivalent documents;

     (b) amend any material term of any outstanding security of MotivePower or any of its Subsidiaries;

     (c) merge or consolidate with any Person;

     (d) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of MotivePower or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of MotivePower to MotivePower or another wholly-owned Subsidiary of MotivePower), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any stock appreciation rights or limited stock appreciation rights, or any other ownership interest of MotivePower or any of its Subsidiaries or (ii) except in the ordinary course of business and in a manner consistent with past practice, any property or assets (tangible or intangible) (including, without limitation, by merger, consolidation, spinoff or other dispositions of stock or assets) of MotivePower or any of its Subsidiaries, except in the case of either clause (i) or (ii) (A) the issuance of MotivePower Common Stock upon the exercise of stock options issued pursuant to the MotivePower Stock Plans prior to the date hereof,
(B) the award of options in connection with new employee hires in the ordinary course of business and consistent with past practice; provided, however, that no such new employee shall receive options to purchase more than 5,000 shares of MotivePower Common Stock, (C) pursuant to existing obligations under contracts or agreements in force at the date of this Agreement and (D) sales or other dispositions of property and assets of MotivePower and its Subsidiaries in an aggregate amount that does not exceed $1,000,000;

     (e) create or incur any material Lien on any material asset (tangible or intangible) other than in the ordinary course of business and consistent with past practice;

     (f) make any material loan, advance or capital contributions to or investments in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of MotivePower made in the ordinary course and consistent with past practices;

     (g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary of MotivePower to MotivePower or to any other direct or indirect wholly-owned Subsidiary of MotivePower) or enter into any agreement with respect to the voting of its capital stock;

     (h) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (i) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof (other than a wholly-owned Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business and consistent with past practice and any other acquisitions for consideration that is not, in the aggregate, in excess of $25,000,000, (ii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of MotivePower or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or in connection with transactions otherwise permitted under this
Section 4.2, (B) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $5,000,000, and (C) other indebtedness for borrowed money incurred under MotivePower's credit agreement for working capital purposes only, (iii) terminate, cancel, waive any rights under or request any material change in, or agree to any material change in, any material contract or agreement of MotivePower or, except in connection with transactions permitted under this
Section 4.2(i), enter into any contract or agreement material to the business, results of operations or financial condition of MotivePower and its Subsidiaries, taken as a whole, in either case other than in the ordinary course of business and consistent with past practice, (iv) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $5,000,000 from the date of this Agreement through June 30, 1999 and $15,000,000 during any calendar quarter thereafter, for MotivePower and its Subsidiaries, taken as a whole (provided that any capital expenditure allowance unused during any period may be carried forward to increase the capital expenditure allowance for the succeeding period), or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 4.2(i);

     (j) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in GAAP;

     (k) make any material Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

     (l) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date hereof, (i) increase the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of MotivePower or any of its Subsidiaries), (ii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement, (iii) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements or (iv) take any affirmative action to accelerate the vesting of any stock-based compensation;

     (m) take any action that would, individually or in the aggregate, reasonably be expected to make any representation and warranty of MotivePower hereunder untrue in any material respect at, or as of any time prior to, the Effective Time; or

     (n) agree or commit to do any of the foregoing.

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

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1. NO SOLICITATION. (a) WABCO and MotivePower each agree that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee or any investment banker, attorney, accountant, agent or other advisor or representative of WABCO or MotivePower, as the case may be, or any of their respective Subsidiaries to, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal, (ii) enter into any agreement with respect to a Takeover Proposal or
(iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that on or prior to the 45th calendar day after the date hereof, to the extent required by the fiduciary obligations of the Board of Directors of WABCO or MotivePower, as the case may be, as determined in good faith by a majority of the members thereof (after consultation with outside legal counsel), such party may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to a confidentiality agreement no less favorable to such party than the Confidentiality Agreement (as defined in Section 5.4) to, any Person who indicates a willingness to make a Superior Proposal. Each of WABCO and MotivePower immediately shall cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Takeover Proposal. For all purposes of this Agreement, (i) "Takeover Proposal" means any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving WABCO or MotivePower, as the case may be, or any of their respective Significant Subsidiaries (as hereinafter defined) or any proposal or offer to acquire, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, WABCO or MotivePower, as the case may be, or any of their respective Significant Subsidiaries, other than the transactions contemplated by this Agreement, (ii) "Superior Proposal" means a bona fide written proposal made by a third party to acquire all of the outstanding equity interests in or substantially all of the assets of WABCO or MotivePower, as the case may be, pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which a majority of the members of the Board of Directors of WABCO or MotivePower, as the case may be, determines in good faith (taking into account the advice of independent financial advisors) to be more favorable to WABCO or MotivePower, as the case may be, and their respective stockholders than the Merger (and any revised proposal made by the other party to this Agreement) and for which financing, to the extent required, is then fully committed, and (iii) a "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC.

     (b) Except as otherwise provided in this Section 5.1(b), neither the Board of Directors of WABCO nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to MotivePower, the approval or recommendation by the Board of Directors of WABCO or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Except as otherwise provided in this
Section 5.1(b), neither the Board of Directors of MotivePower nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to WABCO, the approval or recommendation by the Board of Directors of MotivePower or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, (i) the Board of Directors of WABCO or MotivePower, to the extent required by its fiduciary obligations, as determined in good faith by a majority of the members thereof (after consultation with outside legal counsel), may approve or recommend a Superior Proposal or withdraw or modify its approval or recommendation of this Agreement or the Merger and
(ii) nothing contained in this Agreement shall prevent the Board of Directors of WABCO or MotivePower from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal.

     (c) WABCO and MotivePower shall each notify the other party promptly (but in no event later than 24 hours) after receipt by WABCO or MotivePower (or its advisors), respectively, of any Takeover Proposal or any request for nonpublic information in connection with a Takeover Proposal or for access to the properties, books or records of such party by any Person or entity that informs such party that it is considering making, or has made, a Takeover Proposal. Such notice to the other party shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Such party shall keep the other party informed, on a current basis, of the status and details (including amendments or proposed amendments) of any such Takeover Proposal or request and the status of any negotiations or discussions.

     (d) During the period from the date of this Agreement through the Effective Time, neither WABCO nor MotivePower shall terminate, amend, modify or waive any provision of any confidentiality, standstill or similar agreement to which WABCO, MotivePower or any of their respective Subsidiaries is a party and which relates to any transaction that could constitute a Takeover Proposal or that has as a counterparty any Person making a Takeover Proposal. During such period, each of WABCO and MotivePower agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including using its best efforts to obtain injunctions to prevent any threatened or actual breach of such agreements and to enforce specifically the terms and any provision thereof in any court of the United States or any state thereof having jurisdiction.

     SECTION 5.2. JOINT PROXY STATEMENT; REGISTRATION STATEMENT. (a) As promptly as practicable after the execution of this Agreement, MotivePower and WABCO shall prepare and file with the SEC the Joint Proxy Statement, and MotivePower shall prepare and file with the SEC the Registration Statement (in which the Joint Proxy Statement will be included). WABCO will be given the opportunity to review and comment upon the Registration Statement. MotivePower and WABCO shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable. The Joint Proxy Statement shall include the recommendation of the Board of Directors of WABCO in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of WABCO, in accordance with the terms of Section 5.1(b), shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger, and the recommendation of the Board of Directors of MotivePower in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of MotivePower, in accordance with the terms of Section 5.1(b), shall have withdrawn or modified its approval or recommendation this Agreement and the Merger. MotivePower shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its shareholders, and WABCO shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its stockholders, in each case as promptly as practicable after the Registration Statement becomes effective.

     (b) MotivePower and WABCO shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable "Blue Sky" laws and the rules and regulations thereunder. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement will be made by MotivePower or WABCO without providing the other party the opportunity to review and comment thereon. MotivePower will advise WABCO, promptly after it receives notice thereof and in any event within 24 hours thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the MotivePower Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to MotivePower or WABCO, or any of their respective affiliates, officers or directors, should be discovered by MotivePower or WABCO which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of MotivePower and WABCO.

     SECTION 5.3. SHAREHOLDERS MEETINGS. WABCO shall duly call, give notice of, convene and hold a meeting of its stockholders (the "WABCO Stockholders Meeting") for the purpose of voting on the adoption and approval of this Agreement and the Merger and, through its Board of Directors, will recommend to its stockholders adoption and approval of this Agreement and the Merger, except to the extent that the Board of Directors of WABCO shall have withdrawn or modified its approval or recommendation of this Agreement and the Merger as permitted by Section 5.1(b). MotivePower shall duly call, give notice of, convene and hold a meeting of its shareholders (the "MotivePower Shareholders Meeting" and, together with the WABCO Stockholders Meeting, the "Shareholders Meetings") for the purpose of voting on the adoption and approval of this Agreement and the Merger and, through its Board of Directors, will recommend to its shareholders adoption and approval of this Agreement and the Merger, except to the extent that the Board of Directors of MotivePower shall have withdrawn or modified its approval or recommendation of this Agreement and the Merger as permitted by Section 5.1(b). MotivePower and WABCO will use their reasonable best efforts to hold the MotivePower Shareholders Meeting and the WABCO Stockholders Meeting on the same date and as soon as practicable after the date hereof. Except to the extent that the Board of Directors of WABCO shall have withdrawn or modified its approval or recommendation as aforesaid, WABCO will use its reasonable best efforts to solicit from its stockholders proxies in favor of adoption and approval of this Agreement and the Merger. Except to the extent that the Board of Directors of MotivePower shall have withdrawn or modified its approval or recommendation as aforesaid, MotivePower will use its reasonable best efforts to solicit from its shareholders proxies in favor of adoption and approval of this Agreement and the Merger. This Agreement shall be submitted to WABCO's stockholders at the WABCO Stockholders Meeting whether or not the Board of Directors of WABCO determines at any time that this Agreement is no longer advisable and recommends that the stockholders reject it. This Agreement shall be submitted to MotivePower's shareholders at the MotivePower Shareholders Meeting whether or not the Board of Directors of MotivePower determines at any time that this Agreement is no longer advisable and recommends that shareholders reject it.

     SECTION 5.4. ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable law and other legal obligations, each of WABCO and MotivePower shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of WABCO and MotivePower shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Mutual Confidentiality Agreement dated as of March 15, 1999 between MotivePower and WABCO (the "Confidentiality Agreement"). No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     SECTION 5.5. NOTICES OF CERTAIN EVENTS. (a) MotivePower and WABCO shall promptly notify each other of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, the WABCO Option Agreement or the MotivePower Option Agreement; and

          (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, the WABCO Option Agreement or the MotivePower Option Agreement.

     (b) WABCO shall promptly notify MotivePower of any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of WABCO, threatened against, relating to or involving or otherwise affecting WABCO or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.10 or which relate to the consummation of the transactions contemplated by this Agreement, the WABCO Option Agreement or the MotivePower Option Agreement. In addition, WABCO shall promptly notify MotivePower of (a) (i) it becoming aware of any fact or event which would be reasonably likely to demonstrate that any representation or warranty of any party hereto contained in this Agreement was or is untrue or inaccurate in any material respect as of the date of this Agreement or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any material covenant, condition or agreement of any party hereto under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

     (c) MotivePower shall promptly notify WABCO of any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of MotivePower, threatened against, relating to or involving or otherwise affecting MotivePower or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or which relate to the consummation of the transactions contemplated by this Agreement, the WABCO Option Agreement or the MotivePower Option Agreement. In addition, MotivePower shall promptly notify WABCO of (a) (i) it becoming aware of any fact or event which would be reasonably likely to demonstrate that any representation or warranty of any party hereto contained in this Agreement was or is untrue or inaccurate in any material respect as of the date of this Agreement or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any material covenant, condition or agreement of any party hereto under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

     SECTION 5.6. APPROPRIATE ACTION; CONSENTS; FILINGS. (a) (i) Subject to the terms and conditions of this Agreement and except to the extent that (x) the Board of Directors of WABCO shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger or (y) the Board of Directors of MotivePower shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger, in each case as permitted by Section 5.1(b), MotivePower and WABCO shall use their reasonable best efforts to (A) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable under applicable laws to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by MotivePower and WABCO or any of their Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act, the Exchange Act and any other applicable law; provided, however, that MotivePower and WABCO shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. MotivePower and WABCO shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement and except to the extent that (x) the Board of Directors of WABCO shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger or (y) the Board of Directors of MotivePower shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger, in each case as permitted by Section 5.1(b), MotivePower and WABCO shall not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of MotivePower and WABCO to consummate the transactions contemplated by this Agreement.

     (ii) Notwithstanding any other provision of this Agreement and except as provided in Section 5.6(a)(iii), in connection with seeking any approval of a Governmental Entity relating to this Agreement or the consummation of the transactions contemplated hereby, without the other party's prior written consent, neither party shall, and neither party shall be required to, commit to any divestiture transaction, agree to sell or hold separate, before or after the Effective Time, any of MotivePower's or WABCO's businesses, product lines, properties or assets, or agree to any changes or restrictions in the operation of such businesses, product lines, properties or assets, in any such case if such divestiture or such restrictions would, individually or in the aggregate, be reasonably expected to have a material adverse effect on the financial condition or results of operations of MotivePower and its Subsidiaries, taken as a whole, after giving effect to the Merger.

     (b) In furtherance and not in limitation of the foregoing, the parties shall use reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority ("Antitrust Laws"). If any suit is instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, the parties shall take such action (including without limitation, agreeing to hold separate or to divest any of the businesses, product lines or assets of WABCO or its Subsidiaries or of MotivePower or its Subsidiaries (a "Business Unit") (but only if the Business Units required to be held separate or divested do not in the aggregate have a fair market value of more than $25,000,000 or revenues for the most recently completed 12 months of more than $25,000,000) as may be required (a) by the applicable government or governmental or multinational authority (including, without limitation, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission) in order to resolve such objections as such government or authority may have to such transactions under such Antitrust Law, or (b) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The entry by a court, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, of an order or decree permitting the transactions contemplated by this Agreement, but requiring that any Business Unit of WABCO or its Subsidiaries or MotivePower or its Subsidiaries be divested or held separate (but only if such Business Units required to be held separate or divested do not in the aggregate have a fair market value of more than $25,000,000 or revenues for the most recently completed 12 months of more than $25,000,000), or that would otherwise limit the Surviving Corporation's freedom of action with respect to, or its ability to retain, the Subsidiaries, other assets or businesses of the Constituent Corporations, shall not be deemed a failure to satisfy the conditions specified in Section 6.1(b) or Section 6.1(c) hereof.

     (c) (i) MotivePower and WABCO shall give, or shall cause their respective Subsidiaries to give, any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents (A) necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement or (B) required to prevent a Material Adverse Effect on MotivePower or a Material Adverse Effect on WABCO from occurring prior to or after the Effective Time.

     (ii) In the event that either party shall fail to obtain any third party consent described in Section 5.6(b)(i) above, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon MotivePower and WABCO, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     SECTION 5.7. PUBLIC DISCLOSURE. MotivePower and WABCO shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and the receipt of approval therefor by the other party, which consent shall not be unreasonably withheld, except as may be required by law, court process or by stock exchange rules.

     SECTION 5.8. REORGANIZATION; POOLING OF INTERESTS. MotivePower shall make (to the extent it can truthfully do so) the representations of MotivePower contained in a certificate of MotivePower (the "MotivePower Tax Certificate") substantially to the effect of the MotivePower Tax Certificate contained in the MotivePower Disclosure Letter, and WABCO shall make (to the extent it can truthfully do so) the representations of WABCO contained in a certificate of WABCO (the "WABCO Tax Certificate") substantially to the effect of the WABCO Tax Certificate contained in the WABCO Disclosure Letter.

     (b) Each of WABCO and MotivePower agrees to take, together with their respective accountants, all actions reasonably necessary in order to obtain a favorable determination (if required) from the SEC that the Merger may be accounted for as a pooling of interests in accordance with generally accepted accounting principles.

     SECTION 5.9. COMFORT LETTERS. (a) WABCO shall use its reasonable best efforts to cause to be delivered to MotivePower "comfort" letters of Arthur Andersen LLP, WABCO's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to WABCO and MotivePower, in form and substance reasonably satisfactory to MotivePower and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     (b) MotivePower shall use its reasonable best efforts to cause to be delivered to WABCO "comfort" letters of Deloitte & Touche LLP, MotivePower's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to WABCO and MotivePower, in form and substance reasonably satisfactory to WABCO and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     SECTION 5.10. COMPLIANCE WITH THE SECURITIES ACT AND POOLING OF INTERESTS RESTRICTIONS; REGISTRATION RIGHTS; TERMINATION OF VOTING TRUST AND STOCKHOLDERS AGREEMENT. (a) Within 10 business days after the date hereof, WABCO shall cause to be prepared and delivered to MotivePower a list (reasonably satisfactory to counsel for MotivePower) identifying all persons who may be, at the time of the WABCO Stockholders Meeting, deemed to be "affiliates" of WABCO as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). WABCO shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to MotivePower within 30 days of the date hereof a written agreement in substantially the form of Exhibit 5.10(a) hereto, executed by each of such persons identified in the foregoing list. MotivePower shall publish, in a manner that satisfies the "publication" requirements under applicable SEC rules or accounting releases, financial results (including combined sales and net income) covering at least 30 days of post-Merger operations no later than 15 days following the first month-end that is more than 30 days after the Effective Date.

     (b) Within 10 business days after the date hereof, MotivePower shall deliver to WABCO a list (reasonably satisfactory to counsel for WABCO) identifying those persons who may be, at the time of the MotivePower Shareholders Meeting, affiliates of MotivePower under applicable SEC accounting releases with respect to pooling of interests accounting treatment. MotivePower shall use its reasonable best efforts to enter into a written agreement in substantially the form of Exhibit 5.10(b) hereto within 30 days of the date hereof with each of such persons identified in the foregoing list.

     (c) MotivePower acknowledges and agrees that the Common Stock Registration Rights Agreement, dated as of March 5, 1997, as amended March 28, 1997 (the "Registration Rights Agreement"), among WABCO, Harvard Private Capital Holdings, Inc. ("Harvard"), American Industrial Partners Capital Fund II, L.P. ("AIP"), the Voting Trust created under the Second Amended WABCO Voting Trust/Disposition Agreement, dated as of December 13, 1995 (the "Voting Trust"), Vestar Equity Partners, L.P. ("Vestar"), Vestar Capital Partners, Inc., Emilio A. Fernandez, Jr. and Emilio A. Fernandez, Jr., as custodian for Eric A. Fernandez and Ofelia
B. Fernandez, upon the Effective Time, will be binding upon the Surviving Corporation as successor to WABCO as though the Surviving Corporation was a party thereto and the Surviving Corporation hereby agrees to perform all of the duties and covenants of WABCO ascribed therein, subject to the terms and conditions thereof. MotivePower agrees that any references to "Common Stock" in the Registration Rights Agreement shall be references to MotivePower Common Stock.

     (d) Prior to the Effective Time, WABCO shall cause the Voting Trust and the Amended and Restated Stockholders Agreement, dated as of March 5, 1997, among the Voting Trust, Vestar, Harvard, AIP and WABCO to be terminated.

     SECTION 5.11. LISTING OR QUOTATION OF STOCK. MotivePower shall use its reasonable best efforts to cause the shares of MotivePower Common Stock to be issued in the Merger to be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance.

     SECTION 5.12. INDEMNIFICATION OF DIRECTORS AND OFFICERS. (a) After the Effective Time, the Surviving Corporation shall, to the same extent and on the same terms and conditions provided for in the WABCO Certificate of Incorporation and the WABCO By-Laws, in each case as of the date of this Agreement, to the extent consistent with applicable law, indemnify and hold harmless, each present and former director or officer of WABCO and each Subsidiary of WABCO (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement).

     (b) For a period of six years from the Effective Time, the Surviving Corporation shall provide to WABCO's current directors and officers liability insurance protection substantially equivalent in kind and scope as that provided by WABCO's current directors' and officers' liability insurance policies (copies of which have been made available to MotivePower); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by WABCO for such insurance; provided, further, that if during such period the annual premiums for such comparable insurance coverage exceed such amount, the Surviving Corporation shall be obligated to provide a policy which, in the reasonable judgment of the Surviving Corporation, provides the best coverage available for a cost not exceeding such amount.

     SECTION 5.13. WABCO STOCK OPTIONS. At the Effective Time, each WABCO Stock Option, vested or unvested, which is outstanding immediately prior to the Effective Time pursuant to the WABCO Stock Plans in effect on the date hereof shall become and represent an option to purchase the number of shares of MotivePower Common Stock (a "Substitute Option") (decreased to the nearest full share) determined by multiplying (i) the number of shares of WABCO Common Stock subject to such WABCO Stock Option immediately prior to the Effective Time by
(ii) the Exchange Ratio, at an exercise price per share of MotivePower Common Stock (rounded up to the nearest cent), equal to the exercise price per share of WABCO Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. It is the intention of the parties that the above formula shall be applied in a manner consistent with Section 424(a) of the Code. MotivePower shall pay cash to holders of WABCO Stock Options in lieu of issuing fractional shares of MotivePower Common Stock upon the exercise of Substitute Options for shares of MotivePower Common Stock, unless in the judgment of MotivePower such payment would adversely affect the ability to account for the Merger under the pooling of interests method. After the Effective Time, except as provided above in this Section 5.13, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related WABCO Stock Option immediately prior to the Effective Time. MotivePower shall take all corporate action necessary to reserve for issuance a sufficient number of shares of MotivePower Common Stock for delivery upon exercise of WABCO Stock Options. Promptly following the Effective Time of the Merger, MotivePower shall file a registration statement on Form S-8 or another appropriate form with respect to the shares of MotivePower Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable,

MotivePower shall administer WABCO Option Plans in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent WABCO Option Plans complied with such rule prior to the Merger. WABCO and MotivePower shall take all necessary action to implement or to provide for the implementation of the provisions of this Section 5.13.

     SECTION 5.14. WABCO EMPLOYEE STOCK PURCHASE PLAN. WABCO agrees to take any and all action necessary pursuant to the terms of the ESPP to terminate such plan on June 30, 1999.

     SECTION 5.15. BENEFIT PLANS TO BE HONORED. (a) From and after the Effective Time, MotivePower shall honor and shall cause the WABCO Subsidiaries to honor all MotivePower Plans, all WABCO Plans and all employment agreements entered into by MotivePower or WABCO (or their Subsidiaries) prior to the date hereof; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of MotivePower or the WABCO Subsidiaries to amend or terminate any WABCO Plan or any other individual employee benefit plan, program, agreement or policy or as requiring MotivePower to offer to continue (other than as required by its terms) any written employment contract.

     (b) All individuals who are employees of WABCO or a WABCO Subsidiary at the Effective Time (the "Affected Employees") shall be given credit for all service with WABCO and its Subsidiaries (or service credited by WABCO or such Subsidiaries) under all employee benefit plans and arrangements currently maintained by MotivePower or any of its Subsidiaries in which they become participants for purposes of eligibility, vesting, level of participant contribution and benefit accruals (except benefit accruals under defined benefit pension plans) to the same extent as if rendered to MotivePower or any of its Subsidiaries. MotivePower shall cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to an Affected Employee who may become covered by such plans. MotivePower agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Affected Employees during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductions and co-payment limitations for such year under the relevant benefit plans of MotivePower and its Subsidiaries that may cover such employees.

     SECTION 5.16. STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the WABCO Option Agreement or the MotivePower Option Agreement, WABCO and MotivePower and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

     SECTION 5.17. TRANSFER TAXES. WABCO or, after the Effective Time, the Surviving Corporation on behalf of WABCO, shall pay or cause to be paid any real property transfer, gains or similar taxes imposed as a result of the Merger.

                                   ARTICLE VI

                              CONDITIONS TO MERGER

     SECTION 6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to this Agreement to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction of the following conditions:

     (a) Shareholder Approvals. (i) This Agreement and the Merger shall have been approved and adopted by the stockholders of WABCO, and (ii) this Agreement and the Merger shall have been approved and adopted by the shareholders of MotivePower.

     (b) Waiting Periods; Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any other approvals required under applicable analogous foreign laws shall have been obtained, except where the failure to obtain such approval would not, individually or in the aggregate, have a Material Adverse Effect on MotivePower and its Subsidiaries, taken as a whole, after giving effect to the Merger.

     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint shall prohibit the consummation of the Merger.

     (d) Pooling of Interests. WABCO and MotivePower shall each have received a letter from their respective independent accountants addressed to WABCO or MotivePower, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

     (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     (f) Listing of Stock. The shares of MotivePower Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     SECTION 6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF MOTIVEPOWER. The obligations of MotivePower to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction of the following additional conditions, any of which may be waived in writing exclusively by
MotivePower:

     (a) Representations and Warranties. The representations and warranties of WABCO set forth in this Agreement that are qualified as to materiality shall be true and correct as of the Closing Date and the representations and warranties that are not so qualified, taken together, shall be true and correct in all material respects, in each case as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date); and MotivePower shall have received a certificate signed on behalf of WABCO by an executive officer of WABCO to such effect.

     (b) Performance of Obligations. WABCO shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant required to be performed and complied with by it under this Agreement at or prior to the Effective Time; and MotivePower shall have received a certificate signed on behalf of WABCO by an executive officer of WABCO to such effect.

     (c) Tax Opinion. MotivePower shall have received an opinion of Sidley & Austin, in form and substance reasonably satisfactory to MotivePower, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and WABCO and MotivePower will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by MotivePower or WABCO as a result of the Merger;

          (iii) no gain or loss will be recognized by the stockholders of WABCO upon the conversion of their shares of WABCO Common Stock into shares of MotivePower Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of MotivePower Common Stock;

          (iv) the aggregate tax basis of the shares of MotivePower Common Stock received in exchange for shares of WABCO Common Stock pursuant to the Merger (including a fractional share of MotivePower Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of WABCO Common Stock;

          (v) the holding period for shares of MotivePower Common Stock received in exchange for shares of WABCO Common Stock pursuant to the Merger will include the holder's holding period for such shares of WABCO Common Stock, provided such shares of WABCO Common Stock were held as capital assets by the holder at the Effective Time; and

          (vi) a stockholder of WABCO who receives cash in lieu of a fractional share of MotivePower Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

In rendering such opinion, Sidley & Austin may rely as to matters of fact upon the representations contained herein and may receive and rely upon representations from MotivePower, WABCO, and others, including representations from MotivePower to the effect of the representations in the MotivePower Tax Certificate and representations from WABCO to the effect of the representations in the WABCO Tax Certificate.

     SECTION 6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF WABCO. The obligation of WABCO to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by WABCO:

     (a) Representations and Warranties. The representations and warranties of MotivePower set forth in this Agreement that are qualified as to materiality shall be true and correct as of the Closing Date and the representations and warranties that are not so qualified, taken together, shall be true and correct in all material respects, in each case as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date); and WABCO shall have received a certificate signed on behalf of MotivePower by an executive officer of MotivePower to such effect.

     (b) Performance of Obligations. MotivePower shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and WABCO shall have received a certificate signed on behalf of MotivePower by an executive officer of MotivePower to such effect.

     (c) Tax Opinion. WABCO shall have received an opinion of Kirkland & Ellis, in form and substance reasonably satisfactory to WABCO, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and WABCO and MotivePower will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by MotivePower or WABCO as a result of the Merger;

          (iii) no gain or loss will be recognized by the stockholders of WABCO upon the conversion of their shares of WABCO Common Stock into shares of MotivePower Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of MotivePower Common Stock;

          (iv) the aggregate tax basis of the shares of MotivePower Common Stock received in exchange for shares of WABCO Common Stock pursuant to the Merger (including a fractional share of MotivePower Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of WABCO Common Stock;

          (v) the holding period for shares of MotivePower Common Stock received in exchange for shares of WABCO Common Stock pursuant to the Merger will include the holder's holding period for such shares of WABCO Common Stock, provided such shares of WABCO Common Stock were held as capital assets by the holder at the Effective Time; and

          (vi) a stockholder of WABCO who receives cash in lieu of a fractional share of MotivePower Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

In rendering such opinion, Kirkland & Ellis may rely as to matters of fact upon the representations contained herein and may receive and rely upon representations from MotivePower, WABCO, and others, including representations from MotivePower to the effect of the representations in the MotivePower Tax Certificate and representations from WABCO to the effect of the representations in the WABCO Tax Certificate.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(m), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the shareholders of MotivePower or the stockholders of WABCO:

     (a) by mutual written consent of MotivePower and WABCO; or

     (b) by either MotivePower or WABCO, if the Merger shall not have been consummated by November 30, 1999 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the End Date; or

     (c) by either MotivePower or WABCO, if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

     (d) by either MotivePower or WABCO (i) if, at the WABCO Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of WABCO in favor of adoption of this Agreement shall not have been obtained or (ii) if, at the MotivePower Shareholders Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of MotivePower in favor of adoption of this Agreement shall not have been obtained; or

     (e) by WABCO, if the Board of Directors of MotivePower shall not have recommended or shall have modified in a manner materially adverse to WABCO its recommendation of this Agreement and the Merger; or

     (f) by WABCO, if MotivePower or any of its Affiliates shall have materially and knowingly breached the covenant contained in Section 5.1; or

     (g) by WABCO or MotivePower at any time on or prior to the 45th day after the date hereof, if the Board of Directors of MotivePower shall have determined to recommend a Takeover Proposal to its shareholders and to enter into a binding written agreement concerning such Takeover Proposal after determining, pursuant to Section 5.1, that such Takeover Proposal constitutes a Superior Proposal; provided, however, that MotivePower may not terminate this Agreement pursuant to this Section 7.1(g) unless (i) MotivePower has delivered to WABCO a written notice of MotivePower's intent to enter into such an agreement to effect the Superior Proposal, attaching the most current version of such agreement to such notice (which version shall be updated on a current basis), (ii) five business days have elapsed following delivery to WABCO of such written notice by MotivePower and (iii) during such five business day-period MotivePower has fully cooperated with WABCO, including informing WABCO (to the extent not otherwise done so pursuant to clause (i) or Section 5.1(b)) of the terms and conditions of the Takeover Proposal, with the intent of enabling WABCO to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that MotivePower may not terminate this Agreement pursuant to this Section 7.1(g) unless at the end of such five business day-period the Board of Directors of MotivePower continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal and prior to such termination MotivePower pays to WABCO the amounts specified under Section 7.3(d); or

     (h) by MotivePower, if a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of WABCO set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 6.2(a) or 6.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date; or

     (i) by MotivePower, if the Board of Directors of WABCO shall not have recommended or shall have modified in a manner materially adverse to MotivePower its recommendation of this Agreement and the Merger; or

     (j) by MotivePower, if WABCO or any of its Affiliates shall have materially and knowingly breached the covenant contained in Section 5.1; or

     (k) by MotivePower or WABCO at any time on or prior to the 45th day after the date hereof, if the Board of Directors of WABCO shall have determined to recommend a Takeover Proposal to its stockholders and to enter into a binding written agreement concerning such Takeover Proposal after determining, pursuant to Section 5.1, that such Takeover Proposal constitutes a Superior Proposal; provided, however, that WABCO may not terminate this Agreement pursuant to this
Section 7.1(k) unless (i) WABCO has delivered to MotivePower a written notice of WABCO's intent to enter into such an agreement to effect the Superior Proposal, attaching the most current version of such agreement to such notice (which version shall be updated on a current basis), (ii) five business days have elapsed following delivery to MotivePower of such written notice by WABCO and
(iii) during such five business day-period WABCO has fully cooperated with MotivePower, including informing MotivePower (to the extent not otherwise done so pursuant to clause (i) or Section 5.1(b)) of the terms and conditions of the Takeover Proposal and the identity of the Person making the Takeover Proposal, with the intent of enabling MotivePower to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that WABCO may not terminate this Agreement pursuant to this Section 7.1(k) unless at the end of such five business day-period the Board of Directors of WABCO continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal and prior to such termination WABCO pays to MotivePower the amounts specified under Section 7.3(b); or

     (l) by WABCO, if a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of MotivePower set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 6.3(a) or 6.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the End Date.

     SECTION 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 7.1, there shall be no liability or obligation on the part of MotivePower, WABCO or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.3 and except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements contained in this Agreement; provided, however, that the provisions of Sections 7.3, 8.2 and 8.7 of this Agreement and the Confidentiality Agreement, the WABCO Option Agreement and the MotivePower Option Agreement shall remain in full force and effect and survive any termination of this Agreement.

     SECTION 7.3. FEES AND EXPENSES. (a) Except as set forth in this Section 7.3 or elsewhere in this Agreement, the WABCO Option Agreement or the MotivePower Option Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that MotivePower and WABCO shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (b) If this Agreement is terminated pursuant to Section 7.1(i), 7.1(j) or 7.1(k), WABCO shall (i) reimburse MotivePower upon demand for all out-of-pocket fees and expenses ("MotivePower Fees and Expenses") incurred or paid by or on behalf of MotivePower or any Subsidiary of MotivePower in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants; provided, however, that WABCO shall not be required to reimburse MotivePower for any MotivePower Fees and Expenses in excess of $2,000,000 in the aggregate, and
(ii) pay to MotivePower a termination fee of $15 million in cash within one business day after such termination.

     (c) If this Agreement is terminated pursuant to Section 7.1(d)(i) and either (I) a Takeover Proposal with respect to WABCO shall have been made after the date of this Agreement and prior to the WABCO Stockholders Meeting or (II) the Board of Directors of WABCO shall not have recommended or shall have modified in a manner materially adverse to MotivePower its recommendation of this Agreement and the Merger, WABCO shall (i) reimburse MotivePower upon demand for all MotivePower Fees and Expenses; provided, however, that WABCO shall not be obligated to reimburse MotivePower for any MotivePower Fees and Expenses in excess of $2,000,000 in the aggregate, and (ii) pay to MotivePower a termination fee of $15 million in cash within one business day after such termination.

     (d) If this Agreement is terminated pursuant to Section 7.1(e), 7.1(f) or 7.1(g), MotivePower shall (i) reimburse WABCO upon demand for all out-of-pocket fees and expenses ("WABCO Fees and Expenses") incurred or paid by or on behalf of WABCO or any Subsidiary of WABCO in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants; provided, however, that MotivePower shall not be obligated to reimburse WABCO for any WABCO Fees and Expenses in excess of $2,000,000 in the aggregate, and (ii) pay to WABCO a termination fee of $15 million in cash within one business day after such termination.

     (e) If this Agreement is terminated pursuant to Section 7.1(d)(ii) and either (I) a Takeover Proposal with respect to MotivePower shall have been made after the date of this Agreement and prior to the MotivePower Shareholders Meeting or (II) the Board of Directors of MotivePower shall not have recommended or shall have modified in a manner materially adverse to WABCO its recommendation of this Agreement and the Merger, MotivePower shall (i) reimburse WABCO upon demand for all WABCO Fees and Expenses; provided, however, that MotivePower shall not be obligated to reimburse WABCO for any WABCO Fees and Expenses in excess of $2,000,000 in the aggregate, and (ii) pay to WABCO a termination fee of $15 million in cash within one business day after such termination.

     (f) If one party fails to promptly pay to the other any fee or expense due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

     SECTION 7.4. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of WABCO or the shareholders of MotivePower, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders or shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto contained herein, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which, by their terms, are to be performed after the Effective Time and except for the MotivePower Tax Certificate and

WABCO Tax Certificate. The Confidentiality Agreement shall survive the execution and delivery of this Agreement but shall terminate and be of no further force and effect as of the Effective Time.

     SECTION 8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to MotivePower, to

          Two Gateway Center
          14th Floor
          Pittsburgh, PA 15222
          Attention: Chief Executive Officer
          Facsimile No.: (412) 201-1116

     with copies to:

          Doepken Keevican & Weiss
          58th Floor, USX Tower
          600 Grant Street
          Pittsburgh, PA 15219-2703
          Attention: Leo A. Keevican, Jr.
          Facsimile No.: (412) 355-2609

     and

          Sidley & Austin
          One First National Plaza
          Chicago, IL 60603
          Attention: Frederick C. Lowinger
          Facsimile No.: (312) 853-7036

     (b) if to WABCO, to:

          1001 Air Brake Avenue
          Wilmerding, PA 15148
          Attention: Chief Executive Officer
          Facsimile No.: (412) 825-1156

     with copies to:

          Reed Smith Shaw McClay
          435 Sixth Avenue
          Pittsburgh, PA 15219
          Attention: David DeNinno
          Facsimile No.: (412) 288-3218

     and

          Kirkland & Ellis
          655 15th Street, N.W.
          Washington, D.C. 20005
          Attention: Jack Feder
          Facsimile No.: (202) 879-5200

     SECTION 8.3. INTERPRETATION. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase

"made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     SECTION 8.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein), the WABCO Option Agreement and the MotivePower Option Agreement (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.12 of this Agreement and this Section 8.5, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

     SECTION 8.6. GOVERNING LAW. Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

     SECTION 8.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, MotivePower and WABCO have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          MOTIVEPOWER INDUSTRIES, INC.

                                          By: /s/ JOHN C. POPE
                                            ------------------------------------
                                              Name: John C. Pope
                                              Title: Chairman of the Board

                                          WESTINGHOUSE AIR BRAKE COMPANY

                                          By: /s/ WILLIAM E. KASSLING
                                            ------------------------------------
                                              Name: William E. Kassling
                                              Title: Chief Executive Officer

                                                                  EXHIBIT 1.4(a)

Article 4, Section 1 of the MotivePower Articles of Incorporation shall be amended and restated to read as follows:

     "Section 1. The Company is authorized to issue One Hundred Sixty-Five Million (165,000,000) shares of capital stock, consisting of One Hundred Fifty Million (150,000,000) shares of Common Stock, par value $0.01 per share, and Fifteen Million (15,000,000) shares of Preferred Stock, par value $0.01 per share."

                                                                  EXHIBIT 1.4(a)

The By-Laws of MotivePower are attached. The bracketed directors shall be named by MotivePower.

                          MOTIVEPOWER INDUSTRIES, INC.
                           A PENNSYLVANIA CORPORATION

                                    BY-LAWS

                             STOCKHOLDERS' MEETINGS

     1. Time and Place of Meetings. All meetings of the shareholders for the election of Directors or for any other purpose will be held at such time and place, within or without the Commonwealth of Pennsylvania, as may be designated by the Board or, in the absence of a designation by the Board, the Chairman, the Chief Executive Officer, or the Secretary, and stated in the notice of meeting. The Board may postpone and reschedule any previously scheduled annual or special meeting of the shareholders.

     2. Annual Meeting. An annual meeting of the shareholders will be held at such date and time as may be designated from time to time by the Board, at which meeting the shareholders will elect by a plurality vote the Directors to succeed those whose terms expire at such meeting and will transact such other business as may properly be brought before the meeting in accordance with By-Law 8.

     3. Special Meetings. Special meetings of the shareholders may be called only by (i) the Chairman or (ii) the Secretary within 10 calendar days after receipt of the written request of a majority of the Whole Board. Any such request by a majority of the Whole Board must be sent to the Chairman and the Secretary and must state the purpose or purposes of the proposed meeting. Special meetings of holders of the outstanding Preferred Stock, if any, may be called in the manner and for the purposes provided in the applicable Preferred Stock Designation. For purposes of these By-Laws, "Whole Board" shall mean the total number of Directors provided for in By-Law 10(a), which number shall include any vacancies.

     4. Notice of Meetings. Written notice of every meeting of the shareholders, stating the place, date, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 60 calendar days before the date of the meeting to each shareholder of record entitled to vote at such meeting, except as otherwise provided herein or by law. When a meeting is adjourned to another place, date, or time, written notice need not be given of the adjourned meeting if the place, date, and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting must be given in conformity herewith. At any adjourned meeting, any business may be transacted which properly could have been transacted at the original meeting.

     5. Inspectors. The Board may appoint one or more inspectors of election to act as judges of the voting and to determine those entitled to vote at any meeting of the shareholders, or any adjournment thereof, in advance of such meeting. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of shareholders, the presiding officer of the meeting may appoint one or more substitute inspectors.

     6. Quorum. Except as otherwise provided by law or in a Preferred Stock Designation, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the shareholders for the transaction of business thereat. If, however, such quorum is not present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

     7. Voting. Except as otherwise provided by law, by the Articles of Incorporation, or in a Preferred Stock Designation, each shareholder will be entitled at every meeting of the shareholders to one vote for each share of stock having voting power standing in the name of such shareholder on the books of the Company on the record date for the meeting and such votes may be cast either in person or by written proxy. Every proxy must be duly executed and filed with the Secretary. A shareholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary. The vote upon any question brought before a meeting of the shareholders may be by voice vote, unless otherwise required by the Articles of Incorporation or these By-Laws or unless the Chairman or the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting otherwise determine. Every vote taken by written ballot will be counted by the inspectors of election. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter and which has actually been voted will be the act of the shareholders, except in the election of Directors or as otherwise provided in these By-Laws, the Articles of Incorporation, a Preferred Stock Designation, or by law.

     8. Order of Business. (a) The Chairman or such other officer of the Company designated by a majority of the Whole Board will call meetings of the shareholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the shareholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including without limitation by imposing restrictions on the persons (other than shareholders of the Company or their duly appointed proxies) who may attend any such shareholders' meeting, by ascertaining whether any shareholder or his proxy may be excluded from any meeting of the shareholders based upon any determination by the presiding officer, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, and by determining the circumstances in which any person may make a statement or ask questions at any meeting of the shareholders.

     (b) At any annual meeting of the shareholders, only such business will be conducted or considered as is properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board in accordance with By-Law 4, (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board, or (iii) otherwise properly requested to be brought before the meeting by a shareholder of the Company in accordance with By-Law 8(c).

     (c) For business to be properly requested by a shareholder to be brought before an annual meeting, the shareholder must (i) be a shareholder of the Company of record at the time of the giving of the notice for such annual meeting provided for in these By-Laws, (ii) be entitled to vote at such meeting, and (iii) have given timely notice thereof in writing to the Secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 calendar days prior to the annual meeting; provided, however, that in the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company's books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and number of shares of the Company that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (D) any material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business. A shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this By-Law 8(c). For purposes of this By-Law 8(c) and By-Law 13, "public announcement" means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or furnished to shareholders. Nothing in this By-Law 8(c) will be deemed to affect any rights of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

     (d) At a special meeting of shareholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Chairman or a majority of the Whole Board in accordance with By-Law 4 or
(ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board.

     (e) The determination of whether any business sought to be brought before any annual or special meeting of the shareholders is properly brought before such meeting in accordance with this By-Law 8 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

                                   DIRECTORS

     9. Function. The business and affairs of the Company will be managed under the direction of its Board.

     10. Number, Election and Terms. (a) Subject to the rights, if any, of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation and to the minimum and maximum number of authorized Directors provided in the Articles of Incorporation, the Board shall consist of 14 Directors. Upon a vote of a majority of the Whole Board this By-Law 10 may be amended to reduce the number of Directors, and upon a vote of at least 66 2/3% of the Whole Board this By-Law 10 may be amended to increase the number of Directors, in each case, within the minimum and maximum number of Directors provided by the Articles of Incorporation. The Directors, other than those who may be elected by the holders of any series of the Preferred Stock, will be classified with respect to the time for which they severally hold office in accordance with the Articles of Incorporation.

     (b) Notwithstanding anything contained in the Articles of Incorporation or these By-Laws to the contrary, the term of any Director who is also an officer of the Company will terminate automatically, without any further action on the part of the Board or such Director, upon the termination for any reason of such Director in his or her capacity as an officer of the Company; provided, however, that nothing herein shall limit the power of the Nominating Committee to recommend to the Board that such person serve as a Director, including the ability to again recommend to the Board that such person fill the vacancy on the Board resulting from such person's termination as an officer of the Company. Notwithstanding anything contained in the Articles of Incorporation or these By-Laws to the contrary, the affirmative vote of at least 66 2/3% of the Directors then in office will be required to amend, repeal, or adopt any provision inconsistent with this By-Law 10(b).

     11. Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely from among persons recommended to the Board by the Nominating Committee and by the affirmative vote of a majority of the Whole Board; provided, however, that at the sole option of the Board, effected by a resolution of a majority of the Whole Board, one or more such vacancies or newly created directorships may be filled by the shareholders at a meeting of the shareholders called by the Board of Directors. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor is elected and qualified. No decrease in the number of Directors constituting the Board will shorten the term of an incumbent Director.

     12. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the shareholders only for cause and only in the manner provided in the Articles of Incorporation and, if applicable, any amendment to this By-Law 12.

     13. Nominations of Directors: Election; Nomination of Chairman of the Board. (a) Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with the following procedures will be eligible for election at a meeting of shareholders as Directors of the Company.

     (b) Except as provided by By-Law 11 in respect to vacancies and newly created directorships, nominations of persons for election as Directors of the Company may be made only at an annual meeting of shareholders (i) by or at the direction of a majority of the Whole Board, subject to the powers of the Executive Committee to resolve any Deadlock (as defined in By-Law 19(a)) (provided that the Board shall nominate only persons recommended to the Board by the Nominating Committee), or (ii) by any shareholder who is a shareholder of record at the time of giving of notice provided for in this By-Law 13, who is entitled to vote for the election of Directors at such meeting, and who complies with the procedures set forth in this By-Law 13. All nominations by shareholders must be made pursuant to timely notice in proper written form to the Secretary.

     (c) To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 calendar days prior to the annual meeting of shareholders; provided, however,that in the event that public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received no later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. To be in proper written form, such shareholder's notice must set forth or include (i) the name and address, as they appear on the Company's books, of the shareholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the shareholder giving the notice is a holder of record of stock of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of stock of the Company owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if any on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the shareholder giving the notice,
(B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice; (v) such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board; and (vi) the signed consent of each nominee to serve as a Director of the Company if so elected. At the request of the Board, any person nominated by the Board for election as a Director must furnish to the Secretary that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. The presiding officer of any annual meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this By-Law 13, and if he or she should so determine, he or she will so declare to the meeting and the defective nomination will be disregarded. A shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this By-Law 13.

     (d) The Chairman of the Board's term shall expire each year at the annual regular meeting of the Board. Only persons who are recommended to the Board by the Nominating Committee will be eligible for election as the Chairman of the Board. The affirmative vote of the majority of the Whole Board, subject to the powers of the Executive Committee to resolve any Deadlock (as defined in By-Law 19(a)), will elect the Chairman.

     14. Resignation. Any Director may resign at any time by giving written notice of his resignation to the Chairman or the Secretary. Any resignation will be effective upon actual receipt by any such person or, if later, as of the date and time specified in such written notice.

     15. Regular Meetings. Regular meetings of the Board may be held immediately after the annual meeting of the shareholders and at such other time and place either within or without the Commonwealth of Pennsylvania as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

     16. Special Meetings. Special meetings of the Board may be called by the Chairman or the Chief Executive Officer on one day's notice to each Director by whom such notice is not waived, given either personally or by mail, telephone, telegram, telex, facsimile, or similar medium of communication, and will be called by the Chairman or the Chief Executive Officer in like manner and on like notice on the written request of three or more Directors. Special meetings of the Board may be held at such time and place either within or without the Commonwealth of Pennsylvania as is determined by the Board or specified in the notice of any such meeting.

     17. Quorum. At all meetings of the Board, a quorum shall be present for the transaction of business only if a majority of the total number of Directors then in office are present at such meeting. Except for the designation of Committees as hereinafter provided and any provision requiring the vote of a greater number of Directors, and notwithstanding any other provision of the By-Laws to the contrary, any act of the Board shall require the affirmative vote of a majority of the Whole Board at such meeting at which there is a quorum. If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present.

     18. Participation in Meetings by Telephone Conference. Members of the Board or any Committee designated by the Board may participate in a meeting of the Board or any such Committee, as the case may be, by means of telephone conference or similar means by which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

     19. Committees. The Board shall have an Executive Committee (the "Executive Committee") consisting of three members of the Board. At the Effective Time (as defined below), the members of the Executive Committee shall be William E. Kassling, James P. Kelley and John C. Pope. These individuals shall serve as members of the Executive Committee so long as they remain Directors of the Company. If there shall be any vacancy on the Executive Committee, the remaining members of the Executive Committee shall select a Director to fill the vacancy from among the other Directors of the Board. If there shall be a Deadlock of the remaining members of the Executive Committee in the determination of filling the vacancy, the Chairman of the Executive Committee shall have the authority to resolve the Deadlock. If there are no remaining members of the Executive Committee, the Board, by the affirmative vote of a majority of the Whole Board, shall select Directors to fill the vacancies from among the Directors of the Board. If there shall be a Deadlock of the Board in the determination of filling any vacancy, the Chief Executive Officer shall have, or, in the event that there is no Chief Executive Officer, the Compensation Committee shall have, the authority to resolve the Deadlock. At the Effective Time, the Chairman of the Executive Committee shall be William E. Kassling. The Chairman of the Executive Committee shall have exclusive authority to designate an alternate Chairman in the event that the Chairman cannot attend meetings or ceases to be a member of the Executive Committee; provided that the Chairman of the Executive Committee may change the alternate Chairman at any time. If at the time the Chairman of the Executive Committee ceases to be Chairman and an alternate Chairman has not been designated, then the Board, by the affirmative vote of a majority of the Whole Board, shall select from the members of the Executive Committee the person to be Chairman. If there shall be a Deadlock of the Board in the determination of Chairman, the Chief Executive Officer shall have, or, in the event that there is no Chief Executive Officer, the Compensation Committee shall have, the authority to resolve the Deadlock. The Executive Committee will have and may exercise the powers of the Board to resolve any matter that is considered by the Board (other than as set forth below) and, notwithstanding the provisions of By-Law 17, to resolve Deadlocks of the Board and the Committees; provided, however, that the Executive Committee is not authorized (i) to recommend to the shareholders a merger, consolidation, or sale, lease, or exchange of all or substantially all of the Company's property and assets, a dissolution to the Company, or a revocation of a dissolution or (ii) to resolve any other matter that may not be delegated by the Board to any committee pursuant to sec.1731 of the Pennsylvania Business Corporation Law or any successor provision, or (iii) any matter that has been delegated by these By-Laws or the Board to any other committee. In addition, the Executive Committee may not resolve any Deadlock regarding the termination, replacement or compensation of the Chief Executive Officer or the Chairman of the Board (resolutions of such matters shall be made by the Compensation Committee). Any action decided by the Executive Committee in accordance with this By-law shall be the action of the Board. For purposes of these By-Laws, the term "Deadlock" shall mean (A) with respect to the Board, any matter (i) that is not approved or disapproved by the Board due to an equal number of Directors voting in favor of and against the matter or (ii) for which a majority of the Whole Board has not voted either for or against such matter, and (B) with respect to any Committee, any matter (i) that is not approved or disapproved by such Committee due to an equal number of members of such Committee voting in favor of and against the matter or (ii) for which a majority of such entire Committee has not voted either for or against such matter; and the term "Effective Time" shall have the meaning set forth in the Agreement and Plan of Merger, dated as of June 2, 1999, between, the Company and Westinghouse Air Brake Company.

     (b) Any Director shall have the power to declare that a Deadlock be resolved by the Executive Committee if a matter has been voted upon twice and each vote resulted in a Deadlock. If any vote results in a Deadlock, any Director may submit such matter to a second vote at any time.

     (c) The Board shall have a Nominating Committee (the "Nominating Committee") consisting of three members of the Board. At the Effective Time, the members of the Nominating Committee shall be William E. Kassling, James C. Huntington, Jr. and [a MotivePower Director]. These individuals shall serve as members of the Nominating Committee so long as they remain Directors of the Company. If there shall be any vacancy on the Nominating Committee, the remaining members of the Nominating Committee shall select a Director to fill the vacancy from among the other Directors of the Board. If there shall be a Deadlock in the determination of filling the vacancy, the Chairman of the Nominating Committee shall have the authority to resolve the Deadlock. If there are no remaining members of the Nominating Committee, the Board, by the affirmative vote of a majority of the Whole Board, shall select Directors to fill the vacancies from among the Directors of the Board. If there shall be a Deadlock of the Board in the determination of filling any vacancy, the Executive Committee shall have the authority to resolve the Deadlock. At the Effective Time, the Chairman of the Nominating Committee shall be James C. Huntington, Jr. The Chairman of the Nominating Committee shall have exclusive authority to designate an alternate Chairman in the event that the Chairman cannot attend meetings or ceases to be a member of the Nominating Committee; provided that the Chairman of the Nominating Committee may change the alternate Chairman at any time. If at the time the Chairman of the Nominating Committee ceases to be Chairman and an alternate Chairman has not been designated, then the Board, by the affirmative vote of a majority of the Whole Board, shall select from the members of the Nominating Committee the person to be Chairman. If there shall be a Deadlock of the Board in the determination of Chairman, the Executive Committee shall have the authority to resolve the Deadlock. Subject to the provisions of By-Law 13(b), the Nominating Committee shall have the sole authority to recommend persons to be elected to the Board, including, but not limited to, persons to fill vacancies or newly created directorships, or for elections. Subject to By-Law 10, By-Law 13(b), and the Articles of Incorporation, the Nominating Committee shall review and make recommendations with respect to the size and composition of the Board.

     (d) The Board shall have an Audit Committee (the "Audit Committee") consisting of four members of the Board. At the Effective Time, the members of the Audit Committee shall be James P. Miscoll, [a MotivePower Director], [a MotivePower Director] and Kim G. Davis. These individuals shall serve as members of the Audit Committee so long as they remain Directors of the Company. If there shall be any vacancy on the Audit Committee, the remaining members of the Audit Committee shall select a Director to fill the vacancy from among the other Directors of the Board. If there shall be a Deadlock in the determination of filling the vacancy, the Chairman of the Audit Committee shall have the authority to resolve the Deadlock. If there are no remaining members of the Audit Committee, the Board, by the affirmative vote of a majority of the Whole Board, shall select Directors to fill the vacancies from among the Directors of the Board. If there shall be a Deadlock of the Board in the determination of filling any vacancy, the Executive Committee shall have the authority to resolve the Deadlock. At the Effective Time, the Chairman of the Audit

Committee shall be James P. Miscoll. The Chairman of the Audit Committee shall have exclusive authority to designate an alternate Chairman in the event that the Chairman cannot attend meetings or ceases to be a member of the Audit Committee; provided that the Chairman of the Audit Committee may change the alternate Chairman at any time. If at the time the Chairman of the Audit Committee ceases to be Chairman and an alternate Chairman has not been designated, then the Board, by the affirmative vote of a majority of the Whole Board, shall select from the members of the Audit Committee the person to be Chairman. If there shall be a Deadlock of the Board in the determination of Chairman, the Executive Committee shall have the authority to resolve the Deadlock.

     (e) The Board shall have an Operations Committee (the "Operations Committee") consisting of five members of the Board. At the Effective Time, the members of the Operations Committee shall be William E. Kassling, Kim G. Davis, Gregory T.H. Davies, John C. Pope and [a MotivePower Director]. These individuals shall serve as members of the Operations Committee so long as they remain Directors of the Company. If there shall be any vacancy on the Operations Committee, the remaining members of the Operations Committee shall select a Director to fill the vacancy from among the other Directors of the Board. If there shall be a Deadlock in the determination of filling the vacancy, the Chairman of the Operations Committee shall have the authority to resolve the Deadlock. If there are no remaining members of the Operations Committee, the Board, by the affirmative vote of a majority of the Whole Board, shall select Directors to fill the vacancies from among the Directors of the Board. If there shall be a Deadlock of the Board in the determination of filling any vacancy, the Executive Committee shall have the authority to resolve the Deadlock. At the Effective Time, the Chairman of the Operations Committee shall be William E. Kassling. The Chairman of the Operations Committee shall have exclusive authority to designate an alternate Chairman in the event that the Chairman cannot attend meetings or ceases to be a member of the Operations Committee; provided that the Chairman of the Operations Committee may change the alternate Chairman at any time. If at the time the Chairman of the Operations Committee ceases to be Chairman and an alternate Chairman has not been designated, then the Board, by the affirmative vote of a majority of the Whole Board, shall select from the members of the Operations Committee the person to be Chairman. If there shall be a Deadlock of the Board in the determination of Chairman, the Executive Committee shall have the authority to resolve the Deadlock. From time to time between meetings of the Board, the Operating Committee shall communicate with management regarding the day-to-day operations of the Company and implementation of the Company's business plan as approved by the Board, and shall be available to management to do so. The Operations Committee shall have the authority to approve modifications to the Company's business plan that are not material to the Company's business as a whole.

     (f) The Board shall have a Compensation Committee (the "Compensation Committee") consisting of three members of the Board. At the Effective Time, the members of the Compensation Committee shall be James V. Napier, Emilio A. Fernandez and [a MotivePower Director]. These individuals shall serve as members of the Compensation Committee so long as they remain Directors of the Company. If there shall be any vacancy on the Compensation Committee, the remaining members of the Compensation Committee shall select a Director to fill the vacancy from among the other Directors of the Board. If there shall be a Deadlock in the determination of filling the vacancy, the Chairman of the Compensation Committee shall have the authority to resolve the Deadlock. If there are no remaining members of the Compensation Committee, the Board, by the affirmative vote of a majority of the Whole Board, shall select Directors to fill the vacancies from among the Directors of the Board. If there shall be a Deadlock of the Board in the determination of filling any vacancy, the Executive Committee shall have the authority to resolve the Deadlock. At the Effective Time, the Chairman of the Compensation Committee shall be James V. Napier. The Chairman of the Compensation Committee shall have exclusive authority to designate an alternate Chairman in the event that the Chairman cannot attend meetings or ceases to be a member of the Compensation Committee; provided that the Chairman of the Compensation Committee may change the alternate Chairman at any time. If at the time the Chairman of the Compensation Committee ceases to be Chairman and an alternate Chairman has not been designated, then the Board, by the affirmative vote of a majority of the Whole Board, shall select from the members of the Compensation Committee, the person to be Chairman. If there shall be a Deadlock of the Board in the determination of Chairman, the Executive Committee shall have the authority to resolve the Deadlock. The Compensation Committee shall have the sole authority to establish the compensation for, and the reimbursement of the expenses of, Directors for membership on the Board and on Committees, attendance at meetings of the Board or Committees of the Board, and for other services by Directors to the Company, of all officers and agents of the Company who are also Directors of the Company. The Compensation Committee shall determine the compensation of senior management and the personnel of the Company based upon the recommendations of the Chief Executive Officer, and shall establish on an annual basis the compensation of the Chairman of the Board and the Chief Executive Officer, subject in each case to the discretion of the Board of Directors upon a vote of a majority of the Whole Board to change or modify such actions. In addition, the Compensation Committee shall have the authority to administer the existing options and benefits plans of the Company. The Compensation Committee shall have the exclusive authority to resolve any Deadlock of the Board regarding the termination, replacement of, or any other matter regarding the Chief Executive Officer.

     (g) The Board, by resolution passed by a majority of the Whole Board, may designate one or more additional Committees, each such Committee to consist of one or more Directors and each to have such lawfully delegable powers and duties as the Board may confer.

     (h) The Executive Committee, the Nominating Committee, the Audit Committee, the Operations Committee, the Compensation Committee and each other Committee of the Board will serve as provided in these By-Laws or if not provided herein at the pleasure of the Board or as may be specified in any resolution from time to time adopted by the Board. The majority of the Committee may designate one or more Directors as alternate members of any such Committee, who may replace any absent or disqualified member at any meeting of such Committee. In the event of a Deadlock of the Committee in the determination of who may replace the absent or disqualified member at any meeting, the Chairman of the Committee shall resolve the Deadlock.

     (i) Except as otherwise provided in these By-Laws or by law, any Committee of the Board, to the extent provided in By-Law 19(a), (c), (d), (e), (f) or, if applicable, in the resolution of the Board, will have and may exercise all the powers and authority of the Board in the direction of the management of the business and affairs of the Company. Any such Committee designated by the Board will have such name as may be determined from time to time by resolution adopted by the Board. Unless otherwise prescribed by the Board or these By-Laws, a majority of the members of any Committee of the Board will constitute a quorum for the transaction of business, and the act of a majority of the members present at a meeting at which there is a quorum will be the act of such Committee. In the event of a Deadlock of the Committee, the Chairman of the Committee shall resolve the conflict. If the Chairman is not present to resolve the conflict, no action may be taken by the Committee. To the extent not provided in these By-Laws, each Committee of the Board may prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board, and will keep a written record of all actions taken by it.

     (j) By-Law 19 shall terminate immediately after the conclusion of the annual meeting of shareholders of the Company in the year 2002, at which time the following By-Law 19 shall be effective:

     "19. Committees. (a) The Board, by resolution passed by a majority of the Whole Board, will designate an executive and finance committee ("Executive and Finance Committee") of not less than three members of the Board, one of whom will be the Chairman. The Executive and Finance Committee will have and may exercise the powers of the Board, except the power to amend these By-Laws or the Articles of Incorporation (except, to the extent authorized by a resolution of the Whole Board, to fix the designation, preferences, and other terms of any series of Preferred Stock), adopt an agreement of merger or consolidation, authorize the issuance of stock, declare a dividend, or recommend to the shareholders the sale, lease, or exchange of all or substantially all of the Company's property and assets, a dissolution of the Company, or a revocation of a dissolution, and except an otherwise provided by law.

     (b) The Board, by resolution passed by a majority of the Whole Board, may designate one or more additional committees, each such committee to consist of one or more Directors and each to have such lawfully delegable powers and duties as the Board may confer.

     (c) The Executive and Finance Committee and each other committee of the Board will serve at the pleasure of the Board or as may be specified in any resolution from time to time adopted by the Board. The Board may designate one or more Directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of such committee. In lieu of such action by the Board, in the absence or disqualification of any member of a committee of the Board, the members thereof present at any such meeting of such committee and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

     (d) Except as otherwise provided in these By-Laws or by law, any committee of the Board, to the extent provided in By-Law 19(a) or, if applicable, in the resolution of the Board, will have and may exercise all the powers and authority of the Board in the direction of the management of the business and affairs of the Company. Any such committee designated by the Board will have such name as may be determined from time to time by resolution adopted by the Board. Unless otherwise prescribed by the Board, a majority of the members of any committee of the Board will constitute a quorum for the transaction of business, and the act of a majority of the members present at a meeting at which there is a quorum will be the act of such committee. Each committee of the Board may prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board, and will keep a written record of all actions taken by it."

     Nothing contained in this subsection shall preclude the Board or the shareholders of the Company from amending, modifying or adopting any provision inconsistent with the provisions of this By-Law 19(j), whether before or after their effectiveness, in accordance with the terms of these By-Laws, the Articles of Incorporation and applicable law.

     20. Rules. The Chairman of the Board and Chief Executive Officer shall jointly establish, or, in the absence of the Chairman of the Board, the Chief Executive Officer shall establish, an agenda and the order of business of each meeting of the Board of Directors and shall conduct such meeting; provided, however, that this shall not preclude any Director from raising any order of business which may be appropriately raised at such meetings. The Board may adopt rules and regulations for the conduct of meetings by a vote of the majority of the Whole Board.

                                    NOTICES

     21. Generally. Except as otherwise provided by law, these By-Laws, or the Articles of Incorporation, whenever by law or under the provisions of the Articles of Incorporation or these By-Laws notice in required to be given to any Director or shareholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail, addressed to such Director or shareholder, at the address of such Director or shareholder as it appears on the records of the Company, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail. Notice to Directors may also be given by telephone, telegram, telex, facsimile, or similar medium of communication or as otherwise nay be permitted by these By-Laws.

     22. Waivers. Whenever any notice is required to be given by law or under the provisions of the Articles of Incorporation or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction, of any business because the meeting is not lawfully called or convened.

                                    OFFICERS

     23. Generally. The officers of the Company will be elected by the Board and will consist of a Chairman, a Chief Executive Officer, a President (who may also be the Chief Operating Officer), a Chief Operating Officer, a Secretary, and a Treasurer; provided that the Chairman shall have only those powers specifically granted to him by a majority of the Whole Board, in any event no other officer will report directly to the Chairman nor will the Chairman have the power to appoint or remove any officer. The Chief Executive Officer will report directly to the Board. The Board of Directors may also choose any or all of the following: one or more Vice Chairmen (each of which shall possess all the rights and powers designated by the Board), one or more Assistants to the Chairman, one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, by specific action the Board may authorize the Chief Executive Officer to appoint any person to any office other than Chairman, Chief Executive Officer, President, Secretary, or Treasurer. Any number of offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Company or for any other reason deemed sufficient by a majority of the Board, the Board, subject to the powers of the Executive Committee to resolve any Deadlock, may delegate the absent or disabled officer's powers or duties to any other officer or to any Director.

     24. [INTENTIONALLY OMITTED].

     25. Succession. The officers of the Company will hold office until their successors are elected and qualified. Any officer may be removed at any time by the affirmative vote of a majority of the Whole Board. Any vacancy occurring in any office of the Company may be filled by the Board, subject to the powers of the Executive Committee to resolve any Deadlock and to the powers of the Compensation Committee to resolve Deadlock matters regarding the Chief Executive Officer, as provided in By-Law 23.

     26. Authority and Duties. Each of the officers of the Company will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.

                                     STOCK

     27. Certificates. Certificates representing shares of stock of the Company will be in such form as is determined by the Board, subject to applicable legal requirements. Each such certificate will be numbered and its issuance recorded in the books of the Company, and such certificate will exhibit the holder's name and the number of shares and will be signed by, or in the name of, the Company by the Chairman and the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, and will also be signed by, or bear the facsimile signature of, a duly authorized officer or agent of any properly designated transfer agent of the Company. Any or all of the signatures and the seal of the Company, if any, upon such certificates may be facsimiles, engraved, or printed. Such certificates may be issued and delivered notwithstanding that the person whose facsimile signature appears thereon may have ceased to be such officer at the time the certificates are issued and delivered.

     28. Classes of Stock. The designations, preferences, and relative participating, optional, or other special rights of the various classes of stock or series thereof, and the qualifications, limitations, or restrictions thereof, will be set forth in full or summarized on the face or back of the certificates which the Company issues to represent its stock or, in lieu thereof, such certificates will set forth the office of the Company from which the holders of certificates may obtain a copy of such information.

     29. Lost, Stolen, or Destroyed Certificates. The Secretary may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen, or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen, or destroyed certificate or certificates to give the Company a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Company with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of the new certificate.

     30. Record Dates. (a) In order that the Company may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board may fix a record date, which will not be more than 60 nor less than 10 calendar days before the date of such meeting. If no record date is fixed by the Board, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders will be at the close of business on the calendar day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the calendar day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of the shareholders will apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

     (b) In order that the Company may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not be more than 60 calendar days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose will be at the close of business on the calendar day on which the Board adopts the resolution relating thereto.

     (c) The Company will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Company has notice thereof, except as expressly provided by applicable law.

                                INDEMNIFICATION

     31. Damages and Expenses. (a) Without limiting the generality or effect of Article Ninth of the Articles of Incorporation, the Company will go the fullest extent permitted by applicable law as then in effect indemnify any person (an "Indemnitee") who is or was involved in any manner (including without limitation as a party or a witness) or is threatened to be made so involved in any threatened, pending, or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including without limitation any action, suit, or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that such person is or was or had agreed to become a director, officer, employee, or agent of the Company, or is or was serving at the request of the Board or an officer of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not for profit, or anything done or not by such person in any such capacity, against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding. Such indemnification will be a contract right and will include the right to receive payment in advance of any expenses incurred by an Indemnitee in connection with such Proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by this By-Law 31 or otherwise.

     (b) The right of indemnification provided in this By-Law 31 will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled and will be applicable to Proceedings commenced or continuing after the adoption of this By-Law 31, whether arising from acts or emissions occurring before or after such adoption.

     (c) The indemnification and advancement of expenses provided by, or granted pursuant to, this By-Law 31 shall, unless otherwise provided when authorized or ratified, continue as to a person-who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

     32. Insurance, Contracts, and Funding. The Company may purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines, and amounts paid in settlement or incurred by any Indemnitee in connection with any Proceeding referred to in By-Law 31 or otherwise, to the fullest extent permitted by applicable law as then in effect. The Company may enter into contracts with any person entitled to indemnification under By-Law 31 or otherwise, and may create a trust fund, grant a security interest, or use other means (including without limitation a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in By-Law 31.

                                    GENERAL

     33. Fiscal Year. The fiscal year of the Company will end December 31st of each year or such other date as may be fixed from time to time by the Board.

     34. Seal. The Board may adopt a corporate seal and use the same by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

     35. Reliance upon Books, Reports, and Records. Each Director, each member of a Committee designated by the Board, and each officer of the Company will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any of the Company's officers or employees, or Committees of the Board, or by any other person or entity as to matters the Director, Committee member, or officer believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

     36. Time Periods. In applying any provision of these By-Laws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days will be used unless otherwise specified, the day of the doing of the act will be excluded, and the day of the event will be included.

     37. Amendments. Except as otherwise provided by law or by the Articles of Incorporation or these By-Laws, these By-Laws or any of them may be amended in any respect or repealed at any time, either (i) at any meeting of shareholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting, or (ii) at any meeting of the Board by the affirmative vote of at least 66 2/3% of the Whole Board until immediately after the conclusion of the annual meeting of shareholders of the Company in the year 2002 and afterwards, by the majority of the Whole Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the shareholders.

     38. Certain Defined Terms. Terms used herein with initial capital-letters that are not otherwise defined are used herein as defined in the Articles of Incorporation.

                                                                  EXHIBIT 1.4(b)

Class I with terms expiring in 2000

               Gilbert E. Carmichael
               Ernesto Fernandez Hurtado
               James C. Huntington, Jr.
               James V. Napier
               [An additional Director to be named by
               MotivePower]

Class II with terms expiring in 2001

               Kim G. Davis
               Leo B. Foster II
               William E. Kassling
               James P. Miscoll

Class III with terms expiring in 2002

               Gregory T. H. Davies
               Emilio A. Fernandez
               James P. Kelley
               Nicholas J. Stanley
               John C. Pope

Executive Committee:

               Chairman: William E. Kassling
               Member: James P. Kelley
               Member: John C. Pope

Audit Committee:

               Chairman: James P. Miscoll
               Member: Director to be named by MotivePower
               Member: Director to be named by MotivePower
               Member: Kim G. Davis

Compensation Committee:

               Chairman: James V. Napier
               Member: Emilio A. Fernandez
               Member: Director to be named by MotivePower

Nominating Committee:

               Chairman: James C. Huntington, Jr.
               Member: William E. Kassling
               Member: Director to be named by MotivePower

Operations Committee:

               Chairman: William E. Kassling
               Member: Gregory T. H. Davies
               Member: Kim G. Davis
               Member: John C. Pope
               Member: Director to be named by MotivePower

                                                                  EXHIBIT 1.4(c)

POSITION                                                               NAME
--------                                                               ----
Chairman of the Board                                         John C. Pope
Chief Executive Officer                                       William E. Kassling
President and Chief Operating Officer                         Gregory T. H. Davies
Executive Vice President, Railroad                            Joseph S. Crawford, Jr.
Vice Chairman                                                 Gilbert E. Carmichael
Senior Vice President, Chief Financial Officer and Secretary  Robert J. Brooks
Senior Vice President, Mergers and Acquisitions               William F. Fabrizio
Vice President, Investor Relations and Corporate              Timothy R. Wesley
  Communications
Vice President, Human Resources                               Kevin P. Conner
Vice President and Treasurer                                  Thomas P. Lyons
Vice President and Controller                                 David L. Bonvenuto
Vice President, Internal Audit                                George A. Socher
Vice President, Business Development                          Jeffrey A. Plut

                                                                 EXHIBIT 5.10(a)

                FORM OF AFFILIATE LETTER FOR AFFILIATES OF WABCO

MotivePower Industries, Inc.
Two Gateway Center
14th Floor
Pittsburgh, PA 15222

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Westinghouse Air Brake Company, a Delaware corporation ("WABCO"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of June 2, 1999 (the "Merger Agreement") between MotivePower Industries, Inc., a Pennsylvania corporation ("MotivePower"), and WABCO, WABCO will be merged with and into MotivePower (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

     As a result of the Merger, I may receive shares of Common Stock, par value $.01 per share, of MotivePower (the "MotivePower Shares") in exchange for shares of Common Stock, par value $.01 per share, of WABCO (the "WABCO Shares") owned by me or purchasable upon exercise of stock options.

          1. I represent, warrant and covenant to MotivePower that in the event I receive any MotivePower Shares as a result of the Merger:

             A. I shall not make any sale, transfer or other disposition of the MotivePower Shares in violation of the Act or the Rules and Regulations.

             B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the MotivePower Shares, to the extent I felt necessary, with my counsel or counsel for WABCO.

             C. I have been advised that the issuance of the MotivePower Shares to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of WABCO, (a) I may be deemed to be an affiliate of WABCO and (b) the distribution by me of the MotivePower Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the MotivePower Shares issued to me in the Merger unless (i) in the opinion of counsel reasonably satisfactory to MotivePower, such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to MotivePower, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

             D. I understand that MotivePower is under no obligation to register the sale, transfer or other disposition of the MotivePower Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

             E. I also understand that there will be placed on the certificates for the MotivePower Shares issued to me, or any substitutions therefor, a legend stating in substance:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED
           [          ] [     ], 1999 BETWEEN THE REGISTERED HOLDER HEREOF AND
           MOTIVEPOWER INDUSTRIES, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF MOTIVEPOWER INDUSTRIES, INC."

             F. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, MotivePower reserves the right to put the following legend on the certificates issued to my transferee:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

             G. I further represent to, and covenant with, MotivePower that I will not, during the 30 days prior to the Effective Time (as defined in the Merger Agreement), sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to WABCO Shares or shares of the capital stock of MotivePower that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the MotivePower Shares received by me in the Merger or any other shares of the capital stock of MotivePower until after such time as results covering at least 30 days of combined operations of WABCO and MotivePower have been published by MotivePower, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations.

             H. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of WABCO as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

          2. By MotivePower's acceptance of this letter, MotivePower hereby agrees with me as follows:

             A. For so long as and to the extent necessary to permit me to sell the MotivePower Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, MotivePower shall use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and
        (ii) furnish to me upon request a written statement as to whether MotivePower has complied with such reporting requirements during the 12 months preceding any proposed sale of the MotivePower Shares by me under Rule 145. MotivePower has filed all reports required to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months.

             B. It is understood and agreed that the certificates with the legends set forth in paragraphs E and F above will be replaced with certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the MotivePower Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the MotivePower Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) the MotivePower has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to MotivePower, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Agreed and accepted this      day
of [       ], 1999, by

MOTIVEPOWER INDUSTRIES, INC.

By
---------------------------------------
   Name:
   Title:

                                                                 EXHIBIT 5.10(b)

             FORM OF AFFILIATE LETTER FOR AFFILIATES OF MOTIVEPOWER

MotivePower Industries, Inc.
Two Gateway Center
14th Floor
Pittsburgh, PA 15222

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of MotivePower Industries, Inc., a Pennsylvania corporation ("MotivePower"), as the term "affiliate" is defined for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission ("Commission"). Pursuant to the terms of the Agreement and Plan of Merger dated as of June 2, 1999 (the "Merger Agreement") between MotivePower, and Westinghouse Air Brake Company, a Delaware corporation ("WABCO"), WABCO will be merged with and into MotivePower (the "Merger").

     I represent to, and covenant with, MotivePower that I will not, during the period beginning 30 days prior to the Effective Time (as defined in the Merger Agreement) until after such time as results covering at least 30 days of combined operations of WABCO and MotivePower have been published by MotivePower, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations, sell, transfer or otherwise dispose of or reduce my risk with respect to any shares of the capital stock of MotivePower ("MotivePower Stock") or WABCO that I may hold.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of MotivePower as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Accepted this      day of
[       ], 1999, by

MOTIVEPOWER INDUSTRIES, INC.

By
---------------------------------------
   Name:

                                                                         ANNEX B

                          WABCO STOCK OPTION AGREEMENT

                                    BETWEEN

                        WESTINGHOUSE AIR BRAKE COMPANY,
                            A DELAWARE CORPORATION,

                                      AND

                         MOTIVEPOWER INDUSTRIES, INC.,
                           A PENNSYLVANIA CORPORATION

                            DATED AS OF JUNE 2, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
 1. The Option; Exercise; Payment of Spread.................    1
 2. Adjustments.............................................    2
 3. Conditions to Delivery of Shares........................    2
 4. The Closing.............................................    2
 5. Listing of Shares; Filings; Governmental Consents.......    3
 6. Repurchase of Shares....................................    3
 7. Sale of Shares..........................................    3
 8. Registration Rights.....................................    3
 9. Expenses................................................    4
10. Specific Performance....................................    4
11. Notice..................................................    4
12. Interpretation..........................................    5
13. Entire Agreement........................................    5
14. Amendment...............................................    5
15. Severability............................................    6
16. Governing Law...........................................    6
17. Counterparts............................................    6
18. Parties in Interest.....................................    6
19. Corporate Authorization.................................    6
20. Assignment..............................................    6
21. Termination.............................................    6
22. Profit Limitation.......................................    6
23. Public Announcement.....................................    7

                          WABCO STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT dated as of June 2, 1999 (the "Agreement") between Westinghouse Air Brake Company, a Delaware corporation (the "Grantor"), and MotivePower Industries, Inc., a Pennsylvania corporation (the "Grantee").

     WHEREAS, the Grantor and the Grantee are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of Grantor with and into Grantee (the "Merger");

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, the Grantee has requested that the Grantor grant to the Grantee an option to purchase up to 6,453,710 shares of Common Stock, par value $0.01 per share, of the Grantor (the "Common Stock"), upon the terms and subject to the conditions hereof; and

     WHEREAS, in order to induce the Grantee to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. The Option; Exercise; Payment of Spread. (a) Contemporaneously herewith the Grantee and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 6,453,710 shares of Common Stock (the "Shares") at a cash purchase price equal to $21.6125 per share (the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following (but not prior to) the occurrence of one of the events set forth in Section 3(c) hereof, and prior to the termination of the Option in accordance with the terms of this Agreement.

     (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below) and any other applicable regulatory approvals) not later than 10 business days and not earlier than three business days following the date such notice is given for the closing of such purchase.

     (c) If at any time the Option is then exercisable pursuant to the terms of
Section 1(a) hereof, the Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein, "Spread" shall mean the excess, if any, over the Purchase Price of the higher (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to any Takeover Proposal (as defined in the Merger Agreement) (the "Alternative Purchase Price") or (y) the closing price of the shares of Common Stock on the New York Stock Exchange (the "NYSE") Composite Tape, the American Stock Exchange (the "AMEX") or The Nasdaq National Market (the "Nasdaq"), as the case may be, on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this Section 1(c), the obligations of the Grantor to deliver Shares pursuant to Section 4 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

     2. Adjustments. (a) In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19% of the capital stock of the Grantor entitled to vote generally for the election of the directors of Grantor which is issued and outstanding immediately prior to the exercise of the Option.

     (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Grantor enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Grantor will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Grantor, and Grantor will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Grantor or any other person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect to Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments.

     3. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

     (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

     (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated; and

     (c) (i) the Merger Agreement is terminated pursuant to Section 7.1(d)(i) and either (I) a Takeover Proposal with respect to Grantor shall have been made after the date of the Merger Agreement and prior to the Grantor Stockholders Meeting (as defined in the Merger Agreement) or (II) the Board of Directors of Grantor shall not have recommended or shall have modified in a manner materially adverse to Grantee its recommendation of the Merger Agreement and Merger; or
(ii) the Merger Agreement is terminated pursuant to Section 7.1(i), 7.1(j) or 7.1(k) of the Merger Agreement.

     4. The Closing. (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 9:00 A.M., local time, at the offices of Doepken Keevican & Weiss, 58th Floor, USX Tower, 600 Grant Street, Pittsburgh, Pennsylvania, or, if the conditions set forth in Section 3(a), (b) or (c) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to
Section 1(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to

Section 1(c) hereof. Any payment made pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

     (b) The certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

     5. Listing of Shares; Filings; Governmental Consents. Subject to applicable law and the rules and regulations of the NYSE, the AMEX or the Nasdaq, as the case may be, after the Option becomes exercisable hereunder, the Grantor will promptly file an application to list the Shares on the NYSE or the AMEX or quote the Shares on Nasdaq, as the case may be, and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act and the applicable laws of each state and foreign jurisdiction; provided, however, that if the Grantor is unable to effect such listing by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

     6. Repurchase of Shares. If by the date that is the first anniversary of the date the Merger Agreement was terminated pursuant to the terms thereof (the "Merger Termination Date"), neither the Grantee nor any other Person has acquired more than fifty percent (excluding the Shares) of the shares of outstanding Common Stock, then the Grantor has the right to purchase (the "Repurchase Right") all, but not less than all, of the Shares acquired upon exercise of this Option at the greater of (i) the Purchase Price or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantor gives written notice of its intention to exercise the Repurchase Right. If the Grantor does not exercise the Repurchase Right within thirty days following the end of the one-year period after the Merger Termination Date, the Repurchase Right lapses. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 20 business days and not earlier than 10 business days following the date such notice is given) for the closing of such purchase.

     7. Sale of Shares. At any time prior to the first anniversary of the Merger Termination Date, the Grantee shall have the right to sell (the "Sale Right") to the Grantor all, but not less than all, of the Shares acquired upon exercise of this Option at the greater of (i) the Purchase Price or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantee gives written notice of its intention to exercise the Sale Right. If the Grantee does not exercise the Sale Right prior to the first anniversary of the Merger Termination Date, the Sale Right terminates. In the event the Grantee wishes to exercise the Sale Right, the Grantee shall send a written notice to the Grantor specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given for the closing of such sale.

     8. Registration Rights. (a) In the event that the Grantee shall desire to sell any of the Shares within three years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement, including if requested by Grantee a "shelf" registration statement under Rule 145 under the Securities Act or any successor provision, which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided, however, that the Grantor shall not be required to have declared effective more than one registration statement hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 180 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or material transaction involving the Grantor or interfere with any previously planned securities offering by the Grantor.

     (b) If the Common Stock is registered pursuant to the provisions of this
Section 8, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 120 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless (i) Grantee, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (collectively, the "Underwriters") ((i) and
(ii) being referred to as "Indemnified Parties") against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Grantor will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to Grantor by the Indemnified Parties expressly for use or incorporation by reference therein.

     (c) The Grantee shall indemnify and hold harmless the Grantor, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Grantor, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee specifically for use or incorporation by reference therein.

     9. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

     10. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     11. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to the Grantee, to:
                    Two Gateway Center
                    14th Floor
                    Pittsburgh, PA 15222
                    Attention: Chief Executive Officer
                    Facsimile No.: (412) 201-1116

     with copies to:
                    Doepken Keevican & Weiss
                    58th Floor, USX Tower
                    600 Grant Street
                    Pittsburgh, PA 15219-2703
                    Attention: Leo A. Keevican, Jr.
                    Facsimile No.: (412) 355-2609

     and
                    Sidley & Austin
                    One First National Plaza
                    Chicago, IL 60603
                    Attention: Frederick C. Lowinger
                    Facsimile No.: (312) 853-7036

     (b) if to the Grantor, to:
                    1001 Air Brake Avenue
                    Wilmerding, PA 15148
                    Attention: Chief Executive Officer
                    Facsimile No.: (412) 825-1156

     with copies to:
                    Reed Smith Shaw McClay
                    435 Sixth Avenue
                    Pittsburgh, PA 15219
                    Attention: David DeNinno
                    Facsimile No.: (412) 288-3218

     and
                    Kirkland & Ellis
                    655 15th Street, N.W.
                    Washington, D.C. 20005
                    Attention: Jack Feder
                    Facsimile No.: (202) 879-5200

     12. Interpretation. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

     13. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     14. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     15. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

     16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

     17. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     18. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

     19. Corporate Authorization. The Grantor agrees to take all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and to insure that, when issued and delivered by the Grantor upon exercise of the Option and paid for by Grantee as contemplated hereby, the Shares will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

     20. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries, but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations.

     21. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) if the Option is not exercised within 12 months days after first becoming exercisable and (iii) if not then exercisable, thirty days after termination of the Merger Agreement in accordance with its terms (the dates referred to in clause (ii) and (iii) being hereinafter referred to as the "Termination Date"); provided, however, that if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 3(a), (b) or (c) hereof have not yet been satisfied, the Termination Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

     22. Profit Limitation. (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $30 million and, if it otherwise would exceed such amount, the Grantee shall repay such excess amount to Grantor in cash (or the purchase price for purposes of Section 6 or 7, as applicable, shall be reduced) so that Grantee's Total Profit shall not exceed $30 million after taking into account the foregoing actions.

     Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below) of more than $15 million and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $15 million; provided, however, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

     As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i)(x) the amount of cash received by Grantee pursuant to Sections 7.3(b)(ii) and (c) (ii) of the Merger Agreement and Section 1(c) hereof, less (y) any repayment of such cash to Grantor, (ii)(x) the amount received by Grantee pursuant to the Grantor's repurchase of Shares pursuant to Sections 6 or 7 hereof, less

(y) the Grantee's purchase price for such Shares, and (iii)(x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into or for which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price for such Shares.

     As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option was exercised on such date for such number of Shares and assuming that such Shares, together with all Shares acquired upon exercise of the Option and held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     23. Public Announcement. Grantee and Grantor shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Option and shall not issue any such press release or make any such public statement prior to such consultation and the receipt of approval therefor by the other party, which consent shall not be unreasonably withheld, except as may be required by law, court process or by stock exchange rules.

     IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                          MOTIVEPOWER INDUSTRIES, INC.

                                          By:         /s/ JOHN C. POPE
                                            ------------------------------------
                                              Name: John C. Pope
                                              Title: Chairman of the Board

                                          WESTINGHOUSE AIR BRAKE COMPANY

                                          By:     /s/ WILLIAM E. KASSLING
                                            ------------------------------------
                                              Name: William E. Kassling
                                              Title: Chief Executive Officer

                                                                         ANNEX C

                       MOTIVEPOWER STOCK OPTION AGREEMENT

                                    BETWEEN

                        WESTINGHOUSE AIR BRAKE COMPANY,
                            A DELAWARE CORPORATION,

                                      AND

                         MOTIVEPOWER INDUSTRIES, INC.,
                           A PENNSYLVANIA CORPORATION

                            DATED AS OF JUNE 2, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
 1. The Option; Exercise; Payment of Spread.................     1
 2. Adjustments.............................................     2
 3. Conditions to Delivery of Shares........................     2
 4. The Closing.............................................     2
 5. Listing of Shares; Filings; Governmental Consents.......     3
 6. Repurchase of Shares....................................     3
 7. Sale of Shares..........................................     3
 8. Registration Rights.....................................     3
 9. Expenses................................................     4
10. Specific Performance....................................     4
11. Notice..................................................     4
12. Interpretation..........................................     5
13. Entire Agreement........................................     5
14. Amendment...............................................     5
15. Severability............................................     6
16. Governing Law...........................................     6
17. Counterparts............................................     6
18. Parties in Interest.....................................     6
19. Corporate Authorization.................................     6
20. Assignment..............................................     6
21. Termination.............................................     6
22. Profit Limitation.......................................     6
23. Public Announcement.....................................     7

                       MOTIVEPOWER STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT dated as of June 2, 1999 (the "Agreement") between MotivePower Industries, Inc., a Pennsylvania corporation (the "Grantor") and Westinghouse Air Brake Company, a Delaware corporation (the "Grantee").

     WHEREAS, the Grantor and the Grantee are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of Grantee with and into Grantor (the "Merger");

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, the Grantee has requested that the Grantor grant to the Grantee an option to purchase up to 5,133,655 shares of Common Stock, par value $0.01 per share, of the Grantor (the "Common Stock"), upon the terms and subject to the conditions hereof; and

     WHEREAS, in order to induce the Grantee to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. The Option; Exercise; Payment of Spread. (a) Contemporaneously herewith the Grantee and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 5,133,655 shares of Common Stock (the "Shares") at a cash purchase price equal to $16.625 per share (the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following (but not prior to) the occurrence of one of the events set forth in Section 3(c) hereof, and prior to the termination of the Option in accordance with the terms of this Agreement.

     (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below) and any other applicable regulatory approvals) not later than 10 business days and not earlier than three business days following the date such notice is given for the closing of such purchase.

     (c) If at any time the Option is then exercisable pursuant to the terms of
Section 1(a) hereof, the Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein, "Spread" shall mean the excess, if any, over the Purchase Price of the higher (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to any Takeover Proposal (as defined in the Merger Agreement) (the "Alternative Purchase Price") or (y) the closing price of the shares of Common Stock on the New York Stock Exchange (the "NYSE") Composite Tape, the American Stock Exchange (the "AMEX") or The Nasdaq National Market (the "Nasdaq"), as the case may be, on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this Section 1(c), the obligations of the Grantor to deliver Shares pursuant to Section 4 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

     2. Adjustments. (a) In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19% of the capital stock of the Grantor entitled to vote generally for the election of the directors of Grantor which is issued and outstanding immediately prior to the exercise of the Option.

     (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Grantor enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Grantor will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Grantor, and Grantor will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Grantor or any other person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect to Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments.

     3. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

     (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

     (b) Any applicable waiting periods under the Hart- Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated; and

     (c) (i) the Merger Agreement is terminated pursuant to Section 7.1(d)(ii) and either (I) a Takeover Proposal with respect to Grantor shall have been made after the date of the Merger Agreement and prior to the Grantor Stockholders Meeting (as defined in the Merger Agreement) or (II) the Board of Directors of Grantor shall not have recommended or shall have modified in a manner materially adverse to Grantee its recommendation of the Merger Agreement and the Merger; or
(ii) the Merger Agreement is terminated pursuant to Section 7.1(e), 7.1(f) or 7.1(g) of the Merger Agreement.

     4. The Closing. (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 9:00 A.M., local time, at the offices of Doepken Keevican & Weiss, 58th Floor, USX Tower, 600 Grant Street, Pittsburgh, Pennsylvania, or, if the conditions set forth in Section 3(a), (b) or (c) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to
Section 1(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to

Section 1(c) hereof. Any payment made pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

     (b) The certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

     5. Listing of Shares; Filings; Governmental Consents. Subject to applicable law and the rules and regulations of the NYSE, the AMEX or the Nasdaq, as the case may be, after the Option becomes exercisable hereunder, the Grantor will promptly file an application to list the Shares on the NYSE or the AMEX or quote the Shares on Nasdaq, as the case may be, and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act and the applicable laws of each state and foreign jurisdiction; provided, however, that if the Grantor is unable to effect such listing by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

     6. Repurchase of Shares. If by the date that is the first anniversary of the date the Merger Agreement was terminated pursuant to the terms thereof (the "Merger Termination Date"), neither the Grantee nor any other Person has acquired more than fifty percent (excluding the Shares) of the shares of outstanding Common Stock, then the Grantor has the right to purchase (the "Repurchase Right") all, but not less than all, of the Shares acquired upon exercise of this Option at the greater of (i) the Purchase Price or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantor gives written notice of its intention to exercise the Repurchase Right. If the Grantor does not exercise the Repurchase Right within thirty days following the end of the one-year period after the Merger Termination Date, the Repurchase Right lapses. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 20 business days and not earlier than 10 business days following the date such notice is given) for the closing of such purchase.

     7. Sale of Shares. At any time prior to the first anniversary of the Merger Termination Date, the Grantee shall have the right to sell (the "Sale Right") to the Grantor all, but not less than all, of the Shares acquired upon exercise of this Option at the greater of (i) the Purchase Price or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantee gives written notice of its intention to exercise the Sale Right. If the Grantee does not exercise the Sale Right prior to the first anniversary of the Merger Termination Date, the Sale Right terminates. In the event the Grantee wishes to exercise the Sale Right, the Grantee shall send a written notice to the Grantor specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given for the closing of such sale.

     8. Registration Rights. (a) In the event that the Grantee shall desire to sell any of the Shares within three years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement, including if requested by Grantee a "shelf" registration statement under Rule 145 under the Securities Act or any successor provision, which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided, however, that the Grantor shall not be required to have declared effective more than one registration statement hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 180 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or material transaction involving the Grantor or interfere with any previously planned securities offering by the Grantor.

     (b) If the Common Stock is registered pursuant to the provisions of this
Section 8, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 120 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless (i) Grantee, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (collectively, the "Underwriters") ((i) and
(ii) being referred to as "Indemnified Parties") against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Grantor will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to Grantor by the Indemnified Parties expressly for use or incorporation by reference therein.

     (c) The Grantee shall indemnify and hold harmless the Grantor, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Grantor, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee specifically for use or incorporation by reference therein.

     9. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

     10. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     11. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to the Grantor, to:

                    Two Gateway Center
                    14th Floor
                    Pittsburgh, PA 15222
                    Attention: Chief Executive Officer
                    Facsimile No.: (412) 201-1116

     with copies to:

                    Doepken Keevican & Weiss
                    58th Floor, USX Tower
                    600 Grant Street
                    Pittsburgh, PA 15219-2703
                    Attention: Leo A. Keevican, Jr.
                    Facsimile No.: (412) 355-2609

     and

                    Sidley & Austin
                    One First National Plaza
                    Chicago, IL 60603
                    Attention: Frederick C. Lowinger
                    Facsimile No.: (312) 853-7036

     if to the Grantee, to:

                    1001 Air Brake Avenue
                    Wilmerding, PA 15148
                    Attention: Chief Executive Officer
                    Facsimile No.: (412) 825-1156

     with copies to:

                    Reed Smith Shaw McClay
                    435 Sixth Avenue
                    Pittsburgh, PA 15219
                    Attention: David DeNinno
                    Facsimile No.: (412) 288-3218

     and

                    Kirkland & Ellis
                    655 15th Street, N.W.
                    Washington, D.C. 20005
                    Attention: Jack Feder
                    Facsimile No.: (202) 879-5200

     12. Interpretation. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

     13. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     14. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     15. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

     16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

     17. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     18. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

     19. Corporate Authorization. The Grantor agrees to take all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and to insure that, when issued and delivered by the Grantor upon exercise of the Option and paid for by Grantee as contemplated hereby, the Shares will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

     20. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries, but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations.

     21. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) if the Option is not exercised within 12 months days after first becoming exercisable and (iii) if not then exercisable, thirty days after termination of the Merger Agreement in accordance with its terms (the dates referred to in clause (ii) and (iii) being hereinafter referred to as the "Termination Date"); provided, however, that if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 3(a), (b) or (c) hereof have not yet been satisfied, the Termination Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

     22. Profit Limitation. (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $30 million and, if it otherwise would exceed such amount, the Grantee shall repay such excess amount to Grantor in cash (or the purchase price for purposes of Section 6 or 7, as applicable, shall be reduced) so that Grantee's Total Profit shall not exceed $30 million after taking into account the foregoing actions.

     Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below) of more than $15 million and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $15 million; provided, however, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

     As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i)(x) the amount of cash received by Grantee pursuant to Sections 7.3(d)(ii) and (e) (ii) of the Merger Agreement and Section 1(c) hereof, less (y) any repayment of such cash to Grantor, (ii)(x) the amount received by Grantee pursuant to the Grantor's repurchase of Shares pursuant to Sections 6 or 7 hereof, less

(y) the Grantee's purchase price for such Shares, and (iii)(x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into or for which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price for such Shares.

     As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option was exercised on such date for such number of Shares and assuming that such Shares, together with all Shares acquired upon exercise of the Option and held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     23. Public Announcement. Grantor and Grantee shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Option and shall not issue any such press release or make any such public statement prior to such consultation and the receipt of approval therefor by the other party, which consent shall not be unreasonably withheld, except as may be required by law, court process or by stock exchange rules.

     IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                          MOTIVEPOWER INDUSTRIES, INC.

                                          By:         /s/ JOHN C. POPE
                                            ------------------------------------
                                              Name: John C. Pope
                                              Title: Chairman of the Board

                                          WESTINGHOUSE AIR BRAKE COMPANY

                                          By:     /s/ WILLIAM E. KASSLING
                                            ------------------------------------
                                              Name: William E. Kassling
                                              Title: Chief Executive Officer

                                                                         ANNEX D

                              Wasserstein Perella & Co., Inc.
                              Three First National Plaza
                              Chicago, Illinois 60602

                              June 2, 1999

Board of Directors
MotivePower Industries, Inc.
Two Gateway Center
Fourteenth Floor
Pittsburgh, Pennsylvania 15222

Members of the Board of Directors:

     MotivePower Industries, Inc. (the "Company") and Westinghouse Air Brake Company ("WABCO") have entered into an Agreement and Plan of Merger, dated as of June 2, 1999 (the "Agreement"). The Agreement provides for, among other things, a merger of WABCO with and into the Company (the "Merger"), pursuant to which each outstanding share of WABCO's common stock, par value $.01 per share ("WABCO Shares"), will be converted into 1.3 shares (the "Exchange Ratio") of the common stock, par value $.01 per share, of the Company ("Company Shares").

     You have asked us to advise you with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio.

     In arriving at the opinion set forth below, we have, among other things:

      1. Reviewed certain publicly available business and financial information relating to the Company and WABCO which we deemed to be relevant;

      2. Reviewed certain internal financial information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and WABCO, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies"), in each case prepared and furnished to us by the Company and WABCO;

      3. Conducted discussions with members of senior management and representatives of the Company and WABCO concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger, and the Expected Synergies;

      4. Reviewed the market prices and valuation multiples for Company Shares and WABCO Shares and compared them with those of certain publicly-traded companies which we deemed to be relevant;

      5. Reviewed the results of operations of the Company and WABCO and compared them with those of certain publicly-traded companies which we deemed to be relevant;

      6. Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

      7. Participated in certain discussions and negotiations among representatives of the Company and WABCO and their financial and legal advisors;

      8. Reviewed the potential pro forma impact of the Merger;

      9. Reviewed the Agreement; and

     10. Performed such other financial studies, analyses and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independently verifying any of such information. In addition, we have not reviewed any of the books and records of the Company or WABCO, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or WABCO or for making or obtaining an independent valuation or appraisal of any of the assets or liabilities of the Company or WABCO, and no such independent valuation or appraisal was provided to us. We have also assumed and relied upon the reasonableness and accuracy of the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company and WABCO, we have assumed that they have been reasonably prepared in good faith and on bases reflecting the best currently available estimates and judgments of the Company's and WABCO's respective managements as to the expected future financial performance of, and expenses and benefits to, the Company or WABCO, as the case may be, and the Expected Synergies, and we have assumed that such financial forecast information and Expected Synergies will be realized in the amounts and at the times indicated thereby. We express no opinion as to such financial forecast information and Expected Synergies or as to the assumptions upon which they are based. You have informed us, and we have assumed, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and will qualify as a tax-free reorganization for United States Federal income tax purposes.

     For purposes of rendering this opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party to the Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct,that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have also assumed that all material governmental, regulatory or other consents and approvals required in connection with the Merger will be obtained, and that in the course of obtaining any necessary consents and approvals, or any amendments, modifications or waivers to any documents to which either the Company or WABCO is a party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the Merger. Our opinion is necessarily based upon market, economic and other conditions and circumstances as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We are not expressing any opinion herein as to the prices at or trading ranges in which Company Shares or WABCO Shares may trade at any time.

     In connection with performing our services for the Company, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, any third-party indications of interest for the acquisition of all or any part of the Company.

     We are acting as financial advisor to the Company in connection with the proposed Merger and will receive a fee from the Company for our services, a major portion of which is contingent upon the consummation of the Merger. In the past, we have provided financial advisory services to the Company and received compensation for such services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the WABCO Shares and other securities of WABCO, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion addresses only the fairness from a financial point of view to the Company of the Exchange Ratio, and we do not express any views on any other terms of the Merger. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Agreement.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger, and except for inclusion in its entirety in any registration statement or proxy statement required to be circulated to shareholders of the Company relating to the Merger, may not be disseminated, quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger, and should not be relied upon by any shareholder as such.

     On the basis of and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the Company from a financial point of view.

                                        Very truly yours,

                                        /s/ WASSERSTEIN PERELLA & CO., INC.
                                        ----------------------------------------
                                        WASSERSTEIN PERELLA & CO., INC.

                                                                         ANNEX E

                              Credit Suisse First Boston Corporation
                              Eleven Madison Avenue
                              New York, New York 10010

                              June 2, 1999

Board of Directors
Westinghouse Air Brake Company
1001 Air Brake Avenue
Wilmerding, PA 15148

Gentlemen:

You have asked us to advise you with respect to the fairness to the stockholders of Westinghouse Air Brake Company (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 2, 1999 (the "Merger Agreement"), among the Company and MotivePower Industries, Inc. (the "Acquiror"). The Merger Agreement provides for the merger (the "Merger") of the Company into the Acquiror and each outstanding share of common stock, par value $.01 per share, of the Company being converted in the Merger into 1.30 shares (the "Exchange Ratio") of common stock, par value $.01 per share, of the Acquiror (the "Common Stock").

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and the Acquiror, and have met with the Company's and the Acquiror's management to discuss the business and prospects of the Company and the Acquiror. We have also relied upon the views of the Company's and the Acquiror's management concerning the business, operational and strategic benefits and implications of the Merger, including financial forecasts provided to us by the Company and the Acquiror relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of the Company and the Acquiror.

We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and the Acquiror's management as to the future financial performance of the Company and the Acquiror and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and accounted for as a pooling of interests in accordance with generally accepted accounting principles. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the Common Stock when issued to the Company's stockholders pursuant to the Merger or the prices at which such Common Stock will trade subsequent to the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Board of Directors in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In the past, we have provided financial services to the Company unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities. As of the date hereof, Credit Suisse First Boston owns approximately 581,300 shares of the Acquiror.

It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

                                        Very truly yours,

                                        /s/ CREDIT SUISSE FIRST BOSTON
                                        CORPORATION
                                        ----------------------------------------
                                        CREDIT SUISSE FIRST BOSTON CORPORATION

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     MotivePower's charter and by-laws provide for indemnification of MotivePower's directors and officers for liabilities and expenses that they may incur in such capacities. The MotivePower charter provides that, to the fullest extent permitted by Pennsylvania law, no director will be personally liable to the corporation for or with respect to any acts or omissions in the performance of his or her duties. Pennsylvania law permits a corporation to eliminate the personal liability of its directors for monetary damages for any action taken or failure to take any action unless: (1) such directors have breached or failed to perform their duties; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. MotivePower has adopted such a provision in its charter. However, a Pennsylvania corporation is not empowered to eliminate personal liability where the responsibility or liability of a director is pursuant to any criminal statute or is for the payment of taxes pursuant to any federal, state or local law. Reference is made to MotivePower's charter incorporated by reference as set forth below as Exhibit 3.1 hereto, and by-laws set forth below as Exhibit 3.2 hereto.

     MotivePower also maintains directors and officers liability insurance which provides for coverage against loss arising from claims made against directors and officers in their capacity as such.

     MotivePower has agreed to indemnify, to the extent provided under WABCO's charter and by-laws in effect on June 2, 1999, the individuals who on or before the closing were officers or directors of WABCO or its subsidiaries with respect to all acts or omissions before the closing by these individuals in these capacities. MotivePower has also agreed to provide, for six years after the closing, a directors' and officers' liability insurance and indemnification policy that provides WABCO's officers and directors in office immediately prior to the closing coverage substantially equivalent to WABCO's policy in effect on June 2, 1999.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following is a list of Exhibits included as part of this Registration Statement. MotivePower agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request. Items marked with an asterisk are filed herewith.

EXHIBIT NUMBER   DESCRIPTION

 *2.1 Agreement and Plan of Merger, as amended (included as Annex A to the Joint Proxy Statement/ Prospectus filed as part of this Registration Statement).

  3.1 Articles of Incorporation (included as Appendix B to MotivePower's Definitive Proxy Statement filed on March 19, 1999).

  3.2 By-laws of MotivePower (incorporated by reference to Exhibit 2 to MotivePower's Registration Statement on Form 8-A filed on May 4, 1999).

  4.1 Rights Agreement, dated as of January 19, 1996 between MotivePower and Chase Mellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 1 to MotivePower's Report on Form 8-K filed on January 31, 1996).

  4.2 First Amendment to the Rights Agreement, dated April 5, 1996 (incorporated by reference to Exhibit 2 to MotivePower's Amendment No. 1 on Form 8-A/A filed on April 25, 1996).

  4.3 Second Amendment to the Rights Agreement, dated June 20, 1996 (incorporated by reference to Exhibit 3 to MotivePower's Amendment No. 2 on Form 8-A/A filed on July 3, 1996).

  4.4 Third Amendment to the Rights Agreement, dated July 25, 1996 (incorporated by reference to Exhibit 4 to MotivePower's Registration Statement on Form 8-A filed on August 1, 1997).

  4.5 Fourth Amendment to the Rights Agreement, dated August 22, 1997 (incorporated by reference to Exhibit 1 to MotivePower's Amendment No. 1 on Form 8-A/A filed on October 23, 1997).

  4.6 Fifth Amendment to the Rights Agreement, dated June 2, 1999 (incorporated by reference to Exhibit 1 to MotivePower's Amendment No. 1 on Form 8-A/A filed on June 3, 1999).

 *5.1 Opinion of Doepken Keevican & Weiss, as to the legality of the securities being registered.

 *8.1 Opinion of Sidley & Austin, as to certain United States federal income tax consequences of the merger.

 *8.2 Opinion of Kirkland & Ellis, as to certain United States federal income tax consequences of the merger.

*10.1 MotivePower Stock Option Agreement (included as Annex B to the Joint Proxy Statement/Prospectus filed as part of this Registration Statement).

*10.2 Westinghouse Air Brake Stock Option Agreement (included as Annex C to the Joint Proxy Statement/Prospectus filed as part of this Registration Statement).

 21.1 Subsidiaries of the Registrant (incorporated by reference to MotivePower's Annual Report on Form 10-K for the year ended December 31,
        1998).

*23.1   Consent of Deloitte & Touche LLP.

*23.2   Consent of Arthur Andersen LLP.

*23.3 Consent of Doepken Keevican & Weiss (included in Exhibit 5.1 to this Registration Statement).

*23.4 Consent of Sidley & Austin (included in Exhibit 8.1 to this Registration Statement).

*23.5 Consent of Kirkland & Ellis (included in Exhibit 8.2 to this Registration Statement).

*24.1   Powers of Attorney.

*99.1   Form of proxy card to be mailed to MotivePower shareholders.

*99.2   Form of proxy card to be mailed to Westinghouse Air Brake shareholders.

*99.3 Form of proxy card to be mailed to participants in the Westinghouse Air Brake Company Employee Stock Ownership Plan.

*99.4 Notice to Participants in the Westinghouse Air Brake Company Employee Stock Ownership Plan.

*99.5 Notice to Participants in the Westinghouse Air Brake Company RAC Voting Trust.

*99.6 Consent of Robert S. Miller to be named as a nominee for director of MotivePower.

*99.7 Consent of James C. Huntington, Jr. to be named as nominee for director of MotivePower.

+99.8 Consent of James V. Napier to be named as nominee for director of MotivePower.

*99.9 Consent of Kim G. Davis to be named as nominee for director of MotivePower.

*99.10 Consent of William E. Kassling to be named as nominee for director of MotivePower.

*99.11 Consent of Gregory T. H. Davies to be named as nominee for director of MotivePower.

*99.12 Consent of Emilio A. Fernandez to be named as nominee for director of MotivePower.

*99.13 Consent of James P. Kelley to be named as nominee for director of MotivePower.
---------------

      * Filed herewith.

      + To be filed by amendment.

     (b) Not applicable.

     (c) The opinion of Wasserstein Perella & Co., Inc. is included as Annex D to the Joint Proxy Statement/ Prospectus. The opinion of Credit Suisse First Boston Corporation is included as Annex E to the Joint Proxy
Statement/Prospectus.

ITEM 22. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on July 19, 1999.

                                          MOTIVEPOWER INDUSTRIES, INC.

                                          By: /s/ JEANNETTE FISHER-GARBER
                                            ------------------------------------
                                              Jeannette Fisher-Garber
                                              Vice President, General Counsel
                                              and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                      CAPACITY                           DATE
                ---------                                      --------                           ----

*                                             Non-Executive Chairman                        July 19, 1999
------------------------------------------    and Director
John C. Pope

*                                             President, Chief Executive                    July 19, 1999
------------------------------------------    Officer and Director
Michael A. Wolf                               (principal executive officer)

*                                             Senior Vice President and                     July 19, 1999
------------------------------------------    Chief Financial Officer
William F. Fabrizio                           (principal financial officer)

*                                             Vice President and Controller                 July 19, 1999
------------------------------------------    (principal accounting officer)
David L. Bonvenuto

*                                             Vice Chairman and Director                    July 19, 1999
------------------------------------------
Gilbert E. Carmichael

*                                             Director                                      July 19, 1999
------------------------------------------
Ernesto Fernandez-Hurtado

*                                             Director                                      July 19, 1999
------------------------------------------
Lee B. Foster II

*                                             Director                                      July 19, 1999
------------------------------------------
James P. Miscoll

*                                             Director                                      July 19, 1999
------------------------------------------
Nicholas J. Stanley

*By /s/ JEANNETTE FISHER-GARBER
-----------------------------------------
    Jeannette Fisher-Garber
    Attorney-in-Fact

                               INDEX TO EXHIBITS


    EXHIBIT
    NUMBER                                   DESCRIPTION                           PAGE NO.
    -------                                  -----------                           --------
     *2.1            Agreement and Plan of Merger, as amended (included as Annex
                     A to the Joint Proxy Statement/Prospectus filed as part of this Registration Statement).
      3.1            Articles of Incorporation (included as Appendix B to
                     MotivePower's Definitive Proxy Statement filed on March 19,
                     1999).
      3.2            By-laws of MotivePower (incorporated by reference to Exhibit
                     2 to MotivePower's Registration Statement on Form 8-A filed on May 4, 1999).
      4.1            Rights Agreement, dated as of January 19, 1996 between
                     MotivePower and Chase Mellon Shareholder Services, L.L.C.,
                     as Rights Agent (incorporated by reference to Exhibit 1 to
                     MotivePower's Report on Form 8-K filed on January 31, 1996).
      4.2            First Amendment to the Rights Agreement, dated April 5, 1996
                     (incorporated by reference to Exhibit 2 to MotivePower's
                     Amendment No. 1 on Form 8-A/A filed on April 25, 1996).
      4.3            Second Amendment to the Rights Agreement, dated June 20,
                     1996 (incorporated by reference to Exhibit 3 to
                     MotivePower's Amendment No. 2 on Form 8-A/A filed on July 3,
                     1996).
      4.4            Third Amendment to the Rights Agreement, dated July 25, 1996
                     (incorporated by reference to Exhibit 4 to MotivePower's
                     Registration Statement on Form 8-A filed on August 1, 1997).
      4.5            Fourth Amendment to the Rights Agreement, dated August 22,
                     1997 (incorporated by reference to Exhibit 1 to
                     MotivePower's Amendment No. 1 on Form 8-A/A filed on October
                     23, 1997).
      4.6            Fifth Amendment to the Rights Agreement, dated June 2, 1999
                     (incorporated by reference to Exhibit 1 to MotivePower's
                     Amendment No. 1 on Form 8-A/A filed on June 3, 1999).
     *5.1            Opinion of Doepken Keevican & Weiss, as to the legality of the securities being registered.
     *8.1            Opinion of Sidley & Austin, as to certain United States
                     federal income tax consequences of the merger.
     *8.2            Opinion of Kirkland & Ellis, as to certain United States
                     federal income tax consequences of the merger.
    *10.1            MotivePower Stock Option Agreement (included as Annex B to the Joint Proxy Statement/Prospectus filed as part of this
                     Registration Statement).
    *10.2            Westinghouse Air Brake Stock Option Agreement (included as
                     Annex C to the Joint Proxy Statement/Prospectus filed as
                     part of this Registration Statement).
     21.1            Subsidiaries of the Registrant (incorporated by reference to
                     MotivePower's Annual Report on Form 10-K for the year ended
                     December 31, 1998).
    *23.1            Consent of Deloitte & Touche LLP.
    *23.2            Consent of Arthur Andersen LLP.
    *23.3            Consent of Doepken Keevican & Weiss (included in Exhibit 5.1 to this Registration Statement).
    *23.4            Consent of Sidley & Austin (included in Exhibit 8.1 to this
                     Registration Statement).
    *23.5            Consent of Kirkland & Ellis (included in Exhibit 8.2 to this
                     Registration Statement).
    *24.1            Powers of Attorney.
    *99.1            Form of proxy card to be mailed to MotivePower shareholders.
    *99.2            Form of proxy card to be mailed to Westinghouse Air Brake
                     shareholders.
    *99.3            Form of proxy card to be mailed to participants in the
                     Westinghouse Air Brake Company Employee Stock Ownership
                     Plan.
    *99.4            Notice to Participants in the Westinghouse Air Brake Company
                     Employee Stock Ownership Plan.
    *99.5            Notice to Participants in the Westinghouse Air Brake Company
                     RAC Voting Trust.
    *99.6            Consent of Robert S. Miller to be named as a nominee for
                     director of MotivePower.

    EXHIBIT
    NUMBER                                   DESCRIPTION                           PAGE NO.
    -------                                  -----------                           --------
    *99.7            Consent of James C. Huntington, Jr. to be named as nominee for director of MotivePower.
    +99.8            Consent of James V. Napier to be named as nominee for
                     director of MotivePower.
    *99.9            Consent of Kim G. Davis to be named as nominee for director of MotivePower.
    *99.10           Consent of William E. Kassling to be named as nominee for
                     director of MotivePower.
    *99.11           Consent of Gregory T. H. Davies to be named as nominee for director of MotivePower.
    *99.12           Consent of Emilio A. Fernandez to be named as nominee for
                     director of MotivePower.
    *99.13           Consent of James P. Kelley to be named as nominee for
                     director of MotivePower.

---------------

* Filed herewith.

+ To be filed by amendment.